UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
PRE-EFFECTIVE AMENDMENT NO. 5 TO
Form S-1
REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933
AMAIZING ENERGY HOLDING COMPANY, LLC
(Exact Name of Registrant as Specified in its Charter)

Iowa	2860	20-8163902
(State of Incorporation)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)
2404 West Highway 30, Denison, IA 51442
(712) 263-2676
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)
Sam Cogdill
2404 West Highway 30, Denison, IA 51442
(712) 263-2676
(Name, address, including zip code, and telephone number, including area code, of agent for service)
Copies of Communications to:
William E. Hanigan
Brown, Winick, Graves, Gross, Baskerville & Schoenebaum, P.L.C.
666 Grand Avenue, Suite 2000,
Des Moines, Iowa 50309-2510
(515) 242-2400
APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this Registration Statement is declared effective.
If any of the securities being registered on this form are being offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☑
If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. ☐
CALCULATION OF REGISTRATION FEE

Title of each class of
securities to be	Proposed maximum	Amount of
registered	aggregate offering price[1]	Registration Fees[2]
Membership Units	$300,000,000(1)	$9,210.00

     The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

[1]	Estimated solely for the purpose of calculating the registration fee under Rule 457(o) of the Securities Act of 1933.

[2]	Determined pursuant to Section 6(b) of the Securities Act of 1933 and Fee Rate Advisory #6 for Fiscal Year 2007, and Rule 457(o) of Regulation C.

Preliminary Prospectus, Dated October 29, 2007
The information in this prospectus is not complete and may be changed. Neither we nor the selling security holders may sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities. Neither we nor the selling security holders are soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted. Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy of this prospectus. Any representation to the contrary is a criminal offense.
Amaizing Energy Holding Company, LLC
an Iowa Limited Liability Company
[Effective Date]
     This is the initial public offering of our limited liability company membership units. We expect the public offering price to be between $1.40 and $1.90 per unit. Assuming a midpoint offering price of $1.65, we are offering a minimum of 24,242,425 and a maximum of 72,727,273 limited liability company membership units in Amaizing Energy Holding Company, LLC on a best efforts basis without the use of an underwriter. We anticipate that we will engage one or more registered broker-dealers to serve as placement agents for sales to retail and institutional investors in our offering. Our securities are not listed on any national securities exchange. No other public market currently exists for our membership units and we do not anticipate that a public market will develop for our membership units. The selling security holders are registering an additional 82,324,425 limited liability company membership units in Amaizing Energy Holding Company, LLC to provide each selling security holder the flexibility to distribute their membership units in Amaizing Energy Holding Company to their respective members. We will not receive any proceeds from the sale of our membership units by the selling security holders.

	Price to Public	Selling Commissions[2]	Proceeds to the Company
Per Unit	$1.40 – $1.90	$0.056 – $0.076	$1.40 – $1.90
Total Minimum	$40,000,000	$1,600,000	$40,000,000
Total Maximum	$120,000,000	$4,900,000	$120,000,000
     We intend to use our offering proceeds to develop, construct, and operate an ethanol plant near Atlantic, Iowa and to expand an existing ethanol plant in Denison, Iowa. We estimate the total project, including operating capital, will cost approximately $293,437,000. We expect to use debt financing to complete the project capitalization. The offering will end no later than [twelve months from the effective date of this registration statement]. If we sell the maximum number of units prior to [twelve month date], the offering will end on or about the date that we sell the maximum number of units. If we are unable to sell the minimum number of units prior to [twelve month date], the offering will terminate and we will return offering proceeds, including nominal interest, to investors. We may also end the offering any time after we sell the minimum number of units and prior to [twelve month date]. In addition, if we abandon the project for any reason prior to [twelve month date], we will terminate the offering and return offering proceeds, including nominal interest, to the investors. Proceeds from subscriptions for the units will be deposited in an interest-bearing escrow account and will not be released from the escrow account until specific conditions are satisfied.
These securities are speculative securities and involve a significant degree of risk. You should read this prospectus including the section entitled “RISK FACTORS” beginning on page 16. You should consider these risk factors before investing in us:
•	Inability to resell or dispose of the units;

•	Units are subject to restrictions on transfer imposed by our operating agreement, as well as applicable tax and securities law;

[2]	Based on the anticipated terms of our placement agency agreement with Smith Hayes Financial Services Corporation that we have executed and the placement agency agreement with William Blair & Company, LLC that we expect to execute, we will not incur sales commissions in excess of $4,900,000. Depending on the number of securities placed by either William Blair & Company, LLC or Smith Hayes Financial Services Corporation, the total sales commissions due to both placement agents may range from a minimum of $1,600,000 to $4,900,000. We anticipate that under the terms of our agreements with William Blair & Company, LLC and Smith Hayes Financial Services Corporation they will each be entitled to be reimbursed for certain expenses incurred in connection with the placement of our units.

ii

•	Affiliated investors or institutional investors may acquire enough units to influence the management of the company;

•	Volatility and uncertainty of commodity prices;

•	Changes in current legislation or regulations that affect the demand for ethanol;

•	Changes in ethanol supply and demand;

•	Our ability to compete effectively in the ethanol industry;

•	Our limited operating history;

•	The results of our hedging transactions;

•	Operational difficulties at our ethanol plants;

•	The adverse effect of environmental, health and safety laws, regulations and liabilities;

•	Disruptions to infrastructure or in the supply of raw materials;

•	The possibility that income allocations assigned to an investor’s units could result in taxable income greater than cash distributions on an investor’s units;

•	The restrictive covenants in our debt financing agreements; and

•	Our status as a holding company.

iii

Suitability of Investors
     Investing in the units offered hereby involves a high degree of risk. Due to the high degree of risk, you cannot invest in this offering unless you meet the following suitability tests, which vary depending on the state in which you reside as follows:
     For investors that reside in states other than Iowa, Kansas, and Nebraska, the following suitability standard applies:
(1)	You have annual income from whatever source of at least $45,000 and you have a net worth of at least $45,000 (exclusive of home, furnishings and automobiles); or (2) you have a net worth of at least $150,000 (exclusive of home, furnishings and automobiles).
     For Iowa investors the following suitability standard applies:

(2)	Iowa investors must have a net worth of $70,000 (exclusive of home, automobiles and furnishings) and annual income of $70,000 or, in the alternative, a net worth of $250,000 (exclusive of home, automobiles and furnishings).

     For Kansas investors the following suitability standard applies:
(3)	Kansas investors must have a net worth of $60,000 (exclusive of home, automobiles and furnishings) and annual income of $60,000 or, in the alternative, a net worth of $225,000 (exclusive of home, automobiles and furnishings).
     For Nebraska investors the following suitability standard applies:
(4)	Nebraska investors must have a net worth of $65,000 (exclusive of home, automobiles and furnishings) and annual income of $65,000 or, in the alternative, a net worth of $175,000 (exclusive of home automobiles, and furnishings).
     For married persons, the tests will be applied on a joint husband and wife basis regardless of whether the purchase is made by one spouse or the husband and wife jointly.
     Units will be sold only to persons that meet these and other specific suitability requirements. Even if you represent that you meet the required suitability standards, the board of directors reserves the right to reject any portion or all of your subscription for any reason, including if the board determines that the units are not a suitable investment for you. See “PLAN OF DISTRIBUTION — Suitability of Investors.”
     Each subscriber must make written representations to our company by completing the subscription agreement. In the subscription agreement, an investor must make representations to us concerning, among other things, that he, she or it has received our prospectus and any supplements, agrees to be bound by our operating agreement and acknowledges that the units are subject to significant transfer restrictions.
Industry and Market Data
     We obtained the industry, market and competitive position data used throughout this prospectus from our own research, studies conducted by third parties, independent industry associations or general publications and other publicly available information. The sources cited in this prospectus are widely available to the public. In particular, we have based much of our discussion of the ethanol industry, including government regulation relevant to the industry and forecasted growth in demand, on information published by the Renewable Fuels Association, the national trade association for the U.S. ethanol industry. Because the Renewable Fuels Association is a trade organization for the ethanol industry, it may present information in a manner that is more favorable to that industry than would be presented by an independent source. Amaizing Energy Holding Company, LLC is a member of the Renewable Fuels Association and the Iowa Renewable Fuels Association. Additionally, it supports the Iowa Corn Growers Association. Forecasts are particularly likely to be inaccurate, especially over long periods of time.
Ethanol Units
     All references in this prospectus to gallons of ethanol are to gallons of denatured ethanol. Denatured ethanol is blended with up to 5.0% denaturant, such as gasoline, to render it undrinkable and thus not subject to alcoholic beverage taxes.

PROSPECTUS SUMMARY
     This summary only highlights selected information from this prospectus and may not contain all of the information that is important to you. This prospectus includes information about the membership units we are offering as well as information regarding our business and detailed financial data. You should carefully read the entire prospectus, the financial statements, and attached exhibits before you decide whether to invest.
     Unless the context requires otherwise, the words “Amaizing Energy Holding Company”, “we”, “company”, “us” and “our” refer to Amaizing Energy Holding Company, LLC and its subsidiaries. We generally refer to our plants by their locations: the existing Denison plant in Denison, Iowa and the proposed Atlantic plant in Atlantic, Iowa.
The Company
     Amaizing Energy Holding Company, LLC was organized as an Iowa limited liability company on December 27, 2006. Our ownership interests are represented by membership interests, which are designated as units. Our principal address is 2404 West Highway 30, Denison, Iowa 51442. Our telephone number is 712-263-2676.
     We are currently operating a dry-mill corn processing ethanol plant in Denison, Iowa (referred to in this prospectus as the Denison plant). Additional process improvements have recently been completed at the Denison plant and it now has the capacity to run at a rate in excess of 55 million gallons per year. We intend to further expand the production capacity of the Denison plant by an additional 40 million gallons of nameplate capacity per year to bring its total production capacity to approximately 100 million gallons of ethanol per year. We also intend to construct and operate a 100 million gallon per year nameplate capacity dry-mill corn processing ethanol plant in Atlantic, Iowa (referred to in this prospectus as the Atlantic plant).
     Our Denison plant was previously owned and operated by Amaizing Energy, L.L.C. (sometimes referred to in this prospectus as Amaizing Energy). Amaizing Energy was an Iowa limited liability company organized on June 14, 2001 to own and operate a 40 million gallon per year nameplate capacity fuel-grade ethanol production plant near Denison, Iowa.
     Our Atlantic project was originally developed in February 2006 by the Cass County Ethanol steering committee. CassCo Amaizing Energy, LLC (referred to in this prospectus as CassCo Amaizing Energy) was an Iowa limited liability company formed on August 16, 2006, to develop, own and operate a 100 million gallon per year nameplate capacity fuel-grade ethanol production plant near Atlantic, Iowa.
     On January 31, 2007, Amaizing Energy Holding Company, LLC, Amaizing Energy, L.L.C., and CassCo Amaizing Energy, LLC entered into a merger agreement for the purpose of creating a holding company structure pursuant to which both Amaizing Energy, L.L.C. and CassCo Amaizing Energy, LLC would reorganize to become wholly owned subsidiaries of Amaizing Energy Holding Company, LLC. For a more detailed analysis of the reorganization and merger of these entities, see “CAPITALIZATION” and “DESCRIPTION OF BUSINESS — Effect of Reorganization and Merger.”
     Upon completion of the Atlantic plant and the Denison plant expansion, we will be capable of producing approximately 200 million gallons of ethanol per year.
The Offering

Minimum number of units offered by Amaizing Energy Holding Company, LLC	21,052,632 to 28,571,429 (depending on final offering price)

Maximum number of units offered by Amaizing Energy Holding Company, LLC	63,157,895 to 85,714,286 (depending on final offering price)

Maximum number of units offered by selling security holders	82,324,425

Purchase price per unit	$1.40 to $1.90

Minimum purchase amount	13,158 to 17,858 units ($25,000)

Additional purchases	2,632 to 3,572 units ($5,000)

Use of proceeds	The purpose of this offering is to raise equity to help fund the construction and start-up costs of our Atlantic, Iowa ethanol plant as well as the expansion costs of our Denison, Iowa ethanol plant.

Offering start date	We expect to start selling units as soon as possible following the declaration of effectiveness of this registration statement by the Securities and Exchange Commission.

Offering end date	The offering will end no later than [twelve month date]. If we sell the maximum number of units prior to the [twelve month date], the offering will end on or about the date that we sell the maximum number of units. We may also end the offering any time after we sell the minimum number of units and prior to [twelve month date]. In addition, if we abandon the project for any reason prior to [twelve month date], we will terminate the offering and return offering proceeds to investors.

Units issued and outstanding if minimum sold	128,921,437 to 136,440,225 units(1) (depending on final offering price)

Units issued and outstanding if maximum sold	171,026,700 to 193,583,091 units(1) (depending on final offering price)

Risk factors	See “Risk Factors” beginning on page 14 of this prospectus for a discussion of factors that you should carefully consider before deciding to invest in our units.

(1)	The number of membership units outstanding after this offering is based on approximately 107,868,805 units outstanding as of the date of this prospectus.
     In Nebraska, we will register as an Issuer-Dealer and will have registered Issuer-Dealer agents selling the offering.
Use of Proceeds
     If we are able to fully capitalize the project as described below, we will use the offering proceeds to build and operate a 100 million gallon per year dry-mill corn-processing ethanol manufacturing plant in Atlantic, Iowa and to expand our current ethanol plant in Denison, Iowa to increase its total annual production capacity to approximately 100 million gallons per year. If we only sell the minimum amount of membership units offered by this prospectus, our proceeds will first be used to finance the construction of our Atlantic plant and the expansion of the Denison plant will be delayed until additional funds can be raised. In such circumstances, however, there can be no assurance that we would ever raise the additional proceeds necessary to fund the expansion of our Denison plant.

	Minimum		Midpoint		Maximum
	Dollar		Dollar		Dollar
	Amount	Percent	Amount	Percent	Amount	Percent

Gross Offering Proceeds	$40,000,000	100.00%	$80,000,000	100.00%	$120,000,000	100.00%
Public Offering Expenses*:
Sales	1,600,000	4.00%	3,200,000	4.00%	4,900,000	4.08%
Organizational	664,000	1.66%	664,000	0.83%	664,000	0.55%

Sources of funds from the offering	37,736,000	94.34%	76,136,000	95.17%	114,436,000	95.36%

Additional Paid in Capital in Consideration of Build Slot	10,000,000		10,000,000		10,000,000
Additional Paid in Capital to Date	4,300,000		4,300,000		4,300,000
Existing Project Debt Financing	28,750,000		28,750,000		28,750,000
New Project Debt Financing	90,000,000		70,867,000		130,387,000
Cash Required from Operations	20,867,000		—		—

Total Sources of Funds	191,653,000	100.00%	190,053,000	100.00%	287,973,000	100.00%

Atlantic Plant Construction, Excluding Public Offering Expenses(1)	191,653,000	100.00%	190,053,000	100.00%	189,802,000	65.93%

	Minimum		Midpoint		Maximum
	Dollar		Dollar		Dollar
	Amount	Percent	Amount	Percent	Amount	Percent

Denison Plant Expansion, Excluding Public Offering Expenses(1)	—	0.00%			98,071,000	34.07%

Total Sources of Funds(1)	$191,653,000	100.00%	$190,053,000	100.00%	$287,873,000	100.00%

*	Public offering expenses differ depending on level of institutional funds.

(1)	Total capital required, including public offering expenses, is $193,917,000, for construction of the Atlantic plant, if we raise the Minimum Dollar Amount or the Midpoint Dollar Amount. If we are successful in raising the Maximum Dollar Amount, total capital required, including public offering expenses, is $293,437,000, for construction of both the Atlantic plant and the Denison plant expansion.
Our Anticipated Construction Schedule
     We have entered into non-binding letters of intent with Fagen, Inc. of Granite Falls, Minnesota for the design and construction of our proposed Atlantic ethanol plant. See “DESCRIPTION OF BUSINESS—Design-Build Team” for detailed information about our non-binding letters of intent with Fagen, Inc.
     Improvements to the existing Denison plant commenced in early 2007 and were completed in the summer of 2007. We have a second quarter 2008 construction slot with Fagen, Inc. for the expansion of the Denison plant, but we are seeking an earlier construction start date in the first half of 2008. The project will take 15 to 18 months to complete.
     Our letter of intent with Fagen, Inc. for the construction of the Atlantic plant provides for a May 2007 commencement date. However, we have an oral agreement with Fagen, Inc. to commence construction in the fourth quarter of 2007. Fagen, Inc. has agreed to commence work at the site in November 2007. We expect Fagen, Inc. to remain on site until December 2007, during which time it will do concrete work. We expect that the project will take 15 to 18 months to complete.
     The anticipated completion dates of our projects assume that we are able to complete the organization of our financing arrangements, including this offering and debt financing in less than 12 months after the effective date of this registration statement. If we are not able to complete the equity offering and arrange debt financing in less than 12 months after the effective date of our registration statement, our plants will likely not be constructed by their respective anticipated completion dates. If we only sell the minimum amount offered by this prospectus, our proceeds will first be used to finance the construction of our Atlantic plant and the expansion of the Denison plant will be delayed until additional funds can be raised. See “Use of Proceeds,” above, and “Our Financing Plan,” below Fagen, Inc.’s commitments to build other plants may also delay the construction and expansion of our ethanol plants and postpone our start-up dates. Except for our non-binding letters of intent with Fagen, Inc., we do not have any binding or non-binding agreements with any contractor or supplier for labor or materials necessary to construct and expand the plants.
Our Financing Plan
     We estimate the total project will cost approximately $293,437,000. We expect that the design and construction of the Atlantic plant will cost approximately $136,598,000, including $10,000,000 of additional paid in capital as consideration for the acquisition of our Fagen, Inc. construction timeslot, with additional start-up and development costs of approximately $57,319,000. We expect that the design and construction of the Denison plant expansion will cost approximately $65,768,000, with additional development costs of approximately $33,752,000. These are preliminary estimates based primarily upon our preliminary analysis, our experiences at our existing Denison plant, and the experience of Fagen Inc., our anticipated general contractor, in constructing plants similar to our projects. We expect our estimates to change as we continue to develop our projects. We expect to capitalize these projects using a combination of equity and debt. We intend to raise a minimum of $40,000,000 of new equity and a maximum of $120,000,000 of new equity through this offering. If we only raise the minimum amount, we will only be able to capitalize the Atlantic plant and we will need to obtain approximately $90,000,000 in additional project debt financing. As of the date of this prospectus, we have $28,750,000 of existing project financing that may be committed to the Atlantic plant (see “MANAGEMENT’S DISCUSSION AND ANALYSIS AND PLAN OF OPERATION—Financing Arrangements”), and have injected $14,300,000 of additional paid in capital from our existing membership during the original formation of the Atlantic plant, including the $10,000,000 attributable to additional paid in capital in consideration of our Fagen, Inc. build slot. In addition, if we raise the minimum of $40,000,000, we will be required to rely on an injection of cash into the Atlantic plant construction from our operating cash flow from our Denison plant of $20,867,000. As of June 30, 2007, we had cash on hand of approximately $16,284,000, and had $33,750,000 of cash availability to draw from our various loans with CoBank. If we raise the maximum amount, we will be able to capitalize both the Atlantic plant and the Denison plant expansion, and we will need to obtain approximately $130,387,000 in additional project debt financing, taking into consideration the existing $28,750,000 project financing commitment and the $14,300,000 of additional paid in capital. We anticipate that we will need to raise at least $120,000,000 in equity in this offering to be able to construct both projects. After accounting for the $28,750,000 existing project financing commitment and the $14,300,000 of additional paid in capital, this would require us to obtain additional debt financing of $130,387,000 in order to fully capitalize our total project cost of $293,437,000. See “MANAGEMENT’S DISCUSSION AND ANALYSIS AND PLAN OF OPERATION—Project Capitalization.” In the event that we raise more than the minimum aggregate offering amount of $40,000,000 but less than the $120,000,000 maximum, we may accept subscriptions in excess of $40,000,000 in order to fully capitalize the Atlantic project; all subscriptions exceeding this amount will be rejected and investors will receive a refund of their investment. We have not signed any commitment for additional project debt financing. Even though we must receive an additional project debt financing commitment as a condition of closing escrow, any agreement to obtain debt financing may not be fully negotiated when we close escrow. Therefore there is no assurance that such commitment will be received, or if it is received, that it will be on terms acceptable to us.
     Further, if we sell the aggregate minimum number of units prior to [one year from the effective date of this registration statement] and satisfy the other conditions of releasing funds from escrow, our receipt of a written debt financing commitment, we may decide to begin spending the equity proceeds to begin plant construction or for other project-related expenses. If, after we begin spending equity proceeds, we are unable to close the loan, we may have to seek another source of debt financing or abandon the project. If we decide to begin construction of the plant using all or part of the equity funds we raised while seeking another debt financing source, in the event of the company’s liquidation, investors would be entitled only to proceeds distributed ratably, meaning that investors could lose all or some fo their investment.
Membership in Amaizing Energy Holding Company and our Operating Agreement
     If you purchase 13,158 to 17,858 units ($25,000) (depending on the final offering price) or more of our units, you will become a member in Amaizing Energy Holding Company and your rights as a member will be governed by our operating agreement. Our operating agreement governs our company, our board of directors and our members. Each member will have one vote per unit owned. Members may vote on a limited number of issues, such as dissolving the company, amending the operating agreement and electing future directors.
     As a unitholder, you will have a capital account to which your contributions will be credited. We will increase or decrease your capital account based on your share of the Company’s profits or losses, respectively. Generally, we will allocate our profits and losses based upon the ratio each unitholder’s units bear to total units outstanding. Please see “DESCRIPTION OF MEMBERSHIP UNITS — Capital Accounts and Contributions” for a more detailed discussion of the capital accounts. If we accept your subscription and meet the conditions for releasing funds from escrow, your subscription will be credited to your capital account in accordance with our operating agreement and we will issue to you a membership unit certificate signifying the ownership of your membership units
     The transfer of units is restricted by our operating agreement to ensure that we are not deemed a “publicly traded partnership” and thus not taxed as a corporation. Generally, unless a transfer is permitted under our operating agreement or by operation of law, such as upon the death of a member, units cannot be transferred without the prior written approval of a majority of our directors, which will only permit transfers that fall within “safe harbors” contained in the publicly traded partnership rules under the Internal Revenue Code. Your investment in our company may never be liquid.
     We are treated as a partnership for federal income tax purposes. As such, we do not pay any federal income taxes at the company level and instead allocate net income to unitholders. Our unitholders must then include that income in their taxable income. This means that each unitholder must pay taxes upon the allocated shares of our income regardless of whether we make a distribution in that year. Our unitholders may be able to deduct their allocated share of any loss. However, this is subject to a number of rules that may restrict an investor’s ability to deduct the loss, including rules related to at-risk and passive losses and basis. Please see “SUMMARY OF OUR OPERATING AGREEMENT” and “FEDERAL TAX CONSEQUENCES OF OWNING OUR UNITS.”
Suitability of Investors
     Investing in the units offered hereby involves a high degree of risk. Due to the high degree of risk, you cannot invest in this offering unless you meet the following suitability tests, which vary depending on the state in which you reside as follows:
     For investors that reside in states other than Iowa ,Kansas, and Nebraska, the following suitability standard applies:

(1)	You have annual income from whatever source of at least $45,000 and you have a net worth of at least $45,000 exclusive of home, furnishings and automobiles; or (2) you have a net worth of at least $150,000 exclusive of home, furnishings and automobiles.
     For Iowa investors the following suitability standard applies:

(2)	Iowa investors must have a net worth of $70,000 (exclusive of home, automobiles and furnishings) and annual income of $70,000 or, in the alternative, a net worth of $250,000 (exclusive of home, automobiles and furnishings).

     For Kansas investors the following suitability standard applies:
(3)	Kansas investors must have a net worth of $60,000 (exclusive of home, automobiles and furnishings) and annual income of $60,000 or, in the alternative, a net worth of $225,000 (exclusive of home, automobiles and furnishings).
     For Nebraska investors the following suitability standard applies:
(4)	Nebraska investors must have a net worth of $65,000 (exclusive of home, automobiles and furnishings) and annual income of $65,000 or, in the alternative, a net worth of $175,000 (exclusive of home automobiles, and furnishings).
     For married persons, the tests will be applied on a joint husband and wife basis regardless of whether the purchase is made by one spouse or the husband and wife jointly.
     Units will be sold only to persons that meet these and other specific suitability requirements. Even if you represent that you meet the required suitability standards, the board of directors reserves the right to reject any portion or all of your subscription for any reason, including if the board determines that the units are not a suitable investment for you. See “PLAN OF DISTRIBUTION—Suitability of Investors.”
Subscription Period and Procedures
     The offering will end not later than [twelve months from the effective date of this registration statement]. If we sell the maximum number of units prior to [twelve months from the effective date], the offering will end on or about the date that we sell the maximum number of units. We may also end the offering any time after we sell the minimum number of units and prior to [twelve months from the effective date of this registration statement]. We may continue to offer any remaining units to reach the maximum number to be sold until the offering closes. In addition, if we abandon the project for any reason prior to [twelve months from the effective date of this registration statement], we will terminate the offering and return offering proceeds to investors, including nominal interest on your investment less fees. We reserve the right to cancel or modify the offering, and to reject subscriptions for units in whole or in part. Additionally, in our sole discretion, we may also determine that it is not necessary to sell all available units. If the offering is materially modified following your subscription for units, we will notify you in writing and will offer you the right to rescind your subscription and receive a refund of any portion of the purchase price previously paid, plus nominal interest. We do not intend to extend the offering beyond [twelve month date].
     Before purchasing any units, you must read and complete the subscription and signature page of our operating agreement, pay 10% of your total investment into our escrow account and sign a promissory note and security agreement for the remaining 90% balance of the purchase price.
     By executing the promissory note and security agreement, you are granting the company a purchase money security interest in all of the membership units of the company you own or acquire thereafter, including any units that were previously issued to you in the registered offering, or any units that you may acquire at a later date. This security interest secures your payment of the purchase price of the units that you are subscribing for. The company will only issue and sell units to you once the company has accepted your subscription agreement and the promissory note has been paid in full. You will have no rights in the units subscribed for until such conditions are satisfied. Prior to the time your promissory note is called, you will only have the contractual right to purchase units upon full payment of the purchase price and in accordance with the terms and conditions of the offering. Because you will not own the membership units for which you subscribe for until your obligations under the promissory note have been paid in full, the company will not be acquiring a security interest in the membership units that are the subject of the promissory note and subscription agreement. Under the terms of the promissory note and security agreement, you are required to pay the 90% balance of the purchase price in one lump sum without interest within 30 days following the call of our board of directors. If you fail to timely make such payment, the entire balance will be due and payable in full with interest at the rate of 12% per annum from the due date. Any amounts previously paid towards the purchase price of the units, including the initial 10% payment submitted with your subscription agreement, may be forfeited at the discretion of Amaizing Energy Holding Company. You will also be responsible for paying on demand all costs and expenses incurred to collect any indebtedness evidenced by the promissory note and security agreement, including reasonable attorneys’ fees.
     Once you have executed the subscription agreement, you will not be able to withdraw funds from escrow, sell or transfer your units or otherwise cancel the subscription agreement. Any time after we sell the minimum aggregate offering amount of $40,000,000, we may give written demand for payment and you will have 30 days to pay the balance of the purchase price. If you fail to pay the balance of the purchase price, you will forfeit your 10% cash deposit and you will not be entitled to any ownership interest in Amaizing Energy Holding Company. If we satisfy the conditions necessary to break our first and second escrow, including acquiring the minimum offering amount, prior to receiving your initial subscription, then you must pay the full purchase price at the time of subscription for the total number of units you wish to purchase. See “PLAN OF DISRIBUTION—Subscription Period” and “PLAN OF DISTRIBUTION—Subscription Procedures.”
Escrow Procedures
     Proceeds from subscriptions for the units will be deposited in one of our two interest-bearing escrow accounts that we plan to establish with a banking institution. We do not yet have definitive escrow agreements with any banking institution but we have identified possible escrow banks and we expect to enter into our escrow agreements with a banking institution in the near future.
     We expect that we will release funds from the first escrow account once the following specific conditions are satisfied: (1) cash proceeds from unit sales deposited in the escrow account equal or exceed the minimum offering amount of $40,000,000, exclusive of interest; (2) we elect, in writing, to terminate the escrow agreement; (3) an affidavit prepared by our escrow agent has been sent to the states in which we have registered units stating that the conditions set out in (1) and (2) have been met; (4) our receipt of a written debt financing commitment for the financing of construction of the Atlantic plant; and (5) in each state in which consent is required, the state securities commissioners have consented to release of the funds on deposit. See “PLAN OF DISTRIBUTION—Escrow Procedures” for a more detailed discussion of these conditions.
     Our second escrow account will be activated by the termination of our first escrow account in accordance with the above described conditions. We expect to release funds from the second escrow account once the following specific conditions are satisfied: (1) cash proceeds from unit sales deposited in the escrow account equal or exceed $50,000,000, exclusive of interest; (2) we elect, in writing, to terminate the escrow agreement; (3) an affidavit prepared by our escrow agent has been sent to the states in which we have registered units stating that the conditions set out in (1) and (2) have been met; (4) our receipt of a written debt financing commitment for the financing of construction of the Denison expansion; and (5) in each state in which consent is required, the state securities commissioners have consented to release of the funds on deposit. See “PLAN OF DISTRIBUTION—Escrow Procedures” for a more detailed discussion of these conditions.
     In the event the conditions to releasing funds from the two escrow accounts are not met by [twelve month date], the escrow agent will return to each of the subscribers, as promptly as possible after such termination date and on the basis of its records pertaining to the escrow accounts: (i) the sum which each subscriber initially paid in on account of purchases of the units in the offering and (ii) each subscriber’s portion of the total interest earned on the escrow accounts as of the termination date.
     In the event that we sell the aggregate minimum number of units and satisfy the other conditions for releasing funds from both escrow accounts, including the receipt of the written commitments for debt financing, we may decide to begin spending the equity proceeds to begin plant construction or for other project-related expenses. If we are subsequently unable to close on the necessary debt financings, we may have to seek other debt financing sources or abandon the projects. If that happens, you would not be entitled to a refund of your investment; rather you would only be entitled to the proceeds distributed ratably in the event of the company’s liquidation. Therefore, you could lose some or all of your investment.
Our Products
We currently operate one 55 million gallon per year ethanol plant in Denison, Iowa, which commenced operations on September 11, 2005. We have completed process improvements at the Denison plant; currently it has the capacity to run at a rate in excess of 55 mgpy.

     We are also in the process of developing a 100 million gallon per year ethanol plant in Atlantic, Iowa, construction of which began in Summer 2007.
     In addition, if we raise sufficient capital in this offering, we plan to expand the Denison plant to total production capacity of approximately 100 million gallons per year. We will first allocate proceeds of this offering to the construction of the Atlantic plant. Accordingly, if we only raise the minimum aggregate offering amount of $40,000,000, we will only be able to capitalize the Atlantic plant, and the Denison plant expansion will be put on hold until sufficient capital can be raised at a later date. If we raise the maximum of approximately $120,000,000 in this offering, then we expect to be able to capitalize both the Atlantic plant and the Denison plant expansion.
     If we are able to capitalize both the Atlantic plant and the Denison plant expansion from the proceeds of this offering, we will own and operate two ethanol plants with a combined production capacity of approximately 200 million gallons of ethanol per year.
     The company’s revenues will be mainly derived from the sale of ethanol. Amaizing Energy Denison, LLC has engaged Provista Renewable Fuels Marketing, LLC (Provista) to market all of the ethanol produced at the Denison plant. We also intend to engage Provista as our marketer for the ethanol produced at our Atlantic plant.
     The principal co-product of the ethanol production process is distillers grains, a high protein, high-energy animal feed supplement primarily marketed to the dairy and beef industry. We have engaged United Bio Energy Ingredients, LLC (“UBE”) to market the distillers grains produced at the Denison plant. For more information, please see “DESCRIPTION OF BUSINESS — Co-Products.”
     Another co-product of the ethanol production process is carbon dioxide. We do not currently sell the carbon dioxide produced at our Denison plant. However, we intend to explore opportunities to create value for the carbon dioxide produced at our existing plant in Denison and our future plant in Atlantic. The sale of carbon dioxide, if any, will likely represent a small portion of the company’s sales and revenues. However, if we determine that it is feasible to profitably capture and sell the carbon dioxide produced at our plants, we may enter into a marketing agreement with a carbon dioxide marketer.
     We are also exploring the possibility of partnering with a firm that would assist us in monitoring and reducing emissions of carbon dioxide and other green house gases created by the use of our inputs and our products. This firm would assist us in applying for the issuance of carbon financial instruments which could then be traded on the Chicago Climate Exchange. While we have not yet decided to enter into such an agreement, we are considering carbon credits as a potential source of additional revenue.
Our Services
     We are dedicated to operating fuel-grade ethanol manufacturing operations that add value to existing corn production in the regional market. Through partnerships with local farmers, cattle feeders and area businesses, we intend to spur economic growth and increase profitability in the local communities surrounding our plant operations. Environmental safety is one of our top concerns. We actively promote the replacement of environmentally dangerous fuel oxygenates such as methyl tertiary butyl ether (MTBE) with fuel ethanol to improve the quality of life of our investors, our employees and our families.
     The following table sets forth a summary of the main characteristics of our existing ethanol plant in Denison, Iowa as of September 1, 2007:

In operation
Location	Denison, Iowa
Production Start Date	September 11, 2005
Nameplate Capacity	40 mmgy(1)
Current Ethanol Production	55 mmgy(1)(2)

(1)	Million gallons per year

(2)	We have completed process improvements at the Denison plant and it now has a run rate in excess of 55 mgpy.
     We currently have two planned projects that are either in the planning or development stage. The following table sets forth a summary of these proposed projects:

Total in development
	Plant in development	Expansion in development	and expansion
Location	Atlantic, Iowa	Denison, Iowa

Ethanol Production Capacity	Nameplate 100 mmgy(1)	Nameplate 40 mmgy(1) (Total post-expansion site production capacity of approximately 100 mmgy(1))	140 mmgy(1)

Expected Fagen Construction Start Date	4th Quarter 2007	2nd Quarter 2008

Expected Fagen Construction Completion Date	3rd Quarter 2009	4th Quarter 2009

(1)	Million gallons per year
Competitive Strengths
We believe that we have the following competitive strengths:
•	Advantageous logistics, infrastructure and capabilities. Due to the proximity of each of the Atlantic plant and Denison plant sites to national rail networks, we anticipate that we will ship a large portion of our products to market via rail. This may reduce our transportation costs for shipping our products to the markets.
•	Proximity to grain supply. Due to the proximity of the Atlantic plant and Denison plant sites to local grain supplies, we anticipate that we will be able to source grain more effectively than other plants.
•	Technology Provider. We anticipate that we will use ICM process technology in the construction and expansion of our plants. We believe that utilizing ICM technology will provide our ethanol production plants with the most reliable ethanol production process technology on the market. This reliability may translate into greater stability in our cash flows.
Business Strategy
Key elements of our business strategy include:

•	Grow operations to achieve 200 million gallons of annual production capacity by 2009. Construction of our Atlantic plant has commenced and Fagen, Inc. is scheduled to begin working at the site in the fourth quarter of 2007. We currently have a construction slot with Fagen, Inc. for the expansion of the Denison plant in the second quarter of 2008, although we are working to accelerate the commencement date. The Atlantic project will take approximately 15 to 18 months to complete and the Denison project will take approximately 15 to 18 months to complete. Therefore, we believe that we can achieve approximately 200 million gallons of ethanol production capacity by 2009.

•	Pursue selective acquisitions. Our industry is highly fragmented with a significant number of producers that operate only one plant and may not have the financial or management resources required to grow their businesses. We will seek to acquire smaller producers that meet our operational and financial criteria for acquisitions.
•	Pursue low-cost operations strategy. We believe we are positioned to become one of the lowest cost producers of ethanol due to our expected large scale, state-of-the-art technology and management expertise. We believe that our plants are strategically sited near natural gas lines and abundant corn supplies with comprehensive access to the on-road and rail transportation infrastructure, reducing our transportation costs and diversifying our corn supply. We intend to use Fagen, Inc. construction and the latest ICM design technology, which we believe delivers higher corn-to-ethanol conversion yields compared to some older plants.
•	Capitalize on ethanol marketing advantages. We believe our production scale, our access to national rail networks and destination markets and our ability to ship unit trains in the future will provide us with a competitive advantage when marketing our ethanol.

•	Employ strategic risk mitigation techniques. We analyze and employ risk mitigation techniques in order to limit our exposure to commodity price fluctuations. These include attempting to match contracted sales of ethanol with proportionate purchases of corn supply requirements and forward purchases of natural gas.
Ethanol Industry
     In North America, ethanol is produced mainly from corn and is primarily used as a gasoline fuel additive to increase gasoline’s octane rating. A higher octane rating will generally cause high-performance engines to run more smoothly. It is also being increasingly used as a blendstock. As a gasoline blendstock, ethanol functions as an octane enhancer, which helps high-performance engines run more smoothly. It also functions as a clean air additive and a fuel extender. Ethanol is also a primary blendstock for the emerging E85 fuel, which consists of up to 85% ethanol and at least 15% conventional gasoline. E85 fuel can be consumed by the approximately six million flexible fuel vehicles estimated to be on the road in the United States. A flexible fuel vehicle is an automobile that can run on conventional gasoline and gasoline with varying levels of ethanol, like E85.
     We believe the ethanol industry will continue to grow as a result of the following factors:
•	Favorable production economics relative to gasoline. We believe that ethanol currently represents an economically attractive source of fuel because the costs incurred by ethanol producers in producing a gallon of ethanol are now significantly lower than the costs incurred by refiners to produce a gallon of gasoline.
•	Phase-out of MTBE. Before 2003, ethanol was used primarily as a fuel extender and octane enhancer, predominantly in states located in the Midwest. In recent years, as a result of health and environmental concerns, more than half of the states, including California, New York and Connecticut, which consumed more than 50% of the methyl tertiary butyl ether, or MTBE, produced in the United States, have banned or significantly limited the use of MTBE (Department of Energy, Energy Information Administration (“EIA”), “A Primer on Gasoline Prices,” May 2006). Product liability concerns regarding MTBE increased following the passage of the Energy Policy Act in 2005, which did not contain limitations on product liability claims relating to MTBE use. Consequently, refiners were expected to phase out two billion gallons of MTBE per year. This was expected to create additional demand for ethanol, as it was the most likely substitute for MTBE due to its favorable production economics, high octane rating and clean-burning characteristics.
•	Blending benefits. Ethanol has an octane rating of 113 and is added to the blendstock to raise the octane level from gasoline’s base level. Ethanol can also be used as a gasoline substitute to increase the fuel supply.
•	Shortage of domestic petroleum refining capacity. According to the EIA, while domestic refining capacity decreased approximately 4% from 1980 to 2005, domestic demand increased 21% over the same period. The EIA expects growth in refining capacity to average 1.3% per year until 2025, with demand for refined petroleum products to grow at 1.5% per year over the same period. By adding ethanol to gasoline fuel stock, refiners are able to increase the volume of fuel available for sale, and therefore produce more fuel from a barrel of oil and expand their ability to meet consumer demand. We believe that increased pressure on domestic fuel refining capacity will result in greater demand for ethanol.
•	Favorable tax treatment. Ethanol’s favorable production economics are further enhanced as a result of a federal tax credit amounting to $0.051 per gallon of gasoline at a 10% blend that is received by refiners for blending ethanol into their fuels.
•	Federally mandated renewable fuel usage. Adopted as part of the Energy Policy Act, the Renewable Fuels Standard, or RFS, established minimum nationwide levels of renewable fuels to be included in gasoline. Although the RFS should increase demand for ethanol in the long term, we believe the actual use of ethanol and other renewable fuels has surpassed the mandated requirements, especially in the early years of implementation of the RFS.
•	Geopolitical concerns with reliance on imported fuels. According to the EIA’s Annual Energy Outlook 2007, crude oil imports are expected to rise from 60% of the U.S. crude oil supply in 2005 to 67% by 2030. Political unrest and attacks on oil infrastructure in the major oil producing nations, particularly those located in the Middle East, have added a “risk premium” to world oil prices. At the same time, developing nations such as China and India are increasing their demand for oil. Ethanol, a domestic renewable source of energy, is reducing U.S. dependence on foreign oil.

Summary Historical Financial Data
     Set forth below is a summary of historical unaudited and audited consolidated financial data for Amaizing Energy Holding Company, LLC and its subsidiaries (formerly known as the pre-merger entities of Amaizing Energy, L.L.C. and CassCo Amaizing Energy, LLC) as of and for the three and nine months ended June 30, 2007 and 2006 and the years ended September 30, 2006, 2005, 2004, 2003 and 2002 respectively. We have combined these entities for reporting purposes. The unaudited consolidated financial data includes the three and nine months of operating activity of our subsidiaries. Amaizing Energy, L.L.C. was the only entity in existence prior to 2006. The consolidated financial statements for September 30, 2006, and the year then ended consist of the pre-merger entities of Amaizing Energy, L.L.C. and its affiliate CassCo Amaizing Energy, LLC. These companies were reorganized into wholly-owned subsidiaries of Amaizing Energy Holding Company, LLC. As required under Statement of Financial Accounting Standards (SFAS) No. 141 Business Combinations (as amended), since Amaizing Energy, L.L.C. and CassCo Amaizing Energy, LLC were under common control, the merger of these previously separate companies has been treated in a manner similar to the pooling method. Accordingly, the financial statements as of September 30, 2006, were restated to furnish comparative information. We derived the summary historical financial data from our unaudited and audited consolidated financial statements included as a part of this prospectus. The unaudited information was prepared on a basis consistent with that used in preparing our audited financial statements and includes all adjustments, consisting of normal and recurring items, that we consider necessary for a fair presentation of the financial position and results of operations for the unaudited period. The results of the interim periods ended June 30, 2007 and 2006 are not necessarily indicative of the results that may be expected for any other interim period or for the full fiscal year, and the historical results set forth below do not necessarily indicate results expected for any future period.
     The following tables additionally contain selected historical financial data for Amaizing Energy, L.L.C., the predecessor to Amaizing Energy Denison, LLC, for the periods presented below. Amaizing Energy, L.L.C. was the only entity in existence prior to 2006.
     You should read the data set forth below in conjunction with our consolidated financial statements and the related notes thereto, “Management’s Discussion and Analysis and Plan of Operations,” “Capitalization,” “Selected Financial Data,” “Certain Relationships and Related Transactions” and other financial information included elsewhere in this prospectus.

	Three Months	Three Months	Nine Months	Nine Months
	Ended	Ended	Ended	Ended
	June 30, 2007	June 30, 2006	June 30, 2007	June 30, 2006
	(unaudited)	(unaudited)	(unaudited)	(unaudited)
Income Statement Data:
Revenues	$32,575,055	$27,907,770	$99,337,259	$72,689,962
Cost of Good Sold	26,814,492	17,914,018	67,088,352	52,308,375

Gross Margin	5,760,563	9,993,752	32,248,907	20,381,587
Operating Expenses	901,388	615,705	3,259,934	1,556,765

Operating Income (Loss)	4,859,175	9,378,047	28,988,973	18,824,822
Other Income	(194,146)	3,072,337	3,912,501	1,622,977

Net Income (Loss)	$4,665,029	$12,450,384	$32,901,474	$20,447,799

Net Income (Loss) Per Unit	$0.04	$0.12	$0.31	$0.19

		Amaizing Energy, L.L.C.*
	Year Ended	Year Ended	Year Ended	Year Ended	Year Ended
	September 30,	September 30,	September 30,	September 30,	September 30,
	2006	2005	2004	2003	2002
	(audited)	(audited)	(audited)	(unaudited)	(unaudited)
Income Statement Data:
Revenues	$99,013,502	$6,278,337	$—	$—	$—
Cost of Good Sold	69,578,082	6,189,794	—	—	—

Gross Margin	29,435,420	88,543	—	—	—
Operating Expenses	2,294,451	668,066	330,109	330,048	3,089

Operating Income (Loss)	27,140,969	(579,523)	(330,109)	(330,048)	(3,089)
Other Income	2,548,145	323,590	108,619	51,545	—

Net Income (Loss)	$29,689,114	$(255,933)	$(221,490)	$(278,503)	$(3,089)

Net Income (Loss) Per Unit	$0.28	$(0.02)	$(0.02)	$(0.02)	$(0.01)

			Amaizing Energy, L.L.C.*
	June 30,	September	September	September	September	September
	2007	30, 2006	30, 2005	30, 2004	30, 2003	30, 2002
	(unaudited)	(audited)	(audited)	(audited)	(unaudited)	(unaudited)
Balance Sheet Data:
Current assets
Cash and cash equivalents	$16,283,853	$11,446,016	$474,908	$15,558,797	$289	$325,108
Receivables	5,142,357	6,477,146	1,961,792	15,000	—	—
Inventories	9,742,886	3,306,094	5,388,243	—	—	—
Derivative instruments	8,572,730	2,276,611	930,380	—	—	—
Prepaid expenses	678,306	119,140	94,929	11,837	11,514	—

Total current assets	40,420,132	23,625,007	8,850,250	15,585,634	11,803	325,108

Property and Equipment	73,395,659	67,661,793	53,923,398	14,524,613	193,707	33,091
Less accumulated depreciation	(8,655,696)	(4,759,919)	(460,509)	(10,407)	(2,892)	—

Net property and equipment	64,739,963	62,901,874	53,462,889	14,514,206	190,815	33,091

Other Assets	12,113,074	11,441,433	417,038	20,000	—	—

Total Assets	$117,273,169	$97,968,314	$62,730,179	$30,119,840	$202,618	$358,199

Liabilities and Members’ Equity:
Current Liabilities
Current maturities of long-term debt	$81,697	$9,583,175	$1,226,439	$—	$—	$—
Accounts payable	9,098,536	7,921,918	2,377,966	1,641,969	2,146	—
Accrued expenses	4,625	523,245	303,546	3,302	1,776	—
Note payable	311,488	—	1,600,000	—	119,000	—

Total current liabilities	9,496,346	18,028,338	5,507,951	1,645,271	122,922	—

Long-Term Debt, net of current maturities	21,530,799	13,897,226	29,003,592	—	—	—

Total Members’ Equity	86,246,044	66,042,750	28,218,636	28,474,569	79,696	358,199

Total Liabilities and Members’ Equity	$117,273,169	$97,968,314	$62,730,179	$30,119,840	$202,618	$358,199

*	During these periods the only entity in existence was Amaizing Energy, L.L.C.

IMPORTANT NOTICES TO INVESTORS
     This prospectus does not constitute an offer to sell or the solicitation of an offer to purchase any securities in any jurisdiction in which, or to any person whom, it would be unlawful to do so.
     Investing in our units involves significant risk. Please see “RISK FACTORS” beginning on page 14 to read about important risks you should consider before purchasing units in Amaizing Energy Holding Company, LLC. These risks include, but are not limited to, the following:
•	Our board of directors has significant discretion as to the use of proceeds in this offering and may choose to use the proceeds in a manner that differs from the manner in which certain of our members would choose to use the proceeds from this offering;

•	Cash distributions depend upon our future financial and operational performance and will be affected by debt covenants, reserves and operating expenditures;

•	Our future plant operations are subject to construction risks;

•	Our operations are subject to fluctuations in the prices of grain, utilities and ethanol, which are affected by various factors and may cause us to delay or abandon the projects;

•	Conflicts of interest may arise in the future between us, our members, our directors and the companies upon which we will depend;

•	The units are subject to a number of transfer restrictions and no public market exists for our units and none is expected to develop;

•	Members’ voting rights are limited and we are managed by a board of directors and officers; and

•	We may elect to modify, terminate or abandon the offering prior to receiving sufficient funds to fully capitalize the development of the Atlantic project and/or the expansion of the Denison project.
     No representations or warranties of any kind are intended or should be inferred with respect to economic returns or tax benefits of any kind that may accrue to the investors of the securities.
     In making an investment decision, investors must rely upon their own examination of the entity creating the securities and the terms of the offering, including the merits and risks involved. There is no public market for the resale of the units in the foreseeable future. Furthermore, securities and tax laws and our operating agreement place substantial restrictions on the transferability of the units. Investors should be aware that they will be required to bear the financial risks of this investment for an indefinite period of time.
     During the course of the offering of the units and prior to the sale of the units, each prospective purchaser and his or her representatives, if any, are invited to ask questions of, and obtain additional information from, our representatives concerning the information contained in this registration statement. Prospective purchasers or representatives having questions about the information contained in this registration statement should contact us at (712) 263-2676, or at our business address: Amaizing Energy Holding Company, LLC, 2404 West Highway 30, Denison, Iowa 51442. You may also contact any of the following directors and officers at the phone numbers listed below.

Name	Position	Phone number
Sam Cogdill	Chairman & CEO	712-269-2234
Al Jentz	President and General Manager	712-263-2676
Becky Constant	Vice President & Director	712-566-2579
Bill Hammitt	Treasurer & Director	712-743-2974
Nick Cleveland	Secretary & Director	712-647-2631
Connie Jensen	Chief Financial Officer	712-263-5413
Craig Brodersen	Director	712-678-3723
Dr. Mark A. Edelman	Director	515-298-1871
Chuck Edwards	Director	712-243-2244
Eugene Gochenour	Director	712-648-2562
Steve Myers	Director	605-696-3100
Garry Pellett	Director	712-243-3582
Bill Preston	Director	402-330-2274
Dave Reinhart	Director	515-523-1772
David Reisz	Director	712-263-2783
Tom Smith	Director	402-437-1026
Don Sonntag	Director	712-249-1906
Dave Stevens	Director	712-647-2727
Dave VanderGriend	Director	316-977-6543
RISK FACTORS
     The purchase of units involves substantial risks and the investment is suitable only for persons with the financial capacity to make and hold long-term investments not readily converted into cash. Investors must, therefore, have adequate means of providing for their current and future needs and personal contingencies. Prospective purchasers of the units should carefully consider the risk factors set forth below, as well as the other information appearing in this prospectus, before making any investment in the units, and investors should understand that there is a possibility that they could lose their entire investment in us.
Risks Related to the Offering
The minimum offering amount will not enable us to undertake both of the projects discussed in this prospectus.
     We anticipate using the funds raised in this offering to expand the Denison plant and construct the Atlantic plant. Based on our business plan and current construction cost estimates, we believe we will need to raise approximately $293,437,000 in both debt and equity for construction of the Denison plant expansion and for construction and start-up expenses relating to the Atlantic plant. We will need to raise at least $40,000,000 of new equity in this offering in order to release funds from escrow, which we anticipate will permit us to incur debt financing to complete construction of the Atlantic project. We anticipate that we will need to raise a maximum of $120,000,000 in this offering and obtain additional debt financing of $130,387,000 in order to fund both projects. There is a risk that we may not be able to sell sufficient units in this offering to raise the equity capital portion of the financing necessary to undertake the construction and start-up of the Atlantic plant and expand the Denison plant or to raise sufficient funds to undertake the construction and start-up of the Atlantic plant.
We are not experienced in selling securities and this could result in the failure of this offering.
     We are selling our securities in this offering through our directors and officers on a “best efforts” basis. The majority of our directors and officers have little or no experience in selling securities. See biographies of our directors and officers under “DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS, and CONTROL PERSONS.” This lack of experience could adversely impact our ability to sell the number of securities necessary to raise the minimum amount of equity in this offering for our projects to proceed. We have no firm commitment from any prospective buyer to purchase our units and there can be no assurance that the offering will be successful. If we are unsuccessful in selling the minimum aggregate offering amount by [twelve months from the effective date of this registration statement], we will be required to return your investment.
Our directors have other commitments that may hinder the success of this offering.
     Our directors have significant responsibilities in their primary occupations in addition to trying to raise capital, which may hinder their ability to sell the number of securities necessary to meet our minimum aggregate offering amount.
We may decide to begin spending equity proceeds of this offering to begin plant construction before we close on the necessary debt financing.
     In the event that we sell the aggregate minimum number of units and satisfy the other conditions for releasing funds from escrow, including the receipt of a written commitment for debt financing, we may decide to begin spending the equity proceeds to begin plant construction or for other project related expenses. Even though we must receive a debt financing commitment as a condition of closing escrow, the agreements to obtain debt financing may not be fully negotiated when we close escrow. There is no assurance that such commitment will be received, or if it is received, that it will be on terms acceptable to us. If we are subsequently unable to close on the necessary debt financing, we may have to seek another debt financing source or abandon the project. If that happens, you would not be entitled to a refund of your investment; rather, you would only be entitled to the proceeds distributed ratably in the event of Amaizing Energy Holding Company’s liquidation. This could cause you to lose some or all of your investment.
Proceeds of this offering are subject to promissory notes due after the minimum offering amount has been reached and investors unable to pay the 90% balance on their investment may have to forfeit their 10% cash deposit.
     As much as 90% of the total offering proceeds of this offering could be subject to promissory notes that may not be due until after the offering is closed. If we sell the minimum number of units by [twelve month date], we will be able to break escrow without closing the offering. We may call the balance at any time after we sell the minimum aggregate offering amount of $40,000,000. Investors will thereafter have 30 days in which to pay the balance of the promissory note. Nonetheless, we will not be able to release funds from escrow until the notes are paid off, the cash proceeds in escrow equal or exceed $40,000,000, we have received a commitment for debt financing, and all other conditions for releasing funds from escrow have been satisfied.

     The success of our offering will depend on the investors’ ability to pay the outstanding balances on these promissory notes. We may choose to wait to call for payment on the notes for a variety of reasons related to construction and development of the project. The following non-exclusive list of reasons may cause us to delay the call for payment: it may take longer than expected to obtain the necessary debt financing commitment; if our contractor, Fagen, Inc., is unable to begin construction as expected because of other commitments; or if weather events cause us to delay commencement of construction. In the event of these or other delays, we may not begin construction as scheduled in our timeline, in which case we may not begin production of ethanol as scheduled, which may reduce our profitability. Under the terms of the offering, we may wait until the first day of the eleventh month after the effective date of this prospectus to call the balance. Because the promissory note becomes due within thirty (30) days after the subscriber’s receipt of written notice from Amaizing Energy Holding Company, this means that we will have received the total amount due under the promissory notes necessary to achieve the minimum offering amount, if at all, by the [twelve month date]. If we wait to call the balance on the notes for a significant period of time after we sell the minimum, the risk of nonpayment on the notes may increase.
     By executing a promissory note, you are granting the company a purchase money security interest in all of the membership units of the company you presently own or later acquire, including any units that were previously issued to you in the registered offering, or any units that you may acquire at a later date. The security interest secures your payment of the purchase price of the units that you are subscribing for. The company’s membership units will only be issued and sold to an investor once the company has accepted the investor’s subscription and the investor’s promissory note has been paid in full. You will have no rights in the units until such conditions are satisfied. Prior to the time the notes are called, investors will only have the contractual right to purchase units upon full payment of the purchase price and in accordance with the terms and conditions of the offering.
Investment in our units involves a high level of risk which may be significantly increased if you borrow funds in order to invest.
     In the event you choose to borrow funds to purchase units in Amaizing Energy Holding Company, LLC, you should be aware that your investment risk may significantly increase due to the fact that your investment plus the cost of borrowing funds will be at risk. There is no assurance that you will receive cash distributions with which to service the debt obligation. In addition, you may have income tax liability associated with your investment without any cash distribution, which may require use of your personal funds.
Risks Related to Our Units
We have received an independent valuation of our units; however, there can be no guarantee that the valuation is accurate.
     There is no established public trading market for our membership units and an active trading market will not develop despite this offering. On January 31, 2007, we consummated a reorganization and merger resulting in the formation of Amaizing Energy Holding Company. See “DESCRIPTION OF BUSINESS — EFFECT OF THE REORGANIZATION AND MERGER” for more detailed discussion of the reorganization and merger. The Board of Directors set the conversion ratios for the respective merger parties based on a $2.00 per membership unit price. We entered into an agreement with Business Capital Corporation (BCC) to complete a fair market valuation analysis of our company. Under the agreement, BCC provided its conclusions of the fair market value of our membership units as of March 31, 2007. We anticipate BCC will provide us periodic updated valuation as needed. There is no guarantee, however, that the valuation of our membership units is accurate or that our membership units will have a value equal to or greater than the offering price.
We have placed significant restrictions on transferability of the units, limiting an investor’s ability to withdraw from the company.
     The units are subject to substantial transfer restrictions pursuant to our operating agreement. In addition, state and federal securities laws may restrict transfers of the units. As a result, you may not be able to liquidate your investment in the units and, therefore, may be required to assume the risks of investment in us for an indefinite period of time, which may be the life of our company. We have not developed an exit strategy at this point and do not intend to pursue an exit at this time.
     To maintain partnership tax status, we cannot be a publicly traded partnership under Section 7704 of the Internal Revenue Code. Section 7704 provides that a partnership will be classified as a publicly traded partnership and will be taxed as a corporation if its interests are:
•	Traded on an established securities market; or

•	Readily tradable on a secondary market or the substantial equivalent.

     To help ensure that a secondary market does not develop, our operating agreement prohibits transfers without the approval of our board of directors. See “SUMMARY OF OUR OPERATING AGREEMENT.” The board of directors will not approve transfers unless they fall within “safe harbors” contained in the publicly-traded partnership rules under the Internal Revenue Code. See “DESCRIPTION OF MEMBERSHIP UNITS — Restrictions on Transfer of Units.”
There is no assurance that an investor will receive cash distributions, which could result in an investor receiving little or no return on his or her investment.
     Distributions are payable at the sole discretion of our board of directors, subject to the provisions of the Iowa Limited Liability Company Act, our operating agreement and the requirements of our creditors. We do not know the amount of cash that we will generate, if any, once we begin operations of both plants. Cash distributions are not assured, and we may never be in a position to make distributions. It is our intent to pursue cash distributions as cash permits and as our senior lender and bank financing allow. See “DESCRIPTION OF MEMBERSHIP UNITS.” Our board may elect to retain future profits to provide operational financing for the plant, debt retirement and possible plant expansion. We may also construct additional ethanol plants. This means that you may receive little or no return on your investment and be unable to liquidate your investment due to transfer restrictions and lack of a public trading market. In the event we build additional ethanol plants, and if those plants are less profitable than the Denison or Atlantic plant, it may have a negative effect on the value of your investment. This could result in the loss of your entire investment.
Unit holders will be required to report their distributive share of our tax attributes on their personal income tax return, regardless of whether we make cash distributions during the taxable year.
     The company is organized as a limited liability company, which is generally considered a “pass through” entity for tax purposes, meaning the entity’s income and losses will pass through to the individual unit holders of the company. As a unit holder, for each taxable year ended, you will be required to report on your own income tax return your distributive share of our income, gains, losses and deductions regardless of whether you receive any cash distributions. It is possible that you may not receive distributions sufficient to pay the tax liability attributable to you, and you may be forced to pay tax liabilities out of your personal funds.
     Unit holders should be aware that owning units will likely be treated as a “passive activity.” A unit holder’s share of any loss incurred by the company will be deductible only against income or gains from other passive activities. Passive activity losses may be carried forward and used as an offset to passive activity income in future years. If a unit holder borrows money to purchase units, the related interest expense may not be deductible because it must be aggregated with other items of income and loss from passive activities and subjected to the passive activity loss limitation.
These units will be subordinate to company debts and other liabilities, resulting in a greater risk of loss for investors.
     The units are unsecured equity interests and are subordinate in right of payment to all our current and future debt. In the event of our insolvency, liquidation, dissolution or other winding up of our affairs, all of our debts, including winding-up expenses, must be paid in full before any payment is made to the holders of the units. In the event of our bankruptcy, liquidation, or reorganization, all units will be paid ratably with all our other equity holders, and there is no assurance that there would be any remaining funds after the payment of all our debts for any distribution to the holders of the units.
The presence of members holding 50% or more of the outstanding units is required to take action at a meeting of our members.
     In order to take action at a meeting, a quorum of members holding at least a majority of the outstanding units must be represented in person, by proxy or by mail ballot. See “SUMMARY OF OUR OPERATING AGREEMENT.” Assuming a quorum is present, members take action by a vote of the majority of the units represented at the meeting and entitled to vote on the matter. The requirement of a majority quorum protects the company from actions being taken when less than a majority of the members have not considered the matter being voted upon. However, this also means that the unitholders of a minority of outstanding units could pass a vote and take an action, which would then bind all unitholders. Conversely, the requirement of a majority quorum also means that members will not be able to take actions, which may be in the best interests of the company, if we cannot secure the presence in person, by proxy, or by mail ballot of members holding at least a majority of the outstanding units.
The book value of membership units purchased in the offering will be immediately diluted.
     Investors who purchase membership units in the offering will suffer immediate dilution ranging from $0.60 to $1.05 per membership unit, depending upon the offering price and the number of units sold in the adjusted net tangible book value per share.

See “Dilution” for further discussion of how your ownership interest in us will be immediately diluted.
Our existing unitholders will exert significant influence over us after the completion of this offering. Their interests may not coincide with yours and they may make decisions with which you may disagree.
     As of the date of this prospectus, Amaizing Energy Cooperative, Energy Partners, LLC and Capitaline Renewable Energy, LP beneficially owned approximately 56.4%, 20.0% and 9.2% of our outstanding membership units, respectively. Additionally, as of the date of this prospectus Fagen Energy, Inc., ICM, Inc., NEK-SEN Energy, LLC, and Atlantic Energy, LLC own approximately 4.8%, 4.6%, 4.6% and 0.4% of our outstanding membership units respectively. These numbers may change following the close of this registered offering depending on the number of membership units we sell and whether our initial members purchase units in the registered offering. As a result, these unitholders, acting individually or together, could significantly influence our management and affairs and all matters requiring Member approval, including the election of directors and approval of significant corporate transactions. This concentration of ownership may also have the effect of delaying or preventing a change in control of our company. For a more detailed discussion, see “SUMMARY OF OUR OPERATING AGREEMENT — Management.”
Provisions in our charter documents and Iowa law may delay or prevent our acquisition by a third-party.
     Our operating agreement and Iowa law contain several provisions that may make it substantially more difficult for a third-party to acquire control of us without the approval of our board of directors. This may make it more difficult or expensive for a third-party to acquire a majority of our outstanding membership units. These provisions also may delay, prevent or deter a merger, acquisition, tender offer, proxy contest or other transaction that might otherwise result in our unitholders receiving a premium over the market price for their units.
Our operating agreement provides for staggered terms for our directors.
     The operating agreement provides for a staggered board of directors, under which the expiration of the initial board, the first group of directors shall serve for one year, the second group shall serve for two years, and the third group shall serve for three years. The successors for each group of directors shall be elected for a three year term and at that point, the members will elect one-third of the total number of directors each year. Prior to expiration of the terms of our initial directors, the initial directors shall, by written resolution, separately identify the director positions to be elected and so classify each Group I (serving one year), Group II (serving two years), or Group III (serving three years). The provision for a staggered board will have the effect of making it more difficult for unitholders to change the composition of our board.         . For a more detailed discussion of the staggered-term board requirement, see “SUMMARY OF OUR OPERATING AGREEMENT — Classification of Board of Directors.”
As a result of this offering, we may become subject to financial reporting and other requirements for which our accounting, internal audit and other management systems and resources may not be adequately prepared.
     As a result of this offering, we may become subject to reporting and other obligations under the Securities Exchange Act of 1934, as amended, or the Exchange Act, including the requirements of Section 404 of the Sarbanes-Oxley Act. Section 404 requires annual management assessment of the effectiveness of our internal controls over financial reporting and a report by our independent auditors addressing these assessments. These reporting and other obligations will place significant demands on our management, administrative, operational, internal audit and accounting resources. Any failure to maintain effective internal controls could have a material adverse effect on our business, results of operations and financial condition.
Risks Related to Our Financing Plan
We are a holding company and there are limitations on our ability to receive distributions from our subsidiaries.
     We conduct all of our operations through subsidiaries and are dependent upon dividends or other intercompany transfers of funds from our subsidiaries to meet our obligations. Moreover, one or both of our subsidiaries might become limited in their ability to pay dividends by the terms of our financing agreements. See “MANAGEMENT’S DISCUSSION AND ANALYSIS AND PLAN OF OPERATIONS — Financing Arrangements.”

Even if we raise the minimum amount of equity in this offering, we may not obtain the debt financing necessary to construct and operate any of our proposed ethanol plants, which would result in the failure of the projects and Amaizing Energy Holding Company and the potential loss of your investment.
     Our financing plan requires a significant amount of additional debt financing. Except for those certain debt commitments from CoBank described under “MANAGEMENT’S DISCUSSION AND ANALYSIS AND PLAN OF OPERATION — Financing Arrangements” entered into for the purpose of partially funding the initial stage of construction of the Atlantic plant, we do not have contracts with or commitments from any bank, lender, governmental entity, underwriter or financial institution for equity, debt or bond financing for the expansion of our Denison plant or the construction of our Atlantic plant and we may not be able to secure sufficient capital for the projects. If debt financing on acceptable terms is not available for any reason, we may be forced to abandon our business plan.
     We will not release funds from escrow until we secure a written debt financing commitment sufficient to construct and operate the Atlantic plant. If debt financing on acceptable terms is not available for any reason, we will be forced to abandon our projects and return your investment from escrow plus any nominal interest. If we only raise the minimum amount, we will only be able to capitalize the Atlantic plant and we will need to obtain approximately $90,000,000 in additional project debt financing. As of the date of this prospectus, we have $28,750,000 of existing project financing that may be committed to the Atlantic plant (see “MANAGEMENT’S DISCUSSION AND ANALYSIS AND PLAN OF OPERATION—Financing Arrangements”), and have injected $14,300,000 of additional paid in capital from our existing membership during the original formation of the Atlantic plant, including the $10,000,000 attributable to the additional paid in capital in consideration of our Fagen, Inc. build slot. In addition, if we raise the minimum of $40,000,000, we will be required to rely on an injection of cash into the Atlantic plant construction from our operating cash flow from our Denison plant of $20,867,000. As of June 30, 2007, we had cash on hand of approximately $16,284,000, and had $33,750,000 of cash availability to draw from our various loans with CoBank. If we raise the maximum amount, we will be able to capitalize both the Atlantic plant and the Denison plant expansion, and we will need to obtain approximately $130,387,000 in additional debt financing. Because the amounts of equity and grant funding are not yet known, the exact nature of total debt is also unknown. Even though we must receive a debt financing commitment as a condition of closing escrow, the agreements to obtain debt financing may not be fully negotiated when we close escrow. Therefore, there is no assurance that such commitment will be received, or if it is received, that it will be on terms acceptable to us. If agreements to obtain debt financing are arranged and executed, we expect that we will be required to use the funds raised from this offering prior to receiving the debt financing funds.
If we decide to spend equity proceeds and begin plant construction at our plant before we have fulfilled all of the loan commitment conditions, signed binding loan agreements or received loan proceeds, we may be unable to close the loan and you may lose all of your investment.
     If we sell the aggregate minimum number of units, prior to [one year from the effective date of this registration statement] and satisfy the other conditions of releasing funds from escrow, including the receipt of a written debt financing commitment, we may decide to begin spending the equity proceeds to begin plant construction or for other project-related expenses. If, after we begin spending equity proceeds, we are unable to close the loan, we may have to seek another debt financing source or abandon the project. If that happens, you could lose some or all of your investment. If we decide to begin construction of the plant using all or part of the equity funds we raised while seeking another debt financing source, in the event of the company’s liquidation investors would be entitled only to proceeds distributed ratably, meaning you could lose some or all of your investment.
We do not have any bond financing commitments or contracts for any of our proposed plants and if we are unable to obtain bond financing at any of our plants or if the bond financing is provided on unfavorable terms, our financial performance may suffer and the value of your investment may be reduced.
     We may use bond financing to help capitalize the project, however, we do not have contracts or commitments with any lender, bank, financial institution, governmental entity or underwriter to provide bond financing for our project. There is no assurance that we will be able to use bond financing or that bond financing, if available, will be secured on terms that are favorable to us. If we do not use bond financing, we may be charged a higher interest rate or our secured lenders may require a greater amount of equity financing in order to complete project capitalization. If bond financing is not available or is only available on terms that are not favorable to us, our financial performance may suffer and your investment could lose value.
Future loan agreements with lenders may hinder our ability to operate the business by imposing restrictive loan covenants, which could delay or prohibit us from making cash distributions to our unit holders.
     Our debt load necessary to implement our business plan will result in substantial debt service requirements. Our debt load and service requirements could have important consequences which could hinder our ability to operate, including our ability to:

•	Incur additional indebtedness;

•	Make capital expenditures or enter into lease arrangements in excess of prescribed thresholds;

•	Make distributions to unit holders, or redeem or repurchase units;

•	Make certain types of investments;

•	Create liens on our assets;

•	Utilize the proceeds of asset sales; and

•	Merge or consolidate or dispose of all, or substantially all, of our assets.
     In the event that we are unable to pay our debt service obligations, our creditors could force us to (1) reduce or eliminate distributions to unit holders (even for tax purposes); or (2) reduce or eliminate needed capital expenditures. It is possible that we could be forced to sell assets, seek to obtain additional equity capital or refinance or restructure all or a portion of our debt. In the event that we would be unable to refinance our indebtedness or raise funds through asset sales, sales of equity or otherwise, our ability to operate our plant would be greatly affected and we may be forced to liquidate.
Risks Related to Our Business
We will depend on Fagen, Inc. for their expertise in the ethanol industry for the successful expansion of our operations at our existing Denison plant and construction and start-up of operations at our proposed Atlantic plant and any loss of this relationship could cause us delay and added expense, placing us at a competitive disadvantage.
     We have entered into letters of intent with Fagen, Inc. for our Atlantic plant and our Denison plant expansion and we expect to enter into definitive design-build agreements with Fagen for each plant. We will be dependent on our relationship with Fagen, Inc. and its employees for the successful expansion of our operations at our existing Denison plant and construction and start-up of operations at our future Atlantic plant. Any loss of this relationship with Fagen, particularly during the Denison plant’s period of expansion and the Atlantic plant’s period of construction and start-up, may prevent us from successfully expanding and commencing such operations and result in unforeseen expenses and delays. Unforeseen expenses and delays may reduce our ability to generate revenue and profits and significantly damage our competitive position in the ethanol industry such that you could lose some or all of your investment.
We are relying on Fagen, Inc. and ICM, Inc. to supply all of the technology necessary for the construction of the Atlantic plant and the expansion of the Denison plant and the production of fuel-grade ethanol and distillers grains and we expect to obtain a license to use this technology.
     We will be dependent upon Fagen, Inc. and ICM, Inc. for all of the technology used in our plants that relates to construction or expansion of the plants and the plants’ production of fuel-grade ethanol and distillers grains. We expect to obtain the licenses necessary for the use of this technology. If we are unable to obtain or license the necessary technology from either Fagen, Inc. or ICM, Inc., we may not be able to build or expand our plants or successfully operate them.
We may need to increase cost estimates for construction of the ethanol plants, and such increase could result in devaluation of our units if ethanol plant construction requires additional capital.
     We anticipate that Fagen, Inc. will construct the Atlantic plant for a fixed contract price, based on the plans and specifications in the anticipated design-build agreement. We have based our capital needs on a design for the Atlantic plant that will cost approximately $136,598,000, including $10,000,000 of additional paid in capital in the acquisition of the construction timeslot, with additional start-up and development costs of approximately $57,319,000 for a total project completion cost of $193,917,000. This price includes construction period interest. The estimated cost of the plant is based on preliminary discussions, and there is no assurance that the final cost of the plant will not be higher. Under our letter of intent, the contract price of $119,698,000 may be further increased if the construction cost index (“CCI”) published by Engineering News-Record Magazine reports a CCI greater than 7,699.59 in the month in which we issue to Fagen, Inc. a notice to proceed with plant construction. The amount of the contract price increase will be equal to the increase in the CCI from the June 2006 CCI of 7,699.59. As of September 2007, the CCI level was reported at 8,049.65, which is significantly higher than the June 2006 CCI. If the CCI remains at the September 2007 level or increases above that level in the month in which we issue to Fagen, Inc. a notice to proceed with plant construction, the contract price will accordingly increase. Thus, we have allowed for a $6,900,000 contingency in our estimated Fagen, Inc. cost of construction for the Atlantic plant. This contingency may not be sufficient to offset any upward adjustment in our construction cost. In addition, shortages of stainless steel could affect the final cost and final completion date of the project.
     We also anticipate that Fagen, Inc. will construct the expansion of the Denison plant for a fixed contract price based on the plans and specifications in the anticipated agreement. We have based our capital needs on a design for the Denison plant that will cost approximately $65,768,000 with additional start-up and development costs of approximately $33,752,000 for a total project completion cost of $99,520,000. This price includes construction period interest. The estimated cost of the plant is based on preliminary discussions, and there is no assurance that the final cost of the plant will not be higher. Under our letter of intent, the contract price of $52,160,000 may be further increased by the sum of (i) 0.50% for every month from March 2007 until the project commences, (ii) a percentage amount equal to the percentage increase in the construction cost index (“CCI”) published by Engineering News-Record Magazine over the March 2007 CCI of 7,856.27 in the month in which we issue to Fagen, Inc. a notice to proceed with plant construction, and (iii) up to an amount equal to 15% of the adjusted contract price for additional engineering required for the Denison expansion. The potential for up to an additional 15% of the adjusted contract price is included to allow for unexpected expenses associated with the expansion of the Denison plant. Thus, we have allowed for a $13,608,000 contingency in our estimated Fagen, Inc. cost for the Denison expansion. This contingency may not be sufficient to offset any upward adjustment in our construction cost. In addition, shortages of stainless steel could affect the final cost and final completion date of the project.
     Any significant increase in the estimated construction cost of the Atlantic plant or the Denison expansion could delay our ability to generate revenues and reduce the value of your units because our revenue stream may not be able to adequately support the increased cost and expense attributable to increased construction costs.
Construction delays could result in devaluation of our units if our production and sale of ethanol and its co-products are similarly delayed.
     We currently expect the Atlantic plant to commence operations in the 3rd quarter of 2009. The Denison plant expansion operations should commence in the 4th quarter of 2009. During the construction, the existing Denison plant is not expected to experience any disruptions in production. However, construction projects often involve delays in obtaining permits, construction delays due to weather conditions, or other events that delay the construction schedule. In addition, Fagen Inc.’s involvement in the construction of other plants while constructing our plants could cause delays in our construction schedule. Also, any changes in interest rates or the credit environment or any changes in political administrations at the federal, state or local level that result in policy change towards ethanol or this project, could also cause construction and operation delays. If it takes longer to construct the plants than we anticipate, it would delay our ability to generate revenue and make it difficult for us to meet our debt service obligations. This could reduce the value of the units.
Fagen and ICM may have current or future commitments to design and build other ethanol manufacturing plants ahead of our plants and those commitments could delay construction of our plant and our ability to generate revenues.
     We do not know how many ethanol plants Fagen and ICM have currently contracted to design and build. It is possible that Fagen and ICM have outstanding commitments to other plants that may cause the construction of our plants to be delayed. It is also possible that Fagen and ICM will continue to contract with new plants for plant construction and with operating plants for expansion construction. These current and future building commitments may reduce the resources of Fagen and ICM to such an extent that construction of our plants is significantly delayed. If this occurs, our ability to generate revenue will also be delayed and the value of your investment will be reduced.
Defects in plant construction could result in devaluation of our units if our plants do not produce ethanol and its co-products as anticipated.
     Defects in materials and/or workmanship in the plant may occur. Under the terms of the anticipated design-build agreements with Fagen, we anticipate Fagen will warrant that the material and equipment furnished to build the plants would be new, of good quality and free from material defects in material or workmanship at the time of delivery. Though we expect these design-build agreements to require Fagen to correct all defects in material or workmanship for a period of one year after substantial completion of the projects, material defects in material or workmanship may still occur. Such defects could delay the commencement of operations of the plants, or if such defects are discovered after operations have commenced, could cause us to halt or discontinue the plant’s operation. Halting or discontinuing plant operations could delay our ability to generate revenues and reduce the value of your units.
Our existing debt financing agreements contain, and our future debt financing agreements may contain, restrictive covenants that limit distributions and impose restrictions on the operation of our business. Our failure or the failure of any of our subsidiaries to comply with applicable debt financing covenants and agreements could have a material adverse effect on our business, results of operations and financial condition.
     We will need a significant amount of additional debt financing to complete our projects and operate our ethanol plants following construction, but we may not be able to obtain sufficient amounts of additional debt financing on acceptable terms or at all. The use of debt financing makes it more difficult for us to operate because we must make principal and interest payments on the indebtedness and abide by covenants contained in our debt financing agreements. The terms of our existing debt financing agreements contain, and any future debt financing agreement we enter into may contain, financial, maintenance, organizational, operational and other restrictive covenants. If we are unable to comply with these covenants or service our debt, we may lose control of our business and be forced to reduce or delay planned capital expenditures, sell assets, restructure our indebtedness or submit to foreclosure proceedings, all of which could result in a material adverse effect upon our business, results of operations and financial condition. For a description of our existing debt arrangements, see “MANAGEMENT’S DISCUSSION AND ANALYSIS AND PLAN OF OPERATION — Liquidity and Capital Resources — Financing Arrangements.”
If we fail to finalize critical agreements, such as the design-build agreement, ethanol and co-product marketing agreements and utility supply agreements, or the final agreements are unfavorable compared to what we currently anticipate, our project may fail or be harmed in ways that significantly reduce the value of your investment.
     You should be aware that this prospectus makes reference to documents or agreements that are not yet final or executed, and plans that have not been implemented. In some instances such documents or agreements are not even in draft form. The definitive versions of those agreements, documents, plans or proposals may contain terms or conditions that vary significantly from the terms and conditions described. These tentative agreements, documents, plans or proposals may not materialize or, if they do materialize, may not prove to be profitable.
Our lack of business diversification could result in the devaluation of our units if our revenues from our primary products decrease.
     We expect our business to solely consist of ethanol and distillers grains, its primary co-product. We do not have, nor will we have, any other significant lines of business or other sources of revenue. Although the revenue stream would be very small in comparison to the anticipated revenues of the ethanol plants, our ownership of the existing elevator systems would allow us to continue to operate those particular assets in the event that our ethanol plants were not running. Our lack of business diversification could cause you to lose all or some of your investment if we are unable to generate revenue by the production and sale of ethanol and its co-products, since we do not expect to have any other significant lines of business or alternative revenue sources.
We do not have long-term sales, input or throughput contracts for our Atlantic plant, which makes our business highly dependent on commodity prices. These prices are subject to significant volatility and uncertainty, so our results could fluctuate significantly.
     We have not entered into any contracts for our Atlantic plant for the purchase of corn and natural gas, our principal inputs, or for the sale of ethanol, our principal product, or to process corn owned by third parties through our Atlantic plant to produce ethanol. Therefore, our results of operations for our Atlantic plant, financial position and business outlook will be substantially dependent on commodity prices, especially prices for corn, natural gas, ethanol and unleaded gasoline. Prices for these commodities are generally subject to significant volatility and uncertainty. As a result, our future results at the Atlantic plant may fluctuate substantially, and we may experience periods of declining prices for our products and increasing costs for our raw materials, which could result in continued operating losses. We may attempt to offset a portion of the effects of such fluctuations by entering into forward contracts for the Atlantic plant similar to the ones we have entered into for our Denison plant to supply ethanol or to purchase corn, natural gas or other items or by engaging in transactions involving exchange-traded futures contracts, but these activities involve substantial costs and substantial risks and may be ineffective to mitigate these fluctuations.

We have a limited operating history and our business may not be as successful as we envision.
     Amaizing Energy Holding Company, LLC was organized on December 27, 2006. The company is the parent company for Amaizing Energy Denison, LLC and Amaizing Energy Atlantic, LLC. Our Denison plant, which has a current run rate of 55 million gallons per year, was developed and owned prior to the merger by Amaizing Energy, L.L.C. Amaizing Energy, L.L.C. was organized on June 14, 2001. Amaizing Energy Denison, a wholly owned subsidiary of Amaizing Energy Holding Company, now operates the Denison plant. CassCo Amaizing Energy, LLC began as a Cass County Economic Development Project in February 2006 for the purpose of constructing, owning and operating a 100 million gallon per year nameplate production dry-mill ethanol plant in Atlantic, Iowa. Amaizing Energy Atlantic, a wholly owned subsidiary of Amaizing Energy Holding Company, has taken over these duties. Construction of the existing Denison plant commenced on September 10, 2004 and the plant commenced operations on September 11, 2005. With the exception of normal operating shutdowns, the Denison plant has operated at or above nameplate production since completion. In September 2006, Amaizing Energy, L.L.C. commenced work on process improvements at the Denison Plant. The process improvements are now complete and the Denison plant now has a run rate in excess of 55 mgpy. The process improvements included the installation of Pavilion Advanced Process Control software and process improvements which provide for continuous monitoring of production processes to increase overall efficiencies and enhance production yields. Accordingly, we have a limited operating history. However, the company’s Denison plant experienced an attractive start to the company’s operations. The plant generated nearly $32.9 million of net income generated on $99.3 million of revenues for the nine-month period ended June 30, 2007.
     Our prospects must be considered in light of the risks and uncertainties encountered by an early-stage company and in rapidly evolving markets, such as the ethanol market, where supply and demand may change significantly in a short amount of time. If we cannot successfully address these risks and uncertainties, our business, future results of operations and financial condition may be materially adversely affected, and we may continue to incur operating losses in the future.
Potential future acquisitions could be difficult to find and integrate, divert the attention of key personnel, disrupt our business, dilute unitholder value and adversely affect our financial results.
     As part of our business strategy, we may consider acquisitions of other businesses, building sites, production plants, storage or distribution facilities and selected infrastructure. In order to fund any such future acquisitions, we may utilize revenues from existing operations or we may obtain debt financing or raise additional capital through another offering of our membership units, or any combination of two or more of the foregoing. Acquisitions involve numerous risks, any of which could harm our business, including:
•	Difficulties in integrating the operations, technologies, products, existing contracts, accounting processes and personnel of the target and realizing the anticipated synergies of the combined businesses;

•	Difficulties in supporting and transitioning customers, if any, of the target company or assets;

•	Diversion of financial and management resources from existing operations;

•	The price we pay or other resources that we devote may exceed the value we realize, or the value we could have realized if we had allocated the purchase price or other resources to another opportunity;

•	Risks of entering new markets or areas in which we have limited or no experience or are outside our core competencies;

•	Potential loss of key employees, customers and strategic alliances from either our current business or the business of the target;

•	Assumption of unanticipated problems or latent liabilities, such as problems with the quality of the products of the target; and

•	Inability to generate sufficient revenue to offset acquisition costs.
     We also may pursue acquisitions through joint ventures or partnerships. Partnerships and joint ventures typically involve restrictions on actions that the partnership or joint venture may take without the approval of the partners. These types of provisions may limit our ability to manage a partnership or joint venture in a manner that is in our best interest but is opposed by our other partner or partners.
     Future acquisitions may involve the issuance of our equity securities as payment or in connection with financing the business or assets acquired, and as a result, could dilute your ownership interest in us. In addition, consummating these transactions could result in the incurrence of additional debt and related interest expense, as well as unforeseen liabilities, all of which could have a material adverse effect on our business, results of operations and financial condition. The failure to successfully evaluate and execute acquisitions or otherwise adequately address the risks associated with acquisitions could have a material adverse effect on our business, results of operations and financial condition.
We engage in hedging transactions, which involve risks that can harm our business.
     In an attempt to offset some of the effects of volatility of ethanol prices and costs of commodities, we may enter into cash fixed-price contracts to supply a portion of our ethanol and distillers grains production or purchase a portion of our corn or natural gas requirements. We may use exchange-traded futures contracts and options to manage commodity risk. The impact of these activities depends upon, among other things, the prices involved and our ability to sell sufficient products to use all of the corn and natural gas for which we have futures contracts. Hedging arrangements also expose us to the risk of financial loss in situations where the other party to the hedging contract defaults on its contract or, in the case of exchange-traded contracts, where there is a change in the expected differential between the underlying price in the hedging agreement and the actual prices paid or received by us. Hedging activities can themselves result in losses when a position is purchased in a declining market or a position is sold in a rising market. A hedge position is often settled in the same time frame as the physical commodity is either purchased (corn and natural gas) or sold (ethanol). We may experience hedging losses in the future. We also vary the amount of hedging or other price mitigation strategies we undertake, and we may choose not to engage in hedging transactions at all and, as a result, our business, results of operations and financial condition may be materially adversely affected by increases in the price of corn or natural gas or decreases in the price of ethanol.
Operational difficulties at our plants could negatively impact our sales volumes and could cause us to incur substantial losses.
     Our operations are subject to labor disruptions, unscheduled downtime and other operational hazards inherent in our industry, such as equipment failures, fires, explosions, abnormal pressures, blowouts, pipeline ruptures, transportation accidents and natural disasters. Some of these operational hazards may cause personal injury or loss of life, severe damage to or destruction of property and equipment or environmental damage, and may result in suspension of operations and the imposition of civil or criminal penalties. Our insurance may not be adequate to fully cover the potential operational hazards described above or we may not be able to renew this insurance on commercially reasonable terms or at all.
     Moreover, our plants may not operate as planned or expected. All of our plants have or will have a specified nameplate capacity, which represents the production capacity specified in the applicable design-build agreement. The builder generally tests the capacity of the plant prior to the start of its operations. But based on our experience in operating the existing Denison plant, we anticipate that our plants could produce in excess of their nameplate capacity. The operation of our plants is and will be, however, subject to various uncertainties relating to our ability to implement the necessary process improvements required to achieve these increased production capacities. As a result, our plants may not produce ethanol and distillers grains at the levels we expect. In the event any of our plants do not run at their nameplate or our increased expected capacity levels, our business, results of operations and financial condition may be materially adversely affected.
Disruptions to infrastructure, or in the supply of fuel or natural gas, could materially and adversely affect our business.
     Our business depends on the continuing availability of rail, road, port, storage and distribution infrastructure. Any disruptions in this infrastructure network, whether caused by earthquakes, storms, other natural disasters or human error or malfeasance, could have a material adverse effect on our business. We will rely upon third-parties to maintain the rail lines from our plants to the national rail network, and any failure on their part to maintain the lines could impede our delivery of products, impose additional costs on us and could have a material adverse effect on our business, results of operations and financial condition.
     Our business also depends on the continuing availability of raw materials, including fuel and natural gas. The production of ethanol, from the planting of corn to the distribution of ethanol to refiners, is highly energy-intensive. Significant amounts of fuel and natural gas are required for the growing, fertilizing and harvesting of corn, as well as for the fermentation, distillation and transportation of ethanol and the drying of distillers grains. A serious disruption in supplies of fuel or natural gas, or significant increases in the prices of fuel or natural gas, could significantly reduce the availability of raw materials at our production plants, increase our production costs and could have a material adverse effect on our business, results of operations and financial condition.

Our management’s time and attention will be divided among our ethanol plants, and our ethanol plants will be part of one common management strategy.
     Our business model calls for us to form wholly owned business entities to own each of our ethanol plants, which will be managed by a centralized management team. The demands on our management’s time from one ethanol plant may, from time to time, compete with the time and attention required for the operation of other ethanol plants. This division of our management’s time and attention among our ethanol plants may make it difficult for us to realize the maximum return from any one plant. Further, to reduce expenses and create efficiencies, we intend to manage each of our ethanol plants in a similar manner. This common management strategy may also result in difficulties in achieving the maximum return from any one plant. If our common management strategy is not successful or if we are not able to address the unique challenges of each ethanol plant, the impact of this arrangement likely will be spread among all of our ethanol plants, resulting in greater potential harm to our business than if each ethanol plant were operated independently.
Competition for qualified personnel in the ethanol industry is intense and we may not be able to hire and retain qualified personnel to operate our ethanol plants.
     Our success depends in part on our ability to attract and retain competent personnel. For each of our plants, we must hire qualified managers, engineers, operations and other personnel, which can be challenging in a rural community. Competition for both managers and plant employees in the ethanol industry is intense, and we may not be able to attract and maintain qualified personnel. If we are unable to hire and maintain productive and competent personnel, our expansion strategy may be adversely affected, the amount of ethanol we produce may decrease and we may not be able to efficiently operate our ethanol plants and execute our business strategy.
We currently own two subsidiaries, one of which is currently operational and one of which is in the construction stage, and either or both subsidiaries may fail, and such failure could be damaging to our reputation within the industry.
     Currently, we have two subsidiaries, Amaizing Energy Atlantic, LLC and Amaizing Energy Denison, LLC. The Denison plant is currently operational, while the Atlantic plant is now under construction. Each plant will have separate contracts for utilities, transportation, inputs, outputs, marketing and numerous other material contracts. Either or both of the plants may fail. Failure of a plant owned and operated by a subsidiary may reflect poorly on Amaizing Energy Holding Company. In addition, because each subsidiary is separately operated, but wholly owned by Amaizing Energy Holding Company, the failure of one subsidiary could substantially financially impact our business and could result in the loss of your investment.
Risks Related to the Ethanol Industry
The spread between ethanol and corn prices can vary significantly.
     Our gross margins will depend principally on the spread between ethanol and corn prices. Due to the increase in the supply of ethanol from the number of new ethanol plants scheduled to begin production and the expansion of current plants, we do not expect past ethanol prices to be sustainable in the long term. As of September 24, 2007, the rack price for ethanol in the Midwest ranged from $1.71 per gallon to $1.94 per gallon, which is down from its record price of $3.97 per gallon in July 2006. During some past periods, the spread between ethanol and corn prices was at historically high levels, driven in large part by high oil prices. The spread between the price of a gallon of ethanol and the price of the amount of corn required to produce a gallon of ethanol has dropped from recent high levels and fluctuations will continue to occur. Any reduction in the spread between ethanol and corn prices, whether as a result of an increase in corn prices or a reduction in ethanol prices, could have a material adverse effect on our business, results of operations and financial condition.
Our business is highly sensitive to corn prices, and we generally cannot pass on increases in corn prices to our customers.
     Corn is the principal raw material we use to produce ethanol and distillers grains. Because ethanol competes with fuels that are not corn-based, we generally are unable to pass along increased corn costs to our customers, and accordingly, rising corn prices tend to produce lower profit margins. At certain levels, corn prices would make ethanol uneconomical to use in fuel markets. The price of corn is influenced by weather conditions (including droughts) and other factors affecting crop yields, farmer planting decisions and general economic, market and regulatory factors, including government policies and subsidies with respect to agriculture and international trade, and global and local supply and demand. The price of corn has fluctuated significantly in the past and may fluctuate significantly in the future. For example, over the ten-year period from April 1, 1997 through April 13, 2007, corn prices (based on Chicago Board of Trade, or CBOT, daily futures data) have ranged from a low of $1.75 per bushel in August 2000 to a high of $4.35 per bushel in February 2007 with prices averaging $2.37 per bushel during this period. On September 21, 2007 the December 2007 CBOT corn contract settled at $3.76 per bushel.

     In addition, increasing domestic ethanol capacity could boost demand for corn and result in increased corn prices. The United States Department of Agriculture estimated the 2006 corn crop to be 10.5 billion bushels, the third largest on record. Of those 10.5 billion bushels, 2.15 billion went to the production of ethanol. At a more local level, the price we pay for corn at any of our production plants could also increase if another ethanol production plant were built in the same general vicinity or if we expand the production plant.
     We may also have difficulty from time to time in purchasing corn on economical terms due to supply shortages. Any supply shortage could require us to suspend operations until corn became available at economical terms. Suspension of operations could have a material adverse effect on our business, results of operations and financial condition.
The market for natural gas is subject to market conditions that create uncertainty in the price and availability of the natural gas that we utilize in the ethanol manufacturing process.
     We will rely upon third parties for our supply of natural gas, which is consumed in the manufacture of ethanol. The prices for and availability of natural gas are subject to volatile market conditions. The fluctuations in natural gas prices over the five-year period from April 1, 2002 through April 13, 2007, based on New York Mercantile Exchange, Inc., or NYMEX, daily futures data, has ranged from a low of $2.66 per Million British Thermal Units, or MMBTU, in August 2002 to a high of $15.38 per MMBTU in December 2005, averaging $6.44 per MMBTU during this period. On September 21, 2007 the October 2007 NYMEX natural gas contract settled at $6.08 per MMBTU. These market conditions often are affected by factors beyond our control such as weather conditions (including hurricanes), overall economic conditions and foreign and domestic governmental regulation and relations. Significant disruptions in the supply of natural gas could impair our ability to manufacture ethanol for our customers. Further, increases in natural gas prices could have a material adverse effect on our business, results of operations and financial condition.
The price of distillers grains is affected by the price of other commodity products, such as soybeans, and decreases in the price of these commodities could decrease the price of distillers grains.
     Distillers grains compete with other protein-based animal feed products. The price of distillers grains may decrease when the price of competing feed products decrease. The prices of competing animal feed products are based in part on the prices of the commodities from which they are derived. Downward pressure on commodity prices, such as soybeans, will generally cause the price of competing animal feed products to decline, resulting in downward pressure on the price of distillers grains. Because the price of distillers grains is not tied to production costs, decreases in the price of distillers grains will result in us generating less revenue and lower profit margins.
Our business is subject to seasonal fluctuations.
     Our operating results are influenced by seasonal fluctuations in the price of our primary operating inputs, corn and natural gas, and the price of our primary product, ethanol. In recent years, the spot price of corn tended to rise during the spring planting season in May and June and tended to decrease during the fall harvest in October and November. The price for natural gas, however, tends to move opposite of corn and tends to be lower in the Spring and Summer and higher in the Fall and Winter. In addition, our ethanol prices are substantially correlated with the price of unleaded gasoline. The price of unleaded gasoline tends to rise during the Summer and Winter. These seasonal fluctuations could negatively affect our profitability over time.
As more ethanol plants are built, ethanol production will increase and, if demand does not sufficiently increase, the price of ethanol and distillers grains may decrease.
     Domestic ethanol production capacity has increased steadily from 1.7 billion gallons per year in January of 1999 to 4.9 billion gallons per year in 2006. In addition, there is a significant amount of capacity being added to the ethanol industry. According to the Renewable Fuels Association, as of September 2007, there are currently 76 new biorefineries under construction and 9 existing plants expanding which will add approximately 6.6 billion gallons per year of production capacity (RFA, “Ethanol Biorefinery Locations,”). This capacity is being added to address anticipated increases in demand. However, demand for ethanol may not increase as quickly as expected or to a level that exceeds supply, or at all. If the ethanol industry has excess capacity, it could have a material adverse effect on our business, results of operations and financial condition.
     Excess ethanol production capacity also may result from decreases in the demand for ethanol or increased imported supply, which could result from a number of factors, including regulatory developments and reduced gasoline consumption in the United States. Reduced gasoline consumption could occur as a result of increased prices for gasoline or crude oil, which could cause businesses and consumers to reduce driving or acquire vehicles with more favorable gasoline mileage, or as a result of technological advances, such as the commercialization of engines utilizing hydrogen fuel-cells, which could supplant gasoline-powered engines. There are a number of governmental initiatives designed to reduce gasoline consumption, including tax credits for hybrid vehicles and consumer education programs. There is some evidence that reduced gasoline consumption has occurred in the recent past as gasoline prices have increased in the U.S.
     In addition, because ethanol production produces distillers grains as a co-product, increased ethanol production will also lead to increased supplies of distillers grains. An increase in the supply of distillers grains, without corresponding increases in demand, could lead to lower prices.
Technological advances could significantly decrease the cost of producing ethanol or result in the production of higher-quality ethanol, and if we are unable to adopt or incorporate technological advances into our operations, our proposed ethanol plants could become uncompetitive or obsolete.
     We expect that technological advances in the processes and procedures for processing ethanol will continue to occur. It is possible that those advances could make the processes and procedures that we intend to utilize at our ethanol plants less efficient or obsolete, or cause the ethanol we produce to be of a lesser quality. These advances could also allow our competitors to produce ethanol at a lower cost than us. If we are unable to adopt or incorporate technological advances, our ethanol production methods and processes could be less efficient than those of our competitors, which could cause our ethanol plants to become uncompetitive.
     In addition, alternative fuels, additives and oxygenates are continually under development. Alternative fuel additives that can replace ethanol may be developed, which may decrease the demand for ethanol. It is also possible that technological advances in engine and exhaust system design and performance could reduce the use of oxygenates, which would lower the demand for ethanol and our business, results of operations and financial condition may be materially adversely affected.
We face intense competition from competing ethanol and other fuel additive producers.
     Competition in the ethanol industry is intense. We face formidable competition in every aspect of our business from established producers of ethanol, including Archer Daniels Midland Company, VeraSun Corporation, Aventine Renewable and US BioEnergy Corporation., and from other companies that are seeking to develop large-scale ethanol plants and alliances. As of September 2007, the top six companies accounted for approximately 50% of the ethanol production capacity in the U.S. according to the Renewable Fuels Association (RFA, “Ethanol Biorefinery Locations”). A number of our competitors are divisions of substantially larger enterprises and have substantially greater financial resources than we do. Smaller competitors also pose a threat. Farmer-owned cooperatives and independent firms consisting of groups of individual farmers and investors have been able to compete successfully in the ethanol industry.
     These smaller competitors operate smaller plants, which may not affect the local price of corn grown in the proximity to the plant as much as larger plants like ours affect these prices. In addition, many of these smaller competitors are farmer-owned and often require their farmer-owners to commit to selling them a certain amount of corn as a requirement of ownership. A significant portion of production capacity in our industry consists of smaller-sized plants.
     We expect competition to increase as the ethanol industry becomes more widely known and demand for ethanol increases. Most new ethanol plants in development across the country are independently owned. In addition, various investors could heavily invest in ethanol production plants and oversupply ethanol, resulting in higher raw material costs and lower ethanol price levels that could materially adversely affect our business, results of operations and financial condition.
     We also face increasing competition from international suppliers. Although there is a tariff on foreign-produced ethanol (which has been extended through January 1, 2009) that is roughly equivalent to the federal ethanol tax incentive, ethanol imports equivalent to up to 7.0% of total domestic production from certain countries were exempted from this tariff under the Caribbean Basin Initiative to spur economic development in Central America and the Caribbean. Currently, international suppliers produce ethanol primarily from sugar cane and have cost structures that may be substantially lower than ours.
     Any increase in domestic or foreign competition could cause us to reduce our prices and take other steps to compete effectively, which could materially adversely affect our business, results of operations and financial condition.

Growth in the sale and distribution of ethanol is dependent on the changes in and expansion of related infrastructure, which may not occur on a timely basis, if at all, and our operations could be adversely affected by infrastructure disruptions.
     Substantial development of infrastructure by persons and entities outside our control will be required for our operations and the ethanol industry generally, to grow. Areas requiring expansion include, but are not limited to, additional rail capacity, additional storage facilities for ethanol, increases in truck fleets capable of transporting ethanol within localized markets, expansion of refining and blending facilities to handle ethanol, growth in service stations equipped to handle ethanol fuels, and growth in the fleet of flexible fuel vehicles capable of using E85 fuel. Substantial investments required for these infrastructure changes and expansions may not be made or they may not be made on a timely basis. Any delay or failure in making the changes in or expansion of infrastructure could hurt the demand or prices for our products, impede our delivery of products, impose additional costs on us or otherwise have a material adverse effect on our business, results of operations or financial condition. Our business is dependent on the continuing availability of infrastructure and any infrastructure disruptions could have a material adverse effect on our business, results of operations and financial condition.
Consumer resistance to the use of ethanol may affect the demand for ethanol, which could affect our ability to market our product and reduce the value of your investment.
     Media reports in the mainstream press indicate that some consumers believe the use of ethanol will have a negative impact on retail gasoline prices. Many also believe that ethanol adds to air pollution and harms car and truck engines. Still other consumers believe that the process of producing ethanol actually uses more fossil energy, such as oil and natural gas, than the amount of ethanol that is produced. These consumer beliefs could be wide-spread in the future. If consumers choose not to buy ethanol, it would affect the demand for the ethanol we produce which could lower demand for our product and negatively affect our profitability.
Research is currently underway to develop production of biobutanol, a product that could directly compete with ethanol and may have more potential advantages than ethanol.
     Biobutanol, an advanced biofuel produced from agricultural feedstock, is currently being developed by various parties, including a partnership between British Petroleum and DuPont. According to the partnership, biobutanol has many advantages over ethanol. The advantages include: low vapor pressure, making it more easily added to gasoline; energy content closer to that of gasoline, such that the decrease in fuel economy caused by the blending of biobutanol with gasoline is less than that of other biofuels when blended with gasoline; it can be blended at higher concentration than other biofuels for use in standard vehicles; it is less susceptible to separation when water is present than in pure ethanol-gasoline blends; and it is expected to be potentially suitable for transportation in gas pipelines, resulting in a possible cost advantage over ethanol producers relying on rail transportation. Although British Petroleum and DuPont have not announced a timeline for producing biobutanol on a large scale, if biobutanol production comes online in the United States, biobutonal could have a competitive advantage over ethanol and could make it more difficult to market our ethanol, which could reduce our ability to generate revenue and profits such that you could lose some or all of your investment.
Risks Related to Regulation and Governmental Action
The use and demand for ethanol and its supply are highly dependent on various federal and state legislation and regulation, and any changes in legislation or regulation could cause the demand for ethanol to decline or its supply to increase, which could have a material adverse effect on our business, results of operations and financial condition.
     Various federal and state laws, regulations and programs have led to increased use of ethanol in fuel. For example, certain laws, regulations and programs provide economic incentives to ethanol producers and users. Among these regulations are (1) the renewable fuels standard, which requires an increasing amount of renewable fuels to be used in the United States each year, (2) the Volumetric Ethanol Excise Tax Credit (VEETC), which provides a tax credit of 5.1 cents per gallon on 10% ethanol blends that is set to expire in 2008, (3) the small ethanol producer tax credit, for which we do not qualify because of the size of our ethanol plants, and (4) the federal “farm bill,” which establishes federal subsidies for agricultural commodities including corn, our primary feedstock. These laws, regulations and programs are constantly changing. Federal and state legislators and environmental regulators could adopt or modify laws, regulations or programs that could adversely affect the use of ethanol. In addition, certain state legislatures oppose the use of ethanol because they must ship ethanol in from other corn-producing states, which could significantly increase gasoline prices in the state.

Carbon dioxide may be regulated in the future by the EPA as an air pollutant requiring us to obtain additional permits and install additional environmental mitigation equipment, which could adversely affect our financial performance.
     The Supreme Court recently decided that carbon dioxide is an air pollutant under the Clean Air Act for the purposes of vehicle emissions. Similar lawsuits have been filed seeking to require the EPA to regulate carbon dioxide emissions from stationary sources such as our proposed ethanol plant under the Clean Air Act. Our proposed plant will produce a significant amount of carbon dioxide that we plan to vent into the atmosphere. If the EPA regulates carbon dioxide emissions by plants such as ours, we may have to apply for additional permits or we may be required to install carbon dioxide mitigation equipment or take other as yet unknown steps to comply with these potential regulations. Compliance with any future regulation of carbon dioxide, if it occurs, could be costly and may prevent us from operating the ethanol plant profitably which could decrease or eliminate the value of our units.
The effect of the Renewable Fuels Standard, or RFS, in the recent Energy Policy Act of 2005 on the ethanol industry is uncertain.
     The use of fuel oxygenates, including ethanol, was mandated through regulation, and much of the forecasted growth in demand for ethanol was expected to result from additional mandated use of oxygenates. Most of this growth was projected to occur in the next few years as the remaining markets switch from MTBE to ethanol. The recently enacted energy bill, however, eliminated the mandated use of oxygenates and instead established minimum nationwide levels of renewable fuels (ethanol, biodiesel or any other liquid fuel produced from biomass or biogas) to be included in gasoline. Because biodiesel and other renewable fuels in addition to ethanol are counted toward the minimum usage requirements of the RFS, the elimination of the oxygenate requirement for reformulated gasoline may result in a decline in ethanol consumption, which in turn could have a material adverse effect on our business, results of operations and financial condition. The legislation also included provisions for trading of credits for use of renewable fuels and authorized potential reductions in the RFS minimum by action of a governmental administrator. The rules for implementation of the RFS and the energy bill were published on May 1, 2007 and went into effect on September 1, 2007.
     The legislation did not include MTBE liability protection sought by refiners, and, in light of the risks of environmental litigation, many ethanol producers believe that this resulted in accelerated removal of MTBE and increased demand for ethanol. According to the EIA, refineries may use other possible replacement additives, such as iso-octane or alkylate (EIA, “Supply Impacts of an MTBE Ban). Accordingly, the actual demand for ethanol may increase at a lower rate than production for anticipated demand, resulting in excess production capacity in our industry, which could materially adversely affect our business, results of operations and financial condition.
Tariffs effectively limit imported ethanol into the U.S. and their reduction or elimination could undermine the ethanol industry in the U.S.
     Imported ethanol is generally subject to a $0.54 per gallon tariff that was designed to offset the $0.51 per gallon ethanol incentive available under the federal excise tax incentive program for refineries that blend ethanol in their fuel. There is, however, a special exemption from this tariff for ethanol imported from 24 countries in Central America and the Caribbean Islands, which is limited to a total of 7% of U.S. ethanol production per year (Office of the U.S. Trade Representative, “Ethanol Provisions in the CAFTA-DR,” April 2005). Imports from the exempted countries may increase as a result of new plants in development. Since production costs for ethanol in these countries can be significantly less than what they are in the U.S., the duty-free import of ethanol through the countries exempted from the tariff may negatively affect the demand for domestic ethanol and the price at which we sell our ethanol.
     In May 2006, bills were introduced in both the U.S. House of Representatives and the U.S. Senate to repeal the $0.54 per gallon tariff on imported ethanol. Congress did not pass the legislation; rather, it voted to extend the tariff until 2009. Nevertheless, if the U.S. tariff on ethanol imports is eliminated or becomes ineffective, demand for our ethanol may decrease and you may lose some or all of your investment.
Waivers of the RFS minimum levels of renewable fuels included in gasoline could have a material adverse effect on our business, results of operations and financial condition.
     Under the Energy Policy Act of 2005, the U.S. Department of Energy, in consultation with the Secretary of Agriculture and the Secretary of Energy, may waive the renewable fuels mandate with respect to one or more states if the Administrator of the U.S. Environmental Protection Agency, or the U.S. EPA, determines that implementing the requirements would severely harm the economy or the environment of a state, a region or the U.S., or that there is inadequate supply to meet the requirement. Any waiver of the RFS with respect to one or more states could adversely affect demand for ethanol and could have a material adverse effect on our business, results of operations and financial condition.

Various studies have criticized the efficiency of ethanol, which could lead to the reduction or repeal of incentives and tariffs that promote the use and domestic production of ethanol.
     Although many trade groups, academics and governmental agencies have supported ethanol as a fuel additive that promotes a cleaner environment, others have criticized ethanol production as consuming considerably more energy and emitting more greenhouse gases than other biofuels. Other studies have suggested that corn-based ethanol is less efficient than ethanol produced from switch grass or wheat grain. If these views gain acceptance, support for existing measures promoting use and domestic production of corn-based ethanol could decline, leading to reduction or repeal of these measures.
Environmental, health and safety laws, regulations and liabilities may adversely affect our Company.
     We are or will become subject to various federal, state and local environmental laws and regulations, including those relating to the discharge of materials into the air, water and ground, the generation, storage, handling, use, transportation and disposal of hazardous materials, and the health and safety of our employees. In particular, each ethanol plant we intend to operate will be subject to environmental regulation by the state in which the plant is located and by the U.S. EPA. These laws, regulations and permits can often require expensive pollution control equipment or operational changes to limit actual or potential impacts on the environment. A violation of these laws and regulations or permit conditions can result in substantial fines, natural resource damages, criminal sanctions, permit revocations and/or plant shutdowns.
     In addition, to construct, expand and operate our ethanol plants, we will need to obtain and comply with a number of permit requirements. As a condition to granting necessary permits, regulators could make demands that increase our costs of construction and operations, in which case we could be forced to obtain additional debt or equity capital. Permit conditions could also restrict or limit the extent of our operations. Failure to obtain and comply with all applicable permits and licenses could halt our construction and could subject us to future claims.
     Environmental issues, such as contamination and compliance with applicable environmental standards could arise at any time during the construction and operation of our ethanol plants. If this occurs, it would require us to spend significant resources to remedy the issues and may delay or prevent construction or operation of our ethanol plants. This would significantly increase the cost of these projects. In addition, we have made, and expect to make, significant capital expenditures on an ongoing basis to comply with increasingly stringent environmental laws, regulations and permits.
     We may be liable for the investigation and cleanup of environmental contamination at each of the properties that we own or operate and at off-site locations where we arrange for the disposal of hazardous substances. If these substances have been or are disposed of or released at sites that undergo investigation and/or remediation by regulatory agencies, we may be responsible under the Comprehensive Environmental Response, Compensation and Liability Act of 1980, or CERCLA, or other environmental laws for all or part of the costs of investigation and/or remediation, and for damages to natural resources. We may also be subject to related claims by private parties, including our employees and property owners or residents near our plants, alleging property damage and personal injury due to exposure to hazardous or other materials at or from those plants. Additionally, employees, property owners or residents near our ethanol plants could object to the air emissions or water discharges from our ethanol plants. Ethanol production has been known to produce an unpleasant odor. Environmental and public nuisance claims or toxic tort claims could be brought against us as a result of this odor or our other releases to the air or water. Some of these matters may require us to expend significant resources for investigation, cleanup, installation of control technologies or other compliance-related items, or other costs.
     In addition, new laws, new interpretations of existing laws, increased governmental enforcement of environmental laws or other developments could require us to make additional significant expenditures. Continued government and public emphasis on environmental issues can be expected to result in increased future investments for environmental controls at our production plants. For example, federal and state environmental authorities have recently been investigating alleged excess volatile organic compounds and other air emissions from certain U.S. ethanol plants. Present and future environmental laws and regulations (and interpretations thereof) applicable to our operations, more vigorous enforcement policies and discovery of currently unknown conditions may require substantial expenditures that could have a material adverse effect on our business, results of operations and financial condition.
     The hazards and risks associated with producing and transporting our products (such as fires, natural disasters, explosions, and abnormal pressures and blowouts) may also result in personal injury claims by third parties or damage to property owned by us or by third parties. As protection against operating hazards, we intend to maintain insurance coverage against some, but not all, potential losses. However, we could sustain losses for uninsurable or uninsured events, or in amounts in excess of existing insurance coverage. Events that result in significant personal injury to third-parties or damage to property owned by us or third-parties or other losses that are not fully covered by insurance could have a material adverse effect on our business, results of operations and financial condition.

Risks Related to Tax Issues
EACH PROSPECTIVE MEMBER SHOULD CONSULT HIS OR HER OWN TAX ADVISOR CONCERNING THE IMPACT THAT HIS OR HER PARTICIPATION IN THE COMPANY MAY HAVE ON HIS OR HER FEDERAL INCOME TAX LIABILITY AND THE APPLICATION OF STATE AND LOCAL INCOME AND OTHER TAX LAWS TO HIS OR HER PARTICIPATION IN THIS OFFERING.
IRS classification of the company as a corporation rather than as a partnership would result in higher taxation and reduced profits, which could reduce the value of your investment.
     We are an Iowa limited liability company that has elected to be taxed as a partnership for federal and state income tax purposes, with income, gain, loss, deduction and credit passed through to the holders of the units. However, if for any reason the IRS would successfully determine that we should be taxed as a corporation rather than as a partnership, we would be taxed on our net income at rates of up to 35% for federal income tax purposes, and all items of our income, gain, loss, deduction and credit would be reflected only on our tax returns and would not be passed through to the holders of the units. If we were to be taxed as a corporation for any reason, distributions we make to investors will be treated as ordinary dividend income to the extent of our earnings and profits, and the payment of dividends would not be deductible by us, thus resulting in double taxation of our earnings and profits. If we pay taxes as a corporation, we will have less cash to distribute to our unitholders.
The IRS may classify your investment as passive activity income, resulting in your inability to deduct losses associated with your investment.
     If you are not involved in our operations on a regular, continuing and substantial basis, it is likely that the Internal Revenue Service will classify your interest in us as a passive activity. If an investor is either an individual or a closely held corporation, and if the investor’s interest is deemed to be “passive activity”, then the investor’s allocated share of any loss we incur will be deductible only against income or gains the investor has earned from other passive activities. Passive activity losses that are disallowed in any taxable year are suspended and may be carried forward and used as an offset against passive activity income in future years. These rules could restrict an investor’s ability to currently deduct any of our losses that are passed through to such investor.
Income allocations assigned to an investor’s units may result in taxable income in excess of cash distributions, which means you may have to pay income tax on your investment with personal funds.
     Investors will pay tax on their allocated shares of our taxable income. An investor may receive allocations of taxable income that result in a tax liability that is in excess of any cash distributions we may make to the investor. Among other things, this result might occur due to accounting methodology, lending covenants that restrict our ability to pay cash distributions or our decision to retain the cash generated by the business to fund our operating activities and obligations. Accordingly, investors may be required to pay some or all of the income tax on their allocated shares of our taxable income with personal funds.
An IRS audit could result in adjustments to our allocations of income, gain, loss and deduction causing additional tax liability to our members.
     The IRS may audit our income tax returns and may challenge positions taken for tax purposes and allocations of income, gain, loss and deduction to investors. If the IRS were successful in challenging our allocations in a manner that reduces loss or increases income allocable to investors, you may have additional tax liabilities. In addition, such an audit could lead to separate audits of an investor’s tax returns, especially if adjustments are required, which could result in adjustments on your tax returns. Any of these events could result in additional tax liabilities, penalties and interest to you, and the cost of filing amended tax returns.

Before making any decision to invest in us, investors should read this entire prospectus, including all of its exhibits, and consult with their own investment, legal, tax and other professional advisors to determine how ownership of our units will affect their personal investment, legal and tax situation.
SPECIAL NOTE REGARDING FORWARD LOOKING STATEMENTS
     This prospectus contains forward-looking statements that are not statements of historical fact and may involve a number of risks and uncertainties. These statements relate to analyses and other information that is based on forecasts of future results and estimates of amounts not yet determinable. These statements also relate to our future prospects, developments and business strategies.
     We have used the words “anticipate,” “believe,” “continue,” “ongoing,” “estimate,” “expect,” “intend,” “may,” “plan,” “potential,” “predict,” “project” and similar words or phrases, including references to assumptions, to identify forward-looking statements in this prospectus, but the absence of these words does not necessarily mean that a statement is not forward-looking. These forward-looking statements are made based on our expectations and beliefs concerning future events affecting us and are subject to uncertainties and factors relating to our operations and business environment, all of which are difficult to predict and many of which are beyond our control, that could cause our actual results to differ materially from those matters expressed in or implied by these forward-looking statements.
     We do not undertake any responsibility to release publicly any revisions to these forward-looking statements to take into account events or circumstances that occur after the date of this prospectus. Additionally, we do not undertake any responsibility to update you on the occurrence of any unanticipated events, which may cause actual results to differ from those expressed or implied by the forward-looking statements contained in this prospectus.
     Important factors that could cause actual results to differ materially from our expectations are disclosed under “RISK FACTORS” and elsewhere in this prospectus, including, without limitation, in conjunction with the forward-looking statements included in this prospectus. As stated elsewhere in this prospectus, such factors include, among others:
•	Our ability to implement our expansion strategy as planned or at all;

•	The volatility and uncertainty of commodity prices;

•	Changes in current legislation or regulations that affect the demand for ethanol;

•	Changes in ethanol supply and demand;

•	Our ability to compete effectively in the industry;

•	Our limited operating history;

•	Our ability to successfully locate and integrate future acquisitions;

•	Development of infrastructure related to the sale and distribution of ethanol;

•	The results of our hedging transactions;

•	Operational difficulties at our ethanol plants;

•	The adverse effect of environmental, health and safety laws, regulations and liabilities;

•	Disruptions to infrastructure or in the supply of raw materials;

•	The limited use of our historical financial information in evaluating our performance;

•	The division of our management’s time and energy among our different ethanol plants;

•	Intense competition for qualified personnel in the ethanol industry;

•	Our ability to keep pace with technological advances;

•	The restrictive covenants in our debt financing agreements; and

•	Our status as a holding company.
     You should read this prospectus completely and with the understanding that actual future results may be materially different from what we expect. The forward-looking statements contained in this prospectus have been compiled as of the date of this prospectus and should be evaluated with consideration of any changes occurring after the date of this prospectus. Except as required under federal securities laws and SEC rules and regulations, we will not update forward-looking statements even though our situation may change in the future.
DETERMINATION OF OFFERING PRICE
     Prior to this offering, there was no public market for our membership units. The per unit offering price for our units in this offering has not been established by an independent valuation of the membership units. The board of directors established the per unit offering price after consideration of various factors, including:
•	the information set forth in this prospectus and otherwise available to us;

•	our estimates of the present cost to acquire or design and construct ethanol plants similar to our current and planned facilities;

•	our historical financial results, operational performance and competitive dynamics;

•	our prospects for future earnings, operational performance and competitive dynamics;

•	our prospects for economies of scale resulting from our aggregate projected capacity;

•	recent market prices of public transactions and common stock of generally comparable companies;

•	discussions with industry professionals regarding market prices for comparable companies; and

•	our valuation analysis with respect to our recent reorganization and merger. See “CAPITALIZATION.”
     We entered into an agreement with BCC to complete a fair market valuation analysis of our company. Under the agreement, BCC provided its conclusions of the fair market value of our membership units as of March 31, 2007. We anticipate BCC will provide us with periodic updated valuations as needed. There is no guarantee, however, that the valuation of our membership units is accurate or that our membership units will have a value equal to or greater than the offering price.
DILUTION
     As of June 30, 2007, we had 107,868,805 outstanding units. The units, as of June 30, 2007, had a net tangible book value of $69,347,101, or $0.64 per unit. The net tangible book value per unit represents members’ equity less intangible assets which includes deferred offering costs, debt issuance costs, land options and contractual rights divided by the number of units outstanding. The offering price range of $1.40 to $1.90 per unit exceeds the net tangible book value per unit of our outstanding units. Therefore, all current holders will realize, on average, an immediate increase of $0.16 to $0.21 per unit in the pro forma net tangible book value of their units if the minimum is sold at a price of $1.40 to $1.90 per unit, and an increase of $0.34 to $0.46 per unit if the maximum is sold at a price of $1.40 to $1.90 per unit. Purchasers of units in this offering will realize an immediate dilution of $0.60 to $1.05 per unit in the net tangible book value of their units if the minimum is sold at a price of $1.40 to $1.90 per unit, and a decrease of $0.42 to $0.79 per unit if the maximum is sold at a price of $1.40 to $1.90 per unit.
     An investor purchasing units in this offering will receive units diluted by the prior purchase of units by our current owners. The presence of these previously sold units will dilute the relative ownership interests of the units sold in this offering because these earlier investors received a relatively greater share of our equity for less consideration than investors are paying for units issued in this offering. Generally, all investors in this offering will notice immediate dilution. We have and will continue to use this previously contributed capital to finance development costs and for initial working capital purposes. We intend to use any remaining balance for the same purposes as those of this offering.
     The following table illustrates the increase to existing unit holders and the dilution to purchasers in the offering in the net tangible book value per unit assuming the minimum or the maximum number of units is sold. The table does not take into account any other changes in the net tangible book value of our units occurring after June 30, 2007, or offering expenses related to this offering.

	Offering Price Range(1)
	Actual at	Units Offered at $1.40		Units Offered at $1.90
	June 30, 2007	Minimum	Maximum	Minimum	Maximum
Pro forma net tangible book value(2)	$69,347,101	$109,347,101	$189,347,101	$109,347,101	$189,347,101
Increase in net tangible book value per unit.	$—	$0.16	$0.34	$0.21	$0.46
Net tangible book value per unit as adjusted for the sale of units	$0.64	$0.80	$0.98	$0.85	$1.11
Dilution per unit to new investors in this offering	$—	$0.60	$0.42	$1.05	$0.79

(1)	The minimum and maximum number of units is circumscribed by the minimum offering amount of $40,000,000 and maximum offering amount of $120,000,000, before any additional costs related to the offering.

(2)	Includes remaining estimated offering expenses of $5,023,376.

     We may seek additional equity financing in the future, which may cause additional dilution to investors in this offering, and a reduction in their equity interest. The holders of the units purchased in this offering will have no preemptive rights on any units to be issued by us in the future in connection with any such additional equity financing. We could be required to issue warrants to purchase units to a lender in connection with our debt financing. If we sell additional units or warrants to purchase additional units, the sale or exercise price could be higher or lower than what investors are paying in this offering.
CAPITALIZATION
     Amaizing Energy Holding Company, LLC was organized as an Iowa limited liability company on December 27, 2006. Pursuant to a merger agreement dated January 31, 2007, CassCo Amaizing Energy, LLC and Amaizing Energy, L.L.C. reorganized to become wholly owned subsidiaries of Amaizing Energy Holding Company, LLC. The reorganization was accomplished through two separate triangular mergers of each of CassCo Amaizing Energy, LLC and Amaizing Energy, L.L.C. with and into a separate wholly owned subsidiary of Amaizing Energy Holding Company, LLC. Amaizing Energy, L.L.C. merged with and into Amaizing Energy Denison, LLC, a newly created wholly owned subsidiary of Amaizing Energy Holding Company, LLC organized for the purposes of the merger. Similarly, CassCo Amaizing Energy, LLC merged with and into Amaizing Energy Atlantic, LLC, a newly created wholly owned subsidiary of Amaizing Energy Holding Company, LLC organized for purposes of the merger. As part of these merger transactions, members of Amaizing Energy, L.L.C. and CassCo Amaizing Energy, LLC exchanged their respective membership units in Amaizing Energy, L.L.C. and CassCo Amaizing Energy, LLC for membership units in Amaizing Energy Holding Company, LLC. CassCo Amaizing Energy, LLC membership units were initially issued at a price of $10,000 per unit, whereas Amaizing Energy, L.L.C. units were initially issued at $2.00 per unit. Therefore, in connection with the merger transaction, CassCo Amaizing Energy, LLC units were converted to $2.00 units in order to make the exchange value of each CassCo Amaizing Energy, LLC unit for one Amaizing Energy Holding Company unit equivalent to the pre-exchange value of each Amaizing Energy, L.L.C. unit. Members of CassCo Amaizing Energy, LLC received 1 membership unit in Amaizing Energy Holding Company, LLC for each post-conversion membership unit of CassCo Amaizing Energy, LLC owned as of the merger record date. Members of Amaizing Energy, L.L.C. received 6.445 membership units in Amaizing Energy Holding Company, LLC for each membership unit of Amaizing Energy, L.L.C. owned as of the merger record date. Following the consummation of the merger on January 31, 2007 and as of the date of this prospectus, Amaizing Energy Holding Company, LLC has 107,868,805 total units issued and outstanding.
     We engaged First National Mergers & Acquisitions, a division of First National Capital Markets, Inc., a NASD registered broker dealer, to assist us with the creation of a holding company structure. First National Mergers & Acquisitions provided the board of directors with valuation and contribution analysis with respect to the reorganization and merger. However, First National Mergers & Acquisitions did not provide an independent valuation or fairness opinion.
     We intend to complete equity fundraising during the fourth quarter of 2008 and the first quarter of 2009. We intend to complete the fundraising through an offering of our membership units registered with the Securities and Exchange Commission and the states of Iowa, Illinois, Indiana, Nebraska, New York, Kansas, South Dakota, Missouri, and Wisconsin. We also expect to offer or sell units in additional states in which exemptions from registration are available.
     If the minimum offering amount is attained we will have additional membership proceeds of approximately $40,000,000 at the end of this offering, less offering expenses. If the maximum offering amount is attained we will have additional membership proceeds of approximately $120,000,000 at the end of this offering, less offering expenses. We also intend to supplement our offering proceeds with debt financing and to utilize our existing cash flow to fund a portion of the project costs.
Capitalization Table
     The following table sets forth our capitalization as of June 30, 2007(1). You should read this table in conjunction with our unaudited consolidated financial statements and the notes and other financial information contained elsewhere in this prospectus.

	Actual	Pro Forma
	(unaudited)	Minimum	Midpoint	Maximum
Members’ equity(2)	$86,246,000	$126,246,000	$166,246,000	$206,246,000
Current Liabilities	9,496,000	9,496,000	9,496,000	9,496,000

	Actual	Pro Forma
	(unaudited)	Minimum	Midpoint	Maximum
Long-term debt	21,531,000	140,281,000	121,148,000	180,668,000
Total Liabilities and Members’ equity	117,273,000	276,023,000	296,890,000	396,410,000

Total capitalization	$117,273,000	$276,023,000	$296,890,000	$396,410,000

(1)	Rounded to the nearest thousand.

(2)	Members’ equity, 107,868,805 units issued and outstanding and, assuming a midpoint offering price of $1.65, a minimum offering of 24,242,425 and a maximum of 72,727,273 units pro forma.

DISTRIBUTION POLICY
     Distributions are within the discretion of our board of directors and will depend upon our earnings, capital requirements and operating and financial position, among other factors. The former board members of Amaizing Energy, L.L.C. declared an $8,000,000 dividend to its members of record as of January 11, 2007 prior to the consummation of the merger transaction in which Amaizing Energy, L.L.C., the entity that merged with and into Amaizing Energy Denison, LLC, reorganized as a wholly owned subsidiary of Amaizing Energy Holding Company. This dividend was paid on March 15, 2007 to the unitholders of Amaizing Energy, L.L.C.
     After operations of our proposed Atlantic plant and our Denison plant expansion begin, it is anticipated, subject to any loan covenants or restrictions with any senior and term lenders, that we will distribute net cash flow to our members in proportion to the units that each member holds relative to the total number of units outstanding. “Net cash flow” means our gross cash proceeds less any portion, as determined by the board of directors in their sole discretion, used to pay or establish reserves for operating expenses, debt payments, capital improvements, replacements and contingencies. We will attempt to distribute an amount approximately equal to the additional federal and state income tax attributable to investors as a result of profits allocated to investors. However, there can be no assurance that we will ever be able to pay any distributions to the unitholders, including you. Additionally, our lenders may further restrict our ability to make distributions during the initial period of the term debt. For example, our lender may require us to maintain a minimum debt service coverage ratio, working capital ratio and tangible net worth ratio. In addition, our lender may require us to make annual free cash flow payments that are based on our after-tax profitability.
SELECTED FINANCIAL DATA
Consolidated Financial Data
     On January 31, pursuant to a merger agreement, Amaizing Energy, L.L.C. and CassCo Amaizing Energy, LLC reorganized to become wholly-owned subsidiaries of Amaizing Energy Holding Company, LLC. See “Capitalization.” The reorganization of Amaizing Energy, L.L.C. occurred through a triangular merger in which Amaizing Energy, L.L.C. merged with and into one of our wholly owned subsidiaries, Amaizing Energy Denison, LLC. Similarly, the reorganization of CassCo Amaizing Energy, LLC occurred through a triangular merger in which CassCo Amaizing Energy, LLC merged with and into our other wholly owned subsidiary, Amaizing Energy Atlantic, LLC.
     The following table summarizes important financial information from our unaudited and audited consolidated financial statements for Amaizing Energy Holding Company as of and for the three and nine months ended June 30, 2007 and 2006 and the years ended September 30, 2006, 2005, 2004, 2003 and 2002. The consolidated unaudited financial statements include the three and nine months of operating activity of our subsidiaries. Amaizing Energy, L.L.C. was the only entity in existence prior to 2006. The consolidated financial statements for September 30, 2006 and the year then ended consist of the pre-merger entities of Amaizing Energy, L.L.C. and its affiliate CassCo Amaizing Energy, LLC. These companies were reorganized into wholly-owned subsidiaries of Amaizing Energy Holding Company, LLC. As required under Statement of Financial Accounting Standards (SFAS) No. 141 Business Combinations (as amended), since Amaizing Energy, L.L.C. and CassCo Amaizing Energy, LLC were under common control, the merger of these previously separate companies has been treated in a manner similar to the pooling method, and accordingly the financial statements as of September 30, 2006, were restated to furnish comparative information.
     Additionally, the following table contains selected historical financial data for Amaizing Energy, L.L.C., the predecessor to Amaizing Energy Denison, LLC, for the periods presented below, as Amaizing Energy, L.L.C. was the only entity that existed prior to 2006. The historical results set forth below do not necessarily indicate results expected for any future period.

     The unaudited information was prepared on a basis consistent with that used in preparing our audited financial statements and includes all adjustments, consisting of normal and recurring items, that we consider necessary for a fair presentation of the financial position and results of operations for the unaudited period. The results of this interim period ended June 30, 2007 are not necessarily indicative of the results that may be expected for any other interim period or for the full fiscal year, and the historical results set forth below do not necessarily indicate results expected for any future period.
     You should read the data set forth below in conjunction with our consolidated financial statements and the related notes thereto, “Management’s Discussion and Analysis and Plan of Operations,” “Capitalization,” “Certain Relationships and Related Transactions” and other financial information included elsewhere in this prospectus.

	Three Months	Three Months	Nine Months	Nine Months
	Ended	Ended	Ended	Ended
	June 30, 2007	June 30, 2006	June 30, 2007	June 30, 2006
	(unaudited)	(unaudited)	(unaudited)	(unaudited)
Income Statement Data:
Revenues	$32,575,055	$27,907,770	$99,337,259	$72,689,962
Cost of Good Sold	26,814,492	17,914,018	67,088,352	52,308,375

Gross Margin	5,760,563	9,993,752	32,248,907	20,381,587
Operating Expenses	901,388	615,705	3,259,934	1,556,765

Operating Income (Loss)	4,859,175	9,378,047	28,988,973	18,824,822
Other Income	(194,146)	3,072,337	3,912,501	1,622,977

Net Income (Loss)	$4,665,029	$12,450,384	$32,901,474	$20,447,799

Net Income (Loss) Per Unit	$0.04	$0.12	$0.31	$0.19

		Amaizing Energy, L.L.C.*
	Year Ended	Year Ended	Year Ended	Year Ended	Year Ended
	September 30,	September 30,	September 30,	September 30,	September 30,
	2006	2005	2004	2003	2002
	(audited)	(audited)	(audited)	(unaudited)	(unaudited)
Income Statement Data:
Revenues	$99,013,502	$6,278,337	$—	$—	$—
Cost of Good Sold	69,578,082	6,189,794	—	—	—

Gross Margin	29,435,420	88,543	—	—	—
Operating Expenses	2,294,451	668,066	330,109	330,048	3,089

Operating Income (Loss)	27,140,969	(579,523)	(330,109)	(330,048)	(3,089)
Other Income	2,548,145	323,590	108,619	51,545	—

Net Income (Loss)	$29,689,114	$(255,933)	$(221,490)	$(278,503)	$(3,089)

Net Income (Loss) Per Unit	$0.28	$(0.02)	$(0.02)	$(0.02)	$(0.01)

			Amaizing Energy, L.L.C.*
	June 30,	September	September	September	September	September
	2007	30, 2006	30, 2005	30, 2004	30, 2003	30, 2002
	(unaudited)	(audited)	(audited)	(audited)	(unaudited)	(unaudited)
Balance Sheet Data:
Current assets
Cash and cash equivalents	$16,283,853	$11,446,016	$474,908	$15,558,797	$289	$325,108
Receivables	5,142,357	6,477,146	1,961,792	15,000	—	—
Inventories	9,742,886	3,306,094	5,388,243	—	—	—
Derivative instruments	8,572,730	2,276,611	930,380	—	—	—
Prepaid expenses	678,306	119,140	94,929	11,837	11,514	—

Total current assets	40,420,132	23,625,007	8,850,250	15,585,634	11,803	325,108

Property and Equipment	73,395,659	67,661,793	53,923,398	14,524,613	193,707	33,091
Less accumulated depreciation	(8,655,696)	(4,759,919)	(460,509)	(10,407)	(2,892)	—

Net property and equipment	64,739,963	62,901,874	53,462,889	14,514,206	190,815	33,091

Other Assets	12,113,074	11,441,433	417,038	20,000	—	—

Total Assets	$117,273,169	$97,968,314	$62,730,179	$30,119,840	$202,618	$358,199

			Amaizing Energy, L.L.C.*
	June 30,	September	September	September	September	September
	2007	30, 2006	30, 2005	30, 2004	30, 2003	30, 2002
	(unaudited)	(audited)	(audited)	(audited)	(unaudited)	(unaudited)
Liabilities and Members’ Equity:
Current Liabilities
Current maturities of long-term debt	$81,697	$9,583,175	$1,226,439	$—	$—	$—
Accounts payable	9,098,536	7,921,918	2,377,966	1,641,969	2,146	—
Accrued expenses	4,625	523,245	303,546	3,302	1,776	—
Note payable	311,488	—	1,600,000	—	119,000	—

Total current liabilities	9,496,346	18,028,338	5,507,951	1,645,271	122,922	—

Long-Term Debt, net of current maturities	21,530,799	13,897,226	29,003,592	—	—	—

Total Members’ Equity	86,246,044	66,042,750	28,218,636	28,474,569	79,696	358,199

Total Liabilities and Members’ Equity	$117,273,169	$97,968,314	$62,730,179	$30,119,840	$202,618	$358,199

*	During these periods the only entity in existence was Amaizing Energy, L.L.C.

Selected Quarterly Financial Data
     The following table summarizes unaudited financial information from our quarterly financial statements for Amaizing Energy Holding Company for fiscal years 2005, 2006 and 2007.

	First	Second	Third	Fourth
	Quarter	Quarter	Quarter	Quarter
Fiscal year ended September 30, 2007
Revenues	$32,033,732	$34,728,472	$32,575,055
Gross profit	14,365,505	12,122,839	5,760,563
Operating income	12,878,558	11,251,240	4,859,175
Net income	17,235,920	11,000,525	4,665,029
Basic and diluted earnings per unit	0.16	0.10	0.04

	First	Second	Third	Fourth
	Quarter	Quarter	Quarter	Quarter
Fiscal year ended September 30, 2006
Revenues	$22,137,766	$22,644,427	$27,907,770	$26,323,530
Gross profit	4,458,295	5,929,540	9,993,752	9,053,833
Operating income	3,946,679	5,500,096	9,378,047	8,316,147
Net income	2,477,807	5,519,609	12,450,384	9,241,314
Basic and diluted earnings per unit	0.02	0.05	0.12	0.09

	First	Second	Third	Fourth
	Quarter	Quarter	Quarter	Quarter
Fiscal year ended September 30, 2005
Revenues	$306	$830,300	$1,380,417	$4,067,314
Gross profit (loss)	(27,059)	69,410	(206,900)	253,092
Operating income (loss)	(118,811)	(93,340)	(644,344)	276,972
Net income (loss)	356,649	(70,046)	(644,344)	101,808
Basic and diluted earnings per unit	302.45	(1,539.97)	(167.41)	1,059.53

MANAGEMENT’S DISCUSSION AND ANALYSIS AND PLAN OF OPERATION
Overview
The following discussion should be read in conjunction with the “Selected Financial Data” and our consolidated financial statements and accompanying notes elsewhere in this prospectus. The following discussion contains forward-looking statements that reflect our plans, estimates and beliefs. Our actual results could differ materially from those discussed in the forward-looking statements. Factors that could cause or contribute to these differences include those discussed below and elsewhere in this prospectus, particularly in “Risk Factors.”
     We are an Iowa limited liability company formed on December 27, 2006 for the purpose of constructing a 100 million gallon per year ethanol plant in Atlantic, Iowa and expanding our existing 55 million gallon per year ethanol plant in Denison, Iowa to become a 100 million gallon per year plant. Our existing Denison plant was originally built as a 40 million gallon per year nameplate ethanol plant, but has consistently operated above nameplate capacity. In September 2006, Amaizing Energy, L.L.C. commenced work on process improvements at the Denison Plant. That work is now completed and the Denison plant and has the capacity to run at a rate in excess of 55 mgpy. The process improvements included the installation of Pavilion Advanced Process Control software and process improvements which provide for continuous monitoring of production processes to increase overall efficiencies and enhance production yields. The anticipated expansion of the Denison plant will add another 40 million gallons of annual nameplate production capacity. Following the expansion, we anticipate the Denison plant will have an annual production capacity of approximately 100 million gallons of ethanol. Upon completion of both the Atlantic plant and the Denison plant expansion, we will have an annual ethanol production capacity of approximately 200 million gallons per year.
     Based upon specifications produced by Fagen, Inc., our anticipated design-build contractor, we expect that following the completion of the construction of the Atlantic plant and the expansion of the Denison plant, each plant will annually consume 36 million bushels of corn and will annually produce approximately 100 million gallons of fuel-grade ethanol and approximately 333,000 tons of distillers grain. We currently estimate that it will take 15 to 18 months after construction commences to complete the Atlantic plant and 15 to 18 months after construction commences to complete the Denison plant expansion.
     We expect that both projects together will cost approximately $293,437,000 to complete. This includes approximately $136,598,000, including $10,000,000 of additional paid in capital in the acquisition of the construction timeslot, to construct the Atlantic plant and an additional $57,319,000 in other capital expenditures, start-up costs, and working capital for the Atlantic plant. The Atlantic plant construction cost includes $6,900,000 of cost escalator estimates per the letter of intent with Fagen, Inc. The estimated total project cost also includes approximately $65,768,000 to construct the Denison expansion and an additional $33,752,000 in other capital expenditures and working capital for the Denison plant. The Denison expansion costs include $13,608,000 of cost escalator estimates per the letter of intent with Fagen, Inc., which consists of three components: the CCI materials cost escalator; the 15 percent surcharge for unexpected costs related to the expansion; and 0.5 percent per month fee for each month that has passed between March 2007 and the month in which a valid notice to proceed is given to Fagen, Inc. Except for the letters of intent with Fagen, Inc., we do not have any binding or non-binding agreements with any contractor for the labor or materials necessary to build the plants. As a result, our anticipated total project cost is not a firm estimate and is expected to change from time to time as the projects progress.
Plan of Operations of Ethanol Plants
Project Capitalization
     We will not close the offering until we have raised the minimum offering amount of $40,000,000. We have until [twelve month date] to sell the minimum number of units to raise the minimum offering amount. If we sell the minimum number of units prior to [twelve month date], we may decide to continue selling units until we sell the maximum number of units or [twelve month date], whichever occurs first. Even if we successfully close the offering by selling at least the minimum number of units by [twelve month date], we will not release the offering proceeds from escrow until the cash proceeds in escrow equal $40,000,000.
     We have started identifying and interviewing potential lenders, however, we have not signed any commitment or contract for debt financing except for those debt commitments with CoBank described below under “Financing Arrangements” entered into for the purpose of partially funding the initial stage of construction of the Atlantic plant. Completion of the project relies entirely on our ability to attract these loans and close on this offering.
     A debt financing commitment only obligates the lender to lend us the debt financing that we need if we satisfy all the conditions of the commitment. These conditions may include, among others, the total cost of the project being within a specified amount, the receipt of engineering and construction contracts acceptable to the lender, evidence of the issuance of all permits, acceptable insurance coverage and title commitment, the contribution of a specified amount of equity and attorney opinions. Even though we must receive a debt financing commitment as a condition of closing escrow, an agreement to obtain debt financing may not be fully negotiated when we close escrow. Therefore, there is no assurance that such commitment will be received, or if it is received, that it will be on terms acceptable to us. At this time, we do not know what business and financial conditions will be imposed on us. We may not satisfy the loan commitment conditions before closing, or at all. If this occurs we may:
•	commence construction of the plant using all or a part of the equity funds raised while we seek another debt financing source;

•	hold the equity funds raised indefinitely in an interest-bearing account while we seek another debt financing source; or

•	return the equity funds, if any, to investors with accrued interest, after deducting the currently indeterminate expenses of operating our business or partially constructing the plant before we return the funds.
     While the foregoing alternatives may be available, we do not expect to begin substantial plant construction activity before satisfying the loan commitment conditions or closing the loan transaction because it is very likely that Fagen, Inc. will not begin substantial plant construction activities until satisfaction of any loan commitment conditions or loan closing. However, in the unlikely event that a lending institution allows us to spend equity proceeds prior to closing the loan and obtaining loan proceeds, we may decide to spend equity proceeds on project development expenses, such as securing critical operating contracts or owner’s construction costs such as site development expenses. If we decide to proceed in that manner, we expect the minimum aggregate offering amount would satisfy our cash requirements for approximately 4 months and the maximum aggregate offering amount would satisfy our cash requirements for approximately 10 months. We have commenced initial site work and some construction for the Atlantic plant. Proceeding with substantial plant construction prior to satisfaction of the loan commitment conditions or closing the loan transaction could cause us to abandon the project or terminate operations. As a result, you could lose all or part of your investment.
     We also do not expect to hold the equity funds indefinitely in an interest-bearing account while we seek another debt financing source because it is likely that Fagen, Inc. would not be willing to renew its letter of intent with us until we had secured a debt financing source. Our letters of intent with Fagen, Inc. for the Atlantic plant and the Denison plant terminate on December 31, 2007 and March 31, 2008, respectively, unless at least 10% of the necessary equity has been raised and certain other project milestones are met. If we fail to find a new debt financing source and Fagen, Inc. refuses to renew or extend its letters of intent with us, we would expect to return your investment with any accrued interest after deducting operating expenses. Please refer to the section of the prospectus entitled, “RISK FACTORS — Risks Related to Our Financing Plan,” for a discussion of the risks involved in project capitalization.
Site Acquisition and Development
     The existing Denison plant is located on Highway 30 and resides on 51.65 acres of ground between the Canadian National and Union Pacific rail lines southwest of Denison, Iowa. The Denison expansion will be built within the existing site location. Additional land will be acquired through the expansion process in order to complete rail improvements at the Denison site. Amaizing Energy Holding Company is exploring several options for improving the existing rail infrastructure for the Denison plant. The primary objectives of the rail improvements will be to facilitate unit train loading and unloading capabilities at the Denison plant. The improvements will enhance operating efficiencies and increase asset utilization rates over current rail loading capacities. Amaizing Energy Holding Company has acquired some of the land that will be needed for the expansion. Amaizing Energy Holding Company is currently working with several other land owners to obtain options agreements and/or purchase agreements. This is expected to allow flexibility in the final rail design to minimize the infrastructure costs and maximize Amaizing Energy Holding Company’s logistical options for receiving, loading and shipping on rail.
     The proposed location for the Atlantic site is located northwest of Atlantic, Iowa on Glacier Road and 0.5 miles east of State Highway 83. The proposed parcel has 110 acres of ground. The site is bordered on the east by the Iowa Interstate Railroad (IAIS), which operates a 500 mile stretch of railroad between Omaha, Nebraska and Illinois. Many major rail carriers can be accessed off the IAIS. Amaizing Energy Holding Company is currently negotiating with Cass County for the improvement of a 3.1 mile roadway from State Highway 83 to the site to provide paved road access to the site. In anticipation of a development agreement being finalized, we have paved the portion of the road between highway 83 and our site. If approved, Cass County would likely issue a general obligation bond offering to fund the improvement. The bond indenture would be repaid with tax proceeds from the community, including Amaizing Energy Holding Company’s annual property tax payments. Under such arrangement, Amaizing Energy Holding Company would have no obligations relative to the bond offering.
Plant Construction, Expansion and Start-up of Full Plant Operations
     We expect to complete the construction and start-up of the proposed Atlantic plant within approximately 15 to 18 months after Fagen accepts a notice to proceed and to complete the expansion of the Denison plant within approximately 15 to 18 months after Fagen accepts the notice to proceed. We will complete the final design and development of the Atlantic plant and Denison plant expansion prior to the commencement of significant construction at the sites. We also plan to negotiate and execute finalized design-build contracts concerning the construction of the Atlantic plant and expansion of the Denison plant and utility agreements for the provision of necessary electricity, natural gas and other power sources for both sites. Provista Renewable Fuels Marketing, LLC (Provista) is currently engaged as our ethanol marketer for Amaizing Energy Denison and we anticipate entering into an ethanol marketing agreement with Provista for the ethanol produced at the Atlantic plant in the future. United Bio Energy Ingredients, LLC (UBE) is currently engaged as the distillers grains marketer for the Denison plant and we anticipate entering into a distillers grain marketing agreement with UBE for the distillers grains produced at the Atlantic plant in the future. Assuming the successful completion of this offering and our obtaining the necessary debt financing, we expect to have sufficient cash on hand to cover construction and related start-up costs necessary to make the plants fully operational. We estimate that we will need approximately $136,598,000, including $10,000,000 of additional paid in capital in the acquisition of the construction timeslot, to construct the Atlantic plant and a total of approximately $57,319,000 to cover all other expenditures necessary to complete the Atlantic project, make the plant operational and produce revenue. We estimate that we will need approximately $65,768,000 to construct the Denison expansion and a total of approximately $33,752,000 to cover all other expenditures necessary to complete the Denison project, make the expansion operational and produce revenue.
Future Plans to Participate in Other Ethanol Manufacturing Plants
     We do not have any agreements or arrangements with other ethanol projects at this time. We will continue to monitor and evaluate opportunities as they present themselves to determine if participation in any other project is in our best interests.
Trends and Uncertainties Impacting the Ethanol Industry and Our Future Revenues
     If we are successful in building and constructing the ethanol plant in Atlantic as well as expanding our ethanol plant in Denison, we expect our future revenues will primarily consist of sales of ethanol and distillers grains. We expect ethanol sales to constitute the bulk of our revenues. We believe the recent decrease in the price of ethanol has been caused by the increase in the supply of ethanol from the number of new ethanol plants scheduled to begin production in the near future and the ongoing expansion of current plants.As of September 24, 2007 the rack price for ethanol in the Midwest ranged from $1.71 per gallon to $1.94 per gallon, which is down from its record price of $3.97 per gallon in July 2006. According to the Renewable Fuels Association, there are currently 131 ethanol plants in operation across the country, 10 of which are undergoing expansions, and an additional 73 ethanol plants under construction nationwide (RFA, “Ethanol Biorefinery Locations). The RFA also indicates that these ethanol plants currently under construction and expansion, if completed, will add an additional 6.6 billion gallons of annual production capacity on top of the existing 6.9 billion gallons of annual production capacity that already exists nationwide. A greater supply of ethanol on the market from other plants could reduce the price we are able to charge for our ethanol and this could negatively impact our future revenues.
     We also expect to benefit from federal ethanol supports and federal tax incentives. Changes to these supports or incentives could significantly impact demand for ethanol. On August 8, 2005, President George W. Bush signed into law the Energy Policy Act of 2005. The Energy Policy Act contains numerous provisions that are expected to favorably impact the ethanol industry by enhancing both the production and use of ethanol. Most notably, the Energy Policy Act created a 7.5 billion gallon renewable fuels standard (the “RFS”). The RFS is a national renewable fuels mandate as to the total amount of national renewable fuels usage but allows flexibility to refiners by allowing them to use renewable fuel blends in those areas where it is most cost-effective rather than requiring renewable fuels to be used in any particular area or state. The RFS began at 4 billion gallons in 2006, and will increase to 7.5 billion gallons by 2012. According to a summary of the RFS provisions prepared by the U.S. Senate Committee on Energy and Natural Resources, the Energy Policy Act is expected to lead to about $6 billion in new investment in ethanol plants across the country (“Highlights of the Bipartisan Energy Bill,” August 1, 2005).

     Ethanol production continues to rapidly grow as additional plants and plant expansions become operational. According to the Renewable Fuels Association, 131 ethanol plants were producing ethanol in October 2007 with a combined annual production capacity of 6.9 billion gallons per year (RFA, “Ethanol Biorefinery Locations”). Of those plants currently producing ethanol, 10 were expanding production capacity and an additional 73 plants were under construction (RFA, “Ethanol Biorefinery Locations”). The current expansions and plants under construction will constitute an additional production capacity of 6.6 billion gallons per year when completed (RFA, “Ethanol Biorefinery Locations”). Since the current national ethanol production capacity exceeds the 2006 RFS requirement, we believe that other market factors, such as the growing trend for reduced usage of MTBE by the oil industry, state renewable fuels standards and increases in voluntary blending by terminals, are primarily responsible for recent ethanol prices. Accordingly, it is possible that the RFS requirements may not significantly impact ethanol prices in the short-term. While the increased requirement of 7.5 billion by 2012 may support ethanol prices in the long-term, the greater supply of ethanol on the market from these additional plants and plant expansions has reduced the price we are currently able to charge for our ethanol. These fluctuations in price may decrease our future revenues.
     Demand for ethanol may increase as a result of increased consumption of E85 fuel. E85 fuel is a blend of 70% to 85% ethanol and gasoline. According to the Energy Information Administration, E85 consumption is projected to increase to 200 million gallons per year by 2030 (Annual Energy Outlook 2007, February 2007). E85 is used as an aviation fuel and as a hydrogen source for some fuel cells. There are currently about 6 million flexible fuel vehicles capable of operating on E85 on U.S. roads (National Ethanol Vehicle Coalition). The National Ethanol Vehicle Coalition reports that there are approximately 1,292 retail stations supplying E85 (“E85 Refueling Locations by State,”) Ford and General Motors have recently begun national campaigns to promote ethanol and flexible fuel vehicles. Automakers have indicated plans to produce an estimated 1 million more flexible fuel vehicles per year. The demand for E85 is largely driven by flexible fuel vehicle penetration of the U.S. vehicle fleet, the retail price of E85 compared to regular gasoline and the availability of E85 at retail stations. Because flexible fuel vehicles can operate on both ethanol and gasoline, if the price of regular gasoline falls below E85, demand for E85 will decrease as well. In addition, gasoline stations offering E85 are relatively scarce. However, most of these stations are in the upper Midwest (National Ethanol Vehicle Coalition, “E85 Refueling Locations by State”). The Energy Policy Act of 2005 established a tax credit of 30% for infrastructure and equipment to dispense E85, which became effective in 2006 and is scheduled to expire December 31, 2010. This tax credit is expected to encourage more retailers to offer E85 as an alternative to regular gasoline. There are currently at least 69 gasoline retailers offering E85 throughout Iowa (National Ethanol Vehicle Coalition, “E85 Refueling Locations by State”).
     Demand for ethanol has been supported by higher oil prices and its refined components. While the mandated usage required by the renewable fuels standard has driven demand, our management believes that the industry will require an increase in voluntary usage in order to experience continued long-term growth. We expect this will happen only if blenders deem the price of ethanol economical. Our management also believes that increased consumer awareness of ethanol-blended gasoline will be necessary to motivate blenders to voluntarily increase the amount of ethanol blended into gasoline. In the future, a lack of voluntary usage by blenders in combination with additional supply may damage our ability to generate revenues and maintain positive cash flows.
     Although the Energy Policy Act of 2005 did not impose a national ban of methyl tertiary butyl ether (MTBE), the primary competitor of ethanol as a fuel oxygenate, we believe that the Energy Policy Act’s failure to include liability protection for manufacturers of MTBE could result in refiners and blenders using ethanol as an oxygenate rather than MTBE to satisfy the Clean Air Act’s reformulated gasoline oxygenate requirement. This created some additional demand in the short-term, the Energy Policy Act repealed the Clean Air Act’s 2% oxygenate requirement for reformulated gasoline immediately in California and 270 days after enactment elsewhere. However, the Clean Air Act also contains an oxygenated fuel requirement for areas classified as carbon monoxide non-attainment areas. These areas are required to establish an oxygenated fuels program for a period of no less than three months each winter. The minimum oxygen requirement for gasoline sold in these areas is 2.7% by weight. This is the equivalent of 7.7% ethanol by volume in a gasoline blend. This requirement was unaffected by the Energy Policy Act and a number of states, including California, participate in this program.
     Consumer resistance to the use of ethanol may affect the demand for ethanol, which could affect our ability to market our product and reduce the value of your investment. According to media reports in the popular press, some consumers believe that use of ethanol will have a negative impact on gasoline prices at the pump. Many also believe that ethanol adds to air pollution and harms car and truck engines. Still other consumers believe that the process of producing ethanol actually uses more fossil energy, such as oil and natural gas, than the amount of ethanol that is produced. These consumer beliefs could potentially be wide-spread. If consumers choose not to buy ethanol, it would affect the demand for the ethanol we produce which could negatively affect our ability sell our product and negatively affect our profitability.

Trends and Uncertainties Impacting the Corn and Natural Gas Markets and Our Future Cost of Goods Sold
     We expect our future cost of goods sold will consist primarily of costs relating to the corn and natural gas supplies necessary to produce ethanol and distillers grains for sale. According to the United States Department of Agriculture, the 2006 corn crop was the third largest on record at 10.5 billion bushels. (USDA, National Agricultural Statistics Service ). According to USDA’s Economic Research Service, approximately 14 percent of corn was used for ethanol in the 2005-06 crop year, but USDA projects that this percentage will continue to increase and that 30 percent of all corn produced in the United States will be used for ethanol production in the 2009-10 crop year (“Ethanol Expansion in the United States: How Will the Agricultural Sector Adjust?”,). According to the U.S. Department of Agriculture, ethanol production adds $0.25 to $0.50 to the value of a bushel of corn. . The USDA has reported that U.S. farmers have planted corn on approximately 93 million acres of farmland in 2007, which is 19 percent more corn acres than in 2006 (USDA, “U.S. Farmers Plant Largest Corn Crop in 63 Years). Despite the large 2006 corn crop, corn prices have increased sharply since August 2006 and we expect corn prices to remain at historically high price levels. We expect continued volatility in the price of corn, which will significantly impact our cost of goods sold. The Iowa Renewable Fuels Association reports that there are at least 28 ethanol plants currently operating in Iowa, 5 of which are under expansion, and at least 15 more plants under construction in Iowa (“Iowa RFA Ethanol Refineries). The number of operating and planned ethanol plants in our immediate surrounding area and nationwide will also significantly increase the demand for corn. This increase will likely drive the price of corn upwards in our market, which will impact our ability to operate profitably.
     Natural gas is also an important input commodity to our manufacturing process. Following the completion of the Atlantic plant and the expansion of the currently operational Denison plant, we estimate that our natural gas usage will be approximately 10% to 15% of our annual total production cost. Our greatest use of natural gas is to dry our distillers grain products to moisture contents at which they can be stored for long periods of time, and can be transported greater distances. Dried distillers grains have a much broader market base, including the western cattle feedlots, and the dairies of California and Florida. Natural gas prices have moderated somewhat from record high prices in 2005 following an active hurricane season in the Gulf of Mexico that disrupted natural gas production (EIA, “Price of Natural Gas Sold to Commercial Customers in the U.S.). However, future hurricanes in the Gulf of Mexico could cause similar or greater disruptions. Changes in the price of natural gas may further increase the costs of production of our expanded facilities. Natural gas prices tend to follow crude oil prices, which have reached historic highs in 2007 and continue to experience significant volatility. We expect this trend to continue into 2008. In addition, the price of natural gas has historically fluctuated with seasonal weather changes, often experiencing price spikes during extended cold spells. We expect continued volatility in the natural gas market. Any ongoing increases in the price of natural gas will increase our cost of production and may negatively impact our future profit margins.
Employees
     As of the date of this prospectus, we have 43 full-time employees. All of these employees are currently employed at the Denison plant. We expect to hire 46 additional employees to staff the Atlantic plant, all of which we expect to be hired prior to the time the plant is operational. We also expect to hire 11 more employees to support plant operations in Denison, all of which we expect to be hired prior to the time the Atlantic plant and the Denison expansion plants are operational. The chart below outlines the positions that currently exist at the Denison plant and the additional employees we expect to hire in Denison.

		# Employed
Position	Current	Additions	Total

Chief Executive Officer	1		1
President/General Manager	1		1
Chief Financial Officer	1		1
Controller	1		1
Plant Manager	1		1
Tech Manager		1	1
Operations Manager	1		1
Safety Compliance Officer	1		1
Maintenance Manager	1		1
Lab Manager	1		1

		# Employed
Position	Current	Additions	Total

Plant Engineer	1		1
Risk Management Staff	2		2
Office Staff	3	4	7
Lab/Quality Staff	2		2
Engineering Staff		1	1
Maintenance Staff	7	2	9
Operations Staff	19	3	22

TOTAL	43	11	54
     The chart below summarizes the positions we expect to fill at our Atlantic plant.

Position	# Employed

Plant Manager	1
Controller	1
Tech Manager	1
Operations Manager	1
Maintenance Manager	1
Lab Manager	1
Plant Engineer	1
Risk Management Staff	2
Office Staff	3
Lab/Quality Staff	2
Engineering Staff	1
Maintenance Staff	7
Operations Staff	24

TOTAL	46
     Upon completion of the construction and commencement of operations of the Atlantic plant and the Denison expansion plants, we will employ a total of approximately 100 people as summarized below:

		# Employed
Position	Denison	Atlantic	Total

Chief Executive Officer	1	0	1
President/General Manager	1	0	1
Chief Financial Officer	1	0	1
Controller	1	1	2
Plant Manager	1	1	2
Tech Manager	1	1	2
Operations Manager	1	1	2
Safety Compliance Officer	1	0	1
Maintenance Manager	1	1	2
Lab Manager	1	1	2
Plant Engineer	1	1	2
Risk Management Staff	2	2	4
Office Staff	7	3	10
Lab/Quality Staff	2	2	4
Engineering Staff	1	1	2
Maintenance Staff	9	7	16
Operations Staff	22	24	46

TOTAL	54	46	100

     Our board of directors and our existing management team will work with human resources professionals to fill these positions. Our staff will be hired both locally and regionally. We intend to train employees through state programs available through Iowa community colleges and in coordination with training programs provided by the Fagen/ICM design-build team. Technical supervision will be provided through our training period and start-up period by on-site personnel from Fagen and ICM as well as by the existing management team in place at the Denison plant.
     Our management team currently consists of the following three individuals: Sam Cogdill, who currently serves as our chief executive officer; Alan Jentz, who currently serves as our president and general manager; and Connie Jensen, who currently serves as our chief financial officer.
Results of Operations

	Three Months	Three Months	Nine Months	Nine Months
	Ended	Ended	Ended	Ended
	June 30, 2007	June 30, 2006	June 30, 2007	June 30, 2006
	(unaudited)	(unaudited)	(unaudited)	(unaudited)
Income Statement Data:
Revenues	$32,575,055	$27,907,770	$99,337,259	$72,689,962
Cost of Good Sold	26,814,492	17,914,018	67,088,352	52,308,375

Gross Margin	5,760,563	9,993,752	32,248,907	20,381,587
Operating Expenses	901,388	615,705	3,259,934	1,556,765

Operating Income (Loss)	4,859,175	9,378,047	28,988,973	18,824,822
Other Income	(194,146)	3,072,337	3,912,501	1,622,977

Net Income (Loss)	$4,665,029	$12,450,384	$32,901,474	$20,447,799

Net Income (Loss) Per Unit	$0.04	$0.12	$0.31	$0.19

		Amaizing Energy, L.L.C.*
	Year Ended	Year Ended	Year Ended	Year Ended	Year Ended
	September 30,	September 30,	September 30,	September 30,	September 30,
	2006	2005	2004	2003	2002
	(audited)	(audited)	(audited)	(unaudited)	(unaudited)
Income Statement Data:
Revenues	$99,013,502	$6,278,337	$—	$—	$—
Cost of Good Sold	69,578,082	6,189,794	—	—	—

Gross Margin	29,435,420	88,543	—	—	—
Operating Expenses	2,294,451	668,066	330,109	330,048	3,089

Operating Income (Loss)	27,140,969	(579,523)	(330,109)	(330,048)	(3,089)
Other Income	2,548,145	323,590	108,619	51,545	—

Net Income (Loss)	$29,689,114	$(255,933)	$(221,490)	$(278,503)	$(3,089)

Net Income (Loss) Per Unit	$0.28	$(0.02)	$(0.02)	$(0.02)	$(0.01)

* During these periods the only entity in existence was Amaizing Energy, L.L.C.
Nine Months Ended June 30, 2007
     Revenues. Our revenues are derived primarily from the sale of ethanol and distillers grains from our Denison plant. Ethanol prices are determined by the market’s supply and demand of ethanol, and is therefore largely outside our control. In accordance with our marketing agreements for the marketing and sale of ethanol, freight and marketing fees and commissions are deducted from the gross sales price at the time payment is remitted to the Denison plant. For financial accounting purposes, we book gross revenues, and recognize freight, marketing fees, and inventory adjustments as costs of goods sold.
     Our distillers grains is sold in two forms – dried distillers grains with solubles (DDGS), which is dried to a 10% moisture level, and modified wet distillers grains with solubles (MWDGS), which is dried to a 55% moisture level. Because our distillers grains sales prices have historically risen and fallen with the price of the underlying feedstock, corn, the resulting sales prices have been somewhat volatile. We sell MWDGS in response to the local market supply and demand for the product, within approximately one hundred miles of our plant. MWDGS is priced at the plant by our employed distillers grains marketer; freight is usually excluded from the quoted prices. Distillers grains that cannot be sold as MWDGS, which requires less drying than DDGS and therefore shortens the product’s shelf-life but saves natural gas cost, is dried to a lower moisture product and sold as DDGS under a marketing agreement. In accordance with this agreement, freight and marketing fees and commissions are deducted from the gross sales price at the time payment is remitted to the Denison plant.

     Total revenues rose by $26.6 million, from $72.7 million for the nine months ended June 30, 2006, to $99.3 million for the nine months ended June 30, 2007, an increase of nearly 37%. During these respective time periods, ethanol revenues increased 37%, DDGS revenues increased 16%, and MWDGS revenues increased 49%.
     The increase in ethanol revenues was the result of two primary factors. The number of gallons sold increased 11%, from 36.5 million gallons during the nine months ended June 30, 2006, to 40.5 million gallons during the nine months ended June 30, 2007. In addition, the per gallon gross price received for the ethanol sold increased 23%, from $1.77 per gallon to $2.18 per gallon, for the same time periods. The increased number of gallons sold was indicative of an increased production capacity. The Denison plant began operations in September 2005, and the trailing monthly average production has increased steadily since we commissioned our plant at 40 million gallons per year of production, with the annualized run rate now in excess of 55 million gallons per year. Our ethanol prices were greater during the nine months ended June 30, 2007, than the same period in 2006. While gasoline prices were high in the prior period ended June 30, 2006, we had most of our production volume sold in advance of the hurricane influenced run-up in energy prices, which began in the fall of 2005. Committing sales in advance of production in order to effectuate appropriate margins is a key component of our risk management planning.
     The increases in the cumulative revenues of our distillers grains was the result of both increased production and increased prices. While the number of tons of DDGS sold fell from 45,800 tons in the nine months ended June 30, 2006, to 40,600 tons in the nine months ended June 30, 2007, we increased the amount of MWDGS sold from 137,000 tons to 168,900 tons, a 23% increase year-over-year for the same time periods. The gross price received for our DDGS rose 39%, from $96.40 per ton for the nine months ended June 30, 2006, to $133.62 per ton for the nine months ended June 30, 2007. Our MWDGS price received rose 9% for the same time periods, from $30.56 per ton to $33.23 per ton. During the nine months ended June 30, 2006, the hurricanes in the Gulf Coast caused severe damage to grain export and import capabilities, and dampened corn and DDGS prices resulted. The modest increase in MWDGS prices was a result of both increased competition in our selling market and the result of committed prices on a significant volume of the tons sold during the nine months ended June 30, 2007. We remain committed and able to sell MWDGS at competitive prices, as it reduces the natural gas usage and associated cost on a per ton basis. In December 2005, three months after we began production, two of our grain bins collapsed and were completely destroyed and a third grain bin was damaged. The bins were originally built in 1975, and were acquired by our Denison plant from Archer Daniels Midland Company (ADM). While the bin collapse caused less efficient use of employee and grain throughput resources in our operations, we experienced less than half a day of production downtime, and our monthly production in December 2005 in fact increased more than 7% over the preceding month, from 3.9 million gallons of production in November 2005 to 4.2 million gallons of production in December 2005.
     Cost of Goods Sold. Cumulative cost of goods sold for the nine months ended June 30, 2007, increased $14.8 million over the nine months ended June 30, 2006. The 28% increase from $52.3 million to $67.1 million was derived from increased cost of corn, our primary feedstock in the ethanol production process, freight cost, and was partially offset by decreased natural gas costs and gains from our hedging activities.
     Total corn cost increased from $24.2 million for the nine months ended June 30, 2006, to $41.9 million for the nine months ended June 30, 2007. This 73% increase was the combined result of a 7% increase in the total number of bushels consumed, from 13.3 million bushels to 14.3 million bushels, and a 51% increase in the average price for our corn, from $1.89 per bushel to $2.86 per bushel, for the same time periods, respectively. While ethanol production increased 11% for the nine months ended June 30, 2007, compared to the nine months ended June 30, 2006, corn consumed in the production of ethanol increased only 7% as a result of improved production efficiencies.
     Total freight costs increased 27% from $5.5 million for the nine months ended June 30, 2006, to $7.0 million for the nine months ended June 30, 2007. The majority of this $1.5 million increase was due to higher rail shipping costs for our ethanol transportation, which rose 28% from $4.7 million for the nine months ended June 30, 2006, to $6.1 million for the nine months ended June 30, 2007. Per gallon freight costs rose from $0.13 per gallon to $0.15 per gallon for the same time periods, respectively, as our greater volume of ethanol was moved to broader regions, including California and the Northeast United States, and as railroads levied fuel surcharges to offset their own higher costs of service, especially in the quarters ending December 31, 2006, and March 31, 2007.
     Natural gas cost decreased from $8.4 million for the nine months ended June 30, 2006, to $7.4 million for the nine months ended June 30, 2007. Natural gas usage rose for the same respective time periods by 3%, with increased ethanol production requiring greater gas usage that was partially offset by realized increased sales of MWDGS in comparison to DDGS, and correspondingly less natural gas usage per gallon of ethanol produced. Natural gas cost dropped 18%, from $9.06 per million British thermal units of natural gas (“MMBTU”) paid during the nine months ended June 30, 2006, to $7.47 per MMBTU paid during the nine months ended June 30, 2007.

     In order to reduce the risk caused by market fluctuations in the commodity prices of our corn and natural gas costs, we hedge certain of our anticipated purchases by entering into options, futures contracts and swap agreements. These contracts allow us to fix a portion of the prices associated with our feedstock requirements, the prices for which are quoted in exchange-traded or over-the-counter markets. For such derivative instruments associated with feedstock purchases during the period, we record earnings or losses as adjustments to our cost of goods. We mark the instruments to market on a monthly basis, recording such adjustments on our balance sheet.
     In the nine months ended June 30, 2006, we recorded a loss from hedging instruments of $1.1 million. For the nine months ended June 30, 2007, we recorded income from hedging instruments of $4.5 million, an increase of $5.6 million. The increase was attributable primarily to rising corn costs, which caused an increase in the value of the hedging instruments.
     The industry and macro-economic factors that influenced corn and natural gas pricing during the nine months ended June 30, 2006, were driven by the hurricane impacts in the Gulf Coast, especially from Hurricane Katrina during the quarters ending December 31, 2005, and March 31, 2006. Significant United States natural gas production was damaged, and resulting prices rose accordingly. The prices we paid for natural gas during the nine months ended June 30, 2007, were much reduced, as noted above.
     Also in the aftermath of the hurricanes in 2005, export grain market infrastructure was severely curtailed through the lower Mississippi River and New Orleans region. With strong grain production during the fall harvest in 2005, storage and export constraints combined to cause lower cash grain prices. The local grain basis, used in the bid and ask pricing of cash corn and stated as the number of cents above or below the Chicago Board of Trade (CBOT), widened from an historic average of approximately -$0.20 per bushel to more than -$0.50 per bushel, and resulted in lower cash corn cost during the time period. During the nine months ended June 30, 2007, our cash corn costs rose along with the increase in CBOT exchange prices, as noted previously, but were partially offset by gains in the value of our derivative hedge positions. These increased CBOT corn prices were driven by increased future consumption needs for the grain, especially from growing ethanol production projected to become operational in calendar years 2007 and 2008.
     Gross Margin. Gross margin increased $11.9 million, or 58.%, from a $20.4 million, 28% gross margin for the nine months ended June 30, 2006, to a $32.3 million, 32% gross margin for the nine months ended June 30, 2007. This increase was primarily driven by the significant increase in the value of our ethanol, and was further complemented by improved efficiencies in our operations in the conversion of corn to ethanol and gains from our hedging activities.
     Operating Expenses. Operating expenses rose $1.7 million, from $1.6 million for the nine months ended June 30, 2006, to $3.3 million for the nine months ended June 30, 2007, a 109% increase. This increase was due primarily to costs incurred for the formation of our holding company and costs associated with the development and preliminary work at our Atlantic plant site. The most significant items of note were expenses related to professional fees, which increased $0.4 million due to accounting, legal, and consulting fees, and an increase in development and organizational costs for our Atlantic plant of $0.6 million.
     Interest Expense. Interest expense decreased $0.4 million, or 20.8%, from $1.8 million for the nine months ended June 30, 2006, to $1.4 million for the nine months ended June 30, 2007, as we reduced our borrowings on our bank facilities for our Denison plant.
     Other Income and Expense. For the nine months ended June 30, 2006, cumulative other income and expense, excluding interest expense, totaled $3.4 million. Cumulative other income and expense, excluding interest expense, for the nine months ended June 30, 2007 totaled $5.3 million of income.
     During the nine months ended June 30, 2006, we recorded a $2.1 million gain on insurance settlement related to our bin failure in December 2005. During the nine months ended June 30, 2007, we recorded a gain on insurance settlement of $4.7 million attributable to our bin failure, which was the primary driver in the $1.9 million increase in cumulative other income and expense, excluding interest expense.
     For the nine months ended June 30, 2006, we received $0.9 million of Commodity Credit Corporation (CCC) Bioenergy program income, payable through a division of the United States Department of Agriculture (USDA). This CCC program enabled ethanol producers to receive payments based on increases in the number of bushels of corn used in ethanol production compared to the previous year. Because we began production in September 2005, and we had not produced any ethanol the previous year, we were eligible to receive a pro rata share of funded monies amounting to $0.9 million through June 30, 2006. The program ended in June 2006.

     Net Income. Net income increased $12.5 million, or 61%, from $20.4 million for the nine months ended June 30, 2006, to $32.9 million for the nine months ended June 30, 2007. The factors contributing to the increase, discussed previously, included higher ethanol prices, higher distillers grain prices, increased production of ethanol and distillers grain, lower natural gas prices, gains in hedging, and gains from insurance settlements, partially offset by increases in corn costs and operating expenses.
Three Months Ended June 30, 2007 Compared to the Three Months Ended June 30, 2006
     Revenues. For the three months ended June 30, 2007 (“Q3 2007”), our total revenues totaled $32.6 million, a $4.7 million or 16.7% increase over the $27.9 million earned during the three months ended June 30, 2006 (“Q3 2006”). The greater revenues were driven primarily by higher ethanol revenues, which increased 15.6% from $25.0 million during Q3 2006 to $28.9 million during Q3 2007. While total ethanol sold increased only modestly for the time periods, respectively, from 13.1 million gallons to 13.2 million gallons, the gross price received for the ethanol increased 14.7%, from $1.91 per gallon to $2.19 per gallon. Although the per gallon gross price received was higher in Q3 2006 than in prior quarters, as indicated by the $1.91 value received per gallon during Q3 2006 compared to the $1.77 received per gallon for the nine months ended June 30, 2006, we received an additional increase in the per gallon ethanol price received during Q3 2007 due to continued high oil and gas prices and as a result of our risk management program. Some of our production is marketed well in advance of the periods in which it is actually sold, as previously discussed.
     Tons of DDGS sold decreased from 16.7 million in Q3 2006 to 11.8 million in Q3 2007, as we decreased our proportion of distillers grains sold as DDGS, which resulted in tons of MWDGS sold increasing from 44.7 million in Q3 2006 to 58.2 million in Q3 2007. We were able to grow the number of tons of distillers grains sold as MWDGS due to continued demand for quality, consistent delivery of our product to existing customers and by increasing the geography in which our customers reside. The per ton price received for both forms of distillers grains increased from Q3 2006 to Q3 2007 as a result of higher corn and general feed values. Gross DDGS price received per ton increased from $87.12 in Q3 2006 to $107.51 in Q3 2007, and MWDGS price received per ton increased from $33.53 to $41.24 for the same time periods, respectively. While the price of corn rose significantly from Q3 2006 to Q3 2007, as discussed below, the per ton price received for our distillers grains rose less due to greater competitive pressure from new ethanol plants that have started up during the nine months prior to our Q3 2007. Gross DDGS price received rose from $87.12 per ton during Q3 2006 to $107.51 per ton during Q3 2007, a 23.4% increase. Gross MWDGS price received rose from $33.53 per ton during Q3 2006 to $41.24 per ton during Q3 2007, a 23.0% increase. We expect continued pressure on distillers grains prices as a greater number of ethanol plants begin production.
     Cost of Goods Sold. Cumulative cost of goods sold increased significantly from Q3 2006 to Q3 2007, rising 50.0% from $17.9 million to $26.8 million. The primary contributing factor to this $8.9 million increase was higher corn costs. Our total cost of corn increased from $9.2 million, with a per bushel cost of $1.99, in Q3 2006, to $15.8 million, with a per bushel cost of $3.41, in Q3 2007. The increase in the cost resulted from low corn basis levels and pricing in Q3 2006 associated with heavy inventories and a lack of weather-influenced price spikes, compared to higher corn costs in Q3 2007 due to United States ethanol demand and more normalized international grain sales and movement around the world. In addition to the cash cost of the corn, we posted combined hedging gains of $0.2 million in Q3 2006, compared to combined hedging losses of $1.6 million in Q3 2007. Variability in the types of hedging instruments we use, and volatility in the prices of the commodities, combine to influence both our gains and losses depending upon the margin anticipated at the time the hedges are put in place and the dates of actual production associated with the commodities underlying those hedging instruments.
     While our usage of natural gas decreased slightly, from 324.2 thousand MMBTU’s in Q3 2006 to 321.6 thousand MMBTU’s in Q3 2007, the price of natural gas increased from $6.21 per MMBTU to $7.26 per MMBTU for the quarters, respectively. The differences in the natural gas prices were the result of annual supply and demand factors.
     Gross Margin. Gross margin totaled $5.8 million, or 17.7%, during Q3 2007, a -42.4% decrease from the $10.0 million, 35.8%, gross margin posted for Q3 2006. The decline in gross margin was the result of the higher corn and natural gas costs and hedging results discussed above, partially offset by higher revenues received for both ethanol and cumulative distillers grains.
     Operating Expenses. Operating expenses increased 46.4%, from $0.6 million in Q3 2006 to $0.9 million in Q3 2007, driven primarily by professional fees associated with this offering, and amortization costs of $.2 million incurred in Q3 2007. We restructured certain of our debt facilities in Q3 2007, which resulted in a write-off of the associated amortizable financing fees.

     Interest Expense. Interest expense declined from $0.61 million in Q3 2006 to $0.46 million in Q3 2007 as a result of decreased borrowings.
     Other Income and Expense. Other income and expense, net of interest expense, totaled $0.26 million of other income in Q3 2007, compared to nearly $2.5 million of other income in Q3 2006. In Q3 2006, we received a $3.2 million gain on insurance settlement associated with our December 2005 bin collapse, and $0.33 million from the USDA’s CCC program.
     Net Income. Net income totaled $4.7 million in Q3 2007, a 62.5% decline from the $12.5 million posted in Q3 2006. The decrease was the result of higher corn and natural gas costs, hedging losses, higher operating expenses, and a decline in other income, partially offset by increased ethanol pricing.
Three Months Ended June 30, 2007 Compared to the Three Months Ended March 31, 2007
     Revenues. During Q3 2007, our $32.6 million of total revenues was a -6.2%, or $2.1 million, decrease from the previous three month period ending March 31, 2007 (“Q2 2007”), in which we posted total revenues of $34.7 million. Our ethanol revenues declined from $30.6 million received in Q2 2007 to $28.9 million in Q3 2007. The decline was due to a decrease in the amount of ethanol sold during from Q2 2007 to Q3 2007, from 13.6 million gallons to 13.2 million gallons, and a decline in the gross ethanol price received, from $2.25 per gallon to $2.19 per gallon for the same time periods, respectively. We had a shutdown period during Q3 for routine maintenance, which decreased the number of gallons produced. The downtime is part of a semi-annual, regularly scheduled maintenance routine. After strong ethanol prices in recent periods, including Q2 2007, we saw a decline in the price received in Q3 2007 due to increasing volumes of ethanol entering the market.
     Revenues from cumulative distillers grains sales decreased from $4.1 million in Q2 2007 to $3.7 million in Q3 2007, in part due to smaller volumes of product associated with our planned maintenance shut-down. In addition to the smaller volumes, the national and worldwide gross price of DDGS declined due to increased volumes of product brought into the markets by new ethanol producers, settling at $107.51 per ton in Q3 2007 after averaging $129.95 per ton in Q2 2007. This decrease in gross price was partially offset by an increase in the gross price we received for our MWDGS, which averaged $41.24 per ton in Q3 2007, up from $37.75 per ton in Q2 2007. We expect continued pressure on distillers grains prices as a greater number of ethanol plants begin production.
     Cost of Goods Sold. Cumulative cost of goods sold increased 18.6%, from $22.6 million in Q2 2007 to $26.8 million in Q3 2007. The primary contributing factor to this $4.2 million increase was higher corn costs. Our total cost of corn increased from $14.1 million, with a per bushel cost of $2.91, in Q2 2007, to $15.8 million, with a per bushel cost of $3.41, in Q3 2007. The increase in the cost resulted from increasing corn prices due to increasing worldwide corn demand, primarily as a result of increasing United States ethanol production. In addition to the cash cost of corn, we posted combined hedging gains of $1.5 million in Q2 2007, compared to combined hedging losses of $1.6 million in Q3 2007. Variability in the types of hedging instruments we use, and volatility in the prices of the commodities, combine to influence both our gains and losses depending upon the margin anticipated at the time the hedges are put in place and the dates of actual production associated with the commodities underlying those hedging instruments.
     Our natural gas usage decreased -4.5% from 336.8 thousand MMBTU’s in Q2 2007 to 321.6 thousand MMBTU’s in Q3 2007. The decrease was a result of the decreased total production from our plant during Q3 2007. Total cost of natural gas fell 11.9% from $2.7 million in Q2 2007 to $2.3 million in Q3 2007, as our per MMBTU price fell from $7.87 to $7.26 for the same time periods, respectively. However, natural gas hedging gains accumulated during Q2 2007 totaling $0.85 million, compared to natural gas hedging losses of $0.26 million in Q3 2007, caused natural gas costs to increase, net of hedging. The decline in natural gas costs in Q3 2007 compared to the previous quarter was a result of supply and demand factors primarily associated with seasonal fluctuations, as natural gas tends to be price higher during the colder winter months.
     Gross Margin. Gross margin of 17.7% totaled $5.8 million during Q3 2007, a -52.5% decrease from the 34.9%, $12.1 million gross margin posted for Q2 2007. The decline in gross margin was the result of lower gross ethanol prices received, higher corn prices, and the losses associated with corn and natural gas hedging posted in Q3 2007.
     Operating Expenses. Operating expenses held steady from Q2 2007 to Q3 2007, at $0.9 million.
     Interest Expense. Interest expense decreased slightly from $0.47 million in Q2 2007 to $0.46 million in Q3 2007 as a result of decreased borrowings.
     Other Income and Expense. Other expense decreased slightly from $0.25 million in Q2 2007 to $0.19 million in Q3 2007.

     Net Income. Net income totaled $4.7 million in Q3 2007, a -57.6% decline from the $11.0 million posted in Q2 2007. The decrease was the result of a lower number of gallons of ethanol produced, lower ethanol prices received, higher corn cost, and the losses associated with corn and natural gas hedging.
Fiscal Year Ended September 30, 2006, Compared to Fiscal Year Ended September 30, 2005
     Revenues. We began ethanol production at our Denison plant September 11, 2005. Prior to that date, we were a development and construction stage company, and did not have any revenues. For the fiscal year ended September 30, 2005, we posted revenues of $6.3 million. For the fiscal year ended September 30, 2006, revenues increased by $92.7 million, to $99.0 million for our first full year of production. We sold 49.4 million gallons of ethanol at an average price of $1.77 per gallons, 64.7 thousand tons of DDGS at an average price of $86.54 per ton, and 178.1 thousand tons of MWDGS at an average price of $32.43 per ton.
     Cost of Goods Sold. Cumulative cost of goods sold for the fiscal year ended September 30, 2006, was $69.5 million, up $63.3 million from the $6.2 million in cost of goods sold during our fiscal year ended September 30, 2005, during which we only operated for part of the last month of the year.
     We consumed 17.9 million bushels of corn in our ethanol production during fiscal year 2006, and paid an average price of $1.92 per bushel. Average cash monthly price paid for corn ranged from a low in October 2005 of $1.76 to a high in September 2006 of $2.13. Corn prices were low in the beginning of the fiscal year as a result of the export infrastructure problems caused by the hurricanes in the Gulf Coast, and began to rise during the latter half of the year as a result of more normalized international grain sales and movement around the world, and due to increased demand, including from ethanol.
     Natural gas consumed totaled 1.3 million MMBTU, at an average price of $8.12 for the fiscal year ended September 30, 2006. Average price paid per MMBTU ranged from a high of $12.93 in the months of October and December 2005, to a low of $5.49 in the month of July 2006. High prices paid in the first half of the fiscal year, a result of the supply interruption caused by the Gulf Coast hurricanes, began to fall in February 2006, as production of natural gas came back on-line and nationwide winter demand began to taper off.
     Hedging gains of $0.4 million were recorded in the fiscal year ending September 30, 2006, as a result of derivative instruments utilized during the year.
     Gross Margin. Gross margin totaled $29.4 million during our 2006 fiscal year, representing a gross profit margin of 29.7%, compared to a gross profit margin of 1.4% on gross profit of $0.1 million for our 2005 fiscal year. The low 2005 fiscal year profit margin was due to the limited production experienced in our start-up year, during which we paid for feedstock required for preliminary startup of our manufacturing, but only sold 743 thousand gallons of ethanol.
     Operating Expenses. Operating expenses rose from $0.7 million for our fiscal year ended September 30, 2005, to $2.2 million for our fiscal year ended September 30, 2006. The $1.5 million increase was due to the full year of production experienced in fiscal year 2006. Prior to start up of our Denison plant in 2005, our staff and related expenses were minimal.
     Interest Expense. Interest expense totaled $2.3 million during the fiscal year ended September 30, 2006. Because interest cost during construction was capitalized as part of the development and construction costs, interest expense in the fiscal year ending September 30, 2005, was minimal. At approximately the time of our start up, the full amounts of our loans were drawn and converted to permanent mortgage financing, and we began to accrue and expense interest accordingly. See “Financing Arrangements.” Other Income and Expense. For the fiscal year ended September 30, 2006, cumulative other income and expense, excluding interest expense, totaled $4.8 million of income. The largest portion of this income was the recognition of a gain on insurance settlement of $3.5 million from the collapse of our bins in December 2005. In addition, we received $0.9 million of CCC Bioenergy program income.
     Net Income. Net income rose from a loss of -$0.3 million for the fiscal year ended September 30, 2005, in which we began production in the final month of the year, to $29.7 million for the fiscal year ended September 30, 2006. The $30.0 million increase was due primarily to the full year of production and positive margins experienced during the 2006 fiscal year.

Liquidity and Capital Resources
     Our principal sources of liquidity consist of cash and cash equivalents and available borrowings under our credit arrangements. As of June 30, 2007, we had cash and cash equivalents totaling approximately $16.3 million. We also had $33.5 million available to borrow on our term loan and our revolving term loan under previously entered into financing arrangements with CoBank. See “Financing Arrangements” below for more information. Cash was accumulated through earnings from operations, including those provided by gains in our hedging instruments, and receipts of insurance settlements, and was reduced most significantly by capital expenditures and cash distributions committed in October 2006 and January 2007, and paid out in November 2006 and March 2007.
     Our principal uses of cash have been, and are expected to be, improvements to our existing Denison plant, the development and construction of the Atlantic plant and other capital expenditures, operating expenses, and the debt service requirements of our indebtedness.
     As of June 30, 2007, we had total assets of approximately $117.3 million. We had current liabilities of approximately $9.5 million consisting primarily of current maturities of long-term debt, accounts payable and accrued expenses. Total members’ equity as of June 30, 2007 was approximately $86.2 million.
     We believe our cash and cash equivalents, the net proceeds of this offering, cash from operations, and borrowings under our existing and future credit arrangements will be sufficient to support our anticipated future plans. Reductions in the gross margins provided from ethanol production, most significantly caused by declining ethanol and increasing corn or natural gas prices, would have a negative impact on our ability to support our operations as described. See “Risk Factors” for more information. As discussed previously, additional equity and debt financing is required to complete our anticipated capital expenditures related to our Atlantic plant and Denison plant expansion.
Cash Flow
     Cash flows provided by operating activities totaled $24.7 million for the nine months ended June 30, 2007. The most significant adjustments to cash were provided by continuing net income, totaling $32.9 million, gain from our insurance settlement related to the December 2005 bin collapse, an increase in inventory, and gains from our hedging activities. For the nine months ended June 30, 2007, we received $4.7 million of gain on insurance settlement. Inventory was increased significantly between September 30, 2006, and June 30, 2007, from $3.3 million to $9.7 million, as we purchased corn during harvest and the values of our inventories have increased substantially; corn inventory increased from $1.0 million to $7.6 million due to the increased corn on hand and due to increased corn prices, which rose from $2.13 per bushel in September 2006 to $3.60 per bushel in June 2007. As corn values rose from September 2006 to June 2007, the values of our derivative hedging instruments rose, and we recorded hedging earnings of $4.5 million during the nine months ended June 30, 2007, and an increase of $6.3 million in derivative instrument value on our balance sheet as of June 30, 2007.
     Cash used in investing activities totaled $4.9 million for the nine months ended June 30, 2007. Eighteen thousand dollars was used to pay for land options for our projects. Proceeds from the insurance settlement of $4.7 million, noted above, were posted and used to fund a portion of capital expenditures totaling $9.6 million. Other funds used for capital expenditures were attributable to development of the Atlantic plant site and process improvements at our Denison plant
     Cash used in financing activities totaled $15.0 million for the nine months ended June 30, 2007. The primary uses of cash were the repayment of long-term debt of $1.9 million and distributions to shareholders totaling $12.7 million. In October 2006, we declared a distribution to the members of Amaizing Energy, L.L.C., of $4.7 million, which was paid in November 2006 and March 2007. In January 2007, we declared a distribution of $8.0 million, which was paid in March 2007. See “Consolidated Financial Statements” for more information.
     Other than normal operating expenses, cash requirements for fiscal year 2007 are expected to consist primarily of capital expenditures for the construction of the Atlantic plant and the expansion and debt payments of the Denison plant.
     Capitalization Plan
     Based on our business plan and current construction estimates, we believe the total cost for both the construction of the Atlantic plant and the expansion of the Denison plant will be approximately $293,437,000. Our capitalization plan consists of a combination of equity, debt financing, and government grants and credits.

     Equity Financing
     We are seeking to raise a minimum of $40,000,000 and a maximum of $120,000,000 of equity in this offering. If we only raise the minimum amount, we will only be able to capitalize the Atlantic plant and we will need to obtain approximately $90,000,000 in additional project debt financing. As of the date of this prospectus, we have $28,750,000 of existing project financing that may be committed to the Atlantic plant (see “MANAGEMENT’S DISCUSSION AND ANALYSIS AND PLAN OF OPERATION—Financing Arrangements”), and have injected $14,300,000 of additional paid in capital from our existing membership during the original formation of the Atlantic plant, including the $10,000,000 attributable to the additional paid in capital in consideration of our Fagen, Inc. build slot. In addition, if we raise the minimum of $40,000,000, we will be required to rely on an injection of cash in the Atlantic plant construction from our operating cash flow from our Denison plant of $20,867,000. As of June 30, 2007, we had cash on hand of approximately $16,284,000, and had $33,750,000 of cash availability to draw from our various loans with CoBank. If we raise the maximum amount, we will be able to capitalize both the Atlantic plant and the Denison plant expansion, and we will need to obtain approximately $130,387,000 in additional project debt financing, taking into consideration the existing $28,750,000 project financing commitment and the $14,300,000 of additional paid in capital. In order to capitalize both projects, we estimate that we will need to raise at least $120,000,000 in equity in this offering, in which case we would need to secure up to approximately $130,387,000 in additional project debt financing, not including existing equity, including the equity value of the construction timeslot previously acquired, or existing project debt financing. In the event that we raise more than the minimum aggregate offering amount of $40,000,000 but less than the $120,000,000 required to proceed with both projects, the amount of equity raised to finance the Atlantic plant will be determined by our ability to secure debt financing.
Debt Financing
     Our financing plan requires a significant amount of additional debt financing. We have secured commitments for partial debt financing from a major bank for the intial stage of construction of the proposed Atlantic ethanol plant and to expand our existing Denison ethanol plant. We expect the senior debt financing will be secured by all of our real property, including receivables and inventories. We plan to pay near prime rate on this loan, plus annual fees for maintenance and observation of the loan by the lender, however, there is no assurance that we will be able to obtain the remaining senior debt financing or that adequate debt financing will be available on the terms we currently anticipate.
     We may also pursue subordinate debt financing in order to complete the project financing for the projects. The increased cost of the subordinated debt financing could reduce the value of our units.
     Except for those certain debt commitments from CoBank described under “MANAGEMENT’S DISCUSSION AND ANALYSIS AND PLAN OF OPERATION – Financing Arrangements” entered into for the purpose of partially funding the initial stage of construction of the Atlantic plant, we do not have contracts or commitments with any bank, lender, underwriter, governmental entity or financial institution for debt financing for the construction of our Atlantic plant or the expansion of our existing Denison plant. We have started identifying and interviewing potential lenders, however, we have not signed any commitment or contract for debt financing other than those described above. If we raise the maximum amount, we will be able to capitalize both the Atlantic plant and the Denison plant expansion, and we will need to obtain approximately $130,387,000 in additional debt financing. We anticipate that we will need to raise at least $120,000,000 in equity in this offering to be able to construct both projects; this would require us to obtain additional debt financing of $130,387,000 in order to full capitalize our total project cost of $293,437,000.
     Even though we must receive a debt financing commitment as a condition of closing escrow, any agreement to obtain debt financing may not be fully negotiated when we close escrow. Therefore, there is no assurance that such commitment will be received, or if it is received, that it will be on terms acceptable to us. Completion of the project relies entirely on our ability to attract these loans and close this offering. If debt financing on acceptable terms is not available for any reason, we may be forced to abandon our business plan.
     If we sell the aggregate number of Units prior to [one year from the effective date of the registration statement] and satisfy the other conditions of releasing funds from escrow, including our receipt of a written debt financing commitment, we may decide to begin spending the equity proceeds to begin plant construction or for other project-related expenses. If, after we begin spending equity proceeds, we are unable to close on the loan, we may have to seek another debt financing source or abandon the project. If we decide to begin construction of the plant using all or part of the equity funds we raised while seeking another debt financing source, in the event of the company’s liquidation, investors would be entitled only to proceeds distributed ratably, meaning that investors could lose some or all of their investment.

     Amaizing Energy Denison previously entered into a financing agreement with CoBank ACB in 2004 for the construction of the current Denison plant. We have also entered into a financing agreement with CoBank for the initial stages of construction for the Atlantic plant. These financing agreements are more fully described under “Financing Arrangements” below.
     Grants and Government Programs
     Our Denison plant has received a $300,000 grant under the State of Iowa’s Value Added Agricultural Products Processes Financial Assistance Program. The Denison plant has also received a $250,000 Energy Efficiency Improvements Grant from the U.S. Department of Agriculture to complete a Dry-Mill Ethanol Project Plant-wide Optimization Project. The funding period for this grant will conclude on October 31, 2007.
     The Denison expansion project will be developed in an area designated as an Enterprise Zone. The State of Iowa created the Enterprise Zone program in order to stimulate development in economically distressed areas in the state. The program is designed to stimulate new investment and new job creation by providing state and local tax incentives to developers. The Denison expansion project will qualify for investment tax credits under the State of Iowa’s Enterprise Zone program. It is estimated that these tax credits will be equal to 5% of the project’s eligible capital expenditures. The tax credits shall be available for a period not to exceed 5 years. The capital expenditures eligible for the tax credit shall include costs of machinery and equipment used in the operation of the plant as well as costs of improvements to the real property. Financing costs and organizational costs are typically excluded from the tax credit program. Amaizing Energy Holding Company estimates the total eligible costs for the Denison expansion project shall represent approximately $3 million.
     The Atlantic project has also been approved for investment tax credits under the State of Iowa’s Enterprise Zone program. It is estimated that these tax credits will be equal to 10% of the project’s eligible capital expenditures. The tax credits shall be available for a period not to exceed 5 years. The capital expenditures eligible for the tax credit shall include costs of machinery and equipment used in the operation of the plant as well as costs of improvements to the real property. Financing costs and organizational costs are typically excluded from the tax credit program. Amaizing Energy Holding Company estimates the total eligible costs for the Atlantic project shall represent approximately $11 million.
     In addition to the enterprise zone tax credits, Amaizing Energy Holding Company intends to apply for tax credits eligible under the State of Iowa’s New Jobs Training Supplemental Credit. The supplemental credit is based on an amount equal to 1.5% of the gross wages paid by Amaizing Energy Holding Company.
     Financing Arrangements
     CoBank Master Loan Agreement. Effective October 13, 2004, we entered into a Master Loan Agreement (“MLA”) with CoBank, ACB (“CoBank”) for an aggregate amount of direct and indirect costs not to exceed $54,250,000 and $2,200,000 respectively. The purpose of the commitment was to partially finance the construction of our initial 40 million gallon dry-mill ethanol plant in Denison, Iowa. Direct costs included real property acquisition, site preparation and infrastructure, railroad siding, capitalized interest and contingencies. Indirect costs included costs to organize and obtain financing, and for pre-production expenses, but excluded working capital. Effective August 26, 2005, we entered into an Amendment to the Construction and Term Loan Supplement (“Amendment”) with CoBank. As of June 11, 2007, the terms of the MLA and Amendment are specified in the additional disclosure below.
     We may select a rate of interest for the loans at CoBank’s announced base rate plus 0.45%, a fixed rate to be quoted by CoBank or at the London Inter Bank Offering Rate (LIBOR) plus 3.35% per annum. We paid an origination fee of $247,500 to CoBank. Prepayment of any loan balance due to refinancing, or refinancing of any unadvanced commitment, up to and including September 1, 2007, would have resulted in a 2% prepayment charge in addition to any broken funding surcharges which may be applicable based on the amounts prepaid on the total amount of the commitments in effect at such time. The loan features a commitment fee on the average daily unused portion of the commitment at a rate of 0.50% per annum, payable monthly in arrears. We are required to keep both affirmative and negative covenants as defined in the MLA and supplement documents.
     We were required to repay the loans in equal, consecutive quarterly installments of $850,000. An initial payment of $350,000 was due on March 20, 2006 and the last installment of $850,000 would have been due on March 20, 2013, followed by a final installment in an amount equal to the remaining unpaid principal balance of the loans on June 20, 2013. In addition, for each fiscal year end, beginning in 2006 and ending with 2008, we were required to make a special payment of an amount equal to 75.00% of Free Cash Flow within ninety days after fiscal year end. Among other exceptions, we were not required to exceed an annual special payment of $6,000,000. The term Free Cash Flow was defined as our annual profit net of taxes, plus depreciation and amortization expense, less allowable capital expenditures for fixed assets, allowed distributions to owners and scheduled term loan payments to CoBank and other long-term debt creditors. Any special payment was applied to the principal installments in the inverse order of their maturity. In the fiscal year ending in 2005, we were required to make a one-time principal payment for the amount of any working capital in excess of $4,500,000.
     Effective June 11, 2007, we entered into the new loan supplements described below and an Amendment to the Master Loan Agreement with CoBank. Under the Amendment, we will provide title insurance in the amount of $56,000,000 to insure the deed of trust on our property for the Denison plant. Unless approved by CoBank, we will not make any loans or advances to any person or entity, nor will we make any investments except for trade credit extended in the ordinary course of business or loans or advances we make to Amaizing Energy Atlantic, LLC. In addition, we will maintain working capital of at least $9,000,000 and a net worth of $66,000,000. After entering into the new loan supplements and the substantial changes to the Amendment to the Master Loan Agreement, we wrote off approximately $230,500 of financing costs net of amortization related to our original loan agreements.
     CoBank Construction & Revolving Term Loan. Effective October 13, 2004, we entered into a supplement agreement to the MLA where CoBank agreed to make loans to us from time to time in an aggregate amount not to exceed $8,000,000 less all amounts scheduled for repayment. The commitment was designed to partially finance the Denison 40 million gallon plant construction, to finance the acquisition of existing grain facilities near Denison and to provide working capital. The term of this commitment was to end on June 20, 2015 without an extension from CoBank. The agreement provided that we could select an interest rate of a weekly quoted variable rate established by CoBank, a fixed rate to be quoted by CoBank or LIBOR plus 3.35% per annum. The agreement required us to pay a commitment fee on the average daily unused portion of the commitment at a rate of 0.50% per annum. The agreement further provided that prepayment of any loan balance due to refinancing, or refinancing of any unadvanced commitment, up to including September 1, 2007, would result in a 2.00% prepayment charge in addition to any broken funding surcharges based on the amounts prepaid and on the total amount of the commitments in effect at such time.
     As described below under “Financing Arrangements – Atlantic Plant,” we entered into a Revolving Term Loan Supplement with CoBank for the purpose of funding construction at the Atlantic plant.
     Non-Revolving Letters of Credit. Effective April 25, 2007, we entered into a supplement agreement to the MLA under which CoBank agreed to make loans to us in an aggregate principal amount not to exceed $1,543,000. The purpose of the commitment is to reimburse CoBank for any drafts that it may honor under the letter(s) of credit issued. The term of the commitment expires on April 1, 2008. We are required to pay rate per annum equal to 0.50% above the rate of interest established by CoBank from time to time, referred to as the CoBank Base Rate. We agreed to pay CoBank a loan origination fee of $2,500.
     Effective June 11, 2007, we entered into a Non-Revolving Credit Supplement Letter of Credit with CoBank under which CoBank made a loan commitment to us in an aggregate principal amount not to exceed $1,543,000. The purpose of the commitment is to reimburse CoBank for any drafts that it may honor under the letter(s) of credit issued. The term of the commitment expires on April 1, 2008. We will pay interest at a rate of 0.50% above the rate of interest established by CoBank from time to time, referred to as the CoBank Base Rate.
     Financing Arrangements — Atlantic Plant. Effective June 11, 2007, we entered into a Revolving Term Loan Supplement with CoBank under which CoBank agreed to make additional loans to us in an aggregate amount not to exceed $30,000,000 to finance the initial stages of construction of Amaizing Energy Atlantic. The term of the loan continues until February 1, 2009. At the time we request a loan under this Amendment, we may select the interest rate that we will pay from the following: (i) a rate published from time to time by CoBank as its “base rate” plus 0.45%; or (ii) a fixed rate per annum quoted by CoBank. We must repay any loans outstanding at the time the loan commitment expires on February 1, 2009. We must also pay to CoBank a commitment fee of 0.75% per annum for any unused portion of the loan commitment. In addition, we paid a one-time fee of $220,000.
     Effective June 11, 2007, we entered into a Multiple Advance Term Loan Supplement under which CoBank committed to make loans to us in an aggregate principal amount not to exceed $24,750,000 the proceeds of which were used to replace the $21,150,000 and to fund operating and capital expenditures. The term of the commitment continues until February 1, 2009. The purpose of the loan is to partially finance the construction of the Atlantic plant. At the time we request a loan under this agreement, we may select the interest rate that we will pay from the following: (i) a rate published from time to time by CoBank as its “base rate” plus 0.45%; or (ii) a fixed rate per annum quoted by CoBank. We must repay any loans outstanding at the time the loan commitment expires on February 1, 2009. In consideration for the loan commitment, we agreed to pay CoBank a one-time execution fee of $35,000.

     Effective June 11, 2007, we entered into a Single Advance Term Loan Supplement under which CoBank committed to make a single advance loan to us in an amount not to exceed $250,000. The term of the commitment will expire on February 1, 2009. The purpose of the loan is to partially finance the construction of the Atlantic plant. The rate of interest on the loan is a rate published from time to time by CoBank as its “base rate” plus 0.45% with interest due each month. We must repay the loan on February 1, 2009. In consideration for the loan commitment, we agreed to pay CoBank a one-time fee of $2,500.
     Additional Commitments or Modifications. We do not have definitive agreements with CoBank regarding further commitments or modifications of our debt facilities and there is no assurance that we will be able to secure further commitments or modifications. Our ability to continue development and construction of our project prior to securing equity capital may impact our ability to continue construction on the Atlantic plant. There is no assurance that further financing will be available to us or the same terms or at all.
     Covenants. The company is currently in compliance with all debt covenants under its debt financing agreements.
Critical Accounting Estimates
     Management uses estimates and assumptions in preparing the consolidated financial statements in accordance with generally accepted accounting principles.  Those estimates and assumptions affect the reported amount of assets and liabilities, the disclosure of contingent assets and liabilities, and the reported revenues and expenses.  Actual results could differ from these estimates, and it is at least reasonably possible that the estimate will change in the near term. Of the significant accounting policies described in the notes to our consolidated financial statements, we believe that the following are the most critical:
     Contractual Rights. In August 2006, the Company purchased an earlier build-slot from NEK-SEN Energy, LLC in exchange for 1,000 Class B member units. At the time that we were negotiating for the purchase of the build time-slot, our chosen contractor, Fagen, Inc., indicated it would be unable to mobilize for the start of plant construction in Atlantic, Iowa until the beginning of 2009.
     We primarily utilized a discounted cash flow analysis to estimate the fair value of the time slot. We did not assign fixed objective weights to each of these valuation methods. The results of our discounted cash flow analysis constituted the parameters within which we were willing to negotiate for the purchase of the time slot.
     Our discounted cash flow analysis was based on multiple variables, including the accelerated amount of time that the earlier construction time slot would have permitted us to commence operations as compared to a time slot obtained directly from Fagen, Inc., the additional revenue streams we estimated that we would receive in such time, and our estimated discount rate of 8.5 percent. At the time the construction time slot was purchased from NEK-SEN Energy, LLC (“NEK-SEN”) in August 2006, we believed that if we purchased the earlier time slot from NEK-SEN, we would be able to commence operations at the plant approximately 18 months sooner than if we obtained a time slot directly from Fagen, Inc.  Based on the profitability of public reporting companies in the industry, we estimated the additional revenue streams that we would obtain for a 100 million gallon per year ethanol plant in such time period. We then determined the future value of these additional revenue streams as of the date on which we predicted operations of the plant would commence under the earlier NEK-SEN time slot.  That future value number was then discounted to the present value as of August 2006, which was the date we purchased the time slot.  Based on these estimates we concluded that by commencing construction and therefore operations 18 months early, the net present value of the estimate income stream was estimated to be approximately $13,000,000.  Our estimate of the value of the construction timeslot was sensitive to several factors, the most important of which was the estimate of the income stream. The second important factor was the amount of time we would save by commencing construction early and the third factor was the discount rate applied to the net present value calculation.  We utilized the resulting present value as a guideline to negotiate a purchase price with NEK-SEN. Ultimately, we determined that the present value of purchasing the earlier build slot was greater than the $10,000,000 value that was settled upon during the negotiation process. In exchange for the build slot, NEK-SEN agreed to accept $10,000,000 in equity in CassCo Amaizing Energy, LLC instead of cash.  Accordingly, NEK-SEN was issued 1,000 Class B Units in CassCo Amaizing Energy, LLC, which were issued at $10,000 per unit.
     The comparable sales analysis was the second valuation method we utilized to determine the value of the NEK-SEN construction slot.  Our comparable sales analysis was based on our knowledge of the comparable sale of another construction time slot valued at $12,000,000. In retrospect, these sources were reliable, as we have knowledge that the sale was consummated for a purchase price of $12,000,000.

     A comparable sale made by US Bio Energy Corporation (“US Bio”) also provides evidence of the reasonableness of our determination of the fair market value of the build slot. In the fourth quarter of 2006, US Bio sold a Fagen, Inc. construction time slot for $12,000,000. Fagen, Inc. is also the design-builder for the time slot we purchased from NEK-SEN and, accordingly, the asset sold by US Bio was very similar to the asset purchased by us. US Bio currently owns and operates four ethanol plants located in the Midwest with an estimated combined production capacity of approximately 300 million gallon per year and, therefore, operates in the same industry as our company.  Although the sale by US Bio was consummated after the date of our purchase of the time slot from NEK-SEN, it is nonetheless reliable evidence of the value of the time slot we purchased in August 2006.
     Atlantic Energy, LLC, an initial founding member of the former CassCo Amaizing Energy, LLC, received units at the price of $2,500 per unit in February 2006, whereas NEK-SEN Energy, LLC was issued units at the price of $10,000 per unit in exchange for the equity contributed in the form of the construction buildslot in August 2006. Atlantic Energy, LLC received units at the discounted price of $2,500 due to the extensive time and effort that it invested in organizing the former CassCo Amaizing Energy, LLC and the development of the proposed Atlantic plant. Further, the Company recognized that as the founding member, Atlantic Energy, LLC’s investment would be subject to greater risk than investments of subsequent investors.
     Reserve for Uncollectible Accounts. We do not maintain a reserve for uncollectible accounts. We have determined that this is unnecessary due to the fact that we have entered into long-term marketing agreements with Provista Renewable Fuels Marketing, LLC (Provista) and United Bio Energy Ingredients, LLC (UBE) under which Provista and UBE arrange for the sale and transportation of all of our ethanol and distillers grains produced at the Denison plant. See “DESCRIPTION OF BUSINESS – Marketing Agreements.” Payment for the ethanol and distillers grains which Provista and UBE market pursuant to the marketing agreements is due within a relatively short time after Provista or UBE takes possession of the ethanol or distillers grains. The distillers grains marketing agreement with UBE obligates UBE to make payment for all shipments within each one-week shipment period on or before the second Friday following such period. The ethanol sales and marketing agreement with Provista obligates Provista to make payment within five business days following its receipt of our documentation of the volume of ethanol shipped in a given week. We have not had difficulties collecting payment for the ethanol and distillers grains sold pursuant to these marketing agreements in the past. In the event we were no longer able to market all of our ethanol and distillers grains through Provista and UBE, respectively, then we may reconsider the need for a reserve for uncollectible accounts.
Off-Balance Sheet Arrangements
     We do not have any off-balance sheet arrangements.
Contractual Obligations
The following table provides information regarding the consolidated contractual obligations of the Amaizing Energy Holding Company as of June 30, 2007:

		Less than One	One to Three	Four to Five	More than Five
	Total	Year	Years	Years	Years

Long-Term Debt Obligations (1)	$25,099,254	$2,189,412	$22,739,842	$60,000	$110,000
Purchase Obligations (2)	34,103,241	28,039,577	6,063,664

Total Contractual Obligations	$59,202,495	$30,228,989	$28,803,506	$60,000	$110,000

(1)	Long-term debt obligations include estimated debt interest and estimated interest on the unused portion of debt.

(2)	Purchase obligations include obligations related to the company’s marketing agreements, natural gas, corn and ethanol agreements, and consulting contracts.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK
     Our primary business consists of the production and sale of ethanol and distillers grains. The production and sale of ethanol and distillers grains is subject to considerable market risks. These market risks involve adverse changes in market rates and prices for both our inputs and outputs. As an operator of production plants, we are subject to market risk with respect to the price and availability of our outputs, ethanol and distillers grains, as well as our major inputs, corn and natural gas. Each of these commodities is subject to the market forces of supply and demand. In general, the relationship of each of these commodities will have an impact on our overall profitability.
     Ethanol and distillers grain prices depend heavily upon market conditions. Ethanol prices are generally influenced by the supply and demand for gasoline, the availability of oxygenate substitutes and the effects of laws and regulations. Distillers grains prices are generally influenced by the price of corn, local demand for animal feed products and alternative local sources of animal feed products.
     Higher corn and natural gas costs result in lower profit margins. We may not be able to pass along increases in our input prices to our ethanol customers. The availability and price of corn is subject to wide fluctuations due to unpredictable factors such as weather, farmer planting decisions, governmental policies, and global supply and demand. Natural gas availability and prices are also subject to factors beyond our control, including weather conditions, economic conditions, and governmental regulations.
     Our company will be highly leveraged upon the completion of our construction projects and the funding of the necessary project financing. As a result, we are and will also be subject to interest rate risks. In order to hedge against interest rate risks, we may look to enter into certain financial instruments such as interest rate swaps and other hedging techniques.
     We look to manage our risks through our adherence to our risk management plan. Our board of directors has instituted a formal risk management policy under which we operate our business. We are committed to a proactive approach to commodity risk management. Our risk management plan is centered around protecting the ethanol net margin. We have established a risk management committee, which serves as the liaison between our management and our board of directors, regarding risk management policies. The risk management committee is responsible for monitoring our compliance to our risk management plan.
     We account for derivative instruments in accordance with Statement of Financial Accounting Standards (SFAS) NO. 133, Accounting for Derivative Instruments. SFAS No. 133 requires the recognition of derivatives in the balance sheet and the measurements of these instruments at fair value. Under this standard, the accounting for changes in the fair value of a derivative depends upon whether it has been designated as an accounting hedging relationship, and further on the type of hedging relationship. To qualify for designation as an accounting hedging relationship, specific criteria must be met and appropriate documentation maintained.
     In order to reduce the risk caused by market fluctuations, Amaizing Energy Denison hedges anticipated corn and natural gas purchases by entering into options, futures contracts, and swap agreements and we may do the same for Atlantic. These contracts are used with the intention to fix the purchase price of our anticipated requirements for corn and natural gas in production activities. The fair value of these contracts is based on quoted prices in active exchange-traded or over-the-counter markets. The fair value of the derivatives is continually subject to change due to changing market conditions. We do not formally designate these instruments as hedges and, therefore, we record in earnings adjustments caused from marking these instruments to market on a monthly basis.
     As of June 30, 2007, we had recorded an asset for derivative instruments related to corn and natural gas option and futures positions of approximately $8,573,000. We have recorded a gain of approximately $4,521,000, which includes unrealized gains of approximately $5,378,000, in cost of goods sold for the nine months ending June 30, 2007.
ESTIMATED SOURCES OF FUNDS
     The following tables set forth various estimates of our sources of funds, depending upon the amount of units sold to investors and based upon various levels of equity that our lenders may require. The information set forth below represents estimates only and actual sources of funds could vary significantly due to a number of factors, including those described in the section entitled “Risk Factors” and elsewhere in this prospectus.

Sources of Funds	Minimum Units Sold	Percent of Total

Unit Proceeds(1) (2) (3)(5)	$40,000,000	20.63%
Additional Paid in Capital in Consideration of Build Slot(4)	10,000,000	5.16%
Required Cash from Denison Operation(6)	20,867,000	10.76%
Additional Paid in Capital to Date	4,300,000	2.22%
Existing Project Debt Financing	28,750,000	14.83%
New Project Debt Financing(1)(2)	90,000,000	46.41%

Total Sources of Funds	$193,917,000	100.00%

Sources of Funds	Midpoint Units Sold	Percent of Total

Unit Proceeds(1)(2)(3)(5)	$80,000,000	41.25%
Additional Paid in Capital in Consideration of Build Slot(4)	10,000,000	5.16%
Additional Paid in Capital to Date	4,300,000	2.22%
Existing Project Debt Financing	28,750,000	14.83%
New Project Debt Financing(1)(2)	70,867,000	36.55%

Total Sources of Funds	$193,917,000	100.00%

Sources of Funds	Maximum Units Sold	Percent of Total

Unit Proceeds(1)(2)(3)(5)	$120,000,000	40.89%
Additional Paid in Capital in Consideration of Build Slot(4)	10,000,000	3.41%
Additional Paid in Capital to Date	4,300,000	1.47%
Existing Project Debt Financing	28,750,000	9.80%
New Project Debt Financing(1)(2)	130,387,000	44.43%

Total Sources of Funds	$293,437,000	100.00%

(1)	We may receive federal and state grants. If we receive grants, we expect to reduce the amount of equity proceeds or debt financing necessary for our capitalization by the same or similar amount.

(2)	New project debt financing represents our estimated combined total of financing that will have to be obtained by each subsidiary.

(3)	We have not taken into account offering expenses. If less than the maximum offering amount is raised, we anticipate proceeding only with the Atlantic plant.

(4)	Refers to the non-cash contribution of the construction buildslot with Fagen, Inc. by NEK-SEN Energy, LLC for which NEK-SEN Energy, LLC was issued 1,000 Class B Units in CassCo Amaizing Energy, LLC which were valued at $10,000 per unit.

(5)	If we raise the maximum offering amount of $120,000,000 we will proceed with both the Atlantic plant and the Denison plant expansion.

(6)	Refers to revenues generated from the existing Denison plant that will be contributed to fund the project.
ESTIMATED USE OF PROCEEDS
     We estimate that the gross proceeds from this offering, before deducting offering expenses, will be $40,000,000 if the minimum amount of equity offered is sold and $120,000,000 if the maximum number of units offered is sold. We estimate the offering expenses to be approximately $5,564,210. The selling security holders will not bear any of the offering expenses. We estimate the net proceeds of the offering to be $114,435,790 if the maximum amount of equity is raised, and $34,435,790 if the minimum number of units offered is sold. We will not receive any of the net proceeds from the sale of 82,324,425 membership units currently held by our selling security holders.

	Minimum Offering	Midpoint Offering	Maximum Offering

Offering Proceeds ($1.40 to $1.90 per unit, depending on final offering price)	$40,000,000	$80,000,000	$120,000,000
Less Estimated Offering Expenses(1)	$(2,264,210)	$(3,864,210)	$(5,564,210)

Net Proceeds from Offering	$37,736,790	$76,135,790	$114,435,790

(1)	Estimated offering expenses are as follows:

	Minimum
	Offering	Offering Midpoint	Maximum Offering

Securities and Exchange Commission registration fee	$9,210	$9,210	$9,210
Legal fees and expenses	250,000	250,000	250,000
Consulting Fees	80,000	80,000	80,000
Accounting fees	95,000	95,000	95,000
Printing expenses	50,000	50,000	50,000
Blue Sky Filing Fees	20,000	20,000	20,000
Advertising expenses	150,000	150,000	150,000
Miscellaneous Expenses(2)(3)	1,610,000	3,210,000	4,910,000

Total Expenses(3)	$2,264,210	$3,864,210	$5,564,210

Allocated to Atlantic Project	$2,264,210	$3,864,210	$4,115,155
Allocated to Denison Plant Expansion Project	—	—	1,449,055

Total Expenses(3)	$2,264,210	$3,864,210	$5,564,210

(2)	Includes contingency amounts for any equity or debt placement fees that may be incurred if we decide such services are necessary.

(3)	The selling security holders will not incur any of the offering expenses.

     We intend to use the net proceeds from this offering first to finance a portion of the construction costs of the construction of our 100 million gallon per year ethanol plant in Atlantic, Iowa and second to fund the 40 million gallon per year expansion of our existing Denison plant. These projects together have an estimated aggregate cost of approximately $293,437,000. The total project cost is a preliminary estimate primarily based upon the experience of our general contractor, Fagen, Inc., with ethanol plants similar to the 100 million gallon per year plant and the 40 million gallon per year anticipated expansion that we plan to construct and operate. Our letters of intent with Fagen, Inc. provide for increases in construction costs in certain circumstances. We expect the total project cost will change from time to time as the project progresses. These changes may be significant. We must supplement the proceeds of this offering with debt financing to meet our stated goals.
     We intend to raise a minimum of $40,000,000 and a maximum of $120,000,000 of new equity through this offering. If we only raise the minimum amount, we will only be able to capitalize the Atlantic plant and we will need to obtain approximately $90,000,000 in additional project debt financing. As of the date of this prospectus, we have $28,750,000 of existing project financing that may be committed to the Atlantic plant (see “MANAGEMENT’S DISCUSSION AND ANALYSIS AND PLAN OF OPERATION—Financing Arrangements”), and have injected $14,300,000 of additional paid in capital from our existing membership during the original formation of the Atlantic plant, including the $10,000,000 attributable to the additional paid in capital in consideration of our Fagen, Inc., build slot. In addition, if we raise the minimum of $40,000,000, we will be required to rely on an injection of cash into the Atlantic plant construction from our operating cash flow from our Denison plant of $20,867,000. As of June 30, 2007, we had cash on hand of approximately $16,284,000, and had $33,750,000 of cash availability to draw from our various loans with CoBank. If we raise the maximum amount, we will be able to capitalize both the Atlantic plant and the Denison plant expansion, and we will need to obtain approximately $130,387,000 in additional project debt financing, taking into consideration the existing $28,750,000 project financing commitment and the $14,300,000 of additional paid in capital. Any additions to our project costs would be funded with cash generated by our Denison plant operations and borrowings under existing and additional credit facilities. If we only sell the minimum amount of membership units offered by this prospectus, our proceeds will be used to finance the construction of our Atlantic plant and the expansion of the Denison plant will be delayed until additional funds can be raised. In such circumstances, however, there can be no assurance that we would ever raise the additional proceeds necessary to fund the expansion of our Denison plant. The amounts and timing of our construction expenditures will depend on numerous factors, including the receipt of required additional funding, the federal, state and local permitting and licensing process, the construction schedules of our contractors, the delivery of goods and equipment by our suppliers and various other considerations typically associated with large-scale construction projects.
     The following tables describe our proposed uses of proceeds. The actual uses of funds will be based upon contingencies, such as the estimated costs of plant construction, the suitability and costs of the proposed sites, the regulatory permits required, and the costs of debt financing and inventory costs, which are driven by the market. Therefore, the following figures are intended to be estimates only, and the actual uses of funds may vary significantly from the descriptions given below depending on contingencies such as those described above. However, we anticipate that any variation in our uses of proceeds will occur in the level of proceeds attributable to a particular use (as set forth in the charts below) rather than a change from one of the uses set forth below to a use not identified in this prospectus. We expect certain costs at each plant site to be similar; however, many costs will vary significantly based on the proposed location. The first two tables below set forth the costs for each of our proposed projects that will significantly vary from project to project.

     Atlantic Plant Project Costs. The company has developed the following cost estimates utilizing information from our design-builder, Fagen, Inc. and our own experiences. The estimates are based on a 100 million gallon per year dry-mill ethanol plant utilizing natural gas for production.

Use of Proceeds	Amount	Percent of Total

Fagen Contract Price (with CCI)	$126,598,000	65.28%
Constuction Slot Acquisition	10,000,000	5.16%
Corn Storage	2,500,000	1.29%
Dirt Package	2,692,000	1.39%
Land Purchase	1,240,000	0.64%
Soil Stabilization	2,000,000	1.03%
Electrical Service	3,000,000	1.55%
Natural Gas Line Relocation	548,000	0.28%
Rail System	4,500,000	2.32%
Water Supply Wells	950,000	0.49%
Water Treatment System	3,500,000	1.80%
Water Discharge / Potable Water	140,000	0.07%
Fire Protection	1,410,000	0.73%
Pre-Production Period Costs	675,000	0.35%
Non-Capitalized Expenses	475,000	0.24%
Financing Costs (Interest)	6,425,000	3.31%
Financing Costs (Fees)	1,800,000	0.93%
Organization Costs	4,115,000	2.12%
Plant Hardware/Software	100,000	0.05%
Rolling Stock	250,000	0.13%
Administrative Building	350,000	0.18%
Administrative Equipment	50,000	0.03%
Access Road / Surface Road	718,000	0.37%
Permits	125,000	0.06%
Working Capital	15,000,000	7.74%
Construction Insurance — Builder’s Risk	360,000	0.19%
Consulting — Engineering	120,000	0.06%
Water Treatment Pond	250,000	0.13%
Contingency	4,026,000	2.08%

Total	$193,917,000	100.00%

     Denison Expansion Project Costs. The company has developed the following costs estimates utilizing information from our design-builder, Fagen, Inc., and our own experiences. The estimated expansion costs are based on a nameplate 40 million gallon per year dry-mill ethanol plant expansion utilizing natural gas for production.

Use of Proceeds	Amount	Percent of Total

Fagen Contract Price (with CCI & Escalators)	$65,768,000	66.09%
Ethanol Storage	3,000,000	3.01%
Dirt Package	200,000	0.20%
Soil Stabilization	400,000	0.40%
Land Purchase	300,000	0.30%
Natural Gas Service	3,100,000	3.11%
Rail System	5,000,000	5.02%
Water Supply Wells	250,000	0.25%
Water Treatment System	1,000,000	1.00%
Fire Loop	15,000	0.02%
Consulting	100,000	0.10%

Use of Proceeds	Amount	Percent of Total

Non-Capitalized Expenses	1,000,000	1.00%
Financing Costs (Interest)	4,725,000	4.75%
Financing Costs (Fees)	1,038,000	1.04%
Maintenance Shop	500,000	0.50%
Locomotive	250,000	0.25%
Administrative Building Expansion	100,000	0.10%
Administrative Equipment	24,000	0.02%
Access Road / Paving	500,000	0.50%
Permits	100,000	0.10%
Working Capital	6,000,000	6.03%
DDG Building	750,000	0.75%
Truck DDG Loadout Building	500,000	0.50%
Water Treatment Pond	250,000	0.25%
Construction Insurance — Builder’s Risk	180,000	0.18%
Improve Concrete Apron (Existing Plant)	150,000	0.15%
Organization Costs	1,449,000	1.46%
Contingency	2,871,000	2.88%

Total	$99,520,000	100.0%

     Plant Construction. The construction of the plants is by far the single largest anticipated expense. Construction of the Atlantic plant will cost approximately $136,598,000, including $10,000,000 of additional paid in capital in the acquisition of the construction timeslot, and the expansion of the Denison plant will cost approximately $65,768,000. We have based our total estimated cost for each plant on our negotiations with Fagen, Inc. for the construction of our proposed Atlantic plant as well as the expansion of our Denison plant. We have entered into a non-binding letter of intent with Fagen, Inc. for the construction of the Atlantic plant at an anticipated price of approximately $119,698,000. We have also entered into a non-binding letter of intent with Fagen, Inc. for the construction of the Denison plant expansion at an anticipated price of $52,160,000. We have not yet signed any binding definitive agreements for either of the plants.
     CCI Contingency. Under our letter of intent with Fagen, Inc. for the Atlantic plant, the contract price of $119,698,000 may be further increased if the construction cost index (CCI) published by Engineering News-Record Magazine reports a CCI greater than 7,699.59 in the month in which we issue to Fagen, Inc., a notice to proceed with the Atlantic plant construction. Similarly, under our letter of intent with Fagen, Inc. for the Denison plant expansion, the contract price of $52,160,000 may be further increased if the construction cost index (CCI) published by Engineering News-Record Magazine reports a CCI greater than 7,856.27 in the month in which we issue to Fagen, Inc. a notice to proceed with the Denison plant expansion. For the Atlantic plant, the amount of the contract price increase will be equal to the increase in the CCI based upon the June 2006 CCI of 7,699.59. For the Denison plant, the amount of the contract price increase will be equal to the increase in the CCI based upon the March 2007 CCI of 7856.27. For each project, if the CCI increases above the level stipulated in the respective letter of intent, the contract price will accordingly increase. In addition, due to increasing costs of certain specialty materials, the letter of intent with Fagen, Inc. for the expansion to the Denison plant contains a surcharge of 0.50 percent for each calendar month that has passed between March 2007 and the month in which a valid notice to proceed is given to Fagen, Inc. We have allowed for a CCI contingency in each of our project cost estimates to address the uncertainty over the CCI level. The respective CCI contingency included in the plant construction cost for the Atlantic and Denison plants is $6,900,000 and $1,900,000, respectively. In addition to the $1,900,000 CCI contingency for the Denison plant expansion, pursuant to our letter of intent with Fagen, Inc., we will also be responsible for 0.5 percent increase in the contract price for each month that has passed between March 2007 and the month in which a valid notice to proceed is given to Fagen, Inc. and up to a 15 percent contract price adjustment for unexpected costs related to the Denison plant expansion.
     Land Cost. The total land cost for the Atlantic plant is $1,240,000. This amount has already been spent. The total land cost for the Denison expansion is $300,000. Some of the land costs related to the Denison expansion have not yet been spent.
     Site Development. In Atlantic, we estimate that the site development costs, including the dirt package and soil stabilization, will be approximately $4,692,000. In Denison, we estimate that site development costs, including the dirt package and soil stabilization, will be approximately $600,000.

     Construction Contingency. We allowed for approximately $4,026,000 for unanticipated expenditures in connection with the construction of our Atlantic plant and approximately $2,871,000 for unanticipated expenditures in connection with the expansion of our Denison plant. We plan to use excess funds for our general working capital.
     Construction Insurance Costs. For the Atlantic project, we have estimated builder’s risk insurance at $360,000. For the Denison project, we have estimated builder’s risk insurance at $180,000.
     Rail Infrastructure. Rail improvements, such as siding and switches may need to be installed at an estimated cost of $4,500,000 at the Atlantic site. Additionally, rail improvements and upgrades will be installed at an estimated cost of $5,000,000 at the Denison site.
     Fire Protection System, Water Supply and Water Treatment System. We anticipate spending $1,410,000 to equip the Atlantic plant with adequate fire protection and $4,840,000 to install a water treatment system, water supply wells, a water treatment pond, and install water discharge and potable water. We anticipate spending $15,000 to bring the fire protection system at the Denison plant up to the Denison expansion requirements. Also, we anticipate spending $1,250,000 to install the necessary water facilities for the Denison expansion.
     Capitalized Interest. Capitalized interest consists of the interest we anticipate incurring during the development and construction period of our project. For purposes of estimating capitalized interest and financing costs, we have assumed total senior debt project financing for both plants of $159,137,000, an amount that includes both the existing $28,750,000 of project debt financing and new project debt financing of $130,387,000. We determined this amount of debt financing based upon an assumed equity amount of $120,000,000, which is the amount we anticipate that we will need in order to capitalize both the Atlantic plant and the Denison plant expansion. If any of these assumptions change, we would need to revise the level of debt accordingly. Loan interest expense, net of interest income generated on equity balances, during construction will be capitalized and is estimated to be $4,725,000 for the Denison project and $6,425,000 for the Atlantic project. An interest rate of 9.25% or better has been assumed for the construction period.
     Financing Costs. Financing costs consist of all costs associated with procurement of approximately $159,137,000 of project debt financing, including existing project debt financing of $28,750,000 and new project debt financing of $130,387,000. We estimate that our financing costs for the Atlantic plant and the Denison plant and will be $1,800,000 and $1,038,000 respectively. These costs include bank origination and legal fees, loan processing fees, appraisal and title insurance charges, recording and deed registration tax. Our financing costs will vary depending on the amount we borrow.
     Organizational Costs. We have budgeted organizational costs which include developmental, organizational, legal, accounting, consulting, and offering costs. The estimated organization costs for the Atlantic project are $4,115,000. The estimated organization costs for the Denison project are $1,449,000.
     Pre-Production Period Costs, Non-Capitalized Expenses. We project $675,000 of pre-production costs and $475,000 of non-capitalized expenses for the Atlantic project. The pre-production costs are comprised of start-up costs, training, production labor, and utilities. We project $1,000,000 of expenses for the Denison expansion project will be expensed during construction.
     Inventory. We project $15,000,000 of working capital inventory costs for the Atlantic plant between completion of construction and the generation of income. We project $6,000,000 of working capital inventory costs for the Denison plant expansion between the completion of construction and the generation of income. For both projects, the working capital inventory expenses will consist of initial inventories of corn and other ingredients, ethanol, dried distillers grain work in process inventories, spare parts for our process equipment, and chemicals and other ingredients.
INDUSTRY OVERVIEW
     Ethanol is ethyl alcohol, a fuel component made primarily from corn and various other grains, and can be used as: (i) an octane enhancer in fuels; (ii) an oxygenated fuel additive for the purpose of reducing ozone and carbon monoxide vehicle emissions; and (iii) a non-petroleum-based gasoline substitute. Approximately 95% of all ethanol is used in its primary form for blending with unleaded gasoline and other fuel products. The implementation of the Federal Clean Air Act has made ethanol fuels an important domestic renewable fuel additive. Used as a fuel oxygenate, ethanol provides a means to control carbon monoxide emissions (testimony of Robert J. Meyers, Associate Assistant Administrator, U.S. EPA, before the U.S. House Committee on Energy and Commerce, Subcommittee on Energy and Air Quality, May 8, 2007), The principal purchasers of ethanol are generally the wholesale gasoline marketer or blender. Oxygenated gasoline is commonly referred to as reformulated gasoline.

     According to the RFA, over the past twenty years the United States fuel ethanol industry has grown from very little ethanol production to an estimated current annual production capacity of 6.8 billion gallons of ethanol production per year (RFA, “Industry Statistics,). Ethanol-blended fuels have increased so dramatically for several of the following reasons: an abundant supply of corn, a desire to limit U.S. dependence on fossil fuels and foreign oil, requirements of the 1990 Clean Air Act Amendments, anticipation of a greater role for ethanol in clean burning fuel programs and promising new market opportunities with bio-diesel and fuel cells. As of September 2007, plans to construct new ethanol plants or expand existing plants have been announced which would increase capacity by approximately 6.6 billion gallons per year (RFA, “Ethanol Biorefinery Locations,). There are currently at least 131 ethanol production plants producing ethanol, 73 plants under construction, and 10 plants under expansion located in 26 states throughout the United States (RFA, “Ethanol Biorefinery Locations”). Most of these plants are based in the Midwest because of the nearby access to the corn and grain feedstocks necessary to produce ethanol. The production of ethanol has sparked new capital investment and economic development in rural communities across America by providing a use for local commodities and creating good paying jobs in areas where employment growth and economic development are difficult.
General Ethanol Demand and Supply
     According to the Renewable Fuels Association the annual demand for fuel ethanol in the United States reached a new high in 2006 of nearly 5 billion gallons per year. In its report titled, “Ethanol Industry Outlook 2007”. , the Renewable Fuels Association anticipates demand for ethanol to remain strong as a result of the national renewable fuels standard contained in the Energy Policy Act of 2005, rising gasoline and oil prices and increased state legislation banning the use of MTBE or requiring the use of renewable fuels. The Renewable Fuels Association also notes that interest in E85, a blend of 85% ethanol and 15% gasoline, has been invigorated due to continued efforts to stretch U.S. gasoline supplies. The Renewable Fuels Association also expects that the passage of the Volumetric Ethanol Excise Tax Credit (VEETC) will provide the flexibility necessary to expand ethanol blending into higher blends of ethanol such as E85, E diesel and fuel cell markets.
     The provision of the Energy Policy Act of 2005 likely to have the greatest impact on the ethanol industry is the creation of a 7.5 billion gallon renewable fuels standard (RFS). The RFS began at 4 billion gallons in 2006, increasing to 7.5 billion gallons by 2012. The RFS for 2007 is 4.7 billion gallons, and the RFS will increase to 5.4 billion gallons in 2008. The RFS is a national flexible program that does not require that any renewable fuels be used in any particular area or state, allowing refiners to use renewable fuel blends in those areas where it is most cost-effective. According to the Renewable Fuels Association, the RFS program is expected to initiate about $6 billion in new investment in ethanol plants across the country. An increase in the number of new plants will bring an increase in the supply of ethanol. Thus, while this bill may cause ethanol prices to increase in the short-term due to additional demand, future supply could outweigh the demand for ethanol in the future. This would have a negative impact on our earnings. Alternatively, since the RFS began at 4 billion gallons in 2006 and national production has exceeded this amount, there could be a short-term oversupply until the RFS requirements are amended to exceed national production. The 2007 RFS of 4.7 billion gallons is also below the nation’s production capacity. Such a short-term oversupply may have an immediate adverse effect on our earnings.
     The following chart illustrates the RFS program adopted by the Energy Policy Act of 2005.

ETHANOL PRODUCTION
Source: American Coalition for Ethanol (ACE)
     On September 7, 2006, the EPA set forth proposed rules to fully implement the RFS program (71 Federal Register 55,551). On May 1, 2007 the EPA approved final rules to implement the RFS program. See 72 Federal Register 83 (May 1, 2007). Compliance with the RFS program will be shown through the acquisition of a unique Renewable Identification Number (RIN) assigned by the producer to every batch of renewable fuel produced. The RIN shows that a certain volume of renewable fuel was produced. Obligated parties must acquire sufficient RINs to demonstrate compliance with their performance obligation. In addition, RINs can be traded and a recordkeeping and electronic reporting system for all parties that have RINs ensures the integrity of the RIN pool.
     The RFS system will be enforced through a system of registration, record keeping and reporting requirements for obligated parties, renewable producers (RIN generators), as well as any party that procures or trades RINs either as part of their renewable purchases or separately. The program applies in 2007, and started on September 1.
     While we believe that the nationally mandated usage of renewable fuels previously has driven demand, we believe that an increase in voluntary usage will be necessary for the industry to continue its growth trend. Our management expects that voluntary usage by blenders will occur only if the price of ethanol makes increased blending economical. In addition, we believe that heightened consumer awareness and consumer demand for ethanol-blended gasoline may play an important role in growing overall ethanol demand and voluntary usage by blenders. If blenders do not voluntarily increase the amount of ethanol blended into gasoline and consumer awareness does not increase, it is possible that additional ethanol supply will outpace demand and depress ethanol prices. Please refer to the section of the prospectus entitled, “Risks Related to the Ethanol Industry” for a discussion of important factors that could negatively impact demand trends.
Ethanol Supplies
     According to the RFA, the supply of domestically produced ethanol is at an all-time high. In 2006, 110 ethanol plants located in 19 states produced a record 4.9 billion gallons (RFA, “Ethanol Industry Outlook 2007”)—an approximately 25% increase from 2005 and nearly three times the ethanol produced in 2000. As of September 2007, there were 131 ethanol production plants operating in 26 states with a combined annual production capacity of approximately 6.9 billion gallons, with an additional 76 new plants and 10 expansions under construction expected to add an additional estimated 6.6 billion gallons of annual production capacity (RFA, “Ethanol Biorefinery Locations”).
     The following table depicts state-by-state total ethanol production of active and prospective ethanol plants.

Ethanol Production Capacity (Existing and Under Construction) Ranked by State
(Largest to Smallest Production Capacity as of June 2007)

		Ethanol Production Capacity
Rank	State	(Million Gallons Per Year)
1	Iowa	3431.5
2	Nebraska	1460.5
3	Illinois	1212.0
4	Minnesota	1104.1
5	South Dakota	910.0
6	Indiana	808.0
7	Kansas	507.5
8	Wisconsin	498.0
9	Ohio	387.0
10	Texas	385.0
11	Michigan	262.0
12	North Dakota	233.5
13	Tennessee	205.0
14	New York	164.0
15	Missouri	155.0
16	Oregon	143.0
17	Colorado	125.0
18	Georgia	100.4
19	California	68.0
20	Arizona	55.0
21	Washington	55.0
22	Idaho	50.0
23	Kentucky	35.4
24	New Mexico	30.0
25	Wyoming	5.0
26	Louisiana	1.5
	United States Total	12,578.3

Source: Nebraska Energy Office
Federal Ethanol Supports
     The ethanol industry is heavily dependent on several economic incentives to produce ethanol, including federal ethanol supports. The most recent ethanol supports are contained in the Energy Policy Act of 2005. Most notably, the Act creates a 7.5 billion gallon renewable fuels standard (RFS). The RFS requires refiners to use 4.7 billion gallons of renewable fuels in 2007, increasing to 7.5 billion gallons by 2012. See “INDUSTRY OVERVIEW- General Ethanol Demand and Supply.”
     On December 30, 2005, the EPA published an interim rule in the Federal Register imposing a 2.78% default provision (equating to 4 billion gallons of renewable fuel) of the RFS. The interim rule was prepared as a Direct Final Rule, meaning it became effective upon publication due to the absence of compelling negative comments filed within 30 days. The Direct Final Rule applies a collective compliance approach, meaning no refiner individually had to meet the standard, but that the industry as a whole had to blend at least 2.78% renewable fuels into gasoline in 2006. Any shortfall in meeting this requirement was to be added to the 4.7 billion gallon RFS requirement in 2007, but there was no shortfall in 2006. There were no other consequences for failure to collectively meet the 2006 standard. Although there was not a requirement for individual parties to demonstrate compliance in 2006, the EPA found that increases in ethanol production and projections for demand indicated that the 2006 volume was likely to be met and that more than 4 billion gallons of ethanol and biodiesel would be blended in 2006. Because over 4 billion gallons of renewable fuel was produced in 2006, the interim rule’s requirements were met and the 2007 RFS requirement remains at 4.7 billion gallons.

     On September 7, 2006, the EPA published proposed final rules implementing the RFS program. The RFS program applies in 2007, and started on September 1. The RFS for 2007 is 3.71% or 4.7 billion gallons of renewable fuel. The RFS must be met by refiners, blenders and importers (“obligated parties”). Compliance with the RFS program will be shown through the acquisition of a unique Renewable Identification Number (RIN) assigned by the producer to every batch of renewable fuel produced. The RIN shows that a certain volume of renewable fuel was produced. Obligated parties must acquire sufficient RINs to demonstrate compliance with their performance obligation. In addition, RINs can be traded and a record keeping and electronic reporting system for all parties that have RINs ensures the integrity of the RIN pool.
     RINs are valid for compliance purposes for the calendar year in which they were generated, or the following calendar year. No more than 20% of the current year obligation could be satisfied using RINs from the previous year. An obligated party may carry a deficit over from one year into the next if it cannot generate or purchase sufficient RINs to meet its renewable volume obligation.
     The RFS system will be enforced through a system of registration, record keeping and reporting requirements for obligated parties, renewable producers (RIN generators), as well as any party that procures or trades RINs either as part of their renewable purchases or separately. Any person who violates any prohibition or requirement of the RFS program may be subject to civil penalties for each day of each violation. For example, under the proposed rule, a failure to acquire sufficient RINs to meet an obligated party’s renewable fuels obligation would constitute a separate day of violation for each day the violation occurred during the annual averaging period. The enforcement provisions are necessary to ensure the RFS program goals are not compromised by illegal conduct in the creation and transfer of RINs.
     Historically, ethanol sales have also been favorably affected by the Clean Air Act amendments of 1990, particularly the Federal Oxygen Program which became effective November 1, 1992. The Federal Oxygen Program requires the sale of oxygenated motor fuels during the winter months in certain major metropolitan areas to reduce carbon monoxide pollution. Ethanol use has increased due to a second Clean Air Act program, the Reformulated Gasoline Program. This program became effective January 1, 1995, and requires the sale of reformulated gasoline in nine major urban areas to reduce pollutants, including those that contribute to ground level ozone, better known as smog.
     The two major oxygenates added to reformulated gasoline pursuant to these programs are Methyl Tertiary Butyl Ether (“MTBE”) and ethanol, however MTBE has caused groundwater contamination and has been banned from use by many states. The Energy Policy Act of 2005 did not impose a national ban of MTBE but it also did not include liability protection for manufacturers of MTBE. We expect the failure to include liability protection for manufacturers of MTBE to result in refiners and blenders using ethanol as an oxygenate rather than MTBE to satisfy the reformulated gasoline oxygenate requirement. The Act did not repeal the 2.7% oxygenate requirement for carbon monoxide nonattainment areas which are required to use oxygenated fuels in the winter months. While we expect ethanol to be the oxygenate of choice in these areas, there is no assurance that ethanol will in fact be used.
     The recent voluntary shift away from MTBE to ethanol has put increased focus on America’s ethanol and gasoline supplies. By removing the oxygenate requirements mandated by the Clean Air Act, the Energy Policy Act of 2005 effectively eliminated reformulated gasoline (RFG) requirements; however, federal air quality laws in some areas of the country still require the use of RFG.  As petroleum blenders now phase away from MTBE due to environmental liability concerns, the demand for ethanol as an oxygenate could increase.  However, on April 25, 2006, President Bush announced that he asked EPA Administrator Stephen Johnson to grant temporary reformulated gas waivers to areas that need them to relieve critical fuel supply shortages.  Such waivers may result in temporary decreases in demand for ethanol in some regions, driving down the price of ethanol. Furthermore, legislation was introduced in 2006 to strike the $0.54 secondary tariff on imported ethanol due to concerns that spikes in retail gasoline prices are a result of ethanol supplies.  These concerns may have been misguided when one considers that only 130,000 barrels per day of ethanol will be needed to replace the volume of MTBE refiners have chosen to remove from the gasoline pool (U.S. Energy Information Administration, “Short-Term Energy Outlook,”), while the current U.S. ethanol production is 6.2 billion gallons per year, or approximately 400,000 barrels per day. This is a sufficient amount of ethanol to meet the new MTBE replacement demand while continuing to supply existing markets. Congress did not pass the legislation; rather, it voted to extend the tariff until 2009. Nevertheless, if similar legislation is introduced again and is passed, the price of ethanol may decrease, negatively affecting our future earnings.

     The government’s regulation of the environment changes constantly. It is possible that more stringent federal or state environmental rules or regulations could be adopted, which could increase our operating costs and expenses. It also is possible that federal or state environmental rules or regulations could be adopted that could have an adverse effect on the use of ethanol. For example, changes in the environmental regulations regarding ethanol’s use due to currently unknown effects on the environment could have an adverse effect on the ethanol industry. Furthermore, plant operations likely will be governed by the Occupational Safety and Health Administration (“OSHA”). OSHA regulations may change such that the costs of the operation of the plant may increase. Any of these regulatory factors may result in higher costs or other materially adverse conditions affecting our operations, cash flows and financial performance.
     The use of ethanol as an alternative fuel source has been aided by federal tax policy. On October 22, 2004, President Bush signed H.R. 4520, which contained the Volumetric Ethanol Excise Tax Credit (“VEETC”) and amended the federal excise tax structure effective as of January 1, 2005. Prior to VEETC, ethanol-blended fuel was taxed at a lower rate than regular gasoline (13.2 cents on a 10% blend). Under VEETC, the ethanol excise tax exemption has been eliminated, thereby allowing the full federal excise tax of 18.4 cents per gallon of gasoline to be collected on all gasoline and allocated to the highway trust fund. We expect the changes to the tax credit to add approximately $1.4 billion to the highway trust fund revenue annually. In place of the exemption, the bill creates a new volumetric ethanol excise tax credit of 5.1 cents per gallon of ethanol blended at 10%. Refiners and gasoline blenders apply for this credit on the same tax form as before only it is a credit from general revenue, not the highway trust fund. Based on volume, the VEETC is expected to allow much greater refinery flexibility in blending ethanol since it makes the tax credit available on all ethanol blended with gasoline, diesel and ethyl tertiary butyl ether (“ETBE”), including ethanol in E-85 and E-20 in Minnesota. The VEETC is scheduled to expire on December 31, 2010. Legislation has been introduced in Congress that may remove the sunset provisions of the VEETC, thereby making it a permanent tax credit. We cannot assure you that this legislation will be adopted.
     The Energy Policy Act of 2005 expanded who qualifies for the small ethanol producer tax credit. Historically, small ethanol producers were allowed a 10 cents per gallon production income tax credit on up to 15 million gallons of production annually. The size of the plant eligible for the tax credit was limited to 30 million gallons. Under the Energy Policy Act of 2005 the size limitation on the production capacity for small ethanol producers increased from 30 million to 60 million gallons. The credit can be taken on the first 15 million gallons of production. The tax credit is capped at $1.5 million per year per producer. We anticipate that our annual production will exceed production limits of 60 million gallons a year and that we will be ineligible for the credit.
     In addition, the Energy Policy Act of 2005 created a new tax credit that permits taxpayers to claim a 30% credit (up to $30,000) for the cost of installing clean-fuel vehicle refueling equipment, such as an E85 fuel pump, to be used in a trade or business of the taxpayer or installed at the principal residence of the taxpayer. Under the provision, clean fuels are any fuels at least 85% of the volume of which consists of ethanol, natural gas, compressed natural gas, liquefied natural gas, liquefied petroleum gas, and hydrogen, and any mixture of diesel fuel and biodiesel containing at least 20% biodiesel. The provision is effective for equipment placed in service after December 31, 2005 and before December 31, 2010. While it is unclear how this credit will affect the demand for ethanol in the short term, we expect it will help raise consumer awareness of alternative sources of fuel and could positively impact future demand for ethanol.
     In January 2007, President Bush’s State of the Union Address focused on the Nation’s energy policy. In his address, President Bush called for the reduction of 20 percent of the Nation’s gasoline usage in the next ten years—“Twenty in Ten”. To accomplish this goal, he called for increasing the Nation’s supply of renewable and alternative fuels by setting a mandatory fuels standard to require 35 billion gallons of renewable and alternative fuel use by 2017. In 2017, this would displace 15 percent of projected annual gasoline use. To bring about the other five percent reduction in gasoline usage, the President proposed a plan to reform fuel efficiency standards for cars and further extend those for light trucks and sport utility vehicles. In 2017, this would reduce projected annual gasoline use by up to 8.5 billion gallons, or five percent. The President’s ambitious goals are not likely to be reached with current technology and exclusively corn-derived ethanol, although we expect that it will stimulate new investment in cellulosic ethanol technologies.
     The State of the Union Address also proposed an expansion and reform of the Renewable Fuels Standard (RFS). To comply with the current standard, fuel blenders must use 7.5 billion gallons of renewable fuels in 2012. Under the President’s proposal, the fuel standard would be set at 35 billion gallons of renewable and alternative fuels in 2017. Besides displacing 15 percent of projected annual gasoline use in 2017, the President’s proposal would also increase the scope of the current Renewable Fuel Standard (RFS), expanding it to an Alternative Fuel Standard (AFS). The AFS would include sources such as corn ethanol, cellulosic ethanol, biodiesel, methanol, butanol, hydrogen and other alternative fuels. Under the President’s plan, the EPA Administrator and the Secretaries of Agriculture and Energy would have authority to waive or modify the standard if they deem it necessary, and the new fuel standard would include an automatic “safety valve” to protect against unforeseen increases in the prices of alternative fuels or their feedstocks.

     The ethanol industry and our business depend upon continuation of the federal ethanol supports discussed above. These incentives have supported a market for ethanol that might disappear without the incentives. Alternatively, the incentives may be continued at lower levels. The elimination or reduction of federal ethanol supports would make it more costly for us to sell our ethanol and would likely reduce our net income and the value of your investment.
State Ethanol Supports
     On May 30, 2006, Iowa Governor Tom Vilsack signed HF 2754 and its companion appropriation bill HF 2759 into law. The bill includes several new incentives. First, it establishes a state Renewable Fuels Standard (RFS) starting at 10% in 2009 and increasing to 25% by 2019. In addition, the current 2.5 cents income tax credit that retailers can claim on gallons of ethanol blends sold in excess of 60% of their total volume will remain in effect until December 31, 2008. To assist retailers in achieving the RFS schedule, beginning in 2009, the current incentive will be replaced by an Ethanol Promotion Tax Credit. This will be available for each gallon of ethanol sold and will be determined based on the retailer’s achievement of the RFS schedule as follows:
•	Retailers meeting the RFS for a given year will be entitled to a 6.5 cents tax credit for every gallon of ethanol sold.

•	Retailers within 2% of the RFS schedule will be entitled to a 4.5 cents tax credit for every gallon of ethanol sold.

•	Retailers within 4% percent of the RFS schedule will be entitled to a 2.5 cents tax credit for every gallon of ethanol sold.

•	Retailers more than 4% percent below the RFS schedule will not be entitled to a tax credit.
     An E85 Promotion Tax Credit of 25 cents per gallon was created for 2006 through 2008. Beginning in 2009-2010, the E85 Promotion Tax Credit will be 20 cents per gallon, and beginning in calendar year 2011, the tax credit will be 10 cents per gallon and decreases by one cent each year through 2020. Additionally, an expanded infrastructure program was created to help retailers and wholesalers offset the cost of bringing E85 and biodiesel blends to customers. Over $13,000,000 over three years was appropriated to this grant program. Finally, cost-share grant programs will be available to retailers to upgrade or install new E85 equipment. Under this program, retailers could receive 50% of the total cost of the project up to a maximum of $30,000.
     However, this new RFS does provide that the Governor may reduce or suspend the RFS schedule if: (1) substantial economic harm would result from the schedule, (2) a shortage of feedstock supply occurs for renewable fuel production, or (3) Flexible Fuel Vehicle (FFV) fleet registration does not reach target levels.
     While we expect the Iowa RFS to positively impact the ethanol market in Iowa, the schedule may result in many more ethanol plants being constructed in Iowa. In particular, plants could be constructed near our proposed plant sites, which could cause us to compete for corn feedstock supply. The competition for corn feedstock could drive up our costs of corn, drive the price of ethanol down and negatively impact your investment.
Trends and Uncertainties Impacting the Ethanol Industry and Our Future Revenues
     If we are successful in building and constructing the ethanol plants, we expect our future revenues will primarily consist of sales of ethanol and distillers grains. We expect ethanol sales to constitute the bulk of our revenues. Recently, the demand for ethanol decreased relative to supply causing downward pressure on ethanol market prices. Therefore, the industry will need to continue to grow demand to offset the increased supply brought to the market place by additional production.
     We also expect to benefit indirectly from federal ethanol supports. Changes to these supports or incentives could significantly impact demand for ethanol. On August 8, 2005, President George W. Bush signed into law the Energy Policy Act of 2005. The Energy Policy Act contains numerous provisions that are expected to favorably impact the ethanol industry by enhancing both the production and use of ethanol. Most notably, the Act created a 7.5 billion gallon renewable fuels standard (the RFS). The RFS is a national renewable fuels mandate as to the total amount of national renewable fuels usage but allows flexibility to refiners by allowing them to use renewable fuel blends in those areas where it is most cost-effective rather than requiring renewable fuels to be used in any particular area or state. The RFS began at 4 billion gallons in 2006, and is expected to increase to 7.5 billion gallons by 2012. According to the Renewable Fuels Association, the Energy Policy Act is expected to lead to about $6 billion in new investment in ethanol plants across the country.

     Ethanol production continues to rapidly grow as additional plants and plant expansions become operational. As of September 2007, 131 ethanol plants were producing ethanol with a combined annual production capacity of over 6.9 billion gallons per year, and current expansions and plants under construction constituted an additional future production capacity of 6.6 billion gallons per year (RFA, “Ethanol Biorefinery Locations”). Since the current national ethanol production capacity exceeds the 2006 RFS requirement, we believe that other market factors, such as the growing trend for reduced usage of MTBE by the oil industry, state renewable fuels standards and increases in voluntary blending by terminals, was responsible for high prices in recent periods. Accordingly, it is possible that the RFS requirements may not significantly impact ethanol prices in the short-term. However, the increased requirement of 7.5 billion gallons by 2012 is expected to support ethanol prices in the long term. A greater supply of ethanol on the market from these additional plants and plant expansions has reduced the price we are able to charge for our ethanol. These fluctuations in price may decrease our future revenues.
     Demand for ethanol may increase as a result of increased consumption of E85 fuel. E85 fuel is a blend of 70% to 85% ethanol and gasoline. According to the EIA, E85 consumption is projected to increase to 200 million gallons in 2030 (Annual Energy Outlook 2007). E85 is used as an aviation fuel and as a hydrogen source for some fuel cells. There are currently about 6 million flexible fuel vehicles capable of operating on E85 on U.S. roads (National Ethanol Vehicle Coalition). The National Ethanol Vehicle Coalition reports that there are approximately 1,292 retail stations supplying E85 (“E85 Refueling Locations by State,”). Ford and General Motors have recently begun national campaigns to promote ethanol and flexible fuel vehicles. Automakers have indicated plans to produce an estimated 1 million more flexible fuel vehicles per year. In its Annual Energy Outlook 2007, the EIA predicted that by 2030, auto manufacturers will sell 2 million flexible fuel vehicles in the United States each year. The demand for E85 is largely driven by flexible fuel vehicle penetration of the US vehicle fleet, the retail price of E85 compared to regular gasoline and the availability of E85 at retail stations. Because flexible fuel vehicles can operate on both ethanol and gasoline, if the price of regular gasoline falls below E85, demand for E85 will decrease as well. In addition, gasoline stations offering E85 are relatively scarce. However, most of these stations are in the upper Midwest (National Ethanol Vehicle Coalition, “E85 Refueling Locations by State”), which will be our target market area. The Energy Policy Act of 2005 established a tax credit of 30% for infrastructure and equipment to dispense E85, which became effective in 2006 and is scheduled to expire December 31, 2010. This tax credit is expected to encourage more retailers to offer E85 as an alternative to regular gasoline. According to the National Ethanol Vehicle Coalition, there are at least 69 gasoline retailers offering E85 throughout Iowa.
     On October 5, 2006, Underwriters Laboratories (UL) suspended authorization for manufacturers to use UL Markings on components for fuel-dispensing devices that specifically reference compatibility with alcohol-blended fuels that contain greater than 15% ethanol (UL, “Fuel Dispenser Components containing Ethanol & Other Alcohol Blended Fuels,”). Published studies on ethanol indicate that, in higher concentrations, it may have significantly enhanced corrosive effects versus traditional gasoline. While there have been no documented reports of corrosion for UL listed or recognized components used with E85, Underwriters Laboratories previously suspended authorization to use the UL mark on components used in dispensing devices that will dispense any alcohol-blended fuels containing over 15% alcohol until updated certification requirements are established and the effected components have been found to comply with them. The lack of a UL seal for filling station pumps carrying E85 means that some of these stations may be violating fire codes, and that new stations intending to install E85 systems may need waivers from local or state fire marshals. It has been the decision of each authority having jurisdiction as to whether existing E85 dispensing equipment is allowed to remain in service or is taken out of service until additional supporting information is received. In July 2007, UL announced that it was accepting certification requests for E85 pump gaskets and seals. It further announced that it has been compiling testing procedures for the entire E85 pump and, when finalized in late 2007, dispensing manufacturers can submit their entire E85 pump for UL certification.
     Demand for ethanol has been supported by higher oil prices and its refined components. While the mandated usage required by the renewable fuels standard has driven demand, our management believes that the industry will require an increase in voluntary usage in order to experience long-term growth. We expect this will happen only if the price of ethanol is deemed economical by blenders. Our management also believes that increased consumer awareness of ethanol-blended gasoline will be necessary to motivate blenders to voluntarily increase the amount of ethanol blended into gasoline. In the future, a lack of voluntary usage by blenders in combination with additional supply may damage our ability to generate revenues and maintain positive cash flows.
     Although the Energy Policy Act of 2005 did not impose a national ban of methyl tertiary butyl ether (MTBE), the primary competitor of ethanol as a fuel oxygenate, the Act’s failure to include liability protection for manufacturers of MTBE resulted in refiners and blenders using ethanol as an oxygenate rather than MTBE to satisfy the Clean Air Act’s reformulated gasoline oxygenate requirement. The Clean Air Act also contains an oxygenated fuel requirement for areas classified as carbon monoxide non-attainment areas. These areas are required to establish an oxygenated fuels program for a period of no less than three months each winter. The minimum oxygen requirement for gasoline sold in these areas is 2.7% by weight. This is the equivalent of 7.7% ethanol by volume in a gasoline blend. This requirement was unaffected by the Act and a number of states, including California, participate in this program.

     Consumer resistance to the use of ethanol may affect the demand for ethanol, which could affect our ability to market our product and reduce the value of your investment. According to media reports in the popular press, some consumers believe that use of ethanol will have a negative impact on gasoline prices at the pump. Many also believe that ethanol adds to air pollution and harms car and truck engines. Still other consumers believe that the process of producing ethanol actually uses more fossil energy, such as oil and natural gas, than the amount of ethanol that is produced. These consumer beliefs could potentially be wide-spread. If consumers choose not to buy ethanol, it would affect the demand for the ethanol we produce which could negatively affect our ability sell our product and negatively affect our profitability.
Trends and Uncertainties Impacting the Corn and Natural Gas Markets and Our Future Cost of Goods Sold
     We expect our future cost of goods sold will consist primarily of costs relating to the corn and natural gas supplies necessary to produce ethanol and distillers grains for sale.
     According to the USDA’s National Agricultural Statistics Service, the 2006 corn crop was the third largest on record at 10.5 billion bushels. According to USDA’s Economic Research Service, approximately 14 percent of the year’s production of corn was used for ethanol in the 2005-06 crop year, but USDA projects that this percentage will continue to increase and that 30 percent of all corn produced in the United States will be used for ethanol production in the 2009-10 crop year (“Ethanol Expansion in the United States: How Will the Agricultural Sector Adjust?”). In recent years, ethanol plants were able to purchase corn cheaply, which widened profit margins for many ethanol plants. According to the U.S. Department of Agriculture, ethanol production adds $0.25 to $0.50 to the value of a bushel of corn. The USDA has reported that U.S. farmers have planted corn on approximately 93 million acres of farmland in 2007, which is 19 percent more corn acres than in 2006 (USDA, “U.S. Farmers Plant Largest Corn Crop in 63 Years”) Despite the large 2006 corn crop, corn prices have increased sharply since late 2006 and we expect corn prices to remain at historical high price levels. Although we do not expect to begin operations until winter 2008, we expect continued volatility in the price of corn, which will significantly impact our cost of goods sold. The number of operating and planned ethanol plants in our immediate surrounding area and nationwide will also significantly increase the demand for corn. This increase will likely drive the price of corn upwards in our market, which will impact our ability to operate profitably.
     Natural gas is also an important input commodity to our manufacturing process. We estimate that our natural gas usage will be approximately 10% to 15% of our annual total production cost. Our primary use of natural gas is to dry our distillers grain products to moisture contents at which they can be stored for long periods of time, and can be transported greater distances. Dried distillers grains have a much broader market base, including the western cattle feedlots, and the dairies of California and Florida. Natural gas prices have moderated somewhat from record high prices in 2005 following an active hurricane season in the Gulf of Mexico that disrupted natural gas production (EIA, “Price of Natural Gas Sold to Commercial Customers in the U.S.) However, future hurricanes in the Gulf of Mexico could cause similar or greater disruptions. Changes in the price of natural gas may increase our costs of production when we become operational. Natural gas prices tend to follow crude oil prices, which have reached historic highs in 2007 and continue to experience significant volatility. We expect this trend to continue into 2008. In addition, the price of natural gas has historically fluctuated with seasonal weather changes, often experiencing price spikes during extended cold spells. We expect continued volatility in the natural gas market. Any ongoing increases in the price of natural gas will increase our cost of production and may negatively impact our future profit margins.
Competition
     We will be in direct competition with numerous other ethanol producers in the United States, many of whom have greater resources than we do. We also expect that additional ethanol producers will enter the market if the demand for ethanol continues to increase. Our plant will compete with other ethanol producers on the basis of price, and to a lesser extent, delivery service. We expect to pay a higher corn price than our competitors to ensure that we can obtain the necessary amount of corn to operate our plants during times of high demand. However, we believe that we can compete favorably with other ethanol producers due to the following factors:
•	the proximity of our plants to ample corn supply from local producers and elevators;

•	rail access facilitating use of unit trains with large volume carrying capacity;

•	experienced management team;

•	access to a skilled workforce;

•	the modern plant design will help us to operate more efficiently than older plants; and

•	the use of a state-of-the-art process control system to provide product consistency.
     The ethanol industry has grown to 131 production plants in the United States, with 83 production plants currently undergoing construction or expansion. The country’s largest ethanol producers include Abengoa Bioenergy Corp., Archer Daniels Midland, Aventine Renewable Energy, Inc., US Bioenergy Corp, and VeraSun Energy Corporation, each of which is capable of producing more ethanol than we expect to produce.
     According to the RFA, as of September 2007 Iowa has approximately 48 ethanol plants in various stages of development or currently operating (RFA, “Ethanol Biorefinery Locations”). Ethanol producers outside of the corn-belt will incur significant costs to transport corn to their plant. Because we will be located in the corn-belt, we do not expect to incur corn transportation costs as high as other ethanol plants in other regions of the United States.
     In addition to competition from other plants within the United States, competition from ethanol imported from Brazil and/or the Caribbean Basin may be a less expensive alternative to our ethanol, which would cause us to lose market share. Ethanol imported from the Caribbean Basin is eligible for tariff reduction or elimination under the Caribbean Basin Initiative (“CBI”). Under U.S. law, the amount of ethanol imported into the United States from CBI countries on a duty-free basis cannot exceed 7 percent of the ethanol sold in the United States. (Office of the U.S. Trade Representative, “Ethanol Provisions in the CAFTA-DR,” April 2005,). In contrast, all ethanol imported directly from Brazil is subject to tariffs that protect U.S. ethanol producers; however, the tariffs may be reduced or eliminated in the future. Nonetheless, our current primary competition is from other ethanol producers in the United States, even though we may have increased competition from foreign ethanol in the future.
     The following table from the Renewable Fuels Association identifies most of the ethanol producers in the United States along with their production capacities as of October 9, 2007. This chart contains slightly different numbers than the Nebraska Energy Office’s chart provided on page 66 above, as the numbers have been updated more recently by the RFA.
U.S. FUEL ETHANOL INDUSTRY BIOREFINERIES AND PRODUCTION CAPACITY
million gallons per year (mmgy)

				Under
				Construction/
			Current Capacity	expansions
COMPANY	LOCATION	FEEDSTOCK	(mmgy)	(mmgy)
Abengoa Bioenergy Corp.	York, NE	Corn/milo	55
	Colwich, KS		25
	Portales, NM		30
	Ravenna, NE		88
Aberdeen Energy*	Mina, SD	Corn		100
Absolute Energy, LLC*	St. Ansgar, IA	Corn		100
ACE Ethanol, LLC	Stanley, WI	Corn	41
Adkins Energy, LLC*	Lena, IL	Corn	40
Advanced Bioenergy	Fairmont, NE	Corn		100
AGP*	Hastings, NE	Corn	52
Agri-Energy, LLC*	Luverne, MN	Corn	21
Alchem Ltd. LLLP	Grafton, ND	Corn	10.5
Al-Corn Clean Fuel*	Claremont, MN	Corn	35	15
Amaizing Energy, L.L.C.*	Denison, IA	Corn	40
Archer Daniels Midland	Decatur, IL	Corn	1,070	550
	Cedar Rapids, IA	Corn
	Clinton, IA	Corn

				Under
				Construction/
			Current Capacity	expansions
COMPANY	LOCATION	FEEDSTOCK	(mmgy)	(mmgy)
	Columbus, NE	Corn
	Marshall, MN	Corn
	Peoria, IL	Corn
	Wallhalla, ND	Corn/barley
Arkalon Energy, LLC	Liberal, KS	Corn		110
Aventine Renewable Energy, Inc.	Pekin, IL	Corn	207	226
	Aurora, NE	Corn
	Mt. Vernon, IN	Corn
Badger State Ethanol, LLC*	Monroe, WI	Corn	48
Big River Resources, LLC *	West Burlington, IA	Corn	52
BioFuel Energy – Pioneer Trail Energy, LLC	Wood River, NE	Corn		115
BioFuel Energy – Buffalo Lake Energy, LLC	Fairmont, MN	Corn		115
Blue Flint Ethanol	Underwood, ND	Corn	50
Bonanza Energy, LLC	Garden City, KS	Corn/milo		55
Bushmills Ethanol, Inc.*	Atwater, MN	Corn	40
Cardinal Ethanol	Harrisville, IN	Corn		100
Cargill, Inc.	Blair, NE	Corn	85
	Eddyville, IA	Corn	35
Cascade Grain	Clatskanie, OR	Corn		108
CassCo Amaizing Energy, L.L.C.	Atlantic, IA	Corn		110
Castle Rock Renewable Fuels, LLC	Necedah, WI	Corn		50
Celunol	Jennings, LA	Sugar cane bagasse		1.5
Center Ethanol Company	Sauget, IL	Corn		54
Central Indiana Ethanol, LLC	Marion, IN	Corn	40
Central Illinois Energy, LLC	Canton, IL	Corn		37
Central MN Ethanol Coop*	Little Falls, MN	Corn	21.5
Chief Ethanol	Hastings, NE	Corn	62
Chippewa Valley Ethanol Co.*	Benson, MN	Corn	45
Cilion Ethanol	Keyes, CA	Corn	50
Commonwealth Agri-Energy, LLC*	Hopkinsville, KY	Corn	33
Corn, LP*	Goldfield, IA	Corn	50
Cornhusker Energy Lexington, LLC	Lexington, NE	Corn	40
Corn Plus, LLP*	Winnebago, MN	Corn	44
Coshoctan Ethanol, OH	Coshoctan, OH	Corn		60
Dakota Ethanol, LLC*	Wentworth, SD	Corn	50
DENCO, LLC*	Morris, MN	Corn	21.5
E Energy Adams, LLC	Adams, NE	Corn		50
E3 Biofuels	Mead, NE	Corn	24
E Caruso (Goodland Energy Center)	Goodland, KS	Corn		20
East Kansas Agri-Energy, LLC*	Garnett, KS	Corn	35
Elkhorn Valley Ethanol, LLC	Norfolk, NE	Corn	40
ESE Alcohol Inc.	Leoti, KS	Seed corn	1.5
Ethanol Grain Processors, LLC	Obion, TN	Corn		100
First United Ethanol, LLC	Mitchell Co., GA	Corn		100
Front Range Energy, LLC	Windsor, CO	Corn	40
Gateway Ethanol	Pratt, KS	Corn		55
Glacial Lakes Energy, LLC*	Watertown, SD	Corn	50	50
Global Ethanol/Midwest Grain Processors	Lakota, IA	Corn	95
	Riga, MI	Corn	57
Golden Cheese Company of California*	Corona, CA	Cheese whey	5
Golden Grain Energy L.L.C.*	Mason City, IA	Corn	110	50

				Under
				Construction/
			Current Capacity	expansions
COMPANY	LOCATION	FEEDSTOCK	(mmgy)	(mmgy)
Golden Triangle Energy, LLC*	Craig, MO	Corn	20
Grand River Distribution	Cambria, WI	Corn		40
Grain Processing Corp.	Muscatine, IA	Corn	20
Granite Falls Energy, LLC	Granite Falls, MN	Corn	52
Greater Ohio Ethanol, LLC	Lima, OH	Corn		54
Green Plains Renewable Energy	Shenandoah, IA	Corn	50
	Superior, IA	Corn		50
Hawkeye Renewables, LLC	Iowa Falls, IA	Corn	105
	Fairbank, IA	Corn	115
	Menlo, IA	Corn		100
	Shell Rock, IA	Corn		110
Heartland Corn Products*	Winthrop, MN	Corn	100
Heartland Grain Fuels, LP*	Aberdeen, SD	Corn	9
	Huron, SD	Corn	12	18
Heron Lake BioEnergy, LLC	Heron Lake, MN	Corn		50
Holt County Ethanol	O’Neill, NE	Corn		100
Husker Ag, LLC*	Plainview, NE	Corn	26.5
Idaho Ethanol Processing	Caldwell, ID	Potato Waste	4
Illinois River Energy, LLC	Rochelle, IL	Corn	50
Indiana Bio-Energy	Bluffton, IN	Corn		101
Iroquois Bio-Energy Company, LLC	Rensselaer, IN	Corn	40
KAAPA Ethanol, LLC*	Minden, NE	Corn	40
Kansas Ethanol, LLC	Lyons, KS	Corn		55
Land O’ Lakes*	Melrose, MN	Cheese whey	2.6
Levelland/Hockley County Ethanol, LLC	Levelland, TX	Corn		40
Lifeline Foods, LLC	St. Joseph, MO	Corn	40
Lincolnland Agri-Energy, LLC*	Palestine, IL	Corn	48
Lincolnway Energy, LLC*	Nevada, IA	Corn	50
Little Sioux Corn Processors, LP*	Marcus, IA	Corn	52
Marquis Energy, LLC	Hennepin, IL	Corn		100
Marysville Ethanol, LLC	Marysville, MI	Corn		50
Merrick & Company	Golden, CO	Waste beer	3
MGP Ingredients, Inc.	Pekin, IL	Corn/wheat starch	78
	Atchison, KS
Mid America Agri Products/Wheatland	Madrid, NE	Corn		44
Mid-Missouri Energy, Inc.*	Malta Bend, MO	Corn	45
Midwest Renewable Energy, LLC	Sutherland, NE	Corn	25
Millennium Ethanol	Marion, SD	Corn		100
Minnesota Energy*	Buffalo Lake, MN	Corn	18
NEDAK Ethanol	Atkinson, NE	Corn		44
New Energy Corp.	South Bend, IN	Corn	102
North Country Ethanol, LLC*	Rosholt, SD	Corn	20
Northeast Biofuels	Volney, NY	Corn		114
Northwest Renewable, LLC	Longview, WA	Corn		55
Otter Tail Ag Enterprises	Fergus Falls, MN	Corn		57.5
Pacific Ethanol	Madera, CA	Corn	35
	Boardman, OR	Corn	35
	Burley, ID	Corn		50
	Stockton, CA	Corn		50
	Imperial, CA	Corn		50
Panda Ethanol	Hereford, TX	Corn/milo		115
Parallel Products	Louisville, KY	Beverage Waste	5.4
	R. Cucamonga, CA

				Under
				Construction/
			Current Capacity	expansions
COMPANY	LOCATION	FEEDSTOCK	(mmgy)	(mmgy)
Patriot Renewable Fuels, LLC	Annawan, IL	Corn		100
Penford Products	Cedar Rapids, IA	Corn		45
Permeate Refining	Hopkinton, IA	Sugars & starches	1.5
Phoenix Biofuels	Goshen, CA	Corn	25
Pinal Energy, LLC	Maricopa, AZ	Corn	55
Pine Lake Corn Processors, LLC*	Steamboat Rock, IA	Corn	20
Plainview BioEnergy, LLC	Plainview, TX	Corn		100
Platinum Ethanol, LLC	Arthur, IA	Corn		110
Plymouth Ethanol, LLC	Merrill, IA	Corn		50
Poet*	Sioux Falls, SD		1,110	375
	Alexandria, IN	Corn
	Ashton, IA	Corn
	Big Stone, SD	Corn
	Bingham Lake, MN	Corn
	Caro, MI	Corn
	Chancellor, SD	Corn
	Coon Rapids, IA	Corn
	Corning, IA	Corn
	Emmetsburg, IA	Corn
	Fostoria, OH	Corn
	Glenville, MN	Corn
	Gowrie, IA	Corn
	Groton, SD	Corn
	Hanlontown, IA	Corn
	Hudson, SD	Corn
	Jewell, IA	Corn
	Laddonia, MO	Corn
	Lake Crystal, MN	Corn
	Leipsic, OH	Corn
	Macon, MO	Corn
	Marion, OH	Corn
	Mitchell, SD	Corn
	North Manchester, IN	Corn
	Portland, IN	Corn
	Preston, MN	Corn
	Scotland, SD	Corn
Prairie Horizon Agri - Energy, LLC	Phillipsburg, KS	Corn	40
Quad-County Corn Processors*	Galva, IA	Corn	27
Red Trail Energy, LLC	Richardton, ND	Corn	50
Redfield Energy, Inc.	Redfield, SD	Corn	50
Reeve Agri-Energy	Garden City, KS	Corn/milo	12
Renew Energy	Jefferson Junction, WI	Corn		130
Siouxland Energy & Livestock Coop*	Sioux Center, IA	Corn	25	35
Siouxland Ethanol, LLC	Jackson, NE	Corn	50
Southwest Iowa Renewable Energy, LLC*	Council Bluffs, IA	Corn		110
Sterling Ethanol, LLC	Sterling, CO	Corn	42
Tate & Lyle	Loudon, TN	Corn	67	38
	Ft. Dodge, IA	Corn		105
The Andersons Albion Ethanol LLC	Albion, MI	Corn	55
The Andersons Clymers Ethanol, LLC	Clymers, IN	Corn	110
The Andersons Marathon Ethanol, LLC	Greenville, OH	Corn		110
Tharaldson Ethanol	Casselton, ND	Corn		110
Trenton Agri Products, LLC	Trenton, NE	Corn	40

				Under
				Construction/
			Current Capacity	expansions
COMPANY	LOCATION	FEEDSTOCK	(mmgy)	(mmgy)
United Ethanol	Milton, WI	Corn	52
United WI Grain Producers, LLC*	Friesland, WI	Corn	49
US BioEnergy Corp.	Albert City, IA	Corn	300	400
	Woodbury, MI	Corn
	Hankinson, ND	Corn
	Ord, NE	Corn
	Central City, NE	Corn
	Dyersville, IA	Corn
	Janesville, MN	Corn
	Marion, SD	Corn
U.S. Energy Partners, LLC (White Energy)	Russell, KS	Milo/wheat starch	48
Utica Energy, LLC	Oshkosh, WI	Corn	48
VeraSun Energy Corporation	Aurora, SD	Corn	450	440
	Ft. Dodge, IA	Corn
	Charles City, IA	Corn
	Linden, IN	Corn
	Welcome, MN	Corn
	Hartley, IA	Corn
	Albion, NE	Corn
	Bloomingburg, OH	Corn
Western New York Energy, LLC	Shelby, NY	Corn		50
Western Plains Energy, LLC*	Campus, KS	Corn	45
Western Wisconsin Renewable Energy, LLC*	Boyceville, WI	Corn	40
White Energy	Hereford, TX	Corn/Milo		100
Wind Gap Farms	Baconton, GA	Brewery Waste	0.4
Renova Energy	Torrington, WY	Corn	5
	Hyaburn, ID	Corn		20
Xethanol BioFuels, LLC	Blairstown, IA	Corn	5	35
Yuma Ethanol	Yuma, CO	Corn		40
Total Current Capacity at 131 ethanol biorefineries			6,9233.4

Total Under Construction (73)/Expansions (10)				6,561.9

Total Capacity			13,485.3

* locally-owned	Renewable Fuels Association,
	Updated: October 9, 2007
     The following map from the Renewable Fuels Association presents ethanol production plants in operation and under construction in the United States as of April 3, 2007, the most recent version of the map available:

Competition within the State of Iowa
     According to the Iowa Renewable Fuels Association, the state of Iowa produced a record 1.5 billion gallons of ethanol in 2006, up 36% from 1.1 billion gallons in 2005. This amount of ethanol represents just over 30% of the nation’s 2006 ethanol production, which was approximately 4.9 billion gallons.
     As of September 2007, there were at least 48 ethanol plants in the state of Iowa in various stages of production or under construction. Due to the preliminary nature of many of these projects, it is difficult to estimate the number of potential ethanol projects within our region. We will be in direct competition with these plants, many of whom have greater resources than us. The following paragraphs discuss the distance between our proposed sites and other ethanol plants in Iowa.
Competition near our Proposed Atlantic Site
     According to the Renewable Fuels Association, as of September 2007, within a 50-mile radius of our proposed Atlantic site, there are three plants under construction and two plants currently in operation. Within a radius of 50 to 100 miles from our proposed site there are six plants currently in operation or under construction or expansion. In total, there are at least ten plants in various stages of development within 100 miles of our proposed Atlantic site.
Competition near our Denison Site
     According to the Renewable Fuels Association, as of September 2007, within a 50-mile radius of our proposed Denison site there are at least three plants currently in operation or under construction. Within a radius of 50 to 100 miles from our proposed site there are at least fifteen plants currently in operation or under construction or expansion. In total, there are at least eighteen plants in various stages of development within 100 miles of our proposed Denison site.
     The following list, available on the Iowa Corn Growers Association website, shows the location of most of the ethanol plants currently under construction and operating in Iowa.

		Current	Under Construction/
		CapacityMillion	Expansion Million
Plant	Location	Gallons	Gallons
Absolute Energy	St. Ansgar		100
Amaizing Energy Holding Co.	Denison	40	50
	Atlantic		110
Archer Daniels Midland	Cedar Rapids Clinton	400
Big River Resources	West Burlington	52	40
Cargill, Inc.	Eddyville	35
Corn, LP	Goldfield	50
Dexter Ethanol, LLC	Dexter		100
Global Ethanol	Lakota	95
Golden Grain Energy	Mason City	100	50
Grain Processing Corporation	Muscatine	20
Green Plains Renewable Energy	Shenandoah		50
	Superior		50
Hawkeye Renewables	Iowa Falls	104
	Fairbank	120
	Menlo		110
	Shell Rock		110
Lincolnway Energy	Nevada	50
Little Sioux Corn Processors	Marcus	55	45
Penford Products	Cedar Rapids		45
Pine Lake Corn Processors LLC	Steamboat Rock	24
Platinum Ethanol, LLC	Arthur		110
Plymouth Energy Company, LLC	Merrill		50
POET Biorefining- Ashton	Ashton	55
POET Biorefining- Coon Rapids	Coon Rapids	54
POET Biorefining- Corning	Corning	65
POET Biorefining- Emmetsburg	Emmetsburg	54
POET Biorefining- Gowrie	Gowrie	60
POET Biorefining- Hanlontown	Hanlontown	50
POET Biorefining- Jewell	Jewell	60
Quad County Corn Processors	Galva	30

		Current	Under Construction/
		CapacityMillion	Expansion Million
Plant	Location	Gallons	Gallons
Siouxland Energy & Livestock	Sioux Center	25	35
Southwest Iowa Renewable Energy	Council Bluffs		110
Tama Ethanol, LLC	Tama		100
Tate & Lyle	Fort Dodge		100
US BioEnergy Corp.	Albert City	100
VeraSun	Fort Dodge	110
	Charles City	110
	Hartley		110
Xethanol BioFuels, LLC	Blairstown	6
	Blairstown		35
	Hopkinton	1.5

TOTAL		1925.5	1510
Source: Iowa Renewable Fuels Association website, last assessed September 26, 2007.
Competition from Alternative Fuels
     Alternative fuels and ethanol production methods are continually under development by ethanol and oil companies with far greater resources. The major oil companies have significantly greater resources than we have to develop alternative products and to influence legislation and public perception of ethanol. New ethanol products or methods of ethanol production developed by larger and better-financed competitors could provide them competitive advantages and harm our business.
DESCRIPTION OF BUSINESS
This prospectus contains forward-looking statements that involve risks and uncertainties. Actual events may differ materially from those indicated in such forward-looking statements. These forward-looking statements are only our predictions and involve numerous assumptions, risks and uncertainties, including, but not limited to those risk factors described elsewhere in this prospectus. The following discussion of our plan of operations should be read in conjunction with the financial statements and related notes thereto included elsewhere in this prospectus.
     We are an Iowa limited liability company formed on December 27, 2006, organized with the intention of organizing and owning one or more wholly owned subsidiaries. We anticipate that each of these subsidiaries will be organized for the purpose of developing, owning and operating an ethanol plant to produce fuel-grade ethanol and distillers grains for sale. Amaizing Energy Holding Company currently owns two subsidiaries, Amaizing Energy Atlantic, LLC and Amaizing Energy Denison, LLC. The two subsidiaries will operate under a unified ownership structure, as Amaizing Energy Holding Company is the sole member of each subsidiary. The following diagram shows our organizational structure as of the date of this prospectus:

Subsidiaries
Amaizing Energy Denison, LLC
     As a result of the reorganization and merger transaction consummated on January 31, 2007, Amaizing Energy Denison, LLC has assumed ownership of the assets and rights of Amaizing Energy, L.L.C. See “CAPITALIZATION” and “DESCRIPTION OF BUSINESS – Effect of the Reorganization and Merger” for more information on the reorganization and merger. Amaizing Energy, L.L.C. was originally formed for the sole purpose of developing the Denison plant. The entity was formed by a group of investors which included local business entrepreneurs and investors from the Denison community and the surrounding Crawford County area. Construction of the existing Denison plant commenced on September 10, 2004. The plant began operations on September 11, 2005. With the exception of normal shutdowns, the Denison plant has operated at or above nameplate production since completion. In September 2006, Amaizing Energy, L.L.C. commenced work on process improvements at the Denison plant. The improvements are now completed and the Denison plant now has the capacity to run at a rate in excess of 55 mgpy. The process improvements included the installation of Pavilion Advanced Process Control software and process improvements which provide for continuous monitoring of production processes to increase overall efficiencies and enhance production yields. We further intend to expand the Denison plant by an additional 40 million gallons per year. Following the expansion, the Denison plant will have a production capacity of approximately 100 million gallons of ethanol per year.
     The company explored a variety of options including the development of a second project adjacent to the existing operation, but due to economic factors the company elected to pursue an expansion of the existing plant. The company’s intent in undertaking the expansion is to leverage operating efficiencies between the combined operations. Leveraging the existing workforce to operate the Denison plant’s expanded capacity with a minimal increase in manpower will create significant efficiency.
Amaizing Energy Atlantic, LLC
     In January 2006, the former Amaizing Energy, L.L.C. was approached by the Cass County Steering Committee concerning the development of an ethanol project in the community of Atlantic, Iowa. Amaizing Energy, L.L.C. agreed to invest capital into this project in order to diversify its ethanol interests. CassCo Amaizing Energy, LLC was the entity initially formed to develop the Atlantic plant. CassCo Amaizing Energy, LLC was formed through a joint venture between Amaizing Energy, L.L.C. of Denison, Iowa, NEK-SEN Energy, LLC of Sabetha, Kansas and Atlantic Energy, LLC, a group of individuals from Cass County, Iowa made up of farmer producers, main street investors and business entrepreneurs interested in bringing economic opportunities to rural Iowa communities. As a result of the reorganization and merger, CassCo Amaizing Energy, LLC became Amaizing Energy Atlantic, LLC, the entity that will ultimately operate the Atlantic plant. See “CAPITALIZATION” and “DESCRIPTION OF BUSINESS – Effect of the Reorganization and Merger” for more information on the reorganization and merger.
     Based upon engineering specifications from Fagen, Inc., our anticipated design-builder, we expect the ethanol plant to process approximately 36 million bushels of corn per year into approximately 100 million gallons of denatured fuel-grade ethanol and approximately 333,000 tons of distillers grains, which is the principal co-product of the ethanol production process.
Effect of the Reorganization and Merger
     Pursuant to a merger agreement entered into on January 31, 2007, Amaizing Energy, L.L.C. and CassCo Amaizing Energy, LLC merged with and reorganized into subsidiaries of Amaizing Energy Holding Company, LLC. Amaizing Energy, L.L.C. reorganized as a wholly owned subsidiary of Amaizing Energy Holding Company through a triangular merger in which Amaizing Energy, L.L.C. merged with and into Amaizing Energy Denison, LLC, with Amaizing Energy Denison being the surviving entity. As part of the merger, members of Amaizing Energy, L.L.C. received membership units of Amaizing Energy Holding Company in exchange for their respective membership units in Amaizing Energy, L.L.C. Following the merger, Amaizing Energy Denison, LLC continued as a wholly-owned subsidiary of Amaizing Energy Holding Company.
     Similarly, CassCo Amaizing Energy, LLC reorganized as a wholly owned subsidiary of Amaizing Energy Holding Company through a triangular merger in which CassCo Amaizing Energy, LLC merged with and into Amaizing Energy Atlantic, LLC with Amaizing Energy Atlantic being the surviving entity. Members of CassCo Amaizing Energy, LLC received membership units of Amaizing Energy Holding Company in exchange for their respective membership units in CassCo Amaizing Energy, LLC. Amaizing Energy, L.L.C., as a member of CassCo Amaizing Energy, LLC, received units in Amaizing Energy Holding Company in exchange for its interests in CassCo Amaizing Energy and distributed these additional units to its members. Following the merger, Amaizing Energy Atlantic continued as a wholly-owned subsidiary of Amaizing Energy Holding Company.
     The following diagrams illustrate the triangular mergers in which Amaizing Energy, L.L.C. and CassCo Amaizing Energy, LLC merged with and into Amaizing Energy Denison, LLC and Amaizing Energy Atlantic, LLC, respectively.
   Illustration of the Triangular Merger between CassCo Amaizing Energy, L.L.C. and Amaizing Energy Holding Company, LLC
     As part of the triangular merger:
•	Amaizing Energy Holding Company, LLC formed Amaizing Energy Atlantic, LLC as a wholly owned subsidiary for the purpose of merging with CassCo Amaizing Energy, LLC;

•	A merger then occurred between Amaizing Energy Atlantic, LLC and CassCo Amaizing Energy, LLC, with Amaizing Energy Atlantic, LLC as the surviving entity;

•	When CassCo Amaizing Energy, LLC merged into Amaizing Energy Atlantic, LLC, CassCo Amaizing Energy, LLC’s members exchanged their units for units of Amaizing Energy Holding Company, LLC; and

•	After the transaction described above, Amaizing Energy Holding Company owned 100% of Amaizing Energy Atlantic, LLC and Amaizing Energy Atlantic, LLC has all the assets and liabilities of CassCo Amaizing Energy, LLC.
Illustration of the Triangular Merger between Amaizing Energy, L.L.C. and Amaizing Energy Holding Company, LLC
     In a triangular merger:
•	Amaizing Energy Holding Company, LLC formed Amaizing Energy Denison, LLC as a wholly owned subsidiary for the purpose of merging with Amaizing Energy, L.L.C.;

•	A merger then occurred between Amaizing Energy Denison, LLC and Amaizing Energy, L.L.C., with Amaizing Energy Denison, LLC as the surviving entity;

•	When Amaizing Energy, L.L.C. merged into Amaizing Energy Denison, LLC, Amaizing Energy, L.L.C.’s members exchanged their units for units of Amaizing Energy Holding Company, LLC; and

•	After the transaction described above, Amaizing Energy Holding Company owned 100% of Amaizing Energy Denison, LLC and Amaizing Energy Denison, LLC has all the assets and liabilities of Amaizing Energy, L.L.C.

     The following diagram from Fagen, Inc. depicts the 100 million gallon per year ethanol plant we anticipate building at the Atlantic site:
Primary Product — Ethanol
     Ethanol is an alcohol that can be burned in engines like gasoline. However, unlike gasoline, which is made by distilling crude oil, ethanol is made from the starchy parts of plants. It is produced by the fermentation of sugars found in grains and other biomass. Ethanol can be produced from a number of different types of grains, such as wheat and milo, as well as from agricultural waste products such as rice hulls, cheese whey, potato waste, brewery and beverage wastes and forestry and paper wastes. However, approximately 85 percent of ethanol in the United States today is produced from corn, and approximately 90 percent of ethanol is produced from a corn and other input mix. Corn produces large quantities of carbohydrates, which convert into glucose more easily than most other kinds of biomass. While the ethanol we intend to produce is the same alcohol used in beverage alcohol, it must meet fuel grade standards before it can be sold.
     Ethanol is the primary product currently produced at our existing operational plant in Denison, Iowa. Following the construction of the Atlantic plant and the expansion of the Denison plant, we anticipate that our business will continue to be that of the production and marketing of ethanol and its co-products. We will not have any other lines of business or other sources of revenue if we are unable to complete the construction and operation of the plant, or if we are not able to market ethanol and its co-products. We have engaged Provista to market the ethanol produced at our Denison plant. We anticipate entering into an agreement with Provista to market the ethanol produced at our Atlantic plant, however, we have not yet negotiated or discussed the terms of an ethanol marketing agreement for the Atlantic plant with Provista or any other marketing company.
Description of Dry-mill Process
     The company currently utilizes at the existing Denison plant, and intends to utilize at the Atlantic plant, a dry-mill production process. Our existing Denison plant currently produces, and the proposed Atlantic plant will produce, ethanol by processing corn. The basic steps in producing ethanol from corn utilizing the dry-mill production process is as follows: Corn is first received by rail and truck, then weighed and unloaded in a receiving building. Corn is then transported to storage bins prior to entering into the ethanol production process. Thereafter, it is converted to a scalper to remove rocks and debris before it is transported to a hammermill or grinder where it is ground into a mash and conveyed into a slurry tank for enzymatic processing. Water, heat and enzymes are added to break the ground corn into a fine slurry. The slurry is then heated for sterilization and pumped to a liquefaction tank where additional enzymes are added. Next, the grain slurry is pumped into fermenters, where yeast is added, to begin a batch fermentation process. A vacuum distillation system divides the alcohol from the grain mash. Alcohol is then transported through a rectified column, a side stripper and a molecular sieve system where it is dehydrated. The 200 proof alcohol is then pumped to farm shift tanks and blended with up to five percent denaturant, usually gasoline, as it is pumped into storage tanks. The 200 proof alcohol and up to five percent denaturant constitute ethanol. Corn mash from the distillation stripper is pumped into one of several decanter-type centrifuges for dewatering. The water (“thin stillage”) is then pumped from the centrifuges to an evaporator where it is dried into a thick syrup. The solids that exit the centrifuges or evaporators (“the wet cake”) are conveyed to the distillers dried grains dryer system. Syrup is added to the wet cake as it enters the dryer, where moisture is removed. The process produces distillers grains, which is processed corn mash that can be used as animal feed.
     The following flow chart illustrates the dry-mill process:
Source: Renewable Fuels Association, report entitled “How Ethanol is Made,” current as of September 19, 2007 available free of charge at the Renewable Fuels Association’s website,
     We expect that the ethanol production technology we will use in our Atlantic plant and Denison plant expansion will be supplied by Fagen, Inc. and/or ICM, Inc. and that they will either own the technology or have obtained any license to utilize the technology that is necessary.
Ethanol Markets
     Ethanol has important applications. Primarily, ethanol can be used as a high quality octane enhancer and an oxygenate capable of reducing air pollution and improving automobile performance. As explained by the RFA in its Ethanol Industry Outlook 2007, because of ethanol’s 35% oxygen content, ethanol-blended fuel results in lower tailpipe emissions. The ethanol industry is heavily dependent on several economic incentives to produce ethanol.
     The principal purchasers of ethanol are generally the wholesale gasoline marketer or blender. The principal markets for our ethanol are petroleum terminals in the continental United States. We access local markets, but these may be limited and must be evaluated on a case-by-case basis. Although local markets are the easiest to service, they may be oversold.

     We serve the regional and national markets by rail and truck. Because ethanol use results in less air pollution than regular gasoline, regional and national markets typically include large cities that are subject to anti-smog measures in either carbon monoxide or ozone non-attainment areas. We reach these markets by delivering ethanol to terminals which then blend the ethanol into E10 and E85 gasoline and transport the blended gasoline to retail outlets in these markets.
     We believe that regional pricing tends to follow national pricing less the freight difference. As with national markets, the use of a group-marketing program or a broker is advantageous, especially in the first one to three years of operation.
     In addition to rail, we service the regional markets by truck.
Ethanol Pricing
     Ethanol prices have historically tended to track the wholesale gasoline price. Regional pricing tends to follow national pricing less the freight difference. Ethanol price histories for the period November 6, 2005 to May 6, 2007 for regional markets for our proposed plant are presented in the following graph:
Co-Products
     The principal co-product of the ethanol production process is distillers grains, a high protein, high-energy animal feed supplement primarily marketed to the dairy and beef industry. Distillers grains contain bypass protein that is superior to other protein supplements such as cottonseed meal and soybean meal. Bypass proteins are more digestible to the animal, thus generating greater lactation in milk cows and greater weight gain in beef cattle. Dry-mill ethanol processing creates three forms of distillers grains: distillers wet grains with solubles (“distillers wet grains”), distillers modified wet grains with solubles (“distillers modified wet grains”) and distillers dried grains. Distillers wet grains are processed corn mash that contains approximately 70% moisture and has a shelf life of approximately three days. Therefore, it can be sold only to farms within the immediate vicinity of an ethanol plant. Distillers modified wet grains are distillers wet grains that have been dried to approximately 55% moisture. Distillers dried grains are distillers wet grains that have been dried to 10% moisture. Distillers dried grains has an almost indefinite shelf life and may be sold and shipped to any market regardless of its proximity to an ethanol plant. We market our distillers grains as both distillers dried grains and distillers modified wet grains.
     The company expects the Atlantic plant to sell 100,000 tons of distillers dried grain and 224,000 tons of modified wet distillers grain annually. Due to its shorter shelf life the modified wet distillers grain will be sold to the local and regional markets. The dried distillers grain has the potential to be transported longer distances to gain increased profit from regional and national markets. The distillers grain market is less volatile than the ethanol market and even though corn and distillers grain do not track exactly, they do tend to follow each other. Historically, distillers grains sold at 107% to 110% the price of corn. However, distillers grains prices are affected by soy meal markets, dairy and cattle markets, as well as seasonal changes due to summer pasturing. We have engaged United BioEnergy Ingredients (UBE) to market our distillers grains produced by the Denison plant. We anticipate that we will also enter into an agreement with UBE to market the distillers grains produced at our Atlantic plant, however, we have not yet negotiated or discussed the terms of a distillers grain marketing agreement for the Atlantic plant with UBE or any other marketing company.
     Another co-product of the ethanol production process is carbon dioxide. We do not currently sell the carbon monoxide produced at our Denison plant. However, we intend to explore opportunities to create value for the carbon dioxide produced at our existing plant in Denison and our future plant in Atlantic. The sale of carbon dioxide will likely represent a small portion of the company’s sales and revenues. However, if we determine that it is feasible to profitably capture and sell the carbon dioxide produced at our plants, we may enter into a marketing agreement with a carbon dioxide marketer.
Distillers Grains Markets
     The National Corn Growers Association (“NCGA”) states that a bushel of corn used in the dry grind ethanol process yields 2.8 gallons of ethanol, 18 pounds of carbon dioxide, and 18 pounds of distillers grains (NCGA, “Distillers Grains Feeding Recommendations,”). According to the Renewable Fuels Association, ethanol plants produced nine million metric tons of distillers grains in 2005 and 12 million metric tons in 2006 (RFA, Ethanol Industry Outlook 2007,). According to the University of Minnesota’s DDGS-General Information website (June 20, 2006) approximately 3,200,000 to 3,500,000 metric tons of distillers grains are produced annually in North America, approximately 98% of which are produced by ethanol plants (“Overview: Distillers Dried Grains with Solubles,”). Ethanol plants in South Dakota and Minnesota produce about 25% of this amount. The amount of distillers grains produced is expected to increase significantly as the number of ethanol plants increase.
     The primary consumers of distillers grains are dairy and beef cattle, according to the Renewable Fuels Association’s Ethanol Industry Outlook 2007. In recent years, an increasing amount of distillers grains have been used in the swine and poultry markets. With the advancement of research into the feeding rations of poultry and swine, we expect these markets to expand and create additional demand for distillers grains, however, no assurance can be given that these markets will in fact expand, or if they do, that we will benefit from it. The following chart from the RFA’s Ethanol Industry Outlook 2007 illustrates the distribution of 2006 distillers grain consumption among animal species.

     The market for distillers grains is generally confined to locations where freight costs allow it to be competitively priced against other feed ingredients. Distillers grains competes with three other feed formulations: corn gluten feed, dry brewers grain and mill feeds. The primary value of these products as animal feed is their protein content. Dry brewers grain and distillers grains have about the same protein content, and corn gluten feed and mill feeds have slightly lower protein contents.
     As with ethanol, the distillers grains markets are both regional and national. These national markets continue to emerge, primarily in the southeast and southwest United States where significant dairy and poultry operations are located. In addition, there is the possibility of some local marketing. Local markets are very limited and highly competitive for the use of distillers grains. The following chart shows distillers grains production comparative to the potential regional market for distillers grains.
Western Cornbelt
2004 – 2005
     Source: University of Minnesota DDGS Web site; Pro Exporter Network
     The company is currently marketing the distillers dried grains produced by the existing Denison plant through United Bio Energy Ingredients, LLC. The company does not anticipate that it will internally manage the distillers dried grains marketing process at any time in the near future. The local markets surrounding the locations of the Denison plant expansion and the Atlantic plant have limited cattle feeding markets. Accordingly, our local marketing of the distillers dried grains produced at our plants will be fairly limited. The Company believes in the long-run it will sell a mix of 70% dried distillers and 30% modified wet distillers grains.
Distillers Grains Pricing
     Historically, the price of distillers grains has been relatively steady. Various factors affect the price of distillers grains, including, among others, the price of corn, soybean meal and other alternative feed products, and the general supply and demand of domestic and international markets for distillers grains. We believe that unless demand increases, the price of distillers grains may be subject to future downward pressure as the supply of distillers grains increases because of increased ethanol production. As demonstrated in the table below the price of distillers grains may be subject to downward pressure and volatility.

Corn Feedstock Supply
     The company is highly dependent upon the availability and price of corn in order to maximize the production at each of its plants. The Denison plant currently utilizes approximately 20 million bushels of grain per year. The corn supply for the Denison plant is primarily obtained from the members of the Amaizing Energy Cooperative, one of our members, and other local grain producers and elevators. The corn supply for the Denison plant can be obtained from other regional and national markets. Our pre-feasibility study indicated that the eight county region around the proposed area currently consumes approximately 100 million bushels of corn, but produces 233 million bushels. As a result, we currently do not anticipate that it will be necessary for us to transport corn from other areas.
     The proposed Atlantic plant will be in west central Iowa, an area that has an abundance of corn at competitive prices and favorable basis numbers. According to our feasibility study, the 10 year (1996-2005) averages for corn production in the Atlantic area indicates that 208 million bushels are produced per year. The report states the 10 year minimum corn production is in excess of 159 million bushels each year and the maximum corn is in excess of 270 million bushels each year. Our proposed 100 million gallon per year Atlantic ethanol plant would consume 17.3% of the average available corn production in the area. The feasibility study indicated that approximately 68.5% of the area’s corn production during the 10 year period was exported outside the area.
     We will be significantly dependent on the availability and price of corn. The price at which we will purchase corn will depend on prevailing market prices. There is no assurance that a shortage will not develop, particularly if there are other ethanol plants competing for corn, an extended drought or other production problems. We assume that we will have to purchase grain at prices above the 10 year average for corn in the area of the Atlantic and Denison plants. Higher corn prices will reduce our profitability. In addition, new corn demand within a market can have varying impacts on the corn price.
     Grain prices are primarily dependent on world feedstuffs supply and demand and on U.S. and global corn crop production, which can be volatile as a result of a number of factors, the most important of which are weather, current and anticipated stocks and prices, export prices and supports and the government’s current and anticipated agricultural policy. Historical grain pricing information indicates that the price of grain has fluctuated significantly in the past and may fluctuate significantly in the future. Because the market price of ethanol is not related to grain prices, ethanol producers are generally not able to compensate for increases in the cost of grain feedstock through adjustments in prices charged for their ethanol. We, therefore, anticipate that our plant’s profitability will be negatively impacted during periods of high corn prices.

Grain origination and risk management
     Historically, the Denison plant has primarily purchased grain on a local basis from local producers, both member and non-member producers, and from local grain elevators. As needs dictate, we can purchase additional grain from outside the local area. As the Atlantic plant and the Denison plant expansion come on line, the company intends to pursue a similar strategy for grain origination and management. The company will look to purchase on a local basis where available, but will pursue the best price in order to manage costs for the business. We have no contracts, agreements or understandings with any grain producers in the area, although we anticipate procuring corn from these sources.
     The Company currently utilizes for its existing Denison plant, and intends to utilize for the proposed Atlantic plant, forward contracting and hedging strategies, including certain derivative instruments such as futures and option contracts, to manage our commodity risk exposure and optimize finished product pricing on our behalf. Most of the grain for our existing Denison plant currently is, and we anticipate that most of the grain for the proposed Atlantic plant will be, acquired in this manner. Forward contracts allow us to purchase corn for future delivery at fixed prices without using the futures market. The corn futures market allows us to trade in standard units of corn for delivery at specific times in the future. Option contracts consist of call options (options to purchase a fixed amount of a commodity) and put options (options to sell a fixed amount of a commodity). We expect to use a combination of these derivative instruments in our hedging strategies to help guard against corn price volatility. Hedging means protecting the price at which we buy corn and the price at which we will sell our products in the future. It is a way to attempt to reduce the risk caused by price fluctuation. The effectiveness of such hedging activities depends on, among other things, the cost of corn and our ability to sell enough ethanol and distillers grains to use all of the corn subject to futures and option contracts we have purchased as part of our hedging strategy. Although we attempt to link hedging activities to sales plans and pricing activities, such hedging activities themselves can result in costs because price movements in corn contracts are highly volatile and are influenced by many factors that are beyond our control. We may incur such costs and they may be significant.
Risk Management Plan
     The Company currently uses at the existing Denison plant, and will use at the proposed Atlantic plant, anhydrous ammonia, a chemical composed of nitrogen and hydrogen, in the production process. During the dry-mill ethanol production process, anhydrous ammonia is added to the mash to control the pH balance and to provide the nitrogen to activate the yeast necessary for the fermentation process. See “Description of Dry-mill Process” for additional information on the ethanol production process. Pursuant to section 112(r)(7) of the Clean Air Act, stationary sources with processes that contain more than a threshold quantity of a regulated substance are required to prepare and implement a Risk Management Plan (“RMP”). Because the Company currently utilizes anhydrous ammonia at the Denison plant, the Company was required to establish a prevention program to prevent spills or leaks of the ammonia and an emergency response program in the event of spills, leaks, explosions or other events that may lead to the release of ammonia into the surrounding area. The same requirement is also true for the denaturant storage and handling. For the proposed Atlantic plant, the Company will need to conduct a hazard assessment and prepare models to assess the impact of an ammonia and/or denaturant release into the surrounding area. The program will be presented at one or more public meetings. In addition, it is likely that the company will have to comply with the prevention requirements under OSHA’s Process Safety Management Standard. These requirements are similar to the RMP requirements. The Company already has an RMP in place for the existing Denison plant, and will update this plan prior to bringing onsite additional ammonia and denaturant and prior to the commencement of operations at the Atlantic plant.
Project Location and Proximity to Markets
     The Denison plant is currently in production and has been producing ethanol since September 2005. The Denison expansion plant will be developed within the existing Denison site area. An overview of each plant is outlined below. The Atlantic plant will be developed in the community of Atlantic, Iowa.
     The existing Denison plant was originally built as a 40 million gallon per year nameplate dry-mill ethanol production plant but has consistently operated above nameplate capacity. In September 2006, process improvements commenced at the Denison Plant. These improvements are now completed and the Denison plant now has the capacity to run at a rate of in excess of 55 mgpy.. The process improvements included the installation of Pavilion Advanced Process Control software and process improvements which provide for continuous monitoring of production processes to increase overall efficiencies and enhance production yields. . Following the expansion, we anticipate the Denison plant will have an annual production capacity of 100 million gallons of ethanol.

     The Denison site is located on the west side of Highway 30 between the intersections of Westcott Road and Highway 30 and Lincoln Way and Highway 30. Highway 30 is a two lane divided highway which runs east and west. Within Iowa, Highway 30 runs from Missouri Valley on the West to Clinton on the East. The site provides direct access to Highway 30. Missouri Valley is approximately 42 miles to the west. At Missouri Valley, trucks can gain access to Interstate 29, a major north south interstate in the Midwest. In addition to Highway 30, the Denison site lies approximately one mile from a four-way intersection of Highways 30, 39, 59, and 141. The access to multiple highways provides the plant with attractive logistic capabilities.
     Denison is a community of approximately 7,000 located in central Crawford County, Iowa. Crawford County has a population of approximately 16,800 and its primary non-farm business activities include manufacturing and retail trade. Crawford County is highlighted below.
     The existing plant resides on 51.65 acres of land between the Canadian National (CN) and Union Pacific (UP) rail lines southwest of Denison, Iowa. As a result, the site possesses attractive rail access onto different major railroads. This enables the plant to serve a variety of regional and national markets. Rail improvements have been installed which allow for the rail cars to be collected on the site prior to being connected to the rail lines.
     The expansion of the Denison plant will be constructed within the current site on the southern end of the plant site. Additional land will be acquired through the expansion process in order to complete rail improvements at the site. Amaizing Energy Holding Company is exploring several options for improving the existing rail infrastructure for the Denison plant. The primary objectives of the rail improvements will be to facilitate unit train loading and unloading capabilities at the Denison plant. The improvements will enhance operating efficiencies and increase asset utilization rates over current rail loading capacities. Amaizing Energy Holding Company has acquired some of the land that will be needed for the expansion. Amaizing Energy Holding Company is currently working with several other land owners to obtain option agreements and/or purchase agreements. This is expected to allow flexibility in the final rail design to minimize the infrastructure costs and maximize Amaizing Energy Holding Company’s logistical options for receiving, loading and shipping on rail.
     The Atlantic plant has been designed to produce 100 million gallons per year of fuel-grade ethanol. The plant will be located in Atlantic, Iowa. Atlantic is located in Iowa’s Cass County. The Cass County community is very enthusiastic about this development. Cass County’s economy is heavily dependent upon agriculture. Several business leaders and local entrepreneurs have been working diligently to increase their support of agriculture by building a value-added processing plant which will provide local investment opportunity and economic development for this area. We believe that our proposed plant site will provide a significant benefit to the local Cass County community. Due to expressed support from City Council members and the Cass County Supervisors the company intends to explore the following financing options: development grants, low interest or forgivable loans, tax abatement and/or Tax Incremental Financing (“TIF”) as part of the Atlantic plant development.
     The Atlantic plant will be located near the city of Atlantic, Iowa, a community of approximately 7,000 in the north central region of Cass County. Cass County, Iowa has a population of over 14,000 and its primary non-farm business activities include Health Care and Social Assistance, Retail Trade and Manufacturing. The Atlantic labor market represents a potential employee base of approximately 8,100 people. The company anticipates that it will draw primarily from the Atlantic and Cass County labor markets for the plant employee base. Cass County is highlighted in the map below.

     The Atlantic site was selected based on the following criteria: an abundance of corn, access to cattle feeding areas, access to transportation, available utilities, and a community that demonstrates support for agriculture and value added processing. The proposed location for the Atlantic site is located northwest of Atlantic, Iowa on Glacier Road. The site is 0.5 miles east of State Highway 83. The proposed parcel has 110 acres of ground.
     The Atlantic site is located along the Iowa Interstate Railroad (IAIS). IAIS operates a 500 mile stretch of railroad between Omaha, Nebraska and Chicago, Illinois. The IAIS provides service connections to Class 1 railroads that will allow product service connections and product distribution to all corners of the United States. Nearly all major Class 1 rail carriers can be accessed off of the IAIS. At the western end of the railroad, IAIS connects to the Kansas City Southern, Union Pacific, and Burlington Northern railroads. In the east, IAIS connects to the CSX, Norfolk Southern, and CN railroads. IAIS access will provide the Atlantic operation with the ability to reach a variety of railroads and markets. Amaizing Energy Holding Company believes this will provide a strategic advantage over locations situated on a single class one railroad. Additionally, the IAIS will provide access to corn origination throughout Iowa.
     The Atlantic site is also located along a farm to market road and a letter of understanding has been signed with the Cass County Board of Supervisors for road improvements. Phase I has been completed with Amaizing Energy providing the funding to complete approximately 1 mile of needed improvements. Analysis and comparisons completed by the Board of Directors strongly indicated this site possessed superior transportation, capabilities for receiving incoming grain and shipping ethanol and distillers grain to local, regional and national markets.
     The following is a map of our proposed Atlantic plant site and rail structure in greater detail:

     There can be no assurance that we will not encounter environmental hazardous conditions such as groundwater or other subsurface contamination at the site of the proposed Atlantic plant or the Denison expansion. We are relying on Fagen, Inc. to assist us in determining the adequacy of the sites for construction and expansion of the ethanol plants. We may encounter environmental hazardous conditions at the chosen sites that may delay the construction of the ethanol plant. We do not expect that Fagen, Inc. will be responsible for any environmental hazardous conditions encountered at the sites. Upon encountering an environmental hazardous condition, Fagen, Inc. may suspend work in the affected area. If we receive notice of an environmental hazardous condition, we may be required to correct the condition prior to continuing construction. The presence of an environmental hazardous condition at either site will likely delay construction of the respective ethanol plant and may require significant expenditure of our resources to correct the condition. In addition, it is anticipated that Fagen, Inc. will be entitled to an adjustment in price if it has been adversely affected by the environmental hazardous condition. If we encounter any environmental hazardous conditions during construction at either site that require time or money to correct, such event may have a material adverse effect on our operations, cash flows and financial performance.
Transportation and Delivery
     The Denison plant has existing facilities to receive grain by truck and rail and to load ethanol and distillers grains onto trucks and rail cars. The plant utilizes both the Canadian National and Union Pacific rail lines for input and output distribution and purchasing. Rail improvements have been installed which allow for the rail cars to be collected on the site prior to being connected to the rail lines. Extensive rail revisions at the existing Denison site are being reviewed as part of the expansion. The intent of the rail revision is to allow two 100-car unit train delivery and pick-up, and to eliminate the moving of railcars through vehicular and pedestrian traffic ways. Both distillers grains and ethanol cars would be loaded in 50-car strings to minimize the number of hook-ups, resulting in better use of man power. The load outs (ethanol and distillers grains) would be relocated to the new rail system. The Denison site is located on Highway 30, which provides direct access for trucks.
     The Atlantic plant site is located along a rail spur connected to the Iowa Interstate Rail Road (“IAIS”). The IAIS provides service connections to Class-1 railroads that will allow product distribution to all corners of the United States. The Atlantic site is also located along a farm to market road and discussions have been initiated with the Cass County Board of Supervisors to assist in planning and paving this service road.
Thermal Oxidizer
     Ethanol plants may produce odors in the production of ethanol and its co-products, which some people may find unpleasant. At the existing Denison plant, we eliminate odors by routing dryer emissions through thermal oxidizers. We intend to also utilize thermal oxidizers at the Atlantic plant. Based upon materials and information from ICM, Inc., we believe that thermal oxidation significantly reduces any unpleasant odors caused by the ethanol and distillers grains manufacturing process. We believe thermal oxidation, which burns emissions, eliminates a significant amount of the volatile organic carbon compounds in emissions that cause odor in the drying process. We further believe that this will allow us to meet the applicable permitting requirements for the Atlantic plant and the expansion of the Denison plant. We also expect the thermal oxidizers to reduce the risk of possible nuisance claims and any related negative public reaction against us.
Utilities
     The production of ethanol is a very energy intensive process that uses significant amounts of electricity and natural gas. Water supply and quality are also important considerations. Our existing Denison plant requires a continuous supply of electricity in order to maximize production efficiencies and to limit downtime of the plant. Electricity is purchased from Harrison County REC, which is supplied from Northwest Iowa Power Cooperative (NIPCO), which is supplied from Basin Power. To date, the service has been sufficient to ensure maximum production capacity. Natural gas is currently delivery by Northern Natural Gas to the town border station. It is then transported by Aquila Gas to the site. Water consumed by the plant is pulled from three different sources. These sources include the Denison municipal water supply and two sixty-foot wells located on the western edge of the existing plant site. In order to support the extra demands of the Denison plant expansion, the company intends to construct a series of improvements to the utilities serving the plant in order to maintain continuous, uninterrupted service at this site. If there is an interruption in the supply of energy or water for any reason, such as supply, delivery, or mechanical problems, we may be required to halt production. If production is halted for an extended period of time, it may have a material adverse effect on our operations, cash flows, and financial performance.
Natural gas
     Natural gas accounts for approximately 10-15% of the total production cost of ethanol. The current natural gas service lines at the Denison plant are insufficient to support the proposed expansion of the Denison plant operations and, accordingly, the project will require an enhancement to the existing underground piping system. The project will require the installation of approximately 7.6 miles of 6” loop service lines. The loop service will connect to a Northern Natural Gas main distribution line. Aquila Gas will manage the loop line serving the Denison plant.
     The Denison plant currently purchases its natural gas from Cornerstone Energy, Inc., which is delivered to the Denison delivery point via the Northern Natural Gas pipeline. Aquila, Inc. d/b/a Aquila Networks transports the gas to the Denison plant on its distribution system. We entered into a transportation service agreement under which we have agreed to annually transport a total of at least 1,306,153 MMBtu during the period January 1, 2006 through December 31, 2015.
     We anticipate that the Atlantic site will utilize approximately 9,000 per thousand cubic feet (MCF)/day to produce 100 million gallons of ethanol per year. Natural gas does not currently serve the site and will need to be brought to the site. The company intends to enter into a service agreement to purchase natural gas. The Atlantic site has two potential providers of natural gas – Northern Natural Gas and Alliant Energy. We are currently exploring options for natural gas supply with both providers. The Alliant natural gas line is approximately two to three miles north of the Atlantic plant site. Northern Natural Gas has two natural gas lines located on the north side of the Atlantic plant site. We recently entered into a letter agreement with Northern Natural Gas for the relocation of its existing Atlantic gas line at an estimated cost of $548,000 in order to avoid interference with the construction of our Atlantic plant. This amount was paid as of March 31, 2007.

     Natural gas prices have historically fluctuated dramatically, which could significantly affect the profitability of our operations. Natural gas prices increased sharply when Hurricanes Katrina and Rita devastated operations and impacted infrastructure on the Gulf Coast. According to information available on the New York Mercantile Exchange’s website (www.nymex.com), the price of natural gas futures rose from approximately $8.00/MMBtu prior to the hurricanes to over $14.00/MMBtu in their aftermath. We are uncertain as to how the disruption in natural gas supplies caused by Hurricanes Katrina and Rita will impact long-term natural gas prices. For purposes of our business plan, our directors used futures data from the New York Mercantile Exchange to determine a natural gas forecast for planning purposes. Post-Hurricanes Katrina and Rita, the price of natural gas has decreased slightly.
     The following chart shows natural gas futures from September 28, 2006 to January 18, 2007.
Electricity
     Based on engineering specifications, we expect to require a significant amount of electrical power to operate the expanded Denison plant and Atlantic plants. Electrical service will be provided to the expanded Denison plant via two lines to create a loop feed. The two feeds will encircle the plant to serve twelve transformers of various sizes. Fagen Engineering will be responsible for taking electrical power from the secondary side of the transformers to the associated Motor Control Center (MCC) locations. The loop feed is sized large enough that if one side of the loop were to fail, the plant could continue to operate by receiving electricity from the other loop. Electricity will be purchased from Harrison County REC which is supplied from NIPCO which is supplied from Basin Power. We anticipate costs below $0.04/kwh.
     We anticipate that the Atlantic Municipal Utility (AMU) will supply electricity to the Atlantic plant. We are currently in negotiations with AMU to develop the electrical cost structure for the project. AMU is capable of suppling adequate electrical power at competitive rates. We intend to include the transmission line and substation costs as a facilities charge for the project.

Water
     We will require a significant supply of water. The Denison plant currently has three sources of water available to the site. The first source is a 2 inch potable line from Denison Municipal Utility. The second and third water sources are two separate wells located on the west end of the property. These wells have a capacity of reaching 700 gallons of flow per minute. The first well is 61.5 feet deep, and the second well is 63 feet deep. The wells are located 200 feet apart from each other. The first well is located east of the second well. Although these wells are located close to one another, their quality characteristics can differ. The water system was designed to handle a maximum of 5 parts per million of iron at 500,000 gallons per day. We are currently averaging 470,000 gallons per day. Improvements to our water supplies will be needed for the expansion. The Denison plant is working closely with design engineers to develop a system that will suit our needs following the expansion.
     We are exploring several alternatives for water supplies to the Atlantic plant. These include the installation of wells on the plant site and the connection to Atlantic Municipal Utility water lines. The Atlantic plant is anticipated to consume 855,000 gallons of water per day to annually produce 100 million gallons of ethanol. We have reached a tentative agreement with Atlantic Municipal Utility to supply up to 500,000 gallons of water per day to the Atlantic plant. We also intend to drill wells to provide additional water supply. Amaizing Energy Holding Company is exploring the use of municipal greywater for the Atlantic plant operation.
     Much of the water used in an ethanol plant is recycled back into the process. There are, however, certain areas of production where fresh water is needed. Those areas include boiler makeup water and cooling tower water. Boiler makeup water is treated on-site to minimize all elements that will harm the boiler and recycled water cannot be used for this process. Cooling tower water is deemed non-contact water because it does not come in contact with the mash, and, therefore, can be regenerated back into the cooling tower process. The makeup water requirements for the cooling tower are primarily a result of evaporation. Depending on the type of technology utilized in the plant design, much of the water can be recycled back into the process, which will minimize the discharge water. This will have the long-term effect of lowering wastewater treatment costs. Many new plants today are zero or near zero effluent discharge facilities. A hydro-geological study was performed to preliminarily identify water sources for the plant. The study indicates that water quality improves with movement to the south and west of the existing site. Test wells will be drilled in this area and evaluations made to determine if adequate volume and quality are present. At Denison, it is anticipated that one water treatment facility will serve the existing plant as well as the Denison plant expansion. A new water treatment facility will be built for the Atlantic plant. The system will be designed to handle the iron content in both the pretreatment and discharge water. Water quality and operating costs of each respective option will be considered in making our final determination.
Employees
     The company seeks to maintain a team of leading professionals in the ethanol industry. The company has an experienced management team that has operated the Denison plant since the commencement of operations in September 2005. The Denison expansion and the Atlantic plant will require us to hire additional management staff in order to effectively manage and operate each plant following their completion. The management team involved with the operation of the existing Denison plant currently consists of the following individuals: Sam Cogdill, chairman of the board and chief executive officer; Al Jentz, president and general manager; Connie Jensen, chief financial officer; and Bill Chapman, project manager.
     The company currently employs 43 full-time employees, all of which are employed at the Denison plant. See “MANAGEMENT’S DISCUSSION AND ANALYSIS – Employees” for a breakdown of the number and type of employees currently employed at the Denison plant. Prior to completion and start-up of the he Atlantic plant and Denison expansion, the company intends to hire approximately 57 additional employees, 11 of which will support operations for the Denison plant and 46 of which will be employed at the Atlantic plant. The staff will be hired locally and regionally. The company intends to train employees through state programs available through Iowa community colleges and in coordination with training provided by the Fagen/ICM design-build team. Throughout employee training and the plant production start-up, technical supervision will be provided by on-site personnel from Fagen, Inc. and ICM, Inc. and the members of the current Denison management team.
     Our board and the existing management team plan to work with human resources professionals to fill vacant manager and supervisor positions at the plants. In addition, advertisements for these key roles will be placed on web sites and in renewable fuels periodicals in order to attract qualified individuals in the ethanol industry.
     The company intends to employ the Atlantic plant manager during the construction phase of the project and will seek candidates that possess experience and demonstrate knowledge and proficiency in ethanol processing. Our board plans to interview and select the plant manager for the Atlantic plant, a position that will report directly to Amaizing Energy Holding Company’s president and general manager, Al Jentz. Our board and the Atlantic plant manager will interview and select the key personnel for the Atlantic plant, including lab manager, maintenance manager, and controller. These positions at each plant will report directly to the general manager, Atlantic plant manager, or chief financial officer (CFO) as appropriate. The office, production and maintenance staff for the Atlantic and Denison plant will be hired by the general manager of the Atlantic or Denison plant manager, as appropriate. These personnel will report to the appropriate supervisor.
     On October 3, 2007, we entered into employment agreements with our key officers, including Al Jentz, our president, and Connie Jensen, our chief financial officer.. The initial period of the agreement shall be for a period of three years from November 1, 2006, and shall renew automatically at the two-year anniversary of November 1, 2006 and every year thereafter. The officers’ employment may be terminated by the company at any time for cause, as defined in the employment agreements. The company may terminate the employment agreements without cause for any good faith reason by providing notice 90 days in advance of the effective date of termination. Similarly, the officers may terminate their respective agreement without cause at any time by providing the company’s board of directors with 90 days advance notice of termination. However, if the president terminates his employment agreement without cause, he will be obligated to compensate the company for all reasonable recruiting costs incurred by the company in selecting his successor.
     The president will have the authority, duties and responsibilities commensurate and consistent with such position and those designated by the chief executive officer, the compensation committee, and the board of directors from time to time, as further specified in president’s employment agreement. The president will report to the chief executive officer and the board of directors. The chief financial officer shall have the authority, duties and responsibilities commensurate and consistent with such position and those designated by the president, the compensation committee and the board of directors, as further specified in the chief financial officer’s employment agreement. The chief financial officer will report directly to the president and the board of directors. Among other things, these agreements require these officers to keep all proprietary information developed or used by us in the course of our business strictly confidential. See “COMPENSATION OF EXECUTIVE OFFICERS AND DIRECTORS” for more information relating to the terms of the employment agreements.
     Our success will depend in part on our ability to attract and retain qualified personnel at a competitive wage and benefit level. We must hire qualified managers, accounting, human resources and other personnel. We operate in a rural area with low unemployment. There is no assurance that we will be successful in attracting and retaining qualified personnel at a wage and benefit structure at or below those we have assumed in our project. If we are unsuccessful in this regard, we may not be competitive with other ethanol plants and your investment may lose value.
     See “MANAGEMENT’S DISCUSSION AND ANALYSIS AND PLAN OF OPERATIONS – Employees” for a breakdown of the numbers and types of employees we plan to hire for each plant. The positions, titles, job responsibilities and number allocated to each position may differ when we begin to employ individuals for each position.
Summary of Agreements
Below is an overview of the various material agreements that we have entered into in connection with our proposed projects as of the date of this prospectus. We anticipate entering into additional agreements, including those certain placement agent agreements described below, as the project develops.
•	Design-Build Agreements.

•	We have entered into two letters of intent with Fagen, Inc. for the construction of both the Denison plant expansion and the construction of the Atlantic plant. Both letters of intent provide that the Denison plant expansion and the Atlantic plant will be built utilizing ICM, Inc. technology.

•	Further, we have entered into an engineering services agreement for the Atlantic plant, and a pre-engineering services agreement for the Denison plant expansion, with Fagen Engineering, LLC for preliminary engineering work.

•	Permits. We have entered into an agreement with Air Resources Specialists, Inc. to provide consulting services to obtain the requisite State of Iowa air qualify and storm water permits necessary for our projects.

•	Construction Agreements. We have engaged Peterson Contractors, Inc. to install soil reinforcing elements for the Atlantic plant and JB Holland Construction, Inc. to perform earthwork for the Atlantic plant.

•	Railroad and Road Services. We have engaged Volkmann Railroad Builders to design and build the railroad track system at the Atlantic plant; Iowa Interstate Railroad to construct rail crossings at the Atlantic site; and Snyder & Associates, Inc. to provide engineering services for a road paving project near the Atlantic plant.

•	Utility Services. We have engaged Northern Natural Gas to relocate existing branchlines at the Atlantic site; Snyder and Associates, Inc. for engineering services in connection with sewer and water service extensions at the Atlantic plant; U.S. Water Services for water treatment services at the Atlantic site; and Atlantic Municipal Utilities to provide electrical service at the Atlantic plant.

•	Marketing Agreements. We have entered into an ethanol sales and marketing agreement with Provista Renewable Fuels, LLC for the sale and marketing of all of the ethanol produced at our existing Denison plant. We anticipate entering into a similar ethanol marketing agreement with the same service provider for the Atlantic plant. We have also entered into a distillers grain marketing agreement with United Bio Energy Ingredients, LLC for the sale and marketing of all of the distillers grains produced at the existing Denison plant.

•	Construction and Project Consulting Agreements. We previously engaged Jack Ryan to perform project management services at the Atlantic plant; Terracon Consultants to provide geotechnical services at the Atlantic site; Mechanical & Materials Engineering LLC to repair feedwater pre-heater rubbing at the Atlantic plant; and Sundquist Engineering, P.C. to conduct surveying and feasibility tests at the site for the Denison plant expansion.

•	Business Consulting Agreements. We engaged Business Capital Corporation to prepare a valuation of the Company and TH Partners, LLC for assistance in preparation of our business plan and equity marketing strategy.

Anticipated Design-Build Team
Anticipated Design Builder: Fagen, Inc.
     The existing Denison plant was built by Fagen, Inc. (“Fagen”) utilizing ICM Inc. (“ICM”) process technology. We have entered into non-binding letters of intent with Fagen, Inc. in connection with the design, construction and operation for both the Atlantic plant and Denison plant expansion. We anticipate that Fagen will act as the design-build general contractor for each project. The plants will be developed utilizing the latest ICM process technology. We are in the process of negotiating design build contracts for both the Atlantic plant and the Denison plant expansion.
     Fagen, Inc. has more than 25 years experience in the ethanol industry. We are uncertain as to how many plants Fagen, Inc. and ICM, Inc. are currently designing and building in the United States. The actual number of ethanol plants being designed and built by Fagen, Inc. and ICM, Inc., is considered proprietary business information of Fagen, Inc. and ICM, Inc. and is not available to us. Fagen, Inc.’s other construction commitments could cause Fagen, Inc. to run out of sufficient resources to timely construct our plant. This could result in construction delays if Fagen, Inc. is not able to perform according to the timetable we anticipate.
     Fagen Engineering, LLC was formed in 1996 to assist Fagen, Inc. with the construction process. Fagen Engineering, LLC is a full-service design-engineering firm. The expertise of Fagen, Inc. in integrating process and facility design into a constructionally sound and operationally efficient facility is very important. Fagen, Inc. also has knowledge and support to assist our management team in executing a successful start-up of our projects. Fagen, Inc. is a meaningful project participant because of its desire to facilitate our projects’ successful transition from start-up to day-to-day profitable operation.
Atlantic Letter of Intent with Fagen, Inc.
     We have executed a non-binding letter of intent for our Atlantic plant with Fagen, Inc., which has agreed to enter into good faith negotiations with us to prepare definitive agreements for design and construction services. We expect to pay Fagen, Inc. approximately $119,698,000 for the Atlantic plant in exchange for the following services:
•	Those services necessary for us to develop a detailed description of a 100 million gallons per year natural gas-fired dry-grind ethanol production facility located in Atlantic, Iowa and to establish a price for which Fagen, Inc. would provide design, engineering, procurement of equipment and construction services for the Atlantic plant;

•	Assistance in evaluating our organizational options, the appropriate location for the plants, and business plan development;

•	Reasonable assistance in obtaining our permits, approvals and licenses;

•	Providing a definitive design-build agreement with Fagen, Inc. for the design and construction of the plants; and

•	Designing and building the plant.
     We expect to be responsible for certain site improvements, infrastructure, utilities, permitting and maintenance and power equipment costs. The services of Fagen, Inc. are currently in high demand because of its extensive experience as a design-builder for ethanol production plants. Our management believes that the contract price for the ethanol plant is reasonable in light of Fagen, Inc.’s expertise in the design and construction of ethanol plants and the level of current demand for its services.
     Under our letter of intent, the contract price of $119,698,000 may be further increased if the construction cost index (“CCI”) published by Engineering News-Record Magazine is greater than 7,699.59 in the month in which we issue to Fagen, Inc., a notice to proceed with plant construction. The amount of the contract price increase will be equal to the increase in the CCI based upon the June 2006 CCI of 7,699.59. As of September 2007, the CCI was reported at 8,049.65, which is significantly higher than the June 2006 CCI. If the CCI remains at the September 2007 level or increases above that level in the month in which we issue to Fagen, Inc. a notice to proceed with plant construction, the contract price will accordingly increase. Thus, we have allowed for a CCI contingency of approximately $6,900,000 in our estimated costs for the Atlantic plant. This may not be sufficient to offset any upward adjustment in our construction cost. We anticipate that under the design-build agreement, our expenses will increase for any change orders we may approve. In addition, the price assumes the use of non-union labor. If Fagen, Inc. is required to employ union labor, the contract price will be increased to include any increased costs associated with the use of union labor. Prior to the beginning of construction, we expect to execute a definitive design-build agreement with Fagen, Inc., which will set forth in detail the design and construction services provided by Fagen, Inc. in exchange for a lump sum price equal to the $119,698,000 set forth in our letter of intent, subject to adjustments. We will pay Fagen, Inc. a mobilization fee in the amount of $8,000,000 as soon as possible following the execution of the definitive design-build agreement. The letter of intent will terminate on December 31, 2007 unless we have raised at least 10% of the necessary equity and have reached certain other milestones in the development of our project. The letter may be extended upon mutual agreement but can be terminated at either party’s option if a design-build agreement is not executed prior to December 31, 2007. The letter of intent automatically terminates upon execution and delivery of the design-build agreement.
     On October 3, 2007, we entered into a supplement to the Amaizing Energy Atlantic letter of intent with Fagen, Inc. The supplement provides that Fagen, Inc. will begin initial work on the Amaizing Energy Atlantic site on a limited basis, with mobilization to begin in early October. We will be charged on a time and materials basis, with labor and equipment being provided at the rates contained in the supplement. Costs paid pursuant to this supplementary agreement will be credited to the design-build contract price of $119,698,000.
Denison Letter of Intent with Fagen, Inc.
     We have also executed a non-binding letter of intent for our Denison expansion project with Fagen, Inc., which has agreed to enter into good faith negotiations with us to prepare definitive agreements for design and construction services. We expect to pay Fagen, Inc. approximately $52,160,000 for the 40 million gallon per year Denison expansion in exchange for the following services:
•	Those services necessary for us to develop a detailed description of a 40 million gallon per year expansion to the current plant located in Denison, Iowa and to establish a price for which Fagen, Inc. would provide design, engineering, procurement of equipment and construction services for the Denison plant expansion;

•	Assistance in evaluating our organizational options, the appropriate location for the plants, and business plan development;

•	Reasonable assistance in obtaining our permits, approvals and licenses;

•	Providing a definitive design-build agreement with Fagen, Inc. for the design and construction of the plants; and

•	Designing and building the plant.
     The expansion will include production modifications such as grains or distillers grains shipping and receiving modifications and ethanol storage or ethanol loadout modifications to the existing Denison production plant. We expect to be responsible for certain site improvements, infrastructure, utilities, permitting and maintenance and power equipment costs. The services of Fagen, Inc. are currently in high demand because of its extensive experience as a design-builder for ethanol production plants. Our management believes that the contract price of the ethanol plant is reasonable in light of Fagen, Inc.’s expertise in the design and construction of ethanol plants and the level of current demand for its services.
     Under our letter of intent, the contract price of $52,160,000 may be further increased if the construction cost index (“CCI”) published by Engineering News-Record Magazine is greater than 7,785.27 in the month in which we issue to Fagen, Inc., a notice to proceed with plant construction. The amount of the contract price increase will be equal to the increase in the CCI based upon the March 2007 CCI of 7,856.27. If the CCI remains at the March 2007 level or increases above that level in the month in which we issue to Fagen, Inc. a notice to proceed with plant construction, the contract price will accordingly increase. Thus, we have allowed for a CCI contingency of approximately $1,900,000 in our estimated costs for the Denison plant expansion. This may not be sufficient to offset any upward adjustment in our construction cost. We anticipate that under the design-build agreement, our expenses will increase for any change orders we may approve. In addition, the price assumes the use of non-union labor. If Fagen, Inc. is required to employ union labor, excluding union labor for the grain system and energy center, the contract price will be increased to include any increased costs associated with the use of union labor. Further, due to rapidly increasing costs of certain materials required for the expansion, the letter of intent with Fagen, Inc. contains a surcharge of 0.50 percent for each calendar month that has passed between March 2007 and the month in which a valid notice to proceed is given to Fagen, Inc. After taking into account such adjustments for the contract price, Fagen, Inc. is entitled to increase the adjusted contract price by up to 15 percent to account for costs related to additional time spent and materials used on the Denison plant. Prior to the beginning of construction, we expect to execute a definitive design-build agreement with Fagen, Inc., which will set forth in detail the design and construction services provided by Fagen, Inc. in exchange for a lump sum price equal to the $52,160,000 set forth in our letter of intent, subject to adjustments. We will pay Fagen, Inc. a mobilization fee in the amount of $10,000,000 as soon as possible following the execution of the definitive design-build agreement. The letter of intent will terminate on March 31, 2008 unless we have raised at least 10% of the necessary equity and have reached certain other milestones in the development of our project. The letter may be extended upon mutual agreement but can be terminated at either party’s option if a design-build agreement is not executed prior to March 31, 2008. The letter of intent automatically terminates upon execution and delivery of the design-build agreement.
Engineering Services Agreement
     We have entered into an engineering services agreement for the Atlantic plant and a pre-engineering services agreement for the Denison plant with Fagen Engineering, LLC for the performance of certain engineering and design services. We expect to pay Fagen Engineering, LLC a lump sum fee for each project in the amount of $92,500 in exchange for these services, and expect Fagen Engineering, LLC to provide the following services:
•	Grading, Drainage and Erosion Control Plan Drawings;

•	Culvert Cross Sections and Details;

•	Roadway Alignment;

•	Final Interior Plant Grading;

•	Utility Layouts for Fire Loop, Potable Water, Well Water, Sanitary Sewer, Utility Water Blowdown, and Natural Gas;

•	Geometric Layout;

•	Site Utility Piping Tables Drawing;

•	Sections and Details Drawing (if required); and

•	Miscellaneous Details Drawing (if required).
     We further expect these additional services to be provided to the Atlantic project:
•	Property Layout Drawings; and

•	Tank Farm layout and Details Drawings.
     Any sums we pay to Fagen Engineering, LLC for engineering services will reduce the lump sum fee we owe to Fagen, Inc. under our anticipated design-build agreements for the Atlantic plant and the Denison plant.
Design Process Engineer: ICM, Inc.
     The decision to partner with ICM, Inc. to provide processing technology for the Atlantic plant and the Denison plant brings significant resource sharing and synergy to the construction and operation of the plants. Synergies of significant value could include sharing of management resources, staff training and job shadowing at the Denison plant, having similar process flows in both plants, sharing spare parts inventories, marketing and risk management resources, as well as being able to immediately implement proven processing improvements at the new plant.
     ICM, Inc. is a full-service engineering, manufacturing and merchandising firm based in Colwich, Kansas. We expect ICM, Inc. to be the principal subcontractor for the plant. ICM, Inc. is expected to provide the process engineering operations for Fagen, Inc. ICM, Inc. has been involved in the research, design and construction of ethanol plants for many years. The principals of ICM, Inc. each have over 20 years of experience in the ethanol industry and have been involved in the design, fabrication and operations of many ethanol plants. ICM employs more than 650 engineers, professional and industry experts, craftsmen, welders and painters and full-time field employees that oversee the process. ICM, Inc. has been involved in 60 ethanol plant projects.
Service Agreement with Air Resource Specialists, Inc.
     We have entered into an agreement with Air Resource Specialists, Inc., in which they would provide consulting services to obtain the necessary State of Iowa air quality and storm water permits prior to commencement of construction activities. The cost of Air Resource Specialists, Inc.’s services will be based on a time and material basis. Additional costs may be imposed if Air Resource Specialists, Inc. is required to address significant public comment and/or assist in lengthy agency negotiations regarding specific permit terms and conditions.
Agreement with Peterson Contractors, Inc.
     We have entered into an agreement with Peterson Contractors, Inc. of Reinbeck, Iowa for the installation of multiple soil reinforcing elements at the Atlantic plant. The contract price will be approximately $1,255,000 for materials and labor.
Agreement with JB Holland Construction, Inc.
     In March 2007, we engaged JB Holland Construction, Inc. to perform earthwork for the Atlantic plant to be designed by Fagen Engineering, LLC at a price of approximately $2,692,000. This work was completed prior to Fagen commencing work at the site.
Atlantic Plant Line Relocation Agreement with Northern Natural Gas Company
     We entered into an agreement with Northern Natural Gas pursuant to which Northern Natural Gas Company will relocate approximately 6,200 feet of existing Atlantic branchlines in order to avoid interference with the construction of the Atlantic plant. Pursuant to our agreement with Northern Natural Gas the Company paid $543,000 to relocate the branchlines.
Railroad Track Design-Build Agreement with Volkmann Railroad Builders
     We engaged Volkmann Railroad Builders to design and build a railroad track system to serve the Atlantic plant. The agreement provides for three phases of work. Phase One work involves the preparation of conceptual drawings for potential track layout at the estimated cost of $3,300. Phase Two work involves the preparation of detailed track construction drawings and the establishment of final track layout and elevations for an estimated cost of $14,600. Phase Three work involves the construction of the railroad track at actual cost plus 10% for overhead and profit, which is estimated to be approximately $2,682,000. Due to concerns over concerned escalation of steel and other materials we have added a rail contingency of approximately $900,000 to our project budget.

Agreement with Iowa Interstate Railroad for Crossing Reconstruction and Upgrades
     In April 2007 we entered into an agreement with the Iowa Interstate Railroad (IAIS) to reconstruct rail crossings as part of a road improvement project near the Atlantic site. IAIS will provide labor, materials and equipment to reconstruct the crossings at an estimated cost of approximately $199,800 and Amaizing Energy Atlantic, LLC will reimburse IAIS for such costs. It is anticipated the work will be performed in September 2007.
Road Paving Professional Services Agreement with Snyder & Associates, Inc.
     We engaged Snyder and Associates, Inc. to provide engineering services for a road paving project near the Atlantic plant. The road paving project includes the reconstruction and paving of existing roadways segments near the Atlantic site. The agreement provides for four types of services – right of way services, design services, bid services, and construction services. Right of way services include the determination of right of way needs for the project and the preparation of acquisition plats at an estimated price of $7,500. Design services include field surveys, preparation of preliminary design drawings, and preparation of construction documents at an estimated price of $132,500. Bid services include the supplying of necessary construction documents, advertising, and bidding award recommendations at an estimated cost of $2,500. Construction services include site observation, construction observation, and construction testing at an estimated cost of $102,300. The agreement may be terminated by either party after giving seven (7) days written notice to the other party.
Water and Sewer Extension Professional Services Agreement with Snyder & Associates, Inc.
     We entered into an agreement with Snyder and Associates, Inc. for engineering services in connection with a sewer and water extension project at the Atlantic plant. The agreement provides for four types of services – right of way services, design services, bid services, and construction services. Right of way services include the determination of right of way and easement needs for the project and the preparation of plats at an estimated price of $3,000. Design services include field surveys, preparation of preliminary design drawings, and preparation of construction documents at an estimated price of $22,500. Bid services include the supplying of necessary construction documents, advertising, and bidding award recommendations at an estimated cost of $2,000. Construction services include site observation, construction observation, and construction testing at an estimated cost of $14,500. The agreement may be terminated by either party after giving seven (7) days written notice to the other party.
Water Services Agreement with U.S. Water Services
     We entered into an agreement with U.S. Water Services for water treatment services at the Atlantic plant. If U.S. Water Services satisfactorily performs the engineering services support work required by the agreement with a value of $78,000, it is expected that we will partner with U.S. Water Services for long-term water treatment chemicals and services.
Construction and Timetable for Completion of the Project
     Assuming this offering is successful, and we are able to complete the debt portion of our financing, we estimate that the Atlantic project will be completed approximately 15 to 18 months after construction commences and the Denison expansion will be completed 15 to 18 months after construction commences. The estimated timetable for the Atlantic plant further assumes that two months of detailed design will occur prior to closing on our financing and a 16-month construction schedule will be followed by two months of testing and start-up. We believe that the two-month cushion provided in the estimated timeframe will be sufficient to effectively deal with the occurrence of routine, non-material unplanned contingencies.
     These estimated construction schedules also assume that weather will be the same as it has been over the last several years, and that we will not experience unusual weather conditions or events during the construction period, such as flooding. The timetables also assume that a drastic change in the interest rates will not affect our ability to obtain debt-financing commitment, and other factors beyond our control do not upset our timetable. There can be no assurance that the timetables that we have set will be followed, and factors or events beyond our control could hamper our efforts to complete the project in a timely fashion. Fagen, Inc. based its estimate of 15 to 18 months for the Atlantic plant and 15 to 18 months for the Denison plant expansion on the average time it has taken to build similar plants over the past five years.
Agreement with Atlantic Municipal Utilities to Reimburse Its Costs
     Atlantic Municipal Utilities will provide electrical service to our Atlantic plant. Atlantic Municipal Utilities must make significant investments to provide this electrical service and to handle the electrical needs of our plant. The estimated cost of these investments is $1,743,000. Under an agreement that we have reached with Atlantic Municipal Utilities, in the event that our Atlantic plant is cancelled or otherwise not completed, we will reimburse Atlantic Municipal Utilities for any labor, material, supplies, cancellation charges, or other costs that it incurs as a result of providing electrical service to our ethanol plant.
Placement Agent Agreements
Smith Hayes Financial Services Corporation Agreement
     We have entered into a placement agent agreement with Smith Hayes Financial Services Corporation (Smith Hayes). Smith Hayes has been engaged to serve as our retail placement agent for our offering. Smith Hayes will receive a commission equal to two percent of the gross proceeds accepted by us that directly result from its sales efforts. However, Smith Hayes is not entitled to receive a selling commission based upon gross proceeds raised from institutional investors for which William Blair & Company, the entity which we anticipate engaging for the purpose of rendering certain institutional investing banking services, receives a selling commission. Upon close of the offering, we will pay Smith Hayes a cash sum equal to the amount of commission to which it is entitled. We will also pay all costs and expenses incident to the performance of the Smith Hayes’ obligations under our agreement, whether or not any units were offered or sold pursuant to the Offering. We have further agreed to reimburse Smith Hayes for the reasonable out-of-pocket expenses it accrues in connection with the offering of our units, including the legal fees and expenses of its legal counsel and any other advisors it engages in connection with the offering, whether or not the offering is consummated, up to a maximum of $35,000.
Investment Banking Services Agreement with William Blair & Company, LLC
     We anticipate entering into an agreement with William Blair & Company, LLC (“William Blair”) to render certain investment banking services in connection with our offering of units. We anticipate that we would pay William Blair a placement fee of approximately four percent based on a percentage of the total amount of cash and the fair market value of the property paid to us in connection with the offering, less the retainer fee paid. However, we anticipate that William Blair would only receive compensation based on proceeds raised from institutional investors. We expect that the placement fee would be payable in full upon the closing of the offering and we expect to reimburse William Blair for all out-of-pocket expenses that would be reasonably incurred in rendering its investing banking services.
Consulting Agreements
Consulting Agreement with Project Manager
     In February 2006, the company entered into a verbal consulting agreement with Jack Ryan, a shareholder of Amaizing Energy Atlantic, LLC and the project manager for the Atlantic plant. Mr. Ryan’s responsibilities included assisting in negotiating contracts, raising equity, and securing debt financing for the Atlantic plant, and he received a monthly rate of $3,333 to $8,333 for his consulting services. This agreement ended in August 2007.
Consulting Agreement with Terracon Consultants, Inc.
     We entered into a consulting agreement with Terracon Consultants, Inc. under which Terracon was to provide geotechnical exploration, field exploration, and laboratory testing of the sites originally proposed for the Atlantic plant. The agreement states that Terracon will further provide wetland delineation services and conduct a Phase I Environmental Site Assessment for the potential sites. Terracon is also required to prepare reports for each site containing evaluations and recommendations for the respective site. The cost for these services is estimated to be approximately $43,000.
Engineering Services Agreement with Mechanical & Materials Engineering LLC
     We entered into an agreement for technical and advisory engineering services with Mechanical & Materials Engineering LLC (M&M) in connection with our failed feedwater pre-heater tubing at the Denison plant. Under this agreement, M&M will inspect the pre-heater tubing for damage, provide a laboratory analysis of the source tube and review water treatment practices and monitoring for cook water and feedwater and recommend changes that will help prevent future problems with the pre-heater tubing. The estimated cost for these services is $9,200.

Consulting and Engineering Services Agreement with Sundquist Engineering, P.C.
     We engaged Sundquist Engineering, P.C. to assist with the determination of the feasibility of constructing the Amaizing Energy Denison expansion project in the proposed site, which is located near the Boyer River and the Canadian National Railway. Sundquist Engineering will provide an analysis as to the minimum level of protection required for construction of the plant in the floodplain and allowable encroachment on the floodway. The first phase of engineering services to be provided by Sundquist will be a preliminary survey at an estimated cost of $1,500. The second phase of engineering services will involve the development of a hydraulic model at an estimated cost of $1,350.
Agreement with Business Capital Corporation for Business Appraisal Services
     We have entered into an Engagement Agreement with Business Capital Corporation to complete a fair market valuation analysis of our company. Under the agreement, Business Capital Corporation provided its conclusions of the fair market value of our membership units as of March 31, 2007. Per the terms of the agreement, the cost of the valuation analysis was not to exceed $15,000 plus reimbursable expenses. However, we further engaged Business Capital Corporation on a hourly basis for additional services.
Project Development Agreement with TH Partners, LLC
     We have entered into a Project Development Agreement with TH Partners, LLC to assist in planning, development, and execution of our business plan and equity marketing effort. The cost for these services will be $300,000, payable in several installments. Within 30 days after closing with debt financing lenders for the Atlantic plant, we will pay to TH Partners, LLC a closing bonus of $200,000. Within 30 days after closing with debt financing lenders for the Denison plant expansion, we will pay TH Partners, LLC a closing bonus of $300,000. We will also reimburse TH Partners, LLC for any reasonable, ordinary, and necessary expenses that exceed $25,000.
Marketing Agreements
Ethanol Sales and Marketing Agreement with Provista Renewable Fuels Marketing, LLC
     We have engaged Provista Renewable Fuels Marketing, LLC (Provista) to market all of the ethanol produced at our Denison plant for a term commencing on January 1, 2007 and continuing for two years thereafter. Our ethanol is required to meet motor fuel quality ethanol industry standards. Provista has a right to reject any ethanol produced by the company that does not conform with the specifications set forth in the agreement. The agreement provides that Provista will market on our behalf the entire output of ethanol produced at our Denison plant. As our marketer, Provista will arrange ethanol sales contracts with buyers and coordinate the transportation and delivery of our ethanol. Provista will be obligated to pay an amount equal to the actual sale price Provista invoices its purchasers of ethanol, minus a marketing fee, and minus certain costs specified in the agreement, including freight and transportation costs related to the shipment of ethanol from the company’s plant to the purchaser. Following the completion of the initial two-year term, the agreement will subsequently renew for successive one-year terms unless terminated by either party. Either party may elect in writing to terminate the agreement within ninety days prior to the end of the initial term or any one-year renewal term. One of our members, Fagen Energy, Inc., is an affiliate of an entity that has an indirect ownership interest in Provista. We have not yet entered into an agreement for the marketing of ethanol that will be produced at the Atlantic plant. We intend to engage Provista as our marketer for the ethanol produced at our Atlantic plant.
Distillers Grains Marketing Agreement with United Bio Energy Ingredients, LLC
     We have engaged United Bio Energy Ingredients, LLC (UBE) to market the distillers grains produced at the Denison plant. UBE has agreed to use its best efforts to market and obtain the best price for the distillers grains we produce in exchange for a percentage of the price received for the distillers grains sold. The distillers grains produced at our plant are required to meet minimum quality standards as defined in the agreement. UBE has a right to reject any distillers grains produced by the company that does not conform with the specifications set forth in the agreement. As our distillers grains marketer, UBE will arrange for the transportation and delivery of our distillers grains. UBE will be obligated to pay a certain percentage of the F.O.B. Plant price, as that term is defined in the agreement, for all distillers grains removed by UBE from our plant. The initial term of this agreement commenced on the date that the plant in Denison began producing ethanol and will continue for two years thereafter. The agreement was automatically renewed for a successive one-year term. We may terminate this agreement by providing ninety days prior written notice to UBE. One of our members, Fagen Energy, Inc., is an affiliate of an entity that has an indirect ownership interest in UBE. We have not yet entered into an agreement for the marketing of the distillers grains that are expected to be produced at the Atlantic plant.

Regulatory Permits
     Amaizing Energy Holding Company will be subject to multiple air, water and other environmental regulations and will therefore need to obtain a number of environmental permits prior to constructing and expanding the Atlantic and Denison plants respectively. In addition, it is likely that the senior debt financing will be contingent on Amaizing Energy Holding Company’s ability to obtain the various required environmental permits. The Iowa Department of Natural Resources (IDNR) may also require Amaizing Energy Holding Company to conduct an environmental assessment prior to considering granting any of those permits.
     Ethanol production involves the emission of various airborne pollutants, including particulate matter (PM/PM-10), carbon monoxide (CO), nitrogen oxides (NOx), sulfur dioxides (SO2), volatile organic compounds (VOCs), and hazardous air pollutants (HAPs). As a result, Amaizing Energy Holding Company will need to obtain air quality construction permits from the IDNR prior to beginning construction activities. Amaizing Energy Holding Company must also apply for, and receive, from the IDNR a storm-water discharge permit, a water withdrawal permit, public water supply permit, and a process water discharge permit.
     Amaizing Energy Holding Company as Amaizing Energy Atlantic has received permit approval to commence dirt work for the Atlantic project development. Amaizing Energy Atlantic has received an air permit for the Atlantic project. Amaizing Energy Holding Company has not yet filed for an air permit for the Denison expansion. It is anticipated that this process will commence approximately 120 days prior to the commencement of construction. Amaizing Energy Holding Company has applied for permit approval for a Construction Storm Water Pollution Prevention Plan for the Denison plant. Initial improvements under this plan would include tank farm expansion, water treatment and rail improvements. Amaizing Energy Holding Company intends to apply for remaining permits as needed for each project. Amaizing Energy Holding Company does not anticipate problems securing all the required environmental permits, as similar permits are in place for the existing Denison plant. However, if for any reason any of these permits are not granted or issuance is significantly delayed, construction costs for the plant may increase, or the plant may not be constructed at all. In addition, the IDNR could impose conditions or other restrictions in the permits that are detrimental to Amaizing Energy Holding Company or which increase costs above those assumed in this project. The IDNR and the U.S. Environmental Protection Agency (EPA) could also change their interpretation of applicable permit requirements or the testing protocols and methods necessary to obtain a permit either before, during or after the permitting process. The IDNR and the EPA could also modify the requirements for obtaining a permit. Any such event would likely have a material adverse impact on our operations, cash flows and financial performance.
     Even if Amaizing Energy Holding Company receives all required permits from the IDNR, Amaizing Energy Holding Company may also be subject to further EPA emission regulations. Current EPA statutes do not require Amaizing Energy Holding Company to obtain separate EPA approval in connection with construction and operation of the proposed plants. Additionally, environmental laws and regulations, both at a federal and state level, are subject to change and changes can be made retroactively. Consequently, even if Amaizing Energy Holding Company has the proper permits at the present time, Amaizing Energy Holding Company may be required to invest considerable resources in order to comply with future environmental regulations or new or modified interpretations of existing regulations, to the detriment of our financial performance.
     Amaizing Energy Holding Company has engaged Air Resources Specialists, Inc., an environmental consulting firm based in Fort Collins, Colorado, to coordinate, advise and assist in obtaining certain environmental permits, plans, submissions, and programs for both plants.
Construction, Operation and Air Permits
     Amaizing Energy Holding Company’s preliminary estimates indicate that the ethanol plants will be considered a minor source of regulated criteria air pollutants. There are a number of emission sources that are expected to require permitting. These sources include, but are not limited to, boilers, thermal oxidizers, DDGS dryers, ethanol process equipment, storage tanks, wet scrubbers, and bag houses. The types of regulated pollutants that are expected to be emitted from the plant include PM/PM-10, NOx, CO, SO2, VOC, and HAPs. These activities and emissions result in the need to obtain air quality construction permits for each new source of emissions.
     The emissions limitations will be made enforceable through the construction permits. If these limitations are exceeded, Amaizing Energy Holding Company could be subjected to expensive fines, penalties, injunctive relief, and civil or criminal law enforcement actions. There is also a risk that further analysis prior to construction, a change in design assumptions resulting in an emissions increase, testing protocols or methods, or a change in the interpretation of regulations may require us to file for a permit under the PSD (Prevention Significant Determination) program. If Amaizing Energy Holding Company must file to obtain a PSD permit, then Amaizing Energy Holding Company may experience significantly increased expenses and a significant delay in obtaining an air permit. There is also a risk that the Department of Natural Resources might initially reject the air permit application and request additional information, further delaying start-up and increasing expenses. Even if Amaizing Energy Holding Company obtains an air pollution construction permit prior to construction, the air quality standards or the interpretation of those standards may change, thus requiring additional control equipment or more stringent permitting requirements.
     It is also possible that in order to comply with applicable air regulations or to avoid having to obtain a PSD air permit that Amaizing Energy Holding Company would have to install additional air pollution control equipment such as additional or different scrubbers or thermal oxidizers. Amaizing Energy Atlantic, LLC has received an air permit for the Atlantic project. An application for the Denison plant expansion will be submitted approximately 120 days before beginning construction. If granted, the permits will be valid until the plant is modified or there is a process change that changes the air emission inventory, at which time an appropriate modification will be applied for. Although Amaizing Energy Holding Company currently does not anticipate any significant problems, there can be no assurance that the IDNR will grant Amaizing Energy Holding Company these permits.
New Source Performance Standards
     The plants will be subject to New Source Performance Standards (NSPS) for leaks associated with the ethanol plants’ liquid processes (Subpart VV), the storage of volatile organic compounds in tanks (Subpart Kb), and the production of steam (Subpart Db or Dc). These duties include initial notification, emission limits, compliance and monitoring requirements and record keeping requirements. Current operations at the Denison plant are subject to these standards. The same plan will be adopted for the Atlantic and modified for the specifics of that location.
Maximum Achievable Control Technology Limits
     On February 26, 2004 the U.S. Environmental Protection Agency Administrator signed the final Maximum Achievable Control technology (MACT) Standards for Industrial, Commercial, and Institutional Boilers and Process Heaters (40 CFR 63 Subpart D). The regulation applies to any boiler or process heater that is located at or is part of a major source of HAPs, which by definition annually emits more than 10 tons of a single HAP or more than 25 tons of total combined HAPs. We anticipate that the plant will not emit more than 10 tons of a single HAP or more than 25 tons of total combined HAPs. If our plant exceeds those limits, then in addition to meeting Title V permitting requirements, the plant will be subject to particulate matter or total selected metals, Hydrogen Chloride, Mercury, and/or Carbon Monoxide limits. In addition, facilities subject to this rule must monitor and record routine operations data, and submit periodic reports to the EPA or Iowa once Iowa adopts the regulation.
Waste Water Discharge Permit
     Amaizing Energy Holding Company expects to use water to cool the closed circuit systems in the plant. In order to maintain a high quality of water for the cooling system, the water will be continuously replaced with make-up water. As a result, this plant will discharge clean, non-contact cooling water from boilers and the cooling towers. Several discharge options, including publicly owned treatment works, use of a holding pond, discharge to a receiving stream, subsurface infiltration, irrigation and other options are under consideration by our consulting engineers and us. Each of these options will require an appropriate permit.
     Amaizing Energy Holding Company must submit the applicable permit application(s) no later than 180 days prior to discharge. In Iowa, coverage is provided by the National Pollution Discharge Elimination System (NPDES) permit program. Amaizing Energy Holding Company currently has a NPDES permit for the Denison plant, and expects to be able to modify the existing permit to incorporate the new discharges from the Denison Expansion.
Storm Water Discharge Permit and Storm Water Pollution Prevention Plan (SWPPP Permits)
     Before beginning Phase I dirt work, Amaizing Energy Holding Company obtained coverage under the IDNR NPDES General Permit No. 2, Storm Water Discharge Associated with Industrial Activity for Construction Activities. Amaizing Energy Atlantic has received the necessary permits for Phase I dirt work. In order to complete coverage under the General Permit, Amaizing Energy Holding Company prepared and implemented a Storm Water Pollution Prevention Plan (SWPPP), and published a description of the discharge activity in the two newspapers with the largest circulation in the area around the plants. The IDNR did not object to the NOI (Notice of Intent) and Amaizing Energy Holding Company completed the Phase 1 dirt work at the Atlantic plant. As part of implementing the SWPPP, Amaizing Energy Holding Company is subject to certain reporting and monitoring requirements.

Spill Prevention, Control and Countermeasures Plan
     Before Amaizing Energy Holding Company can begin operations at the new plants, Amaizing Energy Holding Company must prepare a Spill Prevention Countermeasure and Control plan (SPCC) in accordance with the guidelines contained in 40 CFR §112. The plan must be reviewed and certified by a professional engineer. This plan is intended to limit or avoid releases of petroleum containing products. The Denison plant currently has a SPCC plan in place and will update this to reflect the specifics of the expanded plant. The same type of plan will be adopted for the Atlantic plant and modified for the specifics of that location.
Risk Management Plan
     Amaizing Energy Holding Company will use anhydrous ammonia, a chemical composed of nitrogen and hydrogen, in the production process. During the dry-mill ethanol production process, anhydrous ammonia is added to the mash to control the pH balance and to provide the nitrogen to activate the yeast necessary for the fermentation process. See “Description of Dry-mill Process” for additional information on the ethanol production process. Pursuant to section 112(r)(7) of the Clean Air Act, stationary sources with processes that contain more that a threshold quantity of a regulated substance are required to prepare and implement a Risk Management Plan, (“RMP”). By using anhydrous ammonia, Amaizing Energy Holding Company must establish a prevention program to prevent spills or leaks of the ammonia and an emergency response program in the event of spills, leaks, explosions or other events that may lead to the release of ammonia into the surrounding area. The same requirement is also true for the denaturant storage and handling. Amaizing Energy Holding Company will need to conduct a hazard assessment and prepare models to assess the impact of an ammonia and/or denaturant release into the surrounding area. The program will be presented at one or more public meetings. In addition, it is likely that Amaizing Energy Holding Company will have to comply with the prevention requirements under OSHA’s Process Safety Management Standard. These requirements are similar to the RMP requirements. Amaizing Energy Holding Company already has an RMP in place, and will update this plan prior to bringing onsite additional ammonia and denaturant.
Environmental Protection Agency
     Even if Amaizing Energy Holding Company receives all Iowa environmental permits for construction and operation of the plants, Amaizing Energy Holding Company will also be subject to oversight activities by the EPA. There is always a risk that the EPA may enforce certain rules and regulations differently than Iowa’s environmental administrators. Iowa and EPA rules are subject to change, and any such changes could result in greater regulatory burdens.
Expected Timing of Permitting and Consequences of Delay or Failure
     Amaizing Energy Holding Company’s acquisition of many of the various required permits is time sensitive. Adverse consequences could result from any delay or failure to get a specific permit. Without the air pollution construction permits, Amaizing Energy Holding Company will be unable to begin construction on the new plants. The air construction permit for the Atlantic project has been approved. Amaizing Energy Holding Compay will begin the air permit process for the Denison expansion in approximately 120 days prior to the commencement of construction. Amaizing Energy Holding Company anticipates that if granted the air pollution construction and operation permit, Amaizing Energy Holding Company will commence construction thereafter, assuming Amaizing Energy Holding Company successfully completes the equity offering and secures debt financing. Once granted, the permit is valid indefinitely until the plant is modified or there is a process change that changes air emissions. Amaizing Energy Holding Company must apply for a Title V operating permit after one year of operations. The operating permit will incorporate and supersede the requirements of the construction permits.
     Amaizing Energy Holding Company must complete an application for coverage under IDNR NPDES General Permit No. 2 for construction activity stormwater discharge prior to beginning site grading. Amaizing Energy Atlantic has received the appropriate permit for site grading in Atlantic. In addition, Amaizing Energy Holding Company will apply for coverage under the IDNR NPDES General Permit No. 1 for industrial activity stormwater discharge prior to operating the plant. Coverage under the General Permits will require implementation of Storm Water Pollution Prevention Plans. Amaizing Energy Holding Company must update the Spill Prevention Countermeasure and Control plan before the commencement of operations. Amaizing Energy Holding Company must obtain a high capacity water withdrawal permit before it begins operations. There is no assurance that this permit will be granted. Amaizing Energy Holding Company must also obtain an Alcohol Fuel Producer’s Permit, post an operations bond, and file certain information with the ATF before commencing operations. There is no assurance that this Permit will be granted. Without any of the air pollution construction permit, the waste water discharge permit, the various storm water discharge permits, water withdrawal permit, spill prevention countermeasure and control plan, and alcohol fuel producer’s permit, Amaizing Energy Holding Company will be unable to begin or continue construction.
Federal Aviation Administration Permit
     Due to the location of the Atlantic Plant, Amaizing Energy Holding Company will be required to receive an FAA permit for the project. An FAA application has been submitted for the Atlantic plant. The application identifies the location and height of the tallest structure. The FAA reviews and determines if there is an impact on air space. The application is currently approved for 163 feet. However, after reviewing the facility structures, the tallest structure is the 200 ft. grain leg. Therefore, we submitted an application for, and have received an amended permit for the 200 ft. structure. An FAA permit will not be required for the Denison expansion.
Nuisance
     Even if we receive all EPA and Iowa environmental permits for construction and operation of the plant, we may be subject to the regulations on emissions by the EPA. Ethanol production has been known to produce an odor to which surrounding residents could object, and may also increase dust in the area due to our operations and the transportation of grain to the plant and ethanol and distillers dried grains from the plant. Such activities could subject us to nuisance, trespass or similar claims by employees or property owners or residents in the vicinity of the plant. To help minimize the risk of nuisance claims based on odors related to the production of ethanol and its byproducts, we intend to install a thermal oxidizer in the plant. See “DESCRIPTION OF BUSINESS — Thermal Oxidizer.” Nonetheless, any such claims, or increased costs to address complaints, may reduce our cash flows and have a negative impact on our financial performance. In addition, we anticipate installing a dust collection system to limit the emission of dust. We are not currently involved in any litigation involving nuisance claims.
DIRECTOR, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS
Identification of Directors, Executive Officers and Significant Employees
     The following table shows the directors and officers of Amaizing Energy Holding Company, LLC as of the date of this prospectus:

Board Members & Executive Officers	Position with the company
Sam Cogdill	Chairman & CEO
Becky Constant	Director & Vice President
Bill Hammitt	Director &Treasurer
Nick Cleveland	Director & Secretary
Craig Brodersen	Director
Dr. Mark A. Edelman	Director
Chuck Edwards	Director
Eugene Gochenour	Director
Steve Myers	Director
Garry Pellet	Director
Bill Preston	Director
Dave Reinhart	Director
David Reisz	Director
Tom Smith	Director
Don Sonntag	Director
Dave Stevens	Director
Dave VanderGriend	Director
Al Jentz	President & General Manager
Connie Jensen	Chief Financial Officer
     We currently have 17 initial directors, all of which have been appointed by 3 appointing members. These rights of appointment will continue until the first annual or special meeting after the commencement of operations at the Atlantic plant. Additionally, our operating agreement provides that the first two members that purchase $15 million or more in membership units in Amaizing Energy Holding Company during this registered offering will be entitled to appoint a director to our board until the five year anniversary of the close of this initial public offering. See “SUMMARY OF OUR OPERATING AGREEMENT” for more information on the appointment of our directors.

Business Experience of Directors and Officers
     The following is a brief description of the business experience and background of our officers and directors.
Directors
     Outlined below is a brief overview of each director’s experience.
     Craig Brodersen, Director, Age 48, 1865 190th Street, Charter Oak, Iowa 51439. Mr. Brodersen is a graduate of Denison Community High School and has been farming since 1977. He worked as a crop adjuster from 1979 to 1985. Mr. Brodersen previously served as a director of Amaizing Energy, L.L.C., from its inception in June 2001 through its merger into Amaizing Energy Holding Company in January 2007. He has served as a director of Amaizing Energy Holding Company since inception.
     Nick Cleveland, Director and Secretary, Age 57, 1160 Panora Avenue, Woodbine, Iowa, 51579. Mr. Cleveland has been the operator of a family century farm, and cow/calf heard, for the past 35 years. He rents additional acres, and is General Partner in a 2500 acre Farming Partnership. Mr. Cleveland is an active member in the Iowa Corn Grower and Soybean Association. Mr. Cleveland previously served as Secretary and director of Amaizing Energy, L.L.C., from its inception in June 2001 through its merger into Amaizing Energy Holding Company in January 2007. He has served as Secretary and director of Amaizing Energy Holding Company since inception.
     Becky Constant, Vice President and Director, Age 55, 22950 Weston Avenue, Underwood, Iowa 51576. Ms. Constant and her late husband, Joe, owned and operated a farm supply business in Underwood, Iowa, and owned and operated farms in southwest Iowa, Minnesota and Missouri. Ms. Constant continues to take an active role in the farm operations. Ms. Constant is a graduate of Jennie Edmundson School of Nursing in Council Bluffs, Iowa and has worked as a psychiatric nurse since 1984, as an employee from 1984 to 1997, and in a volunteer capacity with various juvenile court districts from 1997 to the present. Ms. Constant previously served as Vice President and director of Amaizing Energy, L.L.C., from August 2002 through its merger into Amaizing Energy Holding Company in January 2007. She has served as Vice President and director of Amaizing Energy Holding Company since inception.
     Sam Cogdill, Chairman and CEO, Age 58, 3737 155th Street, Dunlap, Iowa 51529. Mr. Cogdill graduated from Iowa State University with a degree in Agricultural Business and Accounting. Since 1979 he and his brothers, Pat and Frank Cogdill, have owned and operated Cogdill Farm Supply Inc. with Mr. Cogdill serving as President. He is also owner and operator of a cash grain farm. Mr. Cogdill was a founding board member at Lincoln Way Energy LLC of Nevada, IA and has served as Chairman, CEO and Director of Amaizing Energy Holding Company since inception. Previously, he served as Chairman, CEO and Director of Amaizing Energy, L.L.C. Mr. Cogdill served as Chairman and Director of Amaizing Energy from its inception in June 2001, and as CEO of Amaizing Energy from November 2007 through its merger into Amaizing Energy Holding Company.
     Dr. Mark A. Edelman, Director, Age 54, 211 Ridgewood Drive, Huxley, Iowa 50124. Dr. Edelman is a Professor of Economics at Iowa State University. He has been a faculty member in the ISU College of Agriculture since 1986. He is an Extension Economist and serves as the Director of the Community Vitality Center at ISU. He earned B.S. and M.S. degrees in Agricultural Economics from Kansas State University and a Ph.D. in Agricultural Economics from Purdue University. Dr. Edelman was an assistant professor and extension agricultural economist at South Dakota State University in Brookings from 1981 to 1985.  He served on the Board of Directors for Land O’ Lakes, Inc., from 1985 to 1989.  He was elected to the City Council of Boone, Iowa from 1993 to 1997.    Mark and his wife, Nancy, co-founded SunAM Development LC, in 1996, which owns and operates housing developments in Boone and Perry. Dr. Edelman is co-founder of NEK-SEN Energy, LLC a renewable energy research and development company based in Sabetha, Kansas, and has served as a director since its inception. He has served as a director of Amaizing Energy Holding Company since inception.
     Chuck Edwards, Director, Age 56, 2902 Chestnut, Atlantic, Iowa 50022. Mr. Edwards is the President and CEO of Rolling Hills Bank & Trust, positions he has held at the 108 million dollar, six location banking institution for fourteen years. He has been involved with the Cass County Housing Board as a director since 1999. Mr. Edwards has served as a director of Amaizing Energy Holding Company since inception.
     Eugene Gochenour, Director, Age 51, 2075 174th Trail, Mondamin, Iowa 51557. Mr. Gochenour grew up in Harrison County and graduated from Logan-Magnolia High School. He has farmed in Harrison and Monona Counties since 1974. Mr.

Gochenour has operated as owner and principal of a drainage tile business from 1996 to present. Previously, Mr. Gochenour served as director of Amaizing Energy, L.L.C., from its inception in June 2001 through its merger into Amaizing Energy Holding Company.
     Bill Hammitt, Treasurer and Director, Age 56, 3620 240th Street, Portsmouth, IA 51565. Mr. Hammitt grew up in Harrison County and graduated from Tri-Center High School and Iowa State University. Mr. Hammitt was a soil conservation technician for the USDA-NRCS in Nebraska, Minnesota and Iowa from 1974 — 2005. He has been a no-till farmer in Harrison County for 26 years. Mr. Hammitt is also Commissioner for the Harrison County Soil and Water Conservation District, having held the post since January 2007. He has served as Treasurer and director of Amaizing Energy Holding Company since inception. Previously, Mr. Hammitt served as Treasurer and director of Amaizing Energy, L.L.C., from its inception in June 2001 through its merger into Amaizing Energy Holding Company.
     Steve Myers, Director, Age 57, 1342 Wahpeton Pass, Brookings, South Dakota, 57006. Mr. Meyers received his B.S. in Business Management from the University of South Dakota. He is also a graduate of the Graduate School of Banking at Southern Methodist University, Dallas, Texas. Mr. Myers currently serves as President of Capitaline Advisors, LLC, a private equity investment management firm specializing in renewable energy investments. Prior to serving as President, a role he has held since September 2006, Mr. Myers served as Managing Director of Capitaline Advisors. He joined Capitaline Advisors in February 2004. Mr. Myers also serves as founder and President of Myden Co., a holding company that owns real estate and other investments, a position he has held since the company was formed in 1996. He has served as a director of Amaizing Energy Holding Company since inception. Previously, he served as a director of Amaizing Energy, L.L.C., from August 2004 through its merger into Amaizing Energy Holding Company.
     Garry Pellett, Director, Age 63, 2504 Country Oak Drive, Atlantic, Iowa 50022. Mr. Pellett received a B.S. in agriculture from Iowa State University. He is currently active in his own farms and the extended family farming operations. Previously, Mr. Pellett worked for Pellett Petroleum Co. Inc., serving most recently as President of the company prior to its sale in September 2006. He is currently serving on the Cass Atlantic Development Corporation (“CADO”) agriculture value-added task force, a position he has held for the past five years. He has served as a director of Amaizing Energy Holding Company since inception.
     Bill Preston, Director, Age 65, 206 South 96th Street, Omaha, Nebraska 68114. Mr. Preston received a B.S. in Civil Engineering from Polytechnic Institute of Brooklyn and a Masters of Science in Civil Engineering from Massachusetts Institute of Technology. He has been employed as President and Director of Midwest First Financial Inc. for over fourteen years. He has served as a director of Amaizing Energy Holding Company since inception. Previously, Mr. Preston served as a director of Amaizing Energy, L.L.C., from August 2004 through its merger into Amaizing Energy Holding Company.
     Dave Reinhart, Director, Age 58, 206 North 6th St Place, Guthrie Center, Iowa 50115. Mr. Reinhart graduated from the University of South Dakota. Since 1975 he has been an owner of a grocery business with his brothers Tom and Don, serving as Secretary and Treasurer since they founded the company, Reinhart Brothers, Inc. Reinhart Brothers, Inc. currently owns and operates supermarkets in Guthrie Center, Panora and Stuart, Iowa. Mr. Reinhart was a founding board member of Platte Valley Fuel Ethanol in Central City, Nebraska, and Val-E Ethanol in Ord, Nebraska. He is currently a board member of CORN LP in Goldfield, Iowa, Big River Resources in Burlington, Iowa, Platinum Ethanol, in Arthur, Iowa, and Heron Lake Bioenergy, LLC in Heron Lake, Minnesota. He has served as a director of Amaizing Energy Holding Company since inception. Previously, Mr. Reinhart served as a director of Amaizing Energy, L.L.C., from March 2006 through its merger into Amaizing Energy Holding Company.
     David Reisz, Director, Age 56 2394 240th Street, Denison, Iowa 51442. Mr. Reisz is a life-long resident of Crawford County and graduated from Denison Community High School in 1969. He has farmed for over 35 years. Today he and his son farm approximately 2,000 acres. In addition, he has a cow calf operation consisting of 200 cows. He has served as a director of the Amaizing Energy Holding Company since inception. Previously, Mr. Reisz served as a director of Amaizing Energy, L.L.C., from its inception in June 2001 through its merger into Amaizing Energy Holding Company.
     Tom Smith, Director, Age 61, 5910 Norman Road, Lincoln, Nebraska 68512. Mr. Smith graduated from the University of Nebraska, College of Business Administration in 1968. Mr. Smith is Chairman and CEO of SMITH HAYES Financial Services, positions he has held since he and Tom Hayes founded the company in December of 1985. Mr. Smith, along with Tom Hayes and David Schmidt, started Concorde Management and Development, a real estate property management company that has developed various real estate properties over the past 20 years. In 1992 Mr. Smith and Bill Preston, another one of our directors, started Midwest First Financial, Inc. Midwest currently has a portfolio consisting of approximately $110 million of non-performing real estate loans that are managed from the Omaha offices. Mr. Smith is a member of the boards of directors of Jacob North Companies and Global Industries, positions he has held since 1995 and 1996, respectively. He has served as a director of Amaizing Energy Holding

Company since inception. Previously, Mr. Smith served as a director of Amaizing Energy, L.L.C., from August 2004 through its merger into Amaizing Energy Holding Company.
     Don Sonntag, Director, Age 67, 58979 Marne Road, Atlantic, Iowa 50022. Mr. Sonntag owns 550 acres that are farmed with his son.  He is also founder and President and CEO of Sonntag, Inc., a company formed in 2002. Sonntag, Inc is actively involved in property development in the Atlantic area, building homes, condominiums and developing residential lots for the area.Mr. Sonntag has also been involved in Atlantic community job development for over 40 years, most recently serving the past five years on the CADO agriculture value-added task force.  He has served as a director of Amaizing Energy Holding Company since inception.
     David Stevens, Director, Age 50, 1005 C Street, Woodbine, IA 51579. Mr. Stevens has been employed with Harrison County Rural Electric Cooperative since 1977, serving as Director of Operations since January 1995 and Economic Development Coordinator since 2003. He has a Power Lineman Degree form Northwest Iowa Community College. Mr. Stevens has served as a director of Amaizing Energy Holding Company since inception. Previously, he served as a director of Amaizing Energy, L.L.C., from its inception in June 2001 through its merger into Amaizing Energy Holding Company.
     Dave VanderGriend, Director, Age 54, 2729 Wild Rose, Wichita, Kansas 67025. Mr. VanderGriend is the President and CEO of ICM Inc., position held since its founding in 1995. Prior to forming ICM Inc., Mr. VanderGriend served as Vice President of Operations for High Plains Corporation (now Abengoa BioEnergy). Mr. VanderGriend left High Plains in early 1995 to start ICM, headquartered in Colwich, KS. He has served as a director of Amaizing Energy Holding Company since inception. Previously, he served as a director of Amaizing Energy, L.L.C., from August 2004 through its merger into Amaizing Energy Holding Company.
Additional Officers
     Outlined below is a brief overview of the experience of our additional officers.
     Alan H. Jentz, President & General Manager. Mr. Jentz initially began his involvement with Amaizing Energy, L.L.C. in 2000 when he served on the steering committee for the Denison Plant. Mr. Jentz officially joined Amaizing Energy in 2004 as General Manager and was promoted to president in 2006. Prior to joining Amaizing Energy, Mr. Jentz spent 17 years with ADM. His most recent position with ADM was General Manager of a multi-location grain operation based in Denison, Iowa. Mr. Jentz holds a Bachelors Degree in Agriculture Business and Agriculture Mechanization from the University of Wisconsin-Platteville. He currently serves as President and General Manager of Amaizing Energy Holding Company.
     Connie Jensen, Chief Financial Officer. Ms. Jensen joined Amaizing Energy, L.L.C. in April of 2005 as Controller and was promoted to Chief Financial Officer in 2006. Prior to joining Amaizing Energy, L.L.C., Ms. Jensen served as an agent for the Internal Revenue Service in Omaha, Nebraska from 2003 until 2005. Prior to working for the Internal Revenue Service, Ms. Jensen spent over 20 years with United Food and Commercial Workers in a variety of positions. Most recently, Ms. Jensen held the position of Treasurer and Chief Financial Officer of United Food and Commercial Workers’ Denison, Iowa office. Ms. Jensen graduated from Buena Vista University with a degree in business and accounting. Ms. Jensen currently serves as chief financial officer of Amaizing Energy Holding Company.
Committees of the Board of Directors
     The company has standing audit, finance, nominating, and compensation committees of the board of directors. Previously the board of directors performed all such applicable functions.
Audit and Finance Committee
     The audit committee oversees our accounting and financial reporting processes, as well as the audits of our financial statements, including retaining and discharging our auditors. Our audit committee complies with the independence requirements of the rules of the SEC under the Securities and Exchange Act of 1934, as amended.
Corporate Governance and Nominating Committee
     The nominating and corporate governance committee’s responsibilities include identifying and recommending to the board appropriate director nominee candidates and providing oversight with respect to corporate governance matters.

Human Resources and Compensation Committee
     The compensation committee oversees the administration of our benefit plans, reviews and administers all compensation arrangements for executive officers and establishes and reviews general policies relating to the compensation and benefits of our officers, employees and directors.
Risk Management Insurance and Marketing Committee
     The risk management committee oversees the procurement and pricing of our feedstock and other inputs as well as the marketing of our ethanol and distillers grains.
Construction and Maintenance Committee
     The construction committee oversees the construction process of all construction activity related to the anticipated development of the Atlantic plant as well as the anticipated expansion of the Denison plant.
Communications Committee
     The communications committee overees the preparation and distribution of the Company’s press releases and newsletters.
Capital Raise Committee
     The capital raise committee oversees our efforts to raise equity and procure debt financing for the construction of our Atlantic plant and the expansion of our Denison plant.
SELLING SECURITY HOLDERS
     Two of our unitholders, Amaizing Energy Cooperative, and Energy Partners, LLC are listed as selling security holders in this registration statement. These selling security holders may decide to offer and sell the membership units covered by this prospectus at various times. The selling security holders will act independently of us in making decision with respect to the timing, manner, and size of each sale.
     The selling security holders are registering by this prospectus the offer and sale of an aggregate of 82,324,425 of our membership units presently held by the selling security holders to provide them flexibility to distribute their membership units to their respective members if deemed appropriate in the future. The selling security holders will independently determine the timing, terms, and conditions of such distribution, if any. None of the proceeds of the units sold by Amaizing Energy Holding Company will be allocated to the selling security holders. Any person subscribing for units by completing the subscription agreement attached hereto in Exhibit 4.2 shall be subscribing for units offered for sale by Amaizing Energy Holding Company, and not the selling security holders. We will not receive any proceeds from the resale of the membership units by the selling security holders.
     The following table sets forth certain information regarding beneficial ownership of our membership units by the selling security holders as of September 25, 2007. The table further sets forth the (i) the name of each selling security holder who is offering the resale of membership units, (ii) the number of membership units that may be sold in this offering, (iii) the number of membership units to be beneficially owned by each selling security holder after the completion of this offering assuming the sale of all of the membership units offered by each selling security holder, and (iv) the percentage of outstanding membership units to be beneficially owned by each selling security holder after the completion of this offering assuming the sale of all of the membership units offered by each selling security holder. The percentage of beneficial ownership reported in this table is based upon 107,868,805 of our membership units that were outstanding on September 25, 2007.

			Percentage of	Number of	Number of	Percent of
		Number of	Membership	Membership	Membership	Class Owned
		Membership Units	Units Owned	Units to be	Units Owned	After Offering
	Name and Address of Beneficial	Owned Prior to	Prior to	Offered in this	After	if Maximum
Title of Class	Owner(1)	Offering	Offering(1)	Offering	Offering(1)(2)	Units Sold(2)

Membership Units	Amaizing Energy
Cooperative(3)(6)
	2404 West Highway 30 Denison, IA 51442	60,789,140	56.35%	60,789,140	0	0%
Membership Units	Energy Partners,
LLC(4)(5)(7) 1225 L Street
	Lincoln, NE 68508	21,535,285	19.97%	21,535,285	0	0%

	TOTAL	82,324,425	76.32%	82,324,425	0	0%

(1)	Beneficial ownership is determined in accordance with the rules of the Securities Exchange Commission and generally includes voting or investment power with respect to securities.

(2)	Assumes that all membership units offered by the selling security holders by this prospectus will be sold.

(3)	Our directors Craig Brodersen, Sam Cogdill, Nick Cleveland, Becky Constant, Eugene Gochenour, Bill Hammitt, Dave Reisz, Dave Reinhart, and Dave Stevens are members of Amaizing Energy Cooperative. Alan Jentz and Connie Jensen, our president/general manager and chief financial officer, respectively, own units in Amaizing Energy Cooperative.

(4)	Our directors Tom Smith and Bill Preston are members of Energy Partners, LLC.

(5)	Energy Partners is affiliated with one or more registered broker-dealers. It is our understanding that Energy Partners purchased the units being registered hereunder in the ordinary course of business and at the time of purchase, had no agreements or understandings, directly or indirectly, with any other person to distribute such units.

(6)	Based upon information provided to the Company by the selling security holder, Sam Cogdill, acting as President, has voting power and investment power over these Units.

(7)	Based upon information provided to the Company by the selling security holder, Thomas C. Smith, acting as Chairman of the manager of Energy Partners, LLC, Consolidated Investment Corporation, has voting power and investment power over these Units.

     Amaizing Energy Cooperative and Energy Partners, LLC, each became members of Amaizing Energy Holding Company, LLC pursuant to a merger agreement dated January 31, 2007 in which Amaizing Energy, L.L.C. and CassCo Amaizing Energy, LLC reorganized to become wholly owned subsidiaries of Amaizing Energy Holding Company, LLC. See “CAPITALIZATION.” The reorganization of Amaizing Energy, L.L.C. was accomplished through a triangular merger of Amaizing Energy, L.L.C. with and into Amaizing Energy Denison, LLC, a newly formed subsidiary of Amaizing Energy Holding Company, LLC. Similarly, the reorganization of CassCo Amaizing Energy, LLC was accomplished through a triangular merger of CassCo Amaizing Energy, LLC with and into Amaizing Energy Atlantic, LLC, a newly formed subsidiary of Amaizing Energy Holding Company, LLC.
     As part of this merger transaction, members of Amaizing Energy, L.L.C. and CassCo Amaizing Energy, LLC exchanged their respective membership units in Amaizing Energy, L.L.C. or CassCo Amaizing Energy, LLC for membership units in Amaizing Energy Holding Company. Members of Amaizing Energy, L.L.C. received 6.445 membership units in Amaizing Energy Holding Company for each membership unit of Amaizing Energy, L.L.C. owned as of the merger record date. Members of CassCo Amaizing Energy, LLC received one membership unit in Amaizing Energy Holding Company for each membership unit of CassCo Amaizing Energy, LLC owned as of the merger record date. Further, as a member of CassCo Amaizing Energy, LLC, Amaizing Energy, L.L.C. received membership units in Amaizing Energy Holding Company in exchange for its proportionate share of membership units owned in CassCo Amaizing Energy. Such units were distributed by Amaizing Energy, L.L.C. to its members, including Amaizing Energy Cooperative and Energy Partners, LLC. As a result of this reorganization and merger transaction, Amaizing Energy Cooperative received 60,789,140 membership units in Amaizing Energy Holding Company and Energy Partners, LLC received a total of 21,535,285 units in Amaizing Energy Holding Company. Accordingly, the selling security holders obtained their units through an exchange transaction and did not pay cash for their respective units.
     Nine of our directors are currently members of Amaizing Energy Cooperative — Craig Brodersen, Sam Cogdill, Nick Cleveland, Becky Constant, Eugene Gochenour, Bill Hammitt, Dave Reinhart, Dave Reisz, and Dave Stevens. Additionally, our president and general manager, Al Jentz, and our chief financial officer, Connie Jensen, are members of Amaizing Energy Cooperative. Two of our directors are currently members of Energy Partners, LLC – Tom Smith and Bill Preston. Therefore, should Amaizing Energy Cooperative and/or Energy Partners, LLC decide to distribute their membership units in Amaizing Energy Holding Company to their respective members in the future, these directors and officers would acquire membership units in Amaizing Energy Holding Company. Certain of the members of the selling security holders noted above, in their capacity as directors of Amaizing Energy Holding Company, will sell units of Amaizing Energy Holding Company in this offering without the assistance of an underwriter. See “PLAN OF DISTRIBUTION – The Offering.”

     The following sets forth the names and title of the natural person who has dispositive voting or investment control for each of the selling security holders.

Beneficial Owner	Name of Natural Person	Title
Amaizing Energy Cooperative	Sam Cogdill	President
Energy Partners, LLC	Thomas C. Smith	Chairman, Consolidated Investment Corp.(1)

(1)	The business and affairs of Energy Partners, LLC are vested in the Manager of Energy Partners, LLC. The manager of Energy Partners, LLC is Consolidated Investment Corporation. The Chairman of Energy Partners, LLC is Thomas C. Smith.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
     The following table shows information known to us with respect to the beneficial ownership of our membership units as of September 25, 2007 by each person or group of affiliated persons whom we know to beneficially own more than 5% of our membership units and our directors and officers. Our directors and officers do not directly own any membership units in the company. However, many of our directors and officers own membership units in one or more of our members, as indicated in the footnotes to the following table.
     Beneficial ownership and percentage ownership are determined in accordance with the rules of the Securities Exchange Commission and generally includes voting or investment power with respect to securities. This information does not necessarily include beneficial ownership for any other purpose. To our knowledge, except as indicated in the footnotes to this table and subject to community property laws where applicable, the persons named in the table have sole voting and investment power with respect to all membership units shown as beneficially owned by them.
     Percentage of beneficial ownership before this offering is based on 107,868,805 units outstanding as of September 25, 2007. We base percentage of beneficial ownership after this offering on                      units outstanding immediately after this offering after giving effect to the sale of the minimum number of units,                      units in this offering.

				Percentage of Total After the Offering
	Name and Address of Beneficial	Amount and Nature	Percent of Class	Maximum Units	Minimum Units Sold
Title of Class	Owner(1)	of Beneficial Owner	Prior to Offering	Sold in Offering	in Offering
Membership	Amaizing Energy Cooperative(1)	60,789,140	56.35%
Units	2404 West Highway 30
	Denison, IA 51442
Membership	Atlantic Energy, LLC(2)	500,000	0.46%
Units	707 Poplar St.
	Atlantic, Iowa 50022
Membership Units	Capitaline Renewable Energy, LP(3)	9,939,362	9.21%
	326 Main Avenue, Suite 208
	Brookings, SD 57006
Membership	Energy Partners, LLC(4)	21,535,285	19.97%
Units	1225 L Street
	Lincoln, NE 68508
Membership	ICM, Inc.(5)	4,969,681	4.61%
Units	310 N. First Street
	Colwich, KS 67030-0397
Membership	NEK-SEN Energy, LLC(6)	5,000,000	4.64%
Units	205 South 8th Street, Suite 2
	Sabetha, KS 66534
TOTAL		107,868,805	100%

(1)	Our directors Sam Cogdill, Becky Constant, Bill Hammitt, Nick Cleveland, David Reisz, Craig Broderson, Eugene Gochenour, Dave Reinhart, and Dave Stevens are members in Amaizing Energy Cooperative. Also, our president and general manager, Al Jentz, and chief financial officer, Connie Jensen, are members in Amaizing Energy Cooperative.

(2)	Our directors Don Sonntag, Garry Pellett, and Chuck Edwards are members in Atlantic Energy, LLC.

(3)	Our director Steve Meyers is a partner in Capitaline Renewable Energy, LP.

(4)	Our directors Bill Preston and Tom Smith are members in Energy Partners, LLC.

(5)	Our director David VanderGriend is a shareholder in ICM, Inc.

(6)	Our director Mark Edelman is a member in NEK-SEN Energy, LLC.
     Each of the beneficial owners indicated above obtained their units in the company on January 31, 2007, the date of the consummation of the reorganization and merger transaction. See “CAPITALIZATION.” Pursuant to the terms of this transaction, each of the above beneficial owners exchanged their respective units in Amaizing Energy, L.L.C. and/or CassCo Amaizing Energy, LLC for units in Amaizing Energy Holding Company, LLC. Our beneficial owners, therefore, did not pay cash for these units; instead, their units in Amaizing Energy Holding Company were obtained through an exchange transaction. CassCo Amaizing Energy, LLC membership units were initially issued at a price of $10,000 per unit, whereas Amaizing Energy, L.L.C. units were initially issued at $2.00 per unit. Therefore, in connection with the merger transaction, CassCo Amaizing Energy, LLC units were converted to $2.00 units in order to make the exchange value of each CassCo Amaizing Energy, LLC unit for one Amaizing Energy Holding Company, LLC unit equivalent to the pre-exchange value of each Amaizing Energy, L.L.C. unit. Members of CassCo Amaizing Energy, LLC received 1 membership unit in Amaizing Energy Holding Company, LLC for each post-conversion membership unit of CassCo Amaizing Energy, LLC owned as of the merger record date. Members of Amaizing Energy, L.L.C. received 6.445 membership units in Amaizing Energy Holding Company, LLC for each membership unit of Amaizing Energy, L.L.C. owned as of the merger record date.
COMPENSATION OF EXECUTIVE OFFICERS AND DIRECTORS
Executive Officer Compensation
     Sam Cogdill is our current chief executive officer and chairman of the board. Al Jentz currently serves as our president and general manager. Connie Jensen currently serves as our chief financial officer. We have entered into employment agreements with our president and our chief financial officer, which are discussed below under “Compensation Discussion and Analysis.” Also see “DESCRIPTION OF BUSINESS – Employees” for more information relating to the terms of the employment agreements.
     Becky Constant, Nick Cleveland, and Bill Hammitt serve as our vice president, secretary, and treasurer, respectively, but do not receive compensation for their services rendered to the company in such capacities. They are, however, compensated for their services as board members. See “Director Compensation.”
Compensation Discussion and Analysis
Objectives
     The primary objectives of our executive officer compensation program are to attract, retain and motivate individuals with top management talent who make important contributions to the achievement of our business objectives and to reward executives for their contributions to our success. We also seek to align management and unitholder interests by encouraging unitholder value creation. At the same time, our compensation programs are intended to be consistent with our goal of controlling costs. Our compensation program and policies combine base salary and standard benefits along with yearly cash bonuses.
     Our compensation committee oversees the administration of our benefit plants, reviews and administers all compensation arrangements for our executive officers and establishes and reviews general policies relating to the compensation and benefits for our employees, including our executive officers.
Elements of Executive Officer Compensation
     The compensation program for our chief financial officer and president and general manager consists of:
•	base salary;

•	annual cash bonuses; and

•	standard benefits.
     Our chief executive officer, who also serves as chairman of the board, receives a base salary, but is not eligible to receive cash bonuses or receive benefits available to our other employees, including our chief financial officer and president and general manager. Our chief executive officer, however, is compensated for his attendance of monthly board meetings. See “Director Compensation” below for a description of how our directors are compensated.
     Additionally, the board of directors may, in its discretion, grant options to purchase membership units in the company to the president/general manager and chief financial officer. No such options have been granted as of the date of this prospectus. Furthermore, under the terms of their employment agreements, the president/general manager and chief financial officer are entitled to reimbursement for reasonable and necessary out-of-pocket expenses incurred in their performance of their respective duties and responsibilities under such agreements, subject to their compliance with the company’s policies and procedures for expense verification and documentation as may be in effect from time to time.
     Our vice president, secretary and treasurer do not receive any compensation for their services to the company in such capacities. They do receive compensation for their services as directors. See “Director Compensation” below.
Base Salary
     The base salaries for our top officers have been set at the levels which we believe reflect the time and effort devoted to our company by such officers. Base salaries are also determined with the goal of providing competitive compensation to recruit, motivate, and retain highly talented top executives. The level of an officer’s base salary is determined by taking into account the scope of the individual’s responsibilities and role in the company, his or her level of experience in the current position, and individual performance. Base salaries will be reviewed annually within ninety (90) days of each fiscal year end by the chief executive officer, the board of directors, and the compensation committee and they may be adjusted to better match company performance, compensation levels of our competitors, and/or to recognize an individual’s growth and development in their given position. Upon commencement of production at the Atlantic plant, the base salaries of the president/general manager and chief executive officer will increase in accordance with the percentages provided in their respective employment agreement.
Cash Bonuses
     Under our annual bonus program, discretionary annual cash bonuses are generally paid in the December or January following our fiscal year end. The amount of the bonuses awarded to our president/general manager will be based upon achievement of certain profitability and operational efficiencies relative to the industry and such other criteria that the chief executive officer, the board of directors, or the compensation committee may from time to time determine in its sole discretion. The amount of the bonuses awarded to our chief financial officer will be based upon achievement of certain profitability and operational efficiencies relative to the industry and such other criteria that the president, the board of directors, or the compensation committee may from time to time determine in its sole discretion. We do not currently have in place any criteria on which annual bonuses are based for other employees. In December 2005 and December 2006, our officers received annual bonuses based on the 2005 fiscal year and 2006 fiscal year, respectively. The amounts of these bonuses were determined by Amaizing Energy, L.L.C.’s human resources committee and approved by the board of directors, taking into account the company’s net income for the appropriate fiscal year. It is anticipated that the bonuses for fiscal year 2007 will be paid in December 2007 and that our general manager will make the final determination as to the allocation of bonuses, based upon personnel performance and results of operations. We believe that structuring our bonus structure in this manner will encourage our officers and employees to seek maximum company growth and align our officers’ and employees’ interests with those of our members. Sam Cogdill, our chairman of the board and chief executive officer, does not receive annual bonuses. However, he does receive compensation over and above his base compensation in accordance with our board member compensation structure. See “Director Compensation” below for more information.
Benefits
     401(k) Plan Contributions
     Our 401(k) retirement savings plan is a defined contribution plan under which qualified employees, including our chief financial officer and president and general manager, may make pre-tax contributions into the plan, up to certain specified annual limits. We also provide employer matching contributions. For 2006, we matched employee contributions up to 3% of gross wages of the eligible salary of each employee. For 2007, we are matching 100% of employee contributions up to 4% of gross wages of the eligible salary of each employee. Our chief executive officer and all of our other directors are not eligible to participate in the 401(k) plan.
     The 401(k) plan is provided to assist employees with retirement savings and a matching contribution is made to attract and retain employees and provide them with an incentive to save for retirement. We do not offer any other retirement benefits to our officers or directors.
     Insurance
     We provide our employees with payments for premiums for health, dental, life, short-term disability, and long-term disability insurance. Our chief financial officer and president and general manager are both eligible to participate in these insurance programs. Our chief executive officer and other board members are not eligible.
Health and Dental Insurance. The company pays 90% of the premiums for single employees and 60% of premiums for employees with families.
Life Insurance. The company pays 100% of the premium for a life insurance policy of $50,000 for all employees.
Short-Term Disability Insurance. The company pays 100% of the premium for a short-term disability (13 weeks) plan for all employees.
Long-term Disability Insurance. The company pays 100% of the premium for a long-term disability plan for all employees.
Equity Compensation
     We do not currently offer any compensatory security option plan or any other equity-based compensation plan for the long-term compensation of our executive officers in place. Furthermore, none of our directors or officers has any options, warrants or other similar rights to purchase securities of the company. However, the employment agreements of our president/general manager and chief financial officer provide that the board of directors may, in its sole discretion, grant such officers options to purchase units in the company. In such event, the officers would be required to enter into a membership unit option plan and an option agreement setting forth the terms and conditions of the options. No such unit options have been granted at of the date of this prospectus.
Pension Benefit Plan, Deferred Compensation Plan
     We offer no pension benefit or deferred compensation plans to our officers.
Change of Control or Severance Agreements
     The employment agreements of our president/general manager, Al Jentz, and chief financial officer, Connie Jenson, contain a change of control provision. The provision provides that in the event of a change in control, the officer has 60 days to exercise his or her right to terminate the employment agreement and receive a lump sum payment equal to two (2) years of salary. Alternatively, the officer may choose not to exercise the right to terminate and would continue to serve as such officer of the successor entity. Additionally, in the event of a change in control, and under the circumstances provided in the employment agreements, the officer shall be entitled to receive a bonus calculated as a percentage of the actual bonus amount the officer would have received at at year end based on the number of days elapsed as of the last day of the officer’s employment. For purposes of the employment agreements, a change in control includes (a) a merger, consolidation or similar transaction in which the company is not the surviving entity or resulting in any one person or entity and its affiliates, in the aggregate, owning a majority of the then-outstanding units, or (b) the sale of substantially all of the assets or business of the company.
     Each of the employment agreements further provide that the if the officer is terminated without cause, the officer is entitled to receive a lump sum payment equal to two (2) years’ salary within 90 days of such termination. See “DESCRIPTION OF BUSINESS — Employees” for more information relating to the termination provisions contained in the employment agreements.

Role of Executive Officers in Setting Compensation
     Our board of directors and the compensation committee are generally responsible for approving the elements and amounts of compensation awarded to our officers. Our chief executive officer, Sam Cogdill, also serves as a member of our board of directors. Accordingly, our chief executive officer participates as a director in the approval process. Further, the chief executive officer will review the annual compensation of our president in conjunction with the board of directors and the compensation committee. Our chief executive officer may additionally provide opinions as to other officers’ individual performance and achievements and the company’s overall success that are considered in the final determination of any other officers’ type and amount of compensation. Our president will review the annual compensation of our chief financial officer in conjunction with the board of directors and the compensation committee. Our chief financial officer may also be asked to provide company performance evaluations that are taken into account in determining appropriate management compensation.
Tax Effects of Compensation
     The Internal Revenue Code of 1986 (the Code) contains a provision that limits the tax deductibility of certain compensation paid to executive officers. This provision disallows the deductibility of certain compensation in excess of $1 million per year, unless it is considered performance-based compensation under the Code. None of our executive officers receives compensation in excess of $1,000,000 and therefore we expect all compensation paid to our executive officers to be tax deductible by the Company. We do not anticipate that any of our compensation arrangements will reach this limit in the foreseeable future.
Summary Compensation Table
     Prior to the reorganization and merger transaction in which Amaizing Energy, L.L.C. and CassCo Amaizing Energy, LLC became subsidiaries of Amaizing Energy Holding Company, Sam Cogdill, our current chief executive officer (CEO) and chairman of the board, Connie Jensen, our current chief financial officer (CFO), and Al Jentz, our current president and general manager, previously served as chairman, treasurer, and general manager for Amaizing Energy, L.L.C., the entity that merged with and into Amaizing Energy Denison, LLC. The table set forth below reflects the compensation awarded to these officers of Amaizing Energy Holding Company, LLC for their services to Amaizing Energy Holding Company, LLC and Amaizing Energy, L.L.C. (prior to the January 2007 merger and reorganization transaction) for fiscal years ended September 30, 2006 and 2007.

				All Other
Name and Principal Position	Year	Salary ($)	Bonus ($)	Compensation ($)		Total ($)
Sam Cogdill, Chief Executive Officer and Chairman	2006	42,500	0	3,950	(1)	46,450
Connie Jensen, Chief Financial Officer	2006	67,000	400	8,260	(2)	75,660
Al Jentz, President and General Manager	2006	104,231	400	2,278	(3)	106,909

(1)	Sam Cogdill received this compensation in his capacity as chairman of the board and for his attendance of monthly board meetings.

(2)	Includes 401(k) matching contributions made by the company and life, health, and dental insurance premiums paid by the company.

(3)	Includes 401(k) matching contributions made by the company and life insurance premiums paid by the company.
     Our CEO, CFO, and president and general manager each received a base salary of $42,500, $67,000, and $104,231, respectively, in connection with their employment by Amaizing Energy, L.L.C. for the fiscal year ended September 30, 2006.
     All employees of Amaizing Energy, L.L.C., including our CFO and president and general manager, received a bonus in the amount of $400 in December 2005. Our CEO, however, did not receive a bonus, as he receives compensation over and above his base salary in accordance with the board compensation structure described below in “Director Compensation.”
     Sam Cogdill, our current CEO and Chairman, previously sat on the board of directors of Amaizing Energy, L.L.C. and received $3,950 for his attendance of Amaizing Energy, L.L.C. board meetings. See “Director Compensation” below for more information regarding the basis on which our directors are compensated. Al Jentz, our president and general manager, and Connie Jensen, our chief financial officer, received additional compensation in the form of 401(k) matching contributions and insurance premiums.
     For fiscal year 2008, the base salaries of our CEO, president/general manager, and CFO are currently set at $42,500, $126,000, and $75,000 respectively.

Director Compensation
     Prior to the reorganization and merger transaction in which Amaizing Energy, L.L.C. and CassCo Amaizing Energy, LLC became subsidiaries of Amaizing Energy Holding Company, 13 of our current directors previously sat on the board of directors of Amaizing Energy, L.L.C., the entity that merged with and into Amaizing Energy Denison, LLC. The table set forth below reflects the compensation awarded to those members of our current board of directors for their previous membership on the board of directors of Amaizing Energy, L.L.C. for Amaizing Energy, L.L.C.’s fiscal year ended September 30, 2006. Compensation paid to Sam Cogdill, our CEO and chairman, is not included in this table.

	Fees Earned or	All Other
Name	Paid in Cash ($)	Compensation ($)	Total ($)
Becky Constant	12,550	0	12,550
Nick Cleveland	12,650	308	12,958
Bill Hammitt	12,650	518	13,168
Craig Brodersen	13,550	4,075	17,625
Eugene Gochenour	13,150	23,700	36,850
Steve Meyers	11,400	0	11,400
Bill Preston	11,600	0	11,600
David Reisz	12,850	6,586	19,436
David Reinhart	10,150	0	10,150
Tom Smith	11,300	0	11,300
Dave Stevens	13,200	80	13,280
Dave VanderGriend	10,950	0	10,950
     The compensation figures provided for each director in the second column in the above table entitled “Fees Earned or Paid in Cash” is comprised of two elements of compensation – meeting attendance fees and quarterly compensation. For the fiscal year ended September 30, 2006, each Amaizing Energy, L.L.C. board member received a $200 meeting attendance fee for each board meeting attended in person and a $100 meeting attendance fee for each board meeting participated in via telephone during the period of October 2005 through December 2005. Starting in January 2006, board members received a $250 meeting attendance fee for each monthly board meeting attended in person and a $150 meeting attendance fee for each monthly board meeting participated in via telephone. Additionally, each director received a quarterly compensation fee. All Amaizing Energy, L.L.C. board members, with the exception of two of our current directors, Dave Reinhart and Sam Cogdill, received total quarterly compensation in the amount of $9,750, or approximately $813 per month. Dave Reinhart received compensation totaling $10,150, for our fiscal year ended September 30, 2006. Sam Cogdill, as CEO and chairman of the board, earned total annual compensation of $42,500, or approximately $3,452 per month, as reflected in the Summary Compensation Table under “Executive Officer Compensation.”
     Some of our current directors also earned additional compensation at an hourly rate of $10 for their clean-up efforts related to a collapse of two Amaizing Energy, L.L.C. grain bins in December of 2005. All of the compensation reflected in the third column of the above table entitled “All Other Compensation” relates to compensation received by our board members in such clean-up effort. All persons contributing to the clean-up project, including board members, with the exception of Eugene Gochenour, received the same hourly wage for their services. Eugene Gochenour served as the project manager for the Amaizing Energy, L.L.C. grain bin clean-up project and, accordingly, he was paid a daily rate of $300 for his services. Additional compensation was awarded to those persons who contributed the use of their machinery and equipment to the clean-up project. This rate of such additional compensation differed based on the type of equipment or machinery provided.
     For fiscal year 2007, each of our directors will receive quarterly compensation in the amount of $1,500. Additionally, each of our board members receives a meeting attendance fee of $250 for each monthly board meeting attended in person and a $150 meeting attending fee for each monthly board meeting participated in via telephone.
Reimbursement of Expenses
     We reimburse our officers and directors for expenses incurred in connection with their service. Our reimbursement policy is to reimburse our directors their reasonable expenses of attending directors’ meetings, including but not limited to expenses related to travel and accommodations. These expenses are minimal.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
     Since our inception, we have engaged in transactions with related parties as described below. Our initial directors constitute the founding members of Amaizing Energy, L.L.C. and CassCo Amaizing Energy, LLC, the entities that were merged into Amaizing Energy Denison, LLC and Amaizing Energy Atlantic, LLC, respectively. All of our initial directors are appointed by certain appointing persons under our operating agreement. See “SUMMARY OF OPERATING AGREEMENT.” As such, we currently do not have outside directors or unaffiliated unit holders to evaluate related party transactions. Accordingly, any contracts or agreements with third parties will not be approved by independent directors since there are none at this time. We do not believe that this will pose a problem, however, because our members’ investment interests in our plant, including those members who are entitled to appoint several of our initial directors, and our directors’ indirect investment interests in our plant are generally adverse to the interests of the parties with which we contract. Each member entitled to appoint directors under our operating agreement, including Atlantic Energy, LLC and NEK-SEN Energy, LLC, has an investment stake in Amaizing Energy Holding Company, LLC. Therefore, we believe that in order to protect their investment interests, such appointing members will have a strong incentive to select competent and capable persons as their appointees that will act in the best interests of the company. We also believe that in the event any of the appointing members’ board designee(s) approve transactions with related parties that are on terms less favorable than the company would obtain from an unaffiliated third party, the appointing members will have an incentive to reappoint their respective board designee(s) in order to protect their investment interests in the company. Further, each of our initial directors is a member or shareholder in at least one of our current members. Accordingly, the initial directors’ investment stake in those companies and the amount of any distributions that they receive from such companies, if any, will be dependent upon the success of Amaizing Energy Holding Company, LLC. Therefore, we believe that the investment interests of our initial directors in our current members will provide a strong financial incentive to encourage and approve only those related party transactions that are on terms no less favorable than could otherwise be obtained from unaffiliated third parties. Commencing with the first meeting of the members following the commencement of operations at the Atlantic plant at least nine (9) members of our board of directors will be generally elected by the members. We anticipate independent directors will be elected at that time, but we cannot guarantee that any independent directors will be elected at that time.
     The promoters of Amaizing Energy Holding Company, LLC were the former entities of Amaizing Energy, L.L.C. and CassCo Amaizing Energy, LLC. These entities determined together that by combining their respective businesses under a common ownership structure, they would be able to consolidate equity and debt capitalization necessary to fund the construction of the proposed plant in Atlantic, Iowa and the expansion of the existing plant in Denison, Iowa. Accordingly, the entities founded Amaizing Energy Holding Company, LLC and entered into the January 2007 reorganization and merger transaction. See “CAPITALIZATION.”
     Each of our promoters has previously raised capital for a similar project. Amaizing Energy, L.L.C. previously offered membership units in a 2004 private placement for the purpose of constructing the ethanol plant currently owned and operated by Amaizing Energy Holding Company, LLC in Denison, Iowa. Amaizing Energy, L.L.C. raised approximately $29,000,000 in proceeds in that offering. CassCo Amaizing Energy, LLC previously conducted a private placement offering in 2006 in which it issued membership units to its founding members in exchange for approximately $15,300,000 in cash and non-cash contributions. The purpose of the offering was to raise proceeds for the development of the proposed ethanol plant in Atlantic, Iowa to which this offering by Amaizing Energy Holding Company relates.
Transactions with Fagen, Inc.
     In July 2006 and May 2007 we entered into preliminary nonbinding letters of intent with Fagen, Inc. pursuant to which Fagen, Inc. would design and build the Atlantic plant and the Denison plant expansion, respectively. Based on our letters of intent, we anticipate that the contract prices for the construction of the Atlantic plant and the expansion of the Denison plant will be approximately $119,698,000 and $52,160,000, respectively, subject to construction cost index increases. However, the final negotiated price for design and construction of the plants may be higher. Fagen, Inc. previously constructed our existing Denison plant.
     We believe that the terms of our letters of intent with Fagen, Inc. are comparable to those that we could have obtained from an unaffiliated third party. Under the terms of the letters of intent, Fagen, Inc. agrees to enter into a definitive agreement to provide design and construction related services to us provided certain conditions are met. The letters of intent do not constitute binding agreements, but the parties are obligated to enter into good faith negotiations to prepare definitive agreements. Prior to negotiating definitive agreements, any party could withdraw from the terms of the letters of intent. Under the letters of intent and if definitive agreements are executed, Fagen, Inc. agrees to provide services to us in the following areas:
•	Those services necessary for us to develop a detailed description of a 100 million gallons per year natural gas-fired dry-grind ethanol production facility located in Atlantic, Iowa and a 40 million gallon per year expansion to the current plant located in Denison, Iowa and to establish a price for which Fagen, Inc. would provide design, engineering, procurement of equipment and construction services for the Atlantic plant and the Denison plant;

•	Assistance in evaluating our organizational options, the appropriate location for the plants, and business plan development;

•	Reasonable assistance in obtaining our permits, approvals and licenses; and

•	Providing a definitive design-build agreement with Fagen, Inc. for the design and construction of the plants.
     One of our members, Fagen Energy, Inc., is an affiliate of Fagen, Inc. Fagen Energy, Inc. was previously a member in Amaizing Energy, L.L.C. As a result of the merger and reorganization transaction in which Amaizing Energy, L.L.C. and CassCo Amaizing Energy, LLC became wholly owned subsidiaries of Amaizing Energy Holding Company, Fagen Energy, Inc. became a member of Amaizing Energy Holding Company, LLC. Fagen Energy, Inc. currently owns 5,135,337 units, or approximately 4.8% of our units outstanding. In addition, Fagen Energy, Inc. could decide to purchase additional units in this offering. We believe that the terms of our arrangements with Fagen, Inc. and all future transactions are and will be as favorable to us as those generally available from unaffiliated third parties.
Transactions with NEK-SEN Energy, LLC
     On August 16, 2006, NEK-SEN Energy, LLC (NEK-SEN) entered into an agreement with CassCo Amaizing Energy, LLC to contribute its construction slot with Fagen, Inc. in exchange for an ownership interest in CassCo Amaizing Energy, LLC, the entity that originally developed the Atlantic plant. In consideration of its contribution, NEK-SEN was issued $10,000,000 worth of equity in CassCo Amaizing Energy, LLC. As a result of the January 2007 merger and reorganization transaction in which CassCo Amaizing Energy , LLC merged with and into Amaizing Energy Atlantic, a wholly owned subsidiary of Amaizing Energy Holding Company, LLC, NEK-SEN became a member in Amaizing Energy Holding Company, LLC. NEK-SEN currently owns 5,000,000 units in our company, or approximately 4.64% of our units outstanding. Additionally, under our operating agreement, NEK-SEN is entitled to appoint one Class C Director and such appointed board seat shall be controlled by NEK-SEN until the third annual meeting of the members following commencement of operations of the Atlantic plant.. See “SUMMARY OF OUR OPERATING AGREEMENT” for more information on NEK-SEN’s appointment rights. Mark Edelman is currently serving on our board as NEK-SEN’s appointee.
     Further, NEK-SEN could decide to purchase additional units in this offering. Under our operating agreement, the first two investors that purchase $15,000,000 or more in units in this offering will be entitled to appoint one Class D Director. If NEK-SEN meets these requirements, it would be able to control another one of our director seats. We believe that the terms of our arrangements with NEK-SEN and all future transactions are and will be as favorable to us as those generally available from unaffiliated third parties.
Transactions with ICM, Inc.
     In August 2006 and May 2007 we entered into preliminary nonbinding letters of intent with Fagen, Inc. pursuant to which Fagen, Inc. would design and build the Atlantic plant and the Denison plant expansion, respectively. Our letters of intent with Fagen, Inc. provide that the construction of the Atlantic plant and the expansion of the Denison plant will utilize the process technology of ICM, Inc.
     The process technology of ICM, Inc. was utilized in the construction of our existing Denison plant and has been involved in the development of our Atlantic plant. ICM, Inc. was previously a member in Amaizing Energy, L.L.C. As a result of the merger and reorganization transaction in which Amaizing Energy, L.L.C. and CassCo Amaizing Energy, LLC became wholly owned subsidiaries of Amaizing Energy Holding Company, ICM, Inc. became a member of Amaizing Energy Holding Company, LLC. ICM, Inc. currently owns 4,969,681 units, or approximately 4.61% of our units outstanding. In addition, ICM, Inc. will have the opportunity to purchase additional units in this offering.
     David VanderGriend, one of our directors, is an owner of ICM, Inc. Further, ICM could decide to purchase additional units in this offering. Under our operating agreement, the first two investors that purchase $15,000,000 or more in units in this offering will be entitled to appoint one Class D Director. If ICM, Inc. meets these requirements, it would be able to control one of our director seats. We believe that the terms of our arrangements with ICM, Inc. and all future transactions are and will be as favorable to us as those generally available from unaffiliated third parties.

Transactions with UBE Ingredients, LLC
     We have entered into a co-products marketing agreement with UBE Ingredients, LLC (“UBE”) in which UBE will market all of the distillers grain produced at the Denison plant to third parties. One of our members, Fagen Energy, Inc., is an affiliate of an entity that has an indirect ownership interest in UBE.
Transactions with Provista Renewable Fuels Marketing, LLC
     We have entered into an ethanol sales and marketing agreement with Provista Renewable Fuels Marketing, LLC (Provista) in which Provista will market all of the ethanol produced at the Denison plant. One of our members, Fagen Energy, Inc., is an affiliate of an entity that has an indirect ownership interest in Provista.
Future Transactions with Directors, Officers or 5% Unit Holders
     Our operating agreement permits us to enter into agreements and other arrangements with our directors, officers, members and their affiliates. We believe that any and all such transactions in the future will be on terms no more favorable to the managers, officers or members than generally afforded to non-affiliate parties in a similar transaction.
Procedures for Approval of Related Party Transactions
     Each of the related party transactions described above were submitted to our board of directors and were approved by a disinterested majority of our board of directors after full disclosure of the interest of the related party in the transaction, if any, at the time of approval. We believe the terms of these agreements were negotiated at arms’ length and are comparable to terms that could have been obtained from unaffiliated third parties.
INDEMNIFICATION FOR SECURITIES ACT LIABILITIES
     Our operating agreement provides that none of our directors will be personally liable to us or our members for monetary damages for a breach of their fiduciary duty, except that, in accordance with Iowa law, this provision of the operating agreement does not eliminate or limit the liability of a director for any of the following: (i) receipt of an improper financial benefit to which the director is not entitled; (ii) intentional infliction of harm on the company or the members of the company; (iii) liability for receipt or payment of distributions in violation of the articles of organization, this operating agreement or the Iowa Limited Liability Company Act; or (iv) an intentional violation of criminal law.
     This could prevent both us and our unit holders from bringing an action against any director for monetary damages arising out of a breach of that director’s fiduciary duty or negligent business decisions. This provision does not affect possible injunctive or other equitable remedies to enforce a director’s duty of loyalty for acts or omissions not taken in good faith, involving a knowing violation of the law, or for any transaction from which the director derived an improper financial benefit. It also does not eliminate or limit a director‘s liability for participating in unlawful payments or distributions or redemptions, or for violations of state or federal securities laws.
     Under Iowa law and our operating agreement, no member, officer or director will be liable for any of our debts, obligations or liabilities solely because he or she is a member, officer or director. In addition, Iowa law permits, and our operating agreement contains, extensive indemnification provisions which requires the company, its receiver, or its trustee (however in the case of a receiver or trustee only to the extent of Company property), to the maximum extent permitted by applicable law, to indemnify, save and hold harmless and pay all judgments and claims against each director or officer relating to any liability or damage incurred by reason of any act performed or omitted to be performed by such director or officer in connection with the business of the company. The indemnification includes reasonable attorneys’ fees incurred by a director or officer in connection with the defense of any action based on covered acts or omissions. Attorneys’ fees may be paid as incurred, including those for liabilities under federal and state securities laws, as permitted by law. To the maximum extent permitted by law, in the event of an action by a unit holder against any director or officer, including a derivative suit, we must indemnify, hold harmless and pay all costs, liabilities, damages and expenses of the director or officer, including attorneys’ fees incurred in the defense of the action. Notwithstanding the foregoing provisions, no director or officer shall be indemnified by the company to the extent prohibited or limited by the Iowa Limited Liability Company Act. The company may purchase and maintain insurance on behalf of any person in his or her official capacity against any liability asserted against and incurred by the person arising from the capacity, regardless of whether the company would otherwise be required to indemnify the person against the liability.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the issuer pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is contrary to public policy as expressed in the Securities Act of 1933 and is therefore unenforceable.
PLAN OF DISTRIBUTION
     Before purchasing any units, an investor must execute a subscription agreement, a promissory note and security agreement and sign our operating agreement. The subscription agreement will contain, among other provisions, an acknowledgement that the investor received a prospectus, such as this, and that the investor agrees to be bound by our operating agreement. All subscriptions are subject to approval by our directors and we reserve the right to reject any subscription agreement.
The Offering
     Assuming a midpoint offering price of $1.65, we are offering, through a direct primary offering on a best efforts basis, a minimum of 24,242,425 and a maximum of 72,727,273 limited liability company membership units in Amaizing Energy Holding Company, LLC on a best efforts basis without the use of an underwriter. You must purchase a minimum of                      units, depending on the final offering price, to participate in the offering. You may purchase additional units in increments of                      to                     -, depending on the final offering price. Our board of directors determined the offering price based on fair market valuation analysis of our company conducted by Business Capital Corporation. However, there is not guarantee that the valuation of our units is accurate or that our membership units will have a value equal to or greater than the offering price. We anticipate that all of our directors will sell our units in this offering, without the use of an underwriter. We will not pay commissions to our directors for these sales. These directors will rely on the safe harbor from broker-dealer registration set out in Rule 3a4-1 under the Securities Exchange Act of 1934. We are exempt from broker-dealer registration with the NASD. It is possible, however, that the directors offering and selling our units on our behalf could be deemed to be underwriters, as that term is defined in Section 2(11) of the Securities Act of 1933, in which case they may be unable to rely on the safe harbor from broker-dealer registration contained in Rule 3a4-1 under the Securities Exchange Act of 1934. Additionally, we anticipate engagine one or more placement agents to sell units in our offering. See “DESCRIPTION OF BUSINESS – Summary of Agreements.”
     We will register in Nebraska as an Issuer-Dealer and at least two (2) of our authorized directors, [insert names of registered issuer dealer agents], will be registered issuer-dealer agents for purposes of selling our units in Nebraska.
     Our minimum offering amount is $40,000,000 and our maximum offering amount is $120,000,000. The offering will end no later than [twelve months from the effective date of this registration statement]. If we sell the maximum number of units prior to [twelve months from the effective date of this registration statement], the offering will end on or about the date the maximum number of units is sold. We may choose to end the offering any time prior to [twelve month date], after we sell the minimum number of units. If we abandon the project for any reason, we will terminate the offering. Even if we successfully close the offering by selling the minimum number of units by [one year date], we may still be required to promptly return the offering proceeds to investors if we are unable to satisfy the conditions for releasing funds from escrow. The funds in the escrow account will not be released until the conditions for releasing funds from escrow are satisfied, including having a minimum balance of $40,000,000 in cash in the first escrow account. See “ESCROW PROCEDURES” below. After the offering, there will be 171,026,700 to 193,583,091 units issued and outstanding, depending on the final offering price, if we sell the maximum number of units offered in this offering, and 128,921,437 to 136,440,225 units issued and outstanding, depending on the offering price, if we sell the minimum number of units offered in this offering. This includes 107,868,805 units issued to our current members as a result of the merger between Amaizing Energy, L.L.C. and CassCo Amaizing Energy, LLC.
     Our directors and officers will be allowed to purchase the units that are being offered. These units may be purchased for the purpose of satisfying the minimum amount of units required to close the offering. Units purchased by these individuals and entities will be subject to the same restrictions regarding transferability as described in this prospectus and our operating agreement, and will, therefore, be purchased for investment, rather than resale.
     You should not assume that we will sell the $40,000,000 minimum only to unaffiliated third party investors. We may sell units to affiliated or institutional investors that may acquire enough units to influence the manner in which we are managed. These investors may influence our business in a manner more beneficial to them than to other investors.

     Under our operating agreement, the first two investors that purchase $15 million or more in membership units in this offering will each be entitled to appoint one director for (5) years following the close of this offering, for so long as the investor continues to hold the threshold numbers of units. See “SUMMARY OF OUR OPERATING AGREEMENT” for more information on the appointment rights of our members.
     We expect to incur offering expenses in the amount of approximately $2,264,000 to $5,464,000 to complete this offering.
     Additionally, we anticipate that total sales commissions due to the placement agents we expect to engage will range from $1,600,000 to $4,900,000.
     We currently plan to register our offering of units in the states of Iowa, Indiana, Illinois, Kansas, Missouri, Nebraska, New York and Wisconsin. We may also offer or sell units in reliance on exemptions from registration in other states. However, we may only solicit in the states of Iowa, Indiana, Illinois, Kansas, Missouri, Nebraska, New York, and Wisconsin. This limitation could result in our offering being unsuccessful.
Suitability of Investors
     Investing in the units offered hereby involves a high degree of risk. Due to the high degree of risk, you cannot invest in this offering unless you meet the following suitability tests, which vary depending on the state in which you reside as follows:
     For investors that reside in states other than Iowa, Kansas, and Nebraska, the following suitability standard applies:
(1)	You have annual income from whatever source of at least $45,000 and you have a net worth of at least $45,000 exclusive of home, furnishings and automobiles; or (2) you have a net worth of at least $150,000 exclusive of home, furnishings and automobiles.
     For Iowa investors the following suitability standard applies:

(2)	Iowa investors must have a net worth of $70,000 (exclusive of home, automobiles and furnishings) and annual income of $70,000 or, in the alternative, a net worth of $250,000 (exclusive of home, automobiles and furnishings).

     For Kansas investors the following suitability standard applies:
(3)	Kansas investors must have a net worth of $60,000 (exclusive of home, automobiles and furnishings) and annual income of $60,000 or, in the alternative, a net worth of $225,000 (exclusive of home, automobiles and furnishings).
     For Nebraska investors the following suitability standard applies:
(4)	Nebraska investors must have a net worth of $65,000 (exclusive of home, automobiles and furnishings) and annual income of $65,000 or, in the alternative, a net worth of $175,000 (exclusive of home automobiles, and furnishings).
     For married persons, the tests will be applied on a joint husband and wife basis regardless of whether the purchase is made by one spouse or the husband and wife jointly.
     Even if you represent that you meet the suitability standards set forth above, the board of directors reserves the right to reject any subscription for any reason, including if the board determines that the units are not a suitable investment for you.
     You must make certain written representations in the subscription agreement, including that you:
•	have received a copy of our prospectus and the exhibits thereto;

•	intend to purchase the units for investment and not for resale;

•	acknowledge that there is no present market for our units and that there are significant restrictions on the transferability of our units;

•	have been encouraged to seek the advice of your legal counsel and accountants or other financial advisers with respect to investor-specific tax and/or other considerations relating to the purchase and ownership of our units;

•	have received a copy of our operating agreement, under which you and the membership units will be bound upon closing the escrow;

•	acknowledge that our units are subject to substantial restrictions on transfer and that in order to sell the units an investor must sell or distribute them pursuant to the terms of the operating agreement, and the requirements of the Securities Act of 1933, as amended, and applicable state securities laws;

•	meet the suitability test outlined in the agreement and are capable of bearing the economic risk of the investment, including the possible total loss of the investment;

•	acknowledge that we will place a restrictive legend on any certificate representing any unit;

•	acknowledge that we may place a stop transfer order with its registrar and stock transfer agent (if any) covering all certificates representing any of the membership units;

•	will not transfer or assign the subscription agreement, or any of your interest herein;

•	have written your correct taxpayer identification number on the subscription agreement;

•	are not subject to back up withholding either because you have not been notified by the Internal Revenue Service (IRS) that you are subject to backup withholding as a result of a failure to report all interest or dividends, or the IRS has notified you that you are no longer subject to backup;

•	agree that execution of the attached promissory note and security agreement will allow us to pursue the obligor for payment of the amount due thereon by any legal means, including, but not limited to, acquisition of a judgment against the obligor in the event that the subscriber defaults; and

•	acknowledge that we may retain possession of certificates representing the units subscribed for to perfect our security interest in those units.
     We will rely on these representations and others in determining whether you have knowledge of the material terms and nature of the investment, so that we can determine whether investment is suitable for you. If we accept your subscription, we will use the information you give us in the subscription agreement for company purposes, such as tax reporting. We will use the representations regarding taxpayer information to defend ourselves if questioned by the IRS about your taxes. Also, if you do not fulfill your obligations under the promissory note and security agreement, we will use the applicable representations from your subscription agreement against you to show that you understood that we can take legal action for payment under the promissory note and security agreement, and/or retain possession of your membership certificate to perfect any security interest we have in the units. Finally, if you seek legal action to attempt to force us to allow an action prohibited by our operating agreement, we will use the applicable representation in your subscription agreement as evidence that you acknowledged that you would be bound by the restrictions and provisions of the operating agreement, including the restrictions on transfers of our units.
Subscription Period
     The offering must close upon the earlier occurrence of (1) our acceptance of subscriptions for units equaling the maximum amount of $120,000,000; or (2) [twelve months from the effective date of this registration statement]. However, we may close the offering any time prior to [twelve months from the effective date of this registration statement] upon the sale of the minimum aggregate offering amount of $40,000,000. If we abandon the project for any reason prior to [twelve month date], we will terminate the offering and promptly return funds to investors. Even if we successfully close the offering by selling at least the minimum number of units prior to [one year date], the offering proceeds will remain in escrow until we satisfy the conditions for releasing funds from escrow. We may admit members to Amaizing Energy Holding Company and continue to offer any remaining units to reach the maximum offering amount until the offering closes. We reserve the right to cancel or modify the offering. If the terms of the offering are materially modified following your subscription, however, we will notify you in writing and will offer you the right to rescind your subscription and receive a refund of any portion of the purchase price previously paid, plus nominal interest. We do not presently intend to extend the offering beyond [twelve month date] and we do not have in place any procedures by which we may extend the offering. We reserve the right to accept or reject subscriptions for units in whole or in part. If we decide to accept or reject your subscription for units in part, this means that your subscription for units will be accepted for less than 100% of the total units subscribed for on your subscription agreement; the difference between the total units subscribed for and the subscription for units accepted will be rejected. Additionally, in our sole discretion, we may also determine that it is not necessary to sell all available units. If we sell subscriptions for all of the available units, we have the discretion to accept or reject any subscriptions, in whole or in part, for any reason.
     This offering may be terminated for a variety of reasons, most of which are discussed in detail in the section entitled “RISK FACTORS.” In the event of termination of this offering prior to its successful closing, funds invested with us will be promptly returned with any nominal interest. The principal amount of your investment and any interest earned thereon will not be used to pay escrow fees. If the offering is terminated prior to its successful closing, we intend to promptly return your investment by the close of the next business day or as soon as reasonably possible after the termination of the offering.
     If you subscribe for the purchase of units, you may not withdraw your subscription at any time, either before or after we accept it. However, if we do not accept your subscription, we will promptly return your entire investment to you, plus any nominal interest. This means that from the date of your investment, you may earn a nominal rate of return on the money you deposit with us in escrow. You will receive no less than the purchase price you paid for the units.
Subscription Procedures
     Before purchasing any units, you must (i) complete the subscription agreement included as Exhibit 4.2 to this prospectus, (ii) draft a check payable to “                    , Escrow Agent for Amaizing Energy Holding Company, LLC” in the amount of not less than 10% of the purchase price for the units for which subscription is sought, which amount will be deposited in the escrow account, (iii) sign a full recourse promissory note and security agreement for the remaining 90% of the total purchase price, which is included in Exhibit 4.2 to this prospectus, and (iv) deliver to us these items and an executed copy of the member signature page of our operating agreement, which is included in Exhibit 4.2 to this prospectus.
     In the subscription agreement, an investor must make representations to us concerning, among other things, that he or she has received our prospectus and any supplements, agrees to be bound by the operating agreement and acknowledges that the units are subject to significant transfer restrictions. The subscription agreement also requires information about the nature of your desired ownership of units, your state of residence, and your taxpayer identification or social security number. If you subscribe as an individual or jointly with an individual, we will also require you and your joint subscriber, if any, to provide educational, employment, and financial information. We encourage you to read the subscription agreement carefully.
     By executing the promissory note and security agreement, you are granting to the company a purchase money security interests in all of the membership units of the company you currently own or acquire thereafter, including any units fully paid for and previously issued to you in the registered offering, and any units you may acquire at a later date. This security interest secures your payment of the purchase price of the units for which you are subscribing in the subscription agreement. Because you will not own the membership units for which you subscribe until your obligations under the promissory note have been paid in full (as further described below), the company will not be acquiring a security interest in the membership units that are the subject of the promissory note and subscription agreement. Under the terms of the promissory note and security agreement, you are required to pay the 90% balance of the purchase price in one lump sum without interest within 30 days following the call of our board of directors. The company will only issue and sell units to you once the company has accepted your subscription agreement and your promissory note has been paid in full. You will have no rights in the units until such conditions are satisfied. Prior to the date on which the notes are called, you will only have a contractual right to purchase units upon full payment of the purchase price in accordance with the terms and conditions of the offering. If you fail to timely make such payment, the entire balance will be due and payable in full with interest at the rate of 12% per annum from the due date. Any amounts previously paid towards the purchase price of the units, including the initial 10% payment submitted with your subscription agreement, may be forfeited at the discretion of Amaizing Energy Holding Company. You will also be responsible for paying on demand all costs and expenses incurred to collect any indebtedness evidenced by the promissory note and security agreement, including reasonable attorneys’ fees.
     Any time after we receive subscriptions for the minimum amount of the offering, we may mail written notice to our investors that full payment under the promissory note is due within 30 calendar days; however, we may choose to wait to call the balance on the promissory notes for a variety of reasons related to the construction and development of the plants. The following non-exclusive list of reasons may cause us to delay the call for payment: it may take longer than expected to obtain the necessary debt financing commitment; our contractor, Fagen, Inc., may be unable to begin construction as expected because of other commitments; or weather events may cause us to delay commencement of construction. In any case, if we sell the minimum aggregate offering amount of $40,000,000 we will in any case call the balance on the notes no later than the thirtieth day prior to the [twelve month date]. We will deposit funds paid in satisfaction of the promissory notes into our escrow accounts where they will be held until we satisfy the conditions for releasing funds from escrow. Unpaid amounts will accrue interest at a rate of 12% per year and each investor will agree to reimburse us for amounts we must spend to collect the outstanding balance. In the event that a subscriber defaults on the promissory note, we intend to pursue that defaulting subscriber for payments of the amount due by any legal means, including, but not limited to, retention of the initial 10% payment and acquisition of a judgment against the subscriber.
     If you subscribe to purchase units after we have released funds from our first escrow account, you will be required to pay the full purchase price immediately upon subscription.
     Rather than accepting or rejecting subscriptions as we receive them, we may wait to determine whether to accept or reject subscriptions until after we have received subscriptions for units totaling at least $40,000,000 from investors or until a future date near the end of this offering. If we accept your subscription and meet the conditions for releasing funds from escrow, your subscription will be credited to your capital account in accordance with our operating agreement and we will issue to you a membership unit certificate signifying the ownership of your membership units. If we reject your subscription, we will return your subscription, check, and signature page promptly.
     If you are deemed the beneficial owners of 5% or more of our issued and outstanding units you may have reporting obligations under Section 13 and Section 16 of the Securities and Exchange Act. If you anticipate being a beneficial owner of 5% or more of our outstanding units you should consult legal counsel to determine what filing and reporting obligations may be required under the federal securities laws.
     In the event you choose to borrow funds to purchase units in Amaizing Energy Holding Company, LLC, you should be aware that your investment risk may significantly increase due to the fact that your investment plus the cost of borrowing funds will be at risk. There is no assurance that you will receive cash distributions with which to service the debt obligation. In addition, you may incur income tax liability associated with your investment without receiving any cash distributions, which may require use of your personal funds.
Escrow Procedures
     Proceeds from subscriptions for units will be deposited in one of two interest-bearing escrow accounts that we establish with                     , as escrow agent, under written escrow agreements. We do not yet have definitive escrow agreements with any banking institution, but expect to enter into our two escrow agreements in the near future.
     We expect that we will release funds from the first escrow account once the following specific conditions are satisfied: (1) cash proceeds from unit sales deposited in the escrow account equal or exceed the minimum offering amount of $40,000,000, exclusive of interest; (2) we elect, in writing, to terminate the escrow agreement; (3) an affidavit prepared by our escrow agent has been sent to the states in which we have registered units stating that the conditions set out in (1) and (2) have been met; (4) our receipt of a written debt financing commitment for the financing of construction of the Atlantic plant; and (5) in each state in which consent is required, the state securities commissioners have consented to release of the funds on deposit.
     Our second escrow account will be activated by the termination of our first escrow account in accordance with the above described conditions. We expect to release funds from the second escrow account once the following specific conditions are satisfied: (1) cash proceeds from unit sales deposited in the escrow account equal or exceed $50,000,000, exclusive of interest; (2) we elect, in writing, to terminate the escrow agreement; (3) an affidavit prepared by our escrow agent has been sent to the states in which we have registered units stating that the conditions set out in (1) and (2) have been met; (4) our receipt of a written debt financing commitment for the financing of construction of the Denison plant expansion; and (5) in each state in which consent is required, the state securities commissioners have consented to release of the funds on deposit.
     We will terminate our escrow accounts and promptly return your investment to you if we terminate the offering prior to the ending date or if we have not sold the minimum number of units and received the initial 10% minimum offering amount ($40,000,000) in cash prior to [one year from the effective date of this registration statement]. Similarly, if the cash in our escrow accounts does not equal or exceed the minimum offering amount of $40,000,000 at the end of the one-year period as described in our first escrow agreement, that escrow account will terminate and we will promptly return your investment. In either case requiring us to return your investment to you, you will earn nominal interest on your investment.
     Before we release funds from either escrow account, we must secure a written debt financing commitments. You should be aware that a commitment for debt financing is not a binding loan agreement and the lender may not be required to provide us the debt financing as set forth in the commitment. A commitment is an agreement to lend subject to certain terms and conditions. It is also subject to the negotiation, execution, and delivery of loan and loan-related documentation satisfactory to the lender. Therefore, even if we sell the aggregate minimum number of units prior to [twelve months from the effective date of this registration statement] and receive a debt financing commitment, we may not satisfy the loan commitment conditions before the offering closes, or at all. If this occurs, we have three alternatives:
•	Begin construction of the plants using all or a part of the equity funds raised while we seek another debt financing source, meaning that in the event of the company’s liquidation, investors would be entitled only to proceeds distributed ratably;

•	Hold the equity funds raised indefinitely in an interest-bearing account while we seek another debt financing source; or

•	Promptly return the equity funds, if any, to investors with accrued interest, after deducting the currently indeterminate expenses of operating our business or partially constructing the plants before we return the funds.
     In addition to holding funds in one or more bank accounts, we will invest the escrow funds in short-term certificates of deposit issued by a bank and/or short-term securities issued by the United States government. Even if we are successful in releasing funds from escrow, we intend to allow the offering to continue until [twelve months from date of effectiveness of this registration statement] or some earlier date, at our discretion. If we receive subscriptions for the aggregate minimum offering price of $40,000,000 prior to [twelve months from the effective date of this registration statement], we may demand and collect the balance of the purchase price payable on these units after [twelve months from the effective date of this registration statement]. We may terminate the offering prior to closing the offering in which event we will return your investment along with your portion of the total interest earned on the account by the close of the next business day or as soon as reasonably possible after the termination of the offering under the following scenarios:
•	if we determine in our sole discretion to terminate the offering prior to [twelve months from effective date of this registration statement]; or

•	if we do not raise the $40,000,000 minimum aggregate offering amount by [twelve months from effective date of this registration statement].
     For its service as escrow agent, we will pay an administration fee and will reimburse the bank for expenses incurred in administering our escrow account. In the event we return the investments to the investors, we anticipate that we will pay our escrow bank a fee for 1099 filings, plus a transaction fee per subscriber and a 1099 filing fee per subscriber. The principal amount of your investment and your pro rata share of interest will not be used to pay escrow fees. Any escrow fees will be borne by the company with other funds.
Delivery of Unit Certificates
     If we satisfy the conditions for releasing funds from escrow, we will issue certificates for the units subscribed in the offering upon such release. Unless otherwise specifically provided in the subscription agreement, we will issue certificates for any subscription signed by more than one subscriber as joint tenants with full rights of survivorship. We will imprint the certificates with a conspicuous legend referring to the restrictions on transferability and sale of the units. See “DESCRIPTION OF MEMBERSHIP UNITS — Restrictive Legend on Membership Certificates.”
Summary of Promotional and Sales Material
     In addition to and apart from this prospectus, we may use certain sales material prepared by us in connection with this offering. Such materials must set forth a balanced presentation of risk and reward and cannot contain any information or disclosure that would be inconsistent with information contained in, or not also provided in, this prospectus. The material may include a brochure, Internet website, question-and-answer booklet, speech for public seminars, invitations to seminars, news articles, public advertisements and audio-visual materials. In certain jurisdictions, such sales materials may not be available. Prior to its use, we will submit to the

Securities and Exchange Commission any sales material that we intend to be furnished to investors orally or in writing. This offering is made only by means of this prospectus and other than as described herein, we have not authorized the use of any other sales material. Although the information contained in such sales materials, if any, is not permitted to conflict with any of the information contained in this prospectus, such material will not purport to be complete and should not be considered as a part of this prospectus or of the registration.
DESCRIPTION OF MEMBERSHIP UNITS
     We are offering one class of securities. If we accept your subscription agreement, you will be both a holder of units and a member of the limited liability company. We elected to organize as a limited liability company rather than a corporation because we wish to qualify for partnership tax treatment for federal and state income tax purposes with our earnings or losses passing through to our members and subject to taxation at the member level. See “FEDERAL INCOME TAX CONSEQUENCES OF OWNING OUR UNITS.” As a unitholder, you will be entitled to certain economic rights, such as the right to distributions that accompany the units. As a member of the limited liability company, you will be entitled to certain other rights, such as the right to vote at our member meetings. If your membership in the company is terminated or if you transfer your units without the company’s approval, the role of unitholder may be separated from the role of member. The separation of such roles may include the loss of certain rights, such as voting rights. See “Separable Interests” below for greater detail about the loss of membership.
     The following description of our membership units is only a summary of the characteristics our units, as further detailed in our current operating agreement that will be in effect upon completion of this offering. The following summary does not purport to be complete and is subject to, and is qualified in its entirety by, the provisions of our operating agreement, forms of which are filed as exhibits to the registration statement of which this prospectus forms a part, and by the applicable provisions of Iowa law.
     Prior to this offering, as a result of the merger of CassCo Amaizing Energy, LLC and Amaizing Energy, L.L.C with and into Amaizing Energy Atlantic, LLC and Amaizing Energy Denison, LLC, respectively, we had 107,868,805 membership units held by seven (7) unitholders of record. Assuming a midpoint offering price of $1.65, the company is registering the offer and sale,of a minimum of 24,242,425 and a maximum of 72,727,273 limited liability company membership units in Amaizing Energy Holding Company, LLC in this offering. The company has also agreed to register 82,324,425 of our membership units for sale by the selling security holders. There is no established public trading market for our membership units and we do not expect that one will develop.
Membership Units
     Units evidence ownership rights in Amaizing Energy Holding Company. There is one class of membership units in Amaizing Energy Holding Company; however, additional and different classes of membership interest may be created in the future. Each unit represents a pro rata ownership interest in our capital, profits, losses and distributions. Unitholders who are also members have the right to vote and participate in our management as provided in the operating agreement. Members take action upon the affirmative vote of a majority of the membership units represented at a meeting at which a quorum is present. A quorum consists of members representing at least a majority of the membership units. We maintain a membership register at our principal office setting forth the name, address, capital contribution and number of units held by each member.
Restrictive Legend on Membership Certificate
     We will place restrictive legends on your membership certificate or any other document evidencing ownership of our units. The language of the legend will be similar to the following legend provided in our operating agreement:
THE TRANSFERABILITY OF THE MEMBERSHIP UNITS REPRESENTED BY THIS CERTIFICATE IS RESTRICTED. SUCH UNITS MAY NOT BE SOLD, ASSIGNED, OR TRANSFERRED, AND NO ASSIGNEE, VENDEE, TRANSFEREE OR ENDORSEE THEREOF WILL BE RECOGNIZED AS HAVING ACQUIRED ANY SUCH UNITS FOR ANY PURPOSES, UNLESS AND TO THE EXTENT SUCH SALE, TRANSFER, HYPOTHECATION, OR ASSIGNMENT IS PERMITTED BY, AND IS COMPLETED IN STRICT ACCORDANCE WITH, APPLICABLE FEDERAL AND STATE LAW AND THE TERMS AND CONDITIONS SET FORTH IN THE OPERATING AGREEMENT OF THE COMPANY, AS AMENDED FROM TIME TO TIME.
THE SECURITIES REPRESENTED BY THIS CERTIFICATE MAY NOT BE SOLD, OFFERED FOR SALE OR TRANSFERRED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION UNDER THE SECURITIES ACT

OF 1933, AS AMENDED, AND UNDER APPLICABLE STATE SECURITIES LAWS, OR AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY THAT SUCH TRANSACTION IS EXEMPT FROM REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND UNDER APPLICABLE STATE SECURITIES LAWS.
Voting Limitations
     The holders of our units are entitled to one vote for each unit held of record on each matter submitted to a vote of unitholders. Members take action upon the affirmative vote of a majority of the membership units represented at a meeting at which a quorum is present. A quorum consists of members representing at least a majority of the membership units. See “SUMMARY OF OUR OPERATING AGREEMENT” for more information relating to voting rights of members. Members do not have cumulative voting rights as to any matter. Members do not have preemptive rights.
Classification of Board of Directors
     We currently have 17 initial directors. Our operating agreement provides for four initial classes of directors – Class A Directors, Class B Directors, Class C Directors, and Class D Directors. Amaizing Energy, L.L.C. or its designee is entitled to appoint each of the 13 Class A Directors; Atlantic Energy, LLC or its designee is entitled to appoint each of the 3 Class B Directors, provided that the persons so appointed have a primary residence located south of U.S. Interstate 80 in the state of Iowa; and NEK-SEN Energy, LLC is entitled to appoint the 1 Class C Director. Additionally, each of the first two members that purchase $15 million or more in units during this offering will be entitled to appoint 1 Class D Director, provided that such members continue to hold the threshold number of units. If we have two $15 million investors in this offering, our initial board will increase to a total of 19 directors.
     Beginning at the first annual or special meeting following the commencement of operations at the Atlantic plant, these rights of appointment will begin to expire.  Nine of the thirteen initial Class A Directorships will be converted to Class E Directorships at the first annual or special meeting following the commencement of operations at the Atlantic plant.  These nine Class E Directorships will be elected by the members for staggered three year terms.  At the second annual meeting following the commencement of operations at the Atlantic plant, two of the four remaining Class A Directorships will terminate and one of the Class B Directorships will terminate. At the third annual meeting following the commencement of operations at the Atlantic plant, the two remaining Class A Directorships, the two remaining Class B Directorships and the sole Class C Directorship will terminate.  Accordingly, following the third annual meeting of the members following the commencement of operations at the Atlantic plant, there will be nine generally elected Class E Directors and up to two Class D Directors, depending on whether any investors make the threshold $15,000,000 investment. For more information on the classification, appointment and election of our directors, see “SUMMARY OF OUR OPERATING AGREEMENT.”
Separable Interests
     Although the directors direct the management of the company, our operating agreement provides that certain transactions, such as amending our operating agreement or dissolving the company, require member approval. An investor in us is both a holder of units and a member of the limited liability company at the time of acceptance of the investment. Pursuant to our operating agreement, no person may become a member without the approval of the board of directors. Each member has the following rights:
•	To receive a share of our profits and losses;

•	To receive distributions of our assets, if and when declared by our directors;

•	To participate in the distribution of our assets in the event we are dissolved or liquidated;

•	To access information concerning our business and affairs at our place of business as set forth in our operating agreement; and

•	To vote on matters coming before a vote of the members.
     Our operating agreement provides that if your membership is terminated, regardless of whether you transfer your units or we admit a substitute member, then you will lose all your rights to vote your units and the right to access information concerning our business and affairs at our place of business. Under our operating agreement, information that will be available exclusively to members includes state and federal tax returns and a current list of the names, addresses and capital account information of each member and unitholder. This information is available upon request by a member for purposes reasonably related to that person’s interest as a member. In addition, a member’s use of this information is subject to certain safety, security and confidentiality procedures established by us.
     Unitholders who have only economic rights in our units but not voting rights will continue to have the right to a share of our profits and losses and the right to receive distributions of our assets and to participate in the distribution of our assets in the event we are dissolved or liquidated. Unitholders will also have access to company information that is periodically submitted to the Securities and Exchange Commission. See “DESCRIPTION OF BUSINESS.”
     If you are an individual, you will cease to be a member upon your death or if you have been declared incompetent by a court of law. If you are a corporation, trust, limited liability company or partnership, you will cease to be a member at the time your existence is terminated. If you are an estate, then your membership will terminate when the fiduciary of the estate distributes all of your units. Accordingly, it is possible to be a unitholder of Amaizing Energy Holding Company, but not a member.
     If you transfer your units, and the transfer is permitted by the operating agreement, or has been approved by the board of directors, then the transferee will be admitted as a new member of Amaizing Energy Holding Company only if the transferee:
•	Agrees to be bound by our operating agreement;

•	Pays or reimburses us for legal, filing and publication costs that we incur relating to admitting such transferee as a new member, if any;

•	Delivers, upon our request, any evidence of the authority such person or entity has to become a member of Amaizing Energy Holding Company; and

•	Delivers, upon our request, any other materials needed to complete transferee’s transfer.
     The board of directors, in its discretion, may prohibit the transferee from becoming a member if he or she does not comply with these requirements. The restrictive legend on our membership certificates and the language of our operating agreement will alert subsequent transferees of our units as to the restrictions on transferability of our units and the events by which a member may lose membership rights. Investors who transfer units to transferees who do not become substituted members will not retain the right to vote, access information or share in profits and losses as they do not continue as members when units are transferred to a third party.
Distributions
     Distributions are payable at the discretion of our board of directors, subject to the provisions of the Iowa Limited Liability Company Act, our operating agreement and the requirements of our creditors. Our board has no obligation to distribute profits, if any, to members. We have not declared or paid any distributions on our units. Iowa law prohibits us from making distributions to our members if the fair market value of our assets would be less than our liabilities after the distribution.
     Unitholders are entitled to receive distributions of cash or property if and when our directors declare a distribution. Distributions will be made to investors in proportion to the number of units investors own as compared to all of our units that are then issued and outstanding. Our directors have the sole authority to authorize distributions based on available cash (after payment of expenses and resources), however, we will attempt to distribute an amount approximating the additional federal and state income tax attributable to investors as a result of profits allocated to investors.
     We do not expect to generate revenues from the Atlantic plant until the proposed projects have been completed. We expect the Denison plant to generate revenues from the operation of its current 55 million gallon per year ethanol plant even during the expansion project. After full operation of the proposed plants begin, we anticipate, subject to any loan covenants or restrictions with our senior and subordinated lenders, distributing a portion of our net cash flow to our members in proportion to the units held and in accordance with our operating agreement. By net cash flow, we mean our gross cash proceeds received less any portion, as determined by our directors in their sole discretion, used to pay or establish reserves for our expenses, debt payments, capital improvements, replacements and contingencies. Our board may elect to retain future profits to provide operational financing for the plants, debt retirement and possible plant expansions or other business expansion opportunities.

     We do not know the amount of cash that we will generate, if any, once we begin full operations at both plants. At the start, we will generate no revenues from the Atlantic plant and do not expect to generate any operating revenue until the proposed ethanol plant is operating fully. However, during the expansion project the Denison plant will be generating revenue from the operation of its 55 million gallon per year ethanol plant. Cash distributions are not assured, and we may never be in a position to make distributions. Whether we will be able to generate sufficient cash flow from our business to make distributions to members will depend on numerous factors, including:
•	Successful and timely completion of construction, as our revenue will be limited to that of our Denison plant until our Atlantic plant and Denison expansion are constructed and operational;

•	Required principal and interest payments on any debt and compliance with applicable loan covenants which will reduce the amount of cash available for distributions;

•	Our ability to operate our plants at full capacity which directly impacts our revenues;

•	Adjustments and amounts of cash set aside for reserves and unforeseen expenses; and

•	State and federal regulations and subsidies, and support for ethanol generally which can impact our profitability and the cash available for distributions.
Capital Accounts and Contributions
     The purchase price paid for our units constitutes a capital contribution for purposes of becoming a unitholder and will be credited to your capital account. As a unitholder, your capital account will be increased according to your share of our profits and other applicable items of income or gain specially allocated to you pursuant to the special allocation rules described below. In addition, we will increase your capital account for the amount of any of our liabilities that are assumed by you or are secured by any property, which we distribute to you. We will decrease your capital account for your share of our losses and other applicable items of expenses or losses specially allocated to you pursuant to the special allocation rules described below. We will also decrease your capital account in an amount equal to the value of any property we distribute to you. In addition, we will decrease your capital account for the amount of any of your liabilities that are assumed by us or are secured by property you have contributed to us. In the event you transfer your units and we have approved such transfer, then your capital account, to the extent it relates to the units transferred, will be transferred to the transferee. Our operating agreement does not require you to make additional capital contributions to us. Interest will not accrue on your capital contributions, and you have no right to withdraw or be repaid your capital contributions made to us.
Allocation of Profits and Losses
     Except as otherwise provided in the special allocation rules described below, profits and losses that we recognize will be allocated to you in proportion to the number of units you hold. Our directors will determine our profits and losses quarterly or other basis as permitted under the Internal Revenue Code, as amended, and corresponding Treasury Regulations.
Special Allocation Rules
     The amount of profits and losses that we allocate to you is subject to a number of exceptions referred to as special allocations. These include special allocations required by the Internal Revenue Code and Treasury Regulations aimed at highly leveraged limited liability companies that allocate taxable losses in excess of a unitholder’s actual capital contributions. Our operating agreement also requires that our directors make offsetting special allocations in any manner they deem appropriate that, after such offsetting allocations are made, each unitholder’s capital account balance is equal to the capital account balance that that unitholder would have had if special allocations required by the Internal Revenue Code and Treasury Regulations were not made to that unitholder’s capital account.
Restrictions on Transfers of Units
     The units will be subject to certain restrictions on transfers pursuant to our operating agreement. In addition, state securities laws may restrict transfers of the units. As a result, investors may not be able to liquidate their investments in the units and therefore may be required to assume the risks of investing in us for an indefinite period of time. Only those investors who can afford an illiquid investment should undertake investment in the company.

     We have restricted the ability to transfer units to ensure that the Internal Revenue Service does not deem Amaizing Energy Holding Company to be a “publicly traded partnership” which would result in corporate taxation. Under our operating agreement, no transfer may occur without the approval of the board of directors. Further, the board of directors will only permit transfers that fall within “safe harbors” contained in the publicly traded partnership rules under the Internal Revenue Code, which include the following:
•	Transfers by gift to the member’s spouse and/or descendants;

•	Transfers upon the death of a member;

•	Certain other transfers provided that for the applicable tax year, the transfers in the aggregate do not exceed two percent of the total outstanding units; and

•	Transfers through a Qualified Matching Service.
     Transfers made through a Qualified Matching Service are limited to no more than 10 percent of the total outstanding units during a tax year. The 10 percent limit does not include private transfers, which are not limited in number, but does include certain other transfers subject to the two percent limit.
     Any transfer in violation of the publicly traded partnership requirements or our operating agreement will be null and void. Furthermore, there is no public or other market for these securities. We do not anticipate such a market will develop.
     The units are unsecured equity interests in Amaizing Energy Holding Company and are subordinate in right of payment to all of our current and future debt. In the event of our insolvency, liquidation, dissolution or winding up of our affairs, all of our debts, including winding-up expenses, must be paid in full before any payment is made to the unitholders. There is no assurance that there would be any remaining funds for distribution to the unitholders, after the payment of all of our debts.
Additional Provisions
     Certain provisions of our operating agreement may be deemed to have the effect of delaying, deferring or preventing a change in control of the company. Our directors do not have the authority to cause the company to merge, consolidate, exchange or otherwise dispose of at one time, all or substantially all of our property, except for a liquidating sale of the property in connection with our dissolution. Our operating agreement requires the vote of seventy-five percent (75%) of the outstanding membership units to dissolve, wind up and liquidate the company. Further, an amendment to our operating agreement cannot be approved without the consent of each member adversely affected if such amendment would modify the limited liability of a member or alter the membership financial rights of a member. See “SUMMARY OF OUR OPERATING AGREEMENT” for more information.
Units Eligible for Future Sale
     No public market or other market for our units now exists or is expected to develop. We do not intend to list our units on the New York Stock Exchange, The NASDAQ Stock Market or any other stock exchange. In addition our operating agreement prohibits any transfer of units without the approval of our directors. There is currently no established public trading market for our units and an active trading market will not develop despite this offering. To maintain partnership tax status, investors may not trade the units on an established trading securities market or readily trade the units on a secondary market (or the substantial equivalent thereof). We therefore will not apply for listing of the units on any national securities exchange or on the NASDAQ Stock Market. As a result, investors will not be able to readily sell units.
     Based on the number of membership units outstanding as of September 25 2007, we will have approximately                      membership units outstanding after the completion of this offering. Of those membership units, the                      membership units sold in this offering will be transferable subject to the restrictions set forth in our operating agreement, unless purchased by our affiliates, as that term is defined in Rule 144 under the Securities Act of 1933. The remaining membership units to be outstanding immediately following the completion of this offering, which are “restricted securities” under Rule 144 of the Securities Act, as well as any other membership units held by our affiliates, may not be resold except pursuant to an effective registration statement or an applicable exemption from registration, including Rule 144.

Rule 144
     In general, under Rule 144 of the Securities Act, as currently in effect, a person deemed to be our affiliate as that term is defined by Rule 144(a), or a person who beneficially owns, for more than one year, shares of our membership units that are restricted securities within the meaning of Rule 144, may generally sell, within any three-month period, a number of units that does not exceed 1% of the number of our units then outstanding, which will equal approximately                      units immediately after this offering.
     Sales under Rule 144 are also subject to requirements with respect to manner of sale, notice and the availability of current public information about Amaizing Energy Holding Company. Generally, a person who was not our affiliate at any time during the three months before the sale, and who has beneficially owned our units that are restricted securities for at least two years, may sell those units without regard to the volume limitations, manner of sale provisions, notice requirements or the requirements with respect to availability of current public information about the company. Rule 144 does not supersede the contractual obligations of our security holders set forth in our operating agreement.
     If our selling security holders decide to distribute their membership units to their respective members pursuant to this registration statement, those persons constituting “affiliates” of Amaizing Energy Holding Company, as that term is defined by Rule 144 of the Securities Act of 1933, will be subject to the requirements of Rule 144. Affiliates may include our directors, officers, and our significant unitholders. See “SELLING SECURITY HOLDERS.”
Operating Agreement
     All investors in Amaizing Energy Holding Company will be required to execute the operating agreement of the company at the time they subscribe for the purchase of units in any offering. The operating agreement sets forth certain unit transfer restrictions. See “SUMMARY OF OUR OPERATING AGREEMENT” for further discussion of these transfer restrictions.
Securities Authorized for Issuance under Equity Compensation Plans
     We do not currently have any membership units authorized for issuance in connection with any compensation plans.
Securities Subject to Outstanding Warrants or Options and Convertible Securities
     We do not currently have any membership units subject to any outstanding warrants or options. We also no not have any outstanding securities convertible into common equity.
SUMMARY OF OUR OPERATING AGREEMENT
Binding Nature of the Agreement
     We will be governed primarily according to the provisions of our operating agreement and the Iowa Limited Liability Company Act. Among other items, our operating agreement contains provisions relating to the election of directors, restrictions on transfers, member voting rights, and other company governance matters. If you invest in Amaizing Energy Holding Company, you will be bound by the terms of this agreement. Its provisions may not be amended without the approval of the affirmative vote of the holders of a majority of the units constituting a quorum, represented either in person or by proxy or mail ballot, at any regular or special meeting of the members.
     Provisions of our operating agreement and Iowa law, which are summarized below, may be deemed to have an anti-takeover effect and may delay, defer or prevent a tender offer or takeover attempt that a unitholder might consider in such unitholder’s best interest, including those attempts that might result in a premium over the market price for our membership units.
Classified Board of Directors
     We currently have four initial classes of directors – Class A Directors, Class B Directors, Class C Directors, and Class D Directors. Our board currently consists of 17 directors. Beginning at the first annual or special meeting following the commencement of operations at the Atlantic plant, these rights of appointment will begin to expire.  Nine of the thirteen initial Class A Directorships will be converted to Class E Directorships at the first annual or special meeting following the commencement of operations at the Atlantic plant.  These nine Class E Directorships will be elected by the members for staggered three year terms.  At the second annual meeting following the commencement of operations at the Atlantic plant, two of the four remaining Class A Directorships will terminate and one of the Class B Directorships will terminate. At the third annual meeting following the commencement of operations at the Atlantic plant, the two remaining Class A Directorships, the two remaining Class B Directorships and the sole Class C Directorship will terminate.  Accordingly, following the third annual meeting of the members following the commencement of operations at the Atlantic plant, there will be nine generally elected Class E Directors and up to two Class D Directors, depending on whether any investors make the threshold $15,000,000 investment. Following the termination of these appointment rights, there will only be one class of directors and the number of directors will be reduced to nine (9). See “Management” for more information on appointment of our initial directors and the election of our directors following the termination of these four classes of directors.
     The chart below lists ours current directors and their respective class and appointing member.

Director Class	Appointing Member	Director

Class A	Amaizing Energy, L.L.C. or its designee	Sam Cogdill
Becky Constant
Bill Hammitt
Nick Cleveland
David Reisz
Craig Broderson
Eugene Gochenour
Dave Reinhart
Dave Stevens
Bill Preston
Dave VanderGriend
Tom Smith
Steve Meyers

Class B	Atlantic Energy, LLC, or its designee	Don Sonntag
Garry Pellett
Chuck Edwards

Class C	NEK-SEN Energy, LLC	Mark Edelman
Management
Our operating agreement provides that the company will be managed by the board of directors and that our board of directors will be comprised of no fewer than nine and no more than 19 members. Our operating agreement provides for 4 initial classes of directors – Class A Directors, Class B Directors, Class C Directors, and Class D Directors. We currently have 17 initial directors, 13 of which are Class A Directors, three of which are Class B Directors, and one of which is a Class C Director. Under our operating agreement, several of our members have the right to appoint directors. Amaizing Energy, L.L.C. or its designee appointed each of the 13 Class A Directors; Atlantic Energy, LLC or its designee appointed each of the 3 Class B Directors, provided that the persons so appointed have a primary residence located south of U.S. Interstate 80 in the state of Iowa; and NEK-SEN Energy, LLC appointed the 1 Class C Director, provided that NEK-SEN Energy, LLC is the holder of five million (5,000,000) units and is a separate legal entity. Additionally, each of the first two members that purchase $15 million or more in units during this offering will be entitled to appoint 1 Class D Director, provided that such members continue to hold the threshold number of units. If we have two $15 million investors in this offering, our initial board will increase to a total of 19 directors. Beginning at the first annual or special meeting following the commencement of operations at the Atlantic plant, these rights of appointment will begin to expire.  Nine of the thirteen initial Class A Directorships will be converted to Class E Directorships at the first annual or special meeting following the commencement of operations at the Atlantic plant.  These nine Class E Directorships will be elected by the members for staggered three year terms.  At the second annual meeting following the commencement of operations at the Atlantic plant, two of the four remaining Class A Directorships will terminate and once of the Class B Directorships will terminate. At the third annual meeting following the commencement of operations at the Atlantic plant, the two remaining Class A Directorships, the two remaining Class B Directorships and the sole Class C Directorship will terminate.  Accordingly, following the third annual meeting of the members following the commencement of operations at the Atlantic plant, there will be nine generally elected Class E Directors and up to two Class D Directors, depending on whether any investors make the threshold $15,000,000 investment.

     Each initial director appointed by an appointing member will serve at the pleasure of the appointing member or the other members of his or her respective class of directors until a successor is appointed, or until the earlier death, resignation or removal of such Director. Any Director appointed by a Member may be removed for any reason by the appointing Member or the other members of his or her respective class of Directors. The initial directors will serve until the first meeting of the members following commencement of operations at the Atlantic plant.
     The operating agreement provides for a staggered board of directors, where, upon the expiration of the initial board, the first group of directors shall serve for one year, the second group shall serve for two years, and the third group shall serve for three years. The successors for each group of directors shall be elected for a three year term and at that point, the members will elect one-third of the total number of directors each year. Prior to expiration of the terms of our initial directors, the initial directors shall, by written resolution, separately identify the director positions to be elected and so classify each Group I (serving one year), Group II (serving two years), or Group III (serving three years). The provision for a staggered board will have the effect of making it more difficult for unitholders to change the composition of our board.
Number of directors; removal for cause; filling vacancies
     Our operating agreement provides that our board of directors will consist of no less than 9 or more than 19 members. The board of directors shall initially consist of 17 to 19 directors, all of which will be appointed by certain members according to provisions contained in the operating agreement. See “Classified Board of Directors” above for more information on our members’ appointment rights. The rights of appointment will begin to expire upon the commencement of operation at the Atlantic plant. At any annual or special meeting following the expiration of the rights of appointment, the members may increase or decrease the number of directors last approved, including above or below the last approved range of minimum and maximum directors, and may change from a variable range to a fixed number or vise versa by majority vote of the membership voting interests held by the Members. The directors may at any time increase or decrease the number of directors within the applicable range of minimum and maximum directors upon majority vote of the directors.
     Our operating agreement provides that appointed directors may be removed from office at any time and for any reason. A Class A Director may be removed for any reason by the affirmative vote of 75% of the other Class A Directors, upon written notice to the board. Any Class A vacancy will be filled by the affirmative vote of 75% of the remaining Class A Directors. A Class B, C, or D Director may be removed for any reason by its respective appointing member, upon written notice to the board, which must designate and appoint a successor director to fill the vacancy created by such removal.
     Our operating agreement provides that any director may be removed from office by the majority vote of the remaining directors for cause. In the event an appointed director is removed for cause, the appointing members will appoint a new director within 10 days of the removal. Any vacancy in an elected director seat other than from expiration of a term may be filled by the affirmative vote of a majority of the remaining directors. A director elected to fill a vacancy shall be elected for the unexpired term of such director’s predecessor in office.
     The director removal and vacancy provisions will make it more difficult for unitholders to remove incumbent directors and simultaneously gain control of the board by filling vacancies created by such removal with its own nominees.
     Our operating agreement is unlike the articles of incorporation or bylaws of typical public companies whose shares trade on NASDAQ or a stock exchange. Our units do not trade on an exchange and we are not governed by the rules of NASDAQ or a stock exchange concerning corporate governance.
     The directors will appoint officers, including a president, vice-president, secretary and treasurer. An officer will hold office until a successor is appointed, until the officer’s death, or until the officer resigns or is removed by the directors.
     According to our operating agreement, the directors may not take certain actions without the consent of the members. See “SUMMARY OF OUR OPERATING AGREEMENT — Members’ Meetings and Other Members’ Rights.”

Replacement of Directors
     See “DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS” for a description of the staggering of the terms of our directors beginning with the first member meeting following five years from the effective date of the operating agreement.
     Replacement directors may be nominated either by the board of directors or by the members upon timely delivery of a petition signed by members holding at least five percent (5%) of the outstanding units, provided that the members also meet other requirements, all of which are described in our operating agreement. In order for a petition to be considered timely, it must be delivered to our secretary not less than 60 nor more than 90 days before the date of our annual meeting.
Members’ Meetings and Other Members’ Rights
     There will be an annual meeting of members at which the board of directors will give our annual company report. Members will address any appropriate business including the election of directors to those director seats becoming vacant under the then adopted staggered term format. In addition, the board of directors may also call a special meeting of members at any time but is required to call a special meeting at the request of at least 30% of all members or members holding at least 75% of the outstanding units. A request by the members for a special meeting must be in writing.
     Member meetings shall be at the place designated by the board or members calling the meeting. Members of record will be given notice of member meeting neither more than 60 days nor less than 5 days in advance of such meetings.
     In order to take action at a meeting, members holding a majority of the outstanding units must be represented in person, by proxy or by mail ballot. Voting by proxy or by mail ballot shall be permitted on any matter if it is authorized by our directors. Assuming a quorum is present, members may take action by a vote of the majority of the units represented at the meeting (in person, by proxy or by mail ballot) and entitled to vote on the matter, unless the vote of a greater or lesser proportion of members is otherwise required by our operating agreement or by the Iowa Limited Liability Company Act. Our operating agreement requires the vote of a greater number of units on the following matters:
•	the affirmative vote of a 75 percent majority in interest is necessary to dissolve, wind up and liquidate Amaizing Energy;

•	no amendment to the operating agreement shall be approved without the consent of each member adversely affected if such amendment would modify the limited liability of a member or alter the membership financial rights of a Member.
     There are no other instances where the Iowa Limited Liability Company Act otherwise requires the vote of a greater or lesser proportion or number.
     Additionally, according to our operating agreement, the directors may not take the following actions without the unanimous consent of the members:
•	cause or permit Amaizing Energy Holding Company to engage in any activity that is inconsistent with our purposes;

•	knowingly act in contravention of the operating agreement or act in a manner that would make it impossible for us to carry on our ordinary business, except as otherwise provided in the operating agreement;

•	possess Holding Company property or assign rights in specific Holding Company property other than for our purpose; or

•	cause Amaizing Energy Holding Company to voluntarily take any action that would cause our bankruptcy.
     In addition, without the consent of a majority of the membership voting interests the directors do not have the authority to cause the company to:
•	merge, consolidate, exchange or otherwise dispose of at one time, all or substantially all of our property, except for a liquidating sale of the property in connection with our dissolution;

•	confess a judgment against Amaizing Energy Holding Company in an amount in excess of $500,000; or

•	cause Amaizing Energy Holding Company to acquire any equity or debt securities of any director or any of its affiliates, or otherwise make loans to any director or any of its affiliates.
     For the purpose of determining the members entitled to notice of or to vote at any member meeting, the date on which notice of the meeting is mailed (or otherwise delivered) or the date on which the resolution declaring the distribution is adopted, as the case may be, shall be the record date for determination of the members.
     Members do not have dissenters’ rights. This means that in the event we merge, consolidate, exchange or otherwise dispose of all or substantially all of our property, unitholders do not have the right to dissent and seek payment for their units. Members do not have cumulative voting or preemptive rights. Members do not have redemption rights. This means that members will not have any right to demand a return of their capital contributions or require the redemption of their units.
     We will maintain our books, accountings and records at our principal office. A member may inspect them during normal business hours. Our books and accountings will be maintained in accordance with generally accepted accounting principles.
Unit Transfer Restrictions
     A unitholder’s ability to transfer units is restricted under the operating agreement. Unitholders may not transfer their units prior to the date substantial operations of the first ethanol plant commence, unless such transfer is:
•	to the member’s administrator or trustee to whom such units are transferred involuntarily by operation of law, such as death; or

•	made without consideration to or in trust for the member’s descendants.
     Members may transfer their units to any person or organization only if the transfer meets certain conditions imposed by our operating agreement and the transfer:
•	has been approved by our directors in writing in accordance with the terms of the operating agreement; or

•	is made to any other member or to any affiliate or related party of another member or the transferring member.
     Our operating agreement imposes the following conditions on transfers, all of which must be met prior to the board’s approval of a transfer:
•	the transferring member and the proposed recipient of the units must execute and deliver the necessary instruments and documents to us;

•	the transferring member and the proposed recipient must pay all reasonable costs and expenses incurred by us in connection with the transfer;

•	the proposed recipient must provide us with his/her/its taxpayer identification number and other information reasonably required to permit us to file tax statements and returns;

•	unless the transfer is involuntary by operation of law, the transferring member or proposed recipient must provide us with a legal opinion letter stating that the units are either registered under the Securities Act of 1933, or exempt from registration; and

•	the transferring member or proposed recipient must provide us with a legal opinion letter stating that the transfer will not cause us to be an investment company under the Investment Company Act of 1940 or cause a termination under Section 708 of the Internal Revenue Code.
     To maintain partnership tax status, the units may not be traded on an established securities market or readily tradable on a secondary market. We do not intend to list the units on the New York Stock Exchange, the NASDAQ Stock Market or any other stock exchange. To help ensure that a market does not develop, our operating agreement prohibits transfers without the approval of the directors. The directors will generally approve transfers so long as the transfers fall within “safe harbors” contained in the publicly traded partnership rules under the Internal Revenue Code. See “DESCRIPTIONS OF MEMBERSHIP UNITS — Restrictions on Unit Transfers” for a description of the safe harbors.
     If any person transfers units in violation of the publicly traded partnership rules or without our prior consent, the transfer will be void. These restrictions on transfer could reduce the value of an investor’s units.
Unitholder proposals
     At an annual meeting of Members, only business that is properly brought before the meeting will be conducted or considered. To be properly brought before an annual meeting of Members, business must be specified in the notice of the meeting, brought before the meeting by or at the direction of the board or properly brought before the meeting by a Member. For business to be properly brought before an annual meeting by a Member, the Member must:
•	Be a Member of record on the date of giving the notice for the meeting;

•	Be entitled to vote at the meeting; and

•	Have given timely written notice of the business in proper written form.
     To be timely, a Member’s notice must be delivered to or mailed not less than five (5) nor more than sixty (60) days prior to the meeting date, to each Member of record entitled to vote at such meeting as well as our principal executive offices.
     The notice of each Member meeting shall include a description of the purpose(s) for which the meetings is called. If a purpose of any Member meeting is to consider: (i) a proposed amendment to or restatement of the Articles requiring Member approval: (ii) a proposed amendment or restatement of this Operating Agreement requiring Member approval; (iii) a plan of merger of share exchange; (iv) the sale, lease, exchange or other disposition of all, or substantially all of the company’s property; (v) the dissolution of the company; or (vi) removal of a Director, then the notice must so state and must be accompanied by, as applicable, by a copy or summary of the:
•	amendment(s) to the Articles,

•	amendment(s) to the operating agreement,

•	plan of merger or share exchange,

•	documents relating to the transaction for the disposition of all the company’s property, and/or

•	plan and Articles of Dissolution.
Nomination of Candidates for Election to our board of directors
     Pursuant to the operating agreement, only persons who are properly nominated will be eligible for election to be members of our board. Prior to the annual meeting of the Members, one or more nominees for the Director positions up for election shall be named by the then current Board of Directors or by a nominating committee established by the Board of Directors. Any Member entitled to vote generally in the election of Directors may also make nominations for the election of Directors. To properly nominate a director, a Member must give timely notice, which requires that written notice of intent to nominate be given not less that sixty (60) nor more than ninety (90) days prior to the anniversary date of the last annual meeting of the Members. Notice must include: (i) the name and address of the Member; (ii) a representation that the Member is entitled to vote at such meeting and intends to appear in person or by proxy to nominate the Person specified in the notice; (iii) name, age, address and occupation of the proposed Nominee; (iv) description of all arrangements between the Member and the nominee; (v) the consent of the nominee to serve as Director if nominated; and (vi) a nominating petition signed and dated by the holders of at least five percent (5%) of the then outstanding Units.
Amendments
     Our operating agreement generally requires the approval of the holders of at least two-thirds of the voting power of the issued and outstanding membership units entitled to vote generally to amend certain provisions of our operating agreement described in this section. However, the operating agreement shall not be amended without the consent of each Member adversely affected if the amendment would (i) modify the limited liability of a Member, or (ii) modify the special appointment rights of a Member; provided, however the requirement of an adversely affected Member’s consent shall not apply to any alteration resulting from a change in the number of outstanding Units or an adjustment to the Capital Accounts.

Dissolution
     Our operating agreement provides that a voluntary dissolution of Amaizing Energy Holding Company may be affected only upon the prior approval of a majority of all membership voting interests.
Liquidation Rights
     The units are unsecured equity interests in Amaizing Energy Holding Company and are subordinate in right of payment to all of our current and future debt. In the event of our insolvency, liquidation, dissolution or other winding up of our affairs, all of our debts, including winding-up expenses, must be paid in full before any payment is made to the unitholders. There is no assurance that there would be any remaining funds for distribution to the unitholders, after the payment of all of our debts.
Other Matters
     There are no redemption rights or sinking fund provisions with respect to the membership units. The membership units to be sold in this offering when issued and paid for will be validly issued, fully paid and non-assessable.
No Pre-emptive Rights
     Our unitholders have no preemptive rights to purchase our stock or securities convertible into or carrying a right to subscribe for or acquire our stock, unless we expressly agree otherwise.
Dissenters’ Rights
     To the fullest extent permitted by the Act, each Member disclaims, waives and agrees not to assert: (i) any dissenters’ or similar rights under the Act; (ii) any right to require partition or appraisal of the company or to cause the sale of any Company property; or (iii) any right to maintain any action for partition or to compel any sale with respect to such Member’s Units, or any Company property.
FEDERAL INCOME TAX CONSEQUENCES OF OWNING OUR UNITS
     This section of the prospectus describes the material federal income tax risks and consequences of your participation in Amaizing Energy Holding Company, LLC. No information regarding state and local taxes is provided. All statements relating to Amaizing Energy Holding Company, LLC’s classification as a partnership for federal income tax purposes and the taxation of investors on their allocable share of the company’s income, gains, losses and deductions recognized by the company without regard to cash distributions as described under the section heading “Federal Income Tax Consequences of Owning Our Units”, insofar as it relates to matters of law and legal conclusions with respect to material federal income tax consequences to the ownership and disposition of units, and in conjunction with the opinion attached as exhibit 8.1 to the registration statement to which the company’s tax counsel has consented to filing as an exhibit hereto, constitutes an opinion of the company’s tax counsel, Brown, Winick, Graves, Gross, Baskerville & Schoenebaum, P.L.C. An opinion of legal counsel represents legal counsel’s professional judgment regarding the subject matter of the opinion, but is not an undertaking to defend any indicated result should that result be challenged by the Internal Revenue Service. This opinion is in no way binding on the Internal Revenue Service or on any court of law.
     Each prospective member should consult his or her own tax advisor concerning the impact that his or her investment in Amaizing Energy Holding Company, LLC may have on his or her federal income tax liability and the application of state and local income and other tax laws to his or her investment in Amaizing Energy Holding Company, LLC. Although we will furnish unit holders with such information regarding Amaizing Energy Holding Company as is required for income tax purposes, each unit holder will be responsible for preparing and filing his or her own tax returns.
     The following discussion of the tax aspects of an investment in our units is based on the Internal Revenue Code of 1986, as amended (the “Code”), existing Treasury Department regulations (“Regulations”), and administrative rulings and judicial decisions interpreting the Code. Significant uncertainty exists regarding certain tax aspects of limited liability companies. Such uncertainty is due, in part, to continuing changes in federal tax law that have not been fully interpreted through regulations or judicial decisions. Tax legislation may be enacted in the future that will affect Amaizing Energy Holding Company and a unit holder’s investment in Amaizing Energy Holding Company. Additionally, the interpretation of existing law and regulations described here may be challenged by the Internal Revenue Service during an audit of our information return. If successful, such a challenge likely would result in adjustment of a unit holder’s individual return.
     The statements and legal conclusions contained in this section regarding federal income tax consequences of owning our units as a result of our partnership tax classification are the opinions of our tax counsel. The tax consequences to us and our members are highly dependent on matters of fact that may occur at a future date. This section is based on the assumptions and qualifications stated or referenced in this section. No rulings have been or will be requested from the Internal Revenue Service concerning any of the tax matters we describe. Accordingly, you should know that the opinion of our tax counsel is in no way binding on the Internal Revenue Service or any court of law. The Internal Revenue Service or a court may disagree with the following discussion or with any of the positions taken by us for federal income tax reporting purposes, and the opinion of our tax counsel may not be sufficient for an investor to use for the purpose of avoiding penalties relating to a substantial understatement of income tax under Section 6662(d). See “FEDERAL INCOME TAX CONSEQUENCES OF OWNING OUR UNITS — Interest on Underpayment of Taxes; Accuracy-Related Penalties; Negligence Penalties” below.
     Investors are urged to consult their own tax advisors with specific reference to their own tax and financial situations, including the application and effect of state, local and other tax laws, and any possible changes in the tax laws after the date of this prospectus. This section is not to be constructed as a substitute for careful tax planning.
Partnership Status
     Under Treasury regulations, known as “check-the-box” regulations, an unincorporated entity such as a limited liability company will be taxed as partnership unless the entity is considered a publicly traded limited partnership or the entity affirmatively elects to be taxed as a corporation. It is the opinion of Brown, Winick, Graves, Gross, Baskerville and Schoenebaum, P.L.C. that we will be treated as a partnership for federal income tax purposes. This means that we will not pay any federal income tax and the unit holders will pay tax on their units of our net income.
     We will not elect to be taxed as a corporation and will endeavor to take steps as are feasible and advisable to avoid classification as a publicly traded limited partnership. Congress has shown no inclination to adopt legislation that would jeopardize the tax classification of the many entities that have acted in reliance on the check-the-box regulations.
     As a partnership, if we fail to qualify for partnership taxation, we would be treated as a “C corporation” for federal income tax purposes. As a C corporation, we would be taxed on our taxable income at corporate rates, currently at a maximum rate of 35 percent. Distributions would be taxed again to unit holders as corporate dividends. In addition, unit holders would not be required to report their shares of our income, gains, losses or deductions on their tax returns until such are distributed. Because a tax would be imposed upon us as a corporate entity, the cash available for distribution to unit holders would be reduced by the amount of tax paid, in which case the value of the units would be reduced.
Publicly Traded Partnership Rules
     To qualify for taxation as a partnership, we cannot be a publicly traded partnership under Section 7704 of the Internal Revenue Code. Section 7704 provides that a partnership will be classified as a publicly traded partnership and will be taxed as a corporation if its interests are:
•	Traded on an established securities market; or

•	Readily tradable on a secondary market or the substantial equivalent.
     Although there is no legal authority on whether a limited liability company is subject to these rules, in the opinion of our counsel, we are subject to testing under the publicly traded partnership rules because we elected to be classified and taxed as a partnership.
     We will seek to avoid being treated as a publicly traded partnership. Under Section 1.7704-1(d) of the Treasury Regulations, interests in a partnership are not considered traded on an established securities market or readily tradable on a secondary market unless the partnership participates in the establishment of the market or the inclusion of its interests in a market, or the partnership recognizes any transfers made on the market by redeeming the transferor partner or admitting transferee as a partner.

     We do not intend to list the units on the New York Stock Exchange, the NASDAQ Stock Market or any other stock exchange. In addition, our operating agreement prohibits any transfer of units without the approval of our directors. Our directors intend to approve transfers that fall within safe harbor provisions of the Treasury Regulations, so that we will not be classified as a publicly traded partnership. These safe harbor provisions provide that the units will not be treated as readily tradable on a secondary market, or the substantial equivalent, if the interests are transferred:
•	In “private” transfers;

•	Pursuant to a qualified matching service; or

•	In limited amounts that satisfy a 2 percent test.
     Private transfers include, among others:
•	Transfers by gifts in which the transferee’s tax basis in the units is determined by reference to the transferor’s tax basis in the interests transferred;

•	Transfers at death, including transfers from an estate or testamentary trust;

•	Transfers between members of a family as defined in Section 267(c)(4) of the Internal Revenue Code;

•	Transfers from retirement plans qualified under Section 401(a) of the Internal Revenue Code or an IRA; and

•	“Block transfers.” A block transfer is a transfer by a unit holder and any related persons as defined in the Internal Revenue Code in one or more transactions during any thirty-calendar-day period of units that in the aggregate represents more than two percent of the total interests in partnership capital or profits.
     Transfers through a qualified matching service are also disregarded in determining whether interests are readily tradable. A matching service is qualified only if:
•	It consists of a computerized or printed system that lists customers’ bid and/or ask prices in order to match unit holders who want to sell with persons who want to buy;

•	Matching occurs either by matching the list of interested buyers with the list of interested sellers or through a bid and ask process that allows interested buyers to bid on the listed interest;

•	The seller cannot enter into a binding agreement to sell the interest until the 15th calendar day after his interest is listed, which time period must be confirmable by maintenance of contemporaneous records;

•	The closing of a sale effectuated through the matching service does not occur prior to the 45th calendar day after the interest is listed;

•	The matching service displays only quotes that do not commit any person to buy or sell an interest at the quoted price (nonfirm price quotes), or quotes that express an interest in acquiring an interest without an accompanying price (nonbinding indications of interest), and does not display quotes at which any person is committed to buy or sell an interest at the quoted price;

•	The seller’s information is removed within 120 days of its listing and is not reentered into the system for at least 60 days after its deletion; and

•	The sum of the percentage interests transferred during the entity’s tax year, excluding private transfers, cannot exceed ten percent of the total interests in partnership capital or profits.
     In addition, interests are not treated as readily tradable if the sum of the percentage of the interests transferred during the entity’s tax year, excluding private transfers, do not exceed two percent of the total interests in partnership capital or profits. We expect to use a combination of these safe harbor provisions to avoid being treated as a publicly traded partnership.

     After we commence operations, we may decide to implement a qualified matching service in order to provide a mechanism for our members to transfer limited quantities of our membership units. A qualified matching service typically involves the use of a computerized or printed listing system that lists customers’ bids and/or ask prices to match members who want to dispose of their membership interests with persons who want to buy such interests. If we decide to do so, in addition to the tax laws described above, we must also comply with securities laws and rules regarding exemption from registration as a broker-dealer. Alternatively, we may determine to use an alternative trading service to handle qualified matching service matters for us. If we manage a qualified matching service ourselves, we will not undertake activities that are allowed by the tax laws, if such activities would disqualify us for exemption from registration as a broker-dealer. For example, while the tax rules allow interested buyers and interested sellers to locate each other via a qualified matching service, we could not directly participate in the match making without registering as a broker-dealer. We have no intention of registering as a broker-dealer. Therefore, among other restrictions, we must not have any involvement in matching interested buyers with interested sellers. This may make it difficult for our members to find buyers for their units.
Tax Treatment of Our Operation; Flow-Through Taxable Income and Loss; Use of Calendar Year
     We will pay no federal income tax. Instead, as unit holders, investors will be required to report on their income tax return their allocable share of the income, gains, losses and deductions we have recognized without regard to whether they receive cash distributions.
     Because we will be taxed as a partnership, we will have our own taxable year that is separate from the taxable years of our unit holders. Unless a business purpose can be established to support a different taxable year, a partnership must use the “majority interest taxable year” which is the taxable year that conforms to the taxable year of the holders of more than 50 percent of its interests. In this case, the majority interest taxable year is the calendar year.
Tax Consequences to Our Unit Holders
     As a unit holder, for your taxable year with which or within which our taxable year ends you will be required to report on your own income tax return, your distributive share of our income, gains, losses and deductions regardless of whether you receive any cash distributions. To illustrate, a unit holder reporting on a calendar year basis will include his or her share of our 2006 taxable income or loss on his or her 2006 income tax return. A unit holder with a September 30 fiscal year will report his share of our 2006 taxable income or loss on his income tax return for the fiscal year ending September 30, 2007. We will provide each unit holder with an annual Schedule K-1 indicating such holder’s share of our income, loss and separately stated components.
Tax Treatment of Distributions
     Distributions made by us to a unit holder will not be taxable to the unit holder for federal income tax purposes as long as distributions do not exceed the unit holder’s basis in his units immediately before the distribution, provided the distribution is not treated as a guaranteed payment under Section 707(c), a payment to a unit holder not in his or her capacity as a unit holder under Section 707(a), or a distribution subject to the disguised sale rules of Section 737 of the Internal Revenue Code. Cash distributions in excess of unit basis, which is unlikely to occur, are treated as gain from the sale or exchange of the units under the rules described below for unit dispositions.
Initial Tax Basis of Units and Periodic Basis Adjustments
     Under Section 722 of the Internal Revenue Code, investors’ initial basis in the units investors purchase will be equal to the sum of the amount of money investors paid for investors’ units. Here, an investor’s initial basis in each unit purchased will be $                    .
     An investor’s’ initial basis in the units will be increased to reflect the investor’s distributive share of our taxable income, tax-exempt income, gains and any increase in the investor’s share of recourse and qualified non-recourse indebtedness. If the investor makes additional capital contributions at any time, the adjusted basis of the investor’s units will be increased by the amount of any cash contributed or the adjusted basis in any property contributed if additional units are not distributed to investors.
     The basis of an investor’s units will be decreased, but not below zero, by:
•	The amount of any cash we distribute to the investors;

•	The basis of any other property distributed to the investor;

•	The investor’s distributive share of losses and nondeductible expenditures that are “not properly chargeable to capital account;” and

•	Any reduction in the investor’s share of certain items of our debt.
     The unit basis calculations are complex. A member is only required to compute unit basis if the computation is necessary to determine his tax liability, but accurate records should be maintained. Typically, basis computations are necessary at the following times:
•	The end of a taxable year during which we suffered a loss, for the purpose of determining the deductibility of the member’s share of the loss;

•	Upon the liquidation or disposition of a member’s interest, or

•	Upon the non-liquidating distribution of cash or property to an investor, in order to ascertain the basis of distributed property or the taxability of cash distributed.
     Except in the case of a taxable sale of a unit or Amaizing Energy Holding Company’s liquidation, exact computations usually are not necessary. For example, a unit holder who regularly receives cash distributions that are less than or equal to his or her share of our taxable income will have a positive unit basis at all times. Consequently, no computations are necessary to demonstrate that cash distributions are not taxable under Section 731(a)(1) of the Internal Revenue Code. The purpose of the basis adjustments is to keep track of a member’s tax investment in us, with a view toward preventing double taxation or exclusion from taxation of income items upon ultimate disposition of the units.
Deductibility of Losses; At-Risk and Passive Loss Limitations
     A unit holder may deduct losses allocated to him, subject to a number of restrictions. An investor’s ability to deduct any losses we allocate to the investor is determined by applying the following three limitations dealing with basis, at-risk and passive losses:
•	Basis. An investor may not deduct an amount exceeding the investor’s adjusted basis in the investor’s units pursuant to Internal Revenue Code Section 704(d). If the investor’s share of our losses exceed the investor’s basis in the investor’s units at the end of any taxable year, such excess losses, to the extent that they exceed the investor’s adjusted basis, may be carried over indefinitely and deducted to the extent that at the end of any succeeding year the investor’s adjusted basis in the investor’s units exceeds zero.

•	At-Risk Rules. Under the “at-risk” provisions of Section 465 of the Internal Revenue Code, if an investor is an individual taxpayer, including an individual partner in a partnership, or a closely-held corporation, the investor may deduct losses and tax credits from a trade or business activity, and thereby reduce the investor’s taxable income from other sources, only to the extent the investor is considered “at risk” with respect to that particular activity. The amount an investor is considered to have “at risk” includes money contributed to the activity and certain amounts borrowed with respect to the activity for which the investor may be liable.

•	Passive Loss Rules. Section 469 of the Internal Revenue Code may substantially restrict an investor’s ability to deduct losses and tax credits from passive activities. Passive activities include activities conducted by pass-through entities, such as a limited liability company, certain partnerships or S corporations, in which the taxpayer does not materially participate. Losses from passive activities are deductible only to the extent of the taxpayer’s income from other passive activities. Passive activity losses that are not deductible may be carried forward and deducted against future passive activity income or may be deducted in full upon disposition of a unit holder’s entire interest in us to an unrelated party in a fully taxable transaction. It is important to note that “passive activities” do not include dividends and interest income that normally is considered to be “passive” in nature. For unit holders who borrow to purchase their units, interest expense attributable to the amount borrowed will be aggregated with other items of income and loss from passive activities and subjected to the passive activity loss limitation. To illustrate, if a unit holder’s only passive activity is our limited liability company, and if we incur a net loss, no interest expense on the related borrowing would be deductible. If that unit holder’s share of our taxable income were less than the related interest expense, the excess would be nondeductible. In both instances, the disallowed interest would be suspended and would be deductible against future passive activity income or upon disposition of the unit holder’s entire interest in our limited liability company to an unrelated party in a fully taxable transaction.

Passive Activity Income
     If we are successful in achieving our investment and operating objectives, investors may be allocated taxable income from us. To the extent that an investor’s share of our net income constitutes income from a passive activity, as described above, such income may be offset by the investor’s net losses and credits from investments in other passive activities.
Alternative Minimum Tax
     Individual taxpayers are subject to an “alternative minimum tax” if such tax exceeds the individual’s regular income tax. Alternative minimum taxable income is the taxpayer’s adjusted gross income increased or decreased by the amount of certain adjustments and preference items. We may generate preference items affecting a member’s alternative minimum taxable income. Depending on a member’s other items of income, gain, loss, deduction and credit, the impact of the alternative minimum tax on a member’s overall federal income tax liability may vary from no impact to a substantial increase in tax. Accordingly, each prospective investor should consult with his tax advisor regarding the impact of an investment in Amaizing Energy Holding Company on the calculation of his alternative minimum tax, as well as on his overall federal income tax liability.
Allocations of Income and Losses
     Your distributive share of our income, gain, loss or deduction for federal income tax purposes is determined in accordance with our operating agreement. Under Section 704(b) of the Internal Revenue Code, however, the Internal Revenue Service will respect our allocation, or a portion of it, only if it either has “substantial economic effect” or is in accordance with the “partner’s interest in the partnership.” If the allocation or portion thereof contained in our operating agreement does not meet either test, the Internal Revenue Service may reallocate these items in accordance with its determination of each member’s economic interest in us. Treasury Regulations contain guidelines as to whether partnership allocations have substantial economic effect. The allocations contained in the operating agreement are intended to comply with the Treasury Regulations’ test for having substantial economic effect. New unit holders will be allocated a proportionate share of income or loss for the year in which they became unit holders. The operating agreement permits our directors to select any method and convention permissible under Internal Revenue Code Section 706(d) for the allocation of tax items during the time any person is admitted as a unit holder. In addition, the operating agreement provides that upon the transfer of all or a portion of a unit holder’s units, other than at the end of the fiscal year, the entire year’s net income or net loss allocable to the transferred units will be apportioned between the transferor and transferee.
Tax Consequences Upon Disposition of Units
     Gain or loss will be recognized on a sale of our units equal to the difference between the amount realized and the unit holder’s basis in the units sold. The amount realized includes cash and the fair market value of any property received plus the member’s share of certain items of our debt. Although unlikely, since certain items of our debt are included in an investor’s basis, it is possible that an investor could have a tax liability upon the sale of the investor’s units that exceeds the proceeds of sale.
     Except as noted below, gain or loss recognized by a unit holder on the sale or exchange of a unit held for more than one year will be taxed as long-term capital gain or loss. However, to the extent the amount realized on the sale or exchange is attributable to unrealized receivables or inventory owned by us, such amount realized will not be treated as realized from the sale of a capital asset and will give rise to ordinary gain or loss. Unrealized receivables are defined under Internal Revenue Code Section 751(c) to include receivables not previously included in income under the company’s method of accounting and certain items of depreciation recapture. We will assist those members that sell units in determining that portion of the amount realized that is attributable to unrealized receivables or inventory of our company.
Effect of Tax Code Section 754 Election on Unit Transfers
     The adjusted basis of each unit holder in his units, “outside basis,” initially will equal his proportionate share of our adjusted basis in our assets, “inside basis.” Over time, however, it is probable that changes in unit values and cost recovery deductions will cause the value of a unit to differ materially from the unit holder’s proportionate share of the inside basis. Section 754 of the Internal Revenue Code permits a partnership to make an election that allows a transferee who acquires units either by purchase or upon the death of a unit holder to adjust his share of the inside basis to fair market value as reflected by the unit price in the case of a purchase or the estate tax value of the unit in the case of an acquisition upon death of a unit holder. Once the amount of the transferee’s basis adjustment is determined, it is allocated among our various assets pursuant to Section 755 of the Internal Revenue Code.
     A Section 754 election is beneficial to the transferee when his outside basis is greater than his proportionate share of the entity’s inside basis. In this case, a special basis calculation is made solely for the benefit of the transferee that will determine his cost recovery deductions and his gain or loss on disposition of property by reference to his higher outside basis. The Section 754 election will be detrimental to the transferee if his outside basis is less than his proportionate share of inside basis.
     If we make a Section 754 election, Treasury Regulations require us to make the basis adjustments. In addition, these regulations place the responsibility for reporting basis adjustments on us. We must report basis adjustments by attaching statements to our partnership returns. In addition, we are required to adjust specific partnership items in light of the basis adjustments. Consequently, amounts reported on the transferee’s Schedule K-1 are adjusted amounts.
     Transferees are subject to an affirmative obligation to notify us of their bases in acquired interests. To accommodate concerns about the reliability of the information provided, we are entitled to rely on the written representations of transferees concerning either the amount paid for the partnership interest or the transferee’s basis in the partnership interest under Section 1014 of the Internal Revenue Code, unless clearly erroneous.
     Our operating agreement provides our directors with authority to determine whether or not a Section 754 election will be made. Depending on the circumstances, the value of units may be affected positively or negatively by whether or not we make a Section 754 election. If we decide to make a Section 754 election, the election will be made on a timely filed partnership income tax return and is effective for transfers occurring in the taxable year of the return in which the election is made. Once made, the Section 754 election is irrevocable unless the Internal Revenue Service consents to its revocation.
Our Dissolution and Liquidation may be Taxable to Investors, Unless our Properties are Distributed In-Kind
     Our dissolution and liquidation will involve the distribution to investors of the assets, if any, remaining after payment of all of our debts and liabilities. Upon dissolution, investors’ units may be liquidated by one or more distributions of cash or other property. If investors receive only cash upon the dissolution, gain would be recognized by investors to the extent, if any, that the amount of cash received exceeds investors’ adjusted bases in investors’ units. We will recognize no gain or loss if we distribute our own property in a dissolution event. However, since our primary asset will likely be the ethanol plant, it is unlikely that we will make a distribution in kind.
Reporting Requirements
     The IRS requires a taxpayer who sells or exchanges a membership unit to notify us in writing within 30 days, or for transfers occurring on or after December 16 of any year, by January 15 of the following year. Although the IRS reporting requirement is limited to Section 751(a) exchanges, it is more likely than not that a transfer of a unit will constitute a Section 751(a) exchange which requires notification. The written notice required by the IRS must include the names and addresses of both parties to the exchange, the identifying numbers of the transferor, and if known, of the transferee, and the exchange date. Currently the IRS imposes a penalty of $50 for failure to file the written notice unless reasonable cause can be shown.
Tax Information to Members
     We will annually provide each member with a Schedule K-1 (or an authorized substitute). Each member’s Schedule K-1 will set out the holder’s distributive share of each item of income, gain, loss, deduction or credit to be separately stated. Each member must report all items consistently with Schedule K-1 or, if an inconsistent position is reported, must notify the IRS of any inconsistency by filing Form 8062 “Notice of Inconsistent Treatment or Administrative Adjustment Request” with the original or amended return in which the inconsistent position is taken.
Audit of Income Tax Returns
     The Internal Revenue Service may audit our income tax returns and may challenge positions taken by us for tax purposes and may seek to change our allocations of income, gain, loss and deduction to investors. If the IRS were successful in challenging our allocations in a manner that reduces loss or increases income allocable to investors, investors may have additional tax liabilities. In addition, such an audit could lead to separate audits of an investor’s tax returns, especially if adjustments are required, which could result in adjustments on an investors’ tax returns. Any of these events could result in additional tax liabilities, penalties and interest to investors, and the cost of filing amended tax returns.
     Generally, investors are required to file their tax returns in a manner consistent with the information returns filed by us, such as Schedule K-1, or investors may be subject to possible penalties, unless they file a statement with their tax returns describing any inconsistency. In addition, we will select a “tax matters member” who will have certain responsibilities with respect to any Internal Revenue Service audit and any court litigation relating to us. Investors should consult their tax advisors as to the potential impact these procedural rules may have on them.
     Prior to 1982, regardless of the size of a partnership, adjustments to a partnership’s items of income, gain, loss, deduction or credit had to be made in separate proceedings with respect to each partner individually. Because a large partnership sometimes had many partners located in different audit districts, adjustments to items of income, gains, losses, deductions or credits of the partnership had to be made in numerous actions in several jurisdictions, sometimes with conflicting outcomes. The Tax Equity and Fiscal Responsibility Act of 1982 (“TEFRA”) established unified audit rules applicable to all but certain small partnerships. These rules require the tax treatment of all “partnership items” to be determined at the partnership, rather than the partner, level. Partnership items are those items that are more appropriately determined at the partnership level than at the partner level, as provided by regulations. Since we will be taxed as a partnership, the TEFRA rules are applicable to our members and us.
     The Internal Revenue Service may challenge the reporting position of a partnership by conducting a single administrative proceeding to resolve the issue with respect to all partners. But the Internal Revenue Service must still assess any resulting deficiency against each of the taxpayers who were partners in the year in which the understatement of tax liability arose. Any partner of a partnership can request an administrative adjustment or a refund for his own separate tax liability. Any partner also has the right to participate in partnership-level administrative proceedings. A settlement agreement with respect to partnership items binds all parties to the settlement. The TEFRA rules establish the “Tax Matters Member” as the primary representative of a partnership in dealings with the Internal Revenue Service. The Tax Matters Member must be a “member-manager” which is defined as a company member who, alone or together with others, is vested with the continuing exclusive authority to make the management decisions necessary to conduct the business for which the organization was formed. In our case, this would be a member of the board of directorswho is also a unit holder of the company. Our operating agreement provides for board designation of the Tax Matters Member. The Internal Revenue Service generally is required to give notice of the beginning of partnership-level administrative proceedings and any resulting administrative adjustment to all partners whose names and addresses are furnished to the Internal Revenue Service.
Interest on Underpayment of Taxes; Accuracy-Related Penalties; Negligence Penalties
     If we incorrectly report an investor’s distributive share of our net income, such may cause the investor to underpay his taxes. If it is determined that the investor underpaid his taxes for any taxable year, the investor must pay the amount of taxes he underpaid plus interest on the underpayment and possibly penalties from the date the tax was originally due. Under recent law changes, the accrual of interest and penalties may be suspended for certain qualifying individual taxpayers if the IRS does not notify an investor of amounts owing within 18 months of the date the investor filed his income tax return. The suspension period ends 21 days after the Internal Revenue Service sends the required notice. The rate of interest is compounded daily and is adjusted quarterly.
     Under Section 6662 of the Internal Revenue Code, penalties may be imposed relating to the accuracy of tax returns that are filed. A 20 percent penalty is imposed with respect to any “substantial understatement of income tax” and with respect to the portion of any underpayment of tax attributable to a “substantial valuation misstatement” or to “negligence.” All those penalties are subject to an exception to the extent a taxpayer had reasonable cause for a position and acted in good faith.
     The Internal Revenue Service may impose a 20 percent penalty with respect to any underpayment of tax attributable to negligence. An underpayment of taxes is attributable to negligence if such underpayment results from any failure to make a reasonable attempt to comply with the provisions of the Code, or any careless, reckless, or intentional disregard of the federal income tax rules or regulations. In addition, regulations provide that the failure by a taxpayer to include on a tax return any amount shown on an information return is strong evidence of negligence. The disclosure of a position on the taxpayer’s return will not necessarily prevent the imposition of the negligence penalty.

State and Local Taxes
     In addition to the federal income tax consequences described above, investors should consider the state and local tax consequences of an investment in us. This prospectus makes no attempt to summarize the state and local tax consequences to an investor. Investors are urged to consult their own tax advisors regarding state and local tax obligations.
LEGAL MATTERS
     The validity of the issuance of the units offered by this prospectus as well as the validity of the disclosure relating to the principal federal income tax consequences of owning and disposing of the units offered will be passed upon for us by Brown, Winick, Graves, Gross, Baskerville and Schoenebaum, P.L.C., Des Moines, Iowa.
     We are not a party to any pending legal proceedings.
EXPERTS
Corporate Legal Counsel
     The company utilizes the legal services of Brown, Winick, Graves, Gross, Baskerville and Schoenebaum, P. L. C., 666 Grand Avenue, Suite 2000, Des Moines, Iowa 50309-2510. This firm was established in 1951 and has provided sound legal support to its clients in a vast number of business environments throughout the years.
Change in Independent Registered Public Accounting Firm
     Christianson and Associates, PLLP (Christianson) was our independent public accounting firm from the inception of our pre-merger entity of Amaizing Energy, LLC. We decided to change our independent public accounting firm to an independent registered public accounting firm, and therefore we dismissed Christianson as our auditor in August 2006. Christianson’s reports on our financial statements from our inception, including up to September 30, 2005, did not contain any adverse opinion or disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope, or accounting principles.
     The decision to change our independent public accountants was recommended and approved by our board of directors.
     There were no disagreements with Christianson on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which if not resolved to Christianson’s satisfaction would have caused it to make reference to the subject matter of the disagreement in connection with its reports.
     A copy of this disclosure has been provided to Christianson and we have not received a response disagreeing with the terms of this disclosure.
     In August 2006, we engaged Boulay, Heutmaker, Zibell & Co. P.L.L.P. to be our new independent registered public accounting firm for Amaizing Energy Holding Company, LLC and Subsidiaries (formerly known as the pre-merger entities of Amaizing Energy, LLC and its affiliate, CassCo Amaizing Energy, LLC).
Independent Registered Public Accounting Firm
     Boulay, Heutmaker, Zibell & Co., P.L.L.P., an independent registered public accounting firm, has audited the consolidated financial statements of Amaizing Energy Holding Company, LLC and Subsidiaries (formerly known as the pre-merger entities of Amaizing Energy, LLC and its affiliate CassCo Amaizing Energy, LLC) as of and for the year ended September 30, 2006, as set forth in their report appearing in this prospectus and registration statement. We have included our September 30, 2006 audited financial statements in the prospectus and elsewhere in this registration statement in reliance on the report from Boulay, Heutmaker, Zibell & Co., PLLP, given on their authority as experts in accounting and auditing.
Certified Independent Accountant
     Christianson & Associates, PLLP an independent public accounting firm, has audited the financial statements of Amaizing Energy, L.L.C. as of September 30, 2005 and 2004 and for the years ended September 30, 2005 and 2004 as set forth in their reports appearing in this prospectus and registration statement. We have included our audited financial statements in the prospectus and elsewhere in this registration statement in reliance on the reports from Christianson & Associates, PLLP, given on their authority as experts in accounting and auditing.
TRANSFER AGENT AND REGISTRAR
     We will serve as our transfer agent and registrar.
ADDITIONAL INFORMATION
     We have filed with the SEC a registration statement on Form S-1 under the Securities Act with respect to the membership units we are offering. This prospectus does not contain all of the information in the registration statement and the exhibits and schedules to the registration statement. For further information with respect to our membership units, and us we refer you to the registration statement and to the exhibits and schedules to the registration statement. Statements contained in this prospectus about the contents of any contract or any other document have addressed material terms of such document; however, such statements are not necessarily complete descriptions of the entire documents, and, in each instance, we refer you to the copy of the contract or other document filed as an exhibit to the registration statement. Each of these statements is qualified in all respects by this reference.
     You may read and copy the registration statement of which this prospectus is a part at the SEC’s Public Reference Room, which is located at 100 F Street, N.E., Room 1580, Washington, D.C., 20549. You can request copies of the registration statement by writing to the SEC and paying a fee for the copying cost. Please call the SEC at 1-800-SEC-0330 for more information about the operating of the SEC’s Public Reference Room. In addition, the SEC maintains an Internet website, which is located at http://www.sec.gov that contains reports, proxy and information statements and other information regarding issuers that file electronically with the SEC. You may access the registration statement of which this prospectus is a part at the SEC’s Internet website.
     As of the date of effectiveness of our registration statement, we will be required to file periodic reports, proxy statements and other information with the Securities and Exchange Commission (the “SEC”) pursuant to Section 15 of the Securities and Exchange Act of 1934. Our quarterly reports will be made on Form 10-Q, and our annual reports will be made on Form 10-K. As of the date of this prospectus, our filings will be made pursuant to Regulation S-K. We will also make current reports on Form 8-K. Except for our duty to deliver audited annual financial statements to our members pursuant to our operating agreement, we are not required to deliver an annual report to security holders and currently have no plans to do so. We will furnish proxy statements to security holders to the extent required by the Securities and Exchange Act of 1934. However, each filing we make with the SEC is immediately available to the public for inspection and copying at the Commission’s public reference facilities and the web site of the Commission referred to above or by calling the SEC at 1-800-SEC-0330.

AMAIZING ENERGY HOLDING COMPANY, LLC

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
Board of Directors
Amaizing Energy Holding Company, LLC
Denison, Iowa
We have audited the accompanying consolidated balance sheet of Amaizing Energy Holding Company, LLC and Subsidiaries (formerly known as the pre-merger entities of Amaizing Energy, LLC and its affiliate, CassCo Amaizing Energy, LLC) as of September 30, 2006 and the related consolidated statements of operations, changes in members’ equity, and cash flows for the year ended September 30, 2006. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.
We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.
In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Amaizing Energy Holding Company, LLC and Subsidiaries (formerly known as the pre-merger entities of Amaizing Energy, LLC and its affiliate, CassCo Amaizing Energy, LLC) as of September 30, 2006, and the results of their operations and their cash flows for the year ended September 30, 2006, in conformity with accounting principles generally accepted in the United States of America.
/s/ Boulay, Heutmaker, Zibell & Co. P.L.L.P.
Certified Public Accountants
Minneapolis, Minnesota
June 14, 2007

AMAIZING ENERGY HOLDING COMPANY, LLC
Consolidated Balance Sheets

	June 30,	September 30,
ASSETS	2007	2006
	(Unaudited)	(Audited)
Current Assets
Cash and cash equivalents	$16,283,853	$11,446,016
Accounts receivable
Trade	4,652,164	6,317,012
Other receivables	490,193	160,134
Inventory	9,742,886	3,306,094
Derivative instruments	8,572,730	2,276,611
Prepaid expenses and other	678,306	119,140

Total current assets	40,420,132	23,625,007

Property and Equipment
Land and land improvements	5,684,407	3,907,723
Buildings	13,528,099	13,461,394
Grain handling equipment	18,368,005	5,834,213
Equipment	367,161	301,716
Mechanical equipment	33,115,835	30,684,784
Construction in progress	2,332,152	13,471,963

	73,395,659	67,661,793
Less accumulated depreciation	(8,655,696)	(4,759,919)

Net property and equipment	64,739,963	62,901,874

Other Assets
Deferred offering costs	540,624	9,169
Debt issuance costs, net	314,943	251,700
Land options	20,000	2,500
Long-term investments	237,507	178,064
Contractual rights	10,000,000	10,000,000
Construction deposit	1,000,000	1,000,000

Total other assets	12,113,074	11,441,433

Total Assets	$117,273,169	$97,968,314

Notes to the Consolidated Financial Statements are an integral part of this Statement.

AMAIZING ENERGY HOLDING COMPANY, LLC
Consolidated Balance Sheets

	June 30,	September 30,
LIABILITIES AND MEMBERS’ EQUITY	2007	2006
	(Unaudited)	(Audited)
Current Liabilities
Current maturities of long-term debt	$81,697	$9,583,175
Accounts payable	9,098,536	7,701,225
Accounts payable — related party	4,625	220,693
Accrued expenses	311,488	523,245

Total current liabilities	9,496,346	18,028,338

Long-Term Debt, net of current maturities	21,530,779	13,897,226

Commitments and Contingencies

Members’ Equity, 107,868,805 units issued and outstanding	86,246,044	66,042,750

Total Liabilities and Members’ Equity	$117,273,169	$97,968,314

Notes to the Consolidated Financial Statements are an integral part of this Statement.

AMAIZING ENERGY HOLDING COMPANY, LLC
Consolidated Statements of Operations

	Nine Months Ended	Nine Months Ended	Year Ended
	June 30,	June 30,	September 30,
	2007	2006	2006
	(Unaudited)	(Unaudited)	(Audited)
REVENUES	$99,337,259	$72,689,962	$99,013,502

COST OF GOODS SOLD	67,088,352	52,308,375	69,578,082

GROSS MARGIN	32,248,907	20,381,587	29,435,420

OPERATING EXPENSES	3,259,934	1,556,765	2,294,451

OPERATING INCOME FROM OPERATIONS	28,988,973	18,824,822	27,140,969

OTHER INCOME (EXPENSES)
Interest income	318,821	83,602	161,902
Grant income	100,000	46,019
Interest expense	(1,428,076)	(1,779,533)	(2,299,640)
Other income	289,856	251,713	254,477
Gain on insurance settlement	4,690,610	2,129,438	3,539,668
Loss on sale of asset	(58,710)	—	—
CCC Bioenergy program income	—	891,738	891,738

Total other income, net	3,912,501	1,622,977	2,548,145

NET INCOME	$32,901,474	$20,447,799	$29,689,114

Net Income Per Unit (107,868,805 units outstanding)	$0.31	$0.19	$0.28

Notes to the Consolidated Financial Statements are an integral part of this Statement.

AMAIZING ENERGY HOLDING COMPANY, LLC
Consolidated Statements of Operations

	Three Months Ended	Three Months Ended
	June 30,	June 30,
	2007	2006
	(Unaudited)	(Unaudited)
REVENUES	$32,575,055	$27,907,770

COST OF GOODS SOLD	26,814,492	17,914,018

GROSS MARGIN	5,760,563	9,993,752

OPERATING EXPENSES	901,388	615,705

OPERATING INCOME FROM OPERATIONS	4,859,175	9,378,047

OTHER INCOME (EXPENSES)
Interest income	109,895	65,427
Grant income	100,000	—
Interest expense	(458,693)	(608,992)
Other income (expense)	113,362	105,817
Gain on insurance settlement	—	3,178,251
Loss on sale of asset	(58,710)	—
CCC Bioenergy program expense	—	331,833

Total other income, net	(194,146)	3,072,337

NET INCOME	$4,665,029	$12,450,384

Net Income Per Unit (107,868,805 units outstanding)	$0.04	$0.12

Notes to the Consolidated Financial Statements are an integral part of this Statement.

AMAIZING ENERGY HOLDING COMPANY, LLC
Consolidated Statement of Changes in Members’ Equity
For the Nine Months Ended June 30, 2007 and the Year Ended September 30, 2006

Balance — September 30, 2005 (Audited)	$28,218,636

Issuance of 100 Class B member units, $2,500 per unit — February 2006	250,000

Issuance of 1,000 non-cash Class B member units, $10,000 per unit — August 2006	10,000,000

Distributions	(2,115,000)

Net income	29,689,114

Balance — September 30, 2006 (Audited)	66,042,750

Period beginning October 1, 2006 (Unaudited)

Reorganization and merger unit activity — January 2007
Issuance of 500,000 units at $0.48 per unit, upon the reorganization and merger	—

Issuance of 99,568,805 units at$0.51 per unit, upon the reorganization and merger	—

Issuance of 550,000 units at $0.98 per unit in exchange for the CassCo Amaizing Energy, LLC investment	—

Issuance of 2,250,000 units at $1.98 per unit in exchange for the CassCo Amaizing Energy, LLC investment	—

Issuance of 5,000,000 units at $1.98 per unit, upon the reorganization and merger	—

Distributions	(12,698,180)

Net income	32,901,474

Balance — June 30, 2007 (Unaudited)	$86,246,044

Notes to the Consolidated Financial Statements are an integral part of this Statement.

AMAIZING ENERGY HOLDING COMPANY, LLC
Consolidated Statements of Cash Flows

	Nine Months Ended	Nine Months Ended	Year Ended
	June 30,	June 30,	September 30,
	2007	2006	2006
	(Unaudited)	(Unaudited)	(Audited)
Cash Flows from Operating Activities
Net income	$32,901,474	$20,447,799	$29,689,114
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	4,092,159	3,238,142	4,443,310
Gain on insurance settlement	(4,690,610)	(2,129,438)	(3,539,668)
Gain on investment	(59,443)	(41,085)	(41,085)
(Gain) loss on derivative investments	(4,521,119)	1,078,190	(383,981)
Change in assets and liabilities
Accounts receivable	1,334,789	(3,310,617)	(4,515,354)
Inventory	(6,436,792)	2,147,751	2,082,150
Derivative instruments	(1,775,000)	(2,340,261)	(962,250)
Prepaid expenses and other	(559,166)	(76,455)	(25,212)
Accounts payable, including related party	4,636,384	2,323,232	5,043,072
Accrued expenses	(211,757)	10,873	219,699

Net cash provided by operating activities	24,710,919	21,348,131	32,009,795

Cash Flows from Investing Activities
Capital expenditures	(9,592,725)	(8,704,185)	(10,703,702)
Proceeds from insurance settlement	4,690,610	4,000,000	5,500,740
Payment for land options	(18,000)	(3,500)	(2,500)
Purchase of investments	—	(1,000)	—
Payment for construction commitment fee	—	—	(1,000,000)

Net cash used in investing activities	(4,920,115)	(4,708,685)	(6,205,462)

Cash Flows from Financing Activities
Proceeds from long-term debt	—	—	157,547
Payments on long-term debt	(1,867,925)	(5,882,337)	(11,372,574)
Net payment on short-term note payable	—	(1,600,000)	(1,746,738)
Payments for financing costs	—	(2,440)	(2,440)
Payments of deferred offering costs	(386,862)	(369)	(4,019)
Proceeds from issuance of member units	—	250,000	250,000
Distributions paid to members	(12,698,180)	(2,115,000)	(2,115,000)

Net cash used in financing activities	(14,952,967)	(9,350,146)	(14,833,224)

Net Increase in Cash and Cash Equivalents	4,837,837	7,289,300	10,971,109

Cash and Cash Equivalents — Beginning of Period	11,446,016	474,907	474,907

Cash and Cash Equivalents — End of Period	$16,283,853	$7,764,207	$11,446,016

Supplemental Cash Flow Information
Interest paid	$664,925	$612,688	$2,274,639

SUPPLEMENTAL DISCLOSURE OF NONCASH INVESTING AND FINANCING ACTIVITIES
Construction payable incurred for construction in progress	$572,562	$1,703,649	$5,107,865

Capital expenditures in accounts payable	$675,944	$—	$—

Issuance of Class B units of Amaizing Energy, LLC in exchange for contractual rights	$—	$—	$10,000,000

Deferred offering costs in accounts payable	$149,743	$—	$5,150

Notes to the Consolidated Financial Statements are an integral part of this Statement.

AMAIZING ENERGY HOLDING COMPANY, LLC
Notes to Consolidated Financial Statements
June 30, 2007 (Unaudited) and September 30, 2006 (Audited)
NOTE 1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
Nature of business
Amaizing Energy Holding Company, LLC has two wholly-owned subsidiaries: Amaizing Energy Denison, LLC (“Denison”) and Amaizing Energy Atlantic, LLC (“Atlantic”), collectively known as “the Company”. In January 2007, the members of Amaizing Energy, LLC and CassCo Amaizing Energy, LLC voted on and approved the reorganization of their companies. The companies were reorganized into wholly-owned subsidiaries of Amaizing Energy Holding Company, LLC. As required under Statement of Financial Accounting Standards (SFAS) No. 141 Business Combinations (as amended), since Amaizing Energy, LLC and CassCo Amaizing Energy, LLC were under common control, the merger of these companies has been treated in a manner similar to the pooling method with the assets and liabilities transferred at their historical carrying amounts and the results of operations are reported as though the merger had occurred at the beginning of the current reporting fiscal year beginning October 1, 2005. The reorganization was consummated through the adoption of a Merger Agreement and Plan of Merger, pursuant to which, Amaizing Energy, LLC merged with and into Amaizing Energy Denison, LLC, (“Denison”) and CassCo Amaizing Energy, LLC merged with and into Amaizing Energy Atlantic, LLC (“Atlantic”). As part of the reorganization and merger, the members of Atlantic and Denison received membership units of the Holding Company in exchange for their membership units in Atlantic and Denison. The membership units of the Holding Company issued pursuant to the merger are of a single class. On January 31, 2007, the merger was completed.
Amaizing Energy Denison, LLC is located in Denison, Iowa. Denison was organized to pool investors to build and operate a 40 million gallon per year (MMGY) production ethanol plant with distribution to upper Midwest states. Process improvements were made to the plant bringing the current production in excess of 55 million gallons per year. Denison was originally formed as Amaizing Energy, LLC on June 21, 2001 and was a development stage enterprise until production began in September 2005, at which time operations formally commenced.
Amaizing Energy Atlantic, LLC was organized to pool investors to build and operate a 100 million gallon ethanol (MMGY) and by-product facility near Atlantic, Iowa. Atlantic was originally formed as CassCo Amaizing Energy, LLC on February 13, 2006 as a development stage enterprise. As of June 30, 2007, Atlantic is in the development stage with its efforts being principally devoted to organizational and equity raising activities.
Principles of consolidation
The consolidated financial include the accounts of Amaizing Energy Holding Company, LLC and its wholly-owned subsidiaries of Amaizing Energy Denison, LLC and Amaizing Energy Atlantic, LLC. These consolidated financial statements include the four months of operating activity of the Company’s subsidiaries prior to the January 31, 2007 merger.
The consolidated financial statements for September 30, 2006 and the year then ended consist of pre-merger entities of Amaizing Energy, LLC and its affiliate CassCo Amaizing Energy, LLC. These companies were organized into wholly-owned subsidiaries of Amaizing Energy Holding Company, LLC. As required under Statement of Financial Accounting Standards (SFAS) No. 141 Business Combinations (as amended), since Amaizing Energy, LLC and CassCo Amaizing Energy, LLC were under common control, the merger of these previously separate companies has been treated in a manner similar to the pooling method, accordingly the financial statements as of September 30, 2006 were restated to furnish comparative information.
All significant inter-company balances and transactions are eliminated in consolidation.
Fiscal reporting period
The Company has adopted a fiscal year ending September 30 for reporting financial operations.
Accounting Estimates
Management uses estimates and assumptions in preparing the consolidated financial statements in accordance with generally accepted accounting principles. Those estimates and assumptions affect the reported amount of assets and liabilities, the disclosure of

AMAIZING ENERGY HOLDING COMPANY, LLC
Notes to Consolidated Financial Statements
June 30, 2007 (Unaudited) and September 30, 2006 (Audited)
contingent assets and liabilities, and the reported revenues and expenses. The significant estimates identified in the financial statements include the amounts recorded for the build time-slot with NEK-SEN Energy, LLC valued at $10,000,000 and the non-refundable $1,000,000 paid by Denison on behalf of Atlantic to the related general contractor for down payment on the build-slot. The Company determined the value of the build time-slot based on other comparable sales of build time-slots in the industry, and with the same general contractor. Additionally, the Company analyzed the additional revenue that could be achieved as a result of acquiring the earlier build time-slot, and the anticipated earlier commencement of operations. The Company believes that these two methods provide for a fair and reasonable estimate of the value for the build time-slot. Actual results could differ from those estimates; and it is at least reasonably possible that the estimate will change in the near term.
Organizational and Start Up Costs
The Company expenses all organizational and start up costs as incurred.
Fair Value
The carrying value of cash and equivalents approximates their fair value.
The Company believes the carrying amount of derivative instruments approximates fair value based on quoted market prices.
It is not currently practicable to estimate fair value of the long-term investments, line of credit and long-term debt.  Because these agreements contain certain unique terms, conditions, covenants, and restrictions, as discussed in Note 5 and 6, there are no readily determinable similar instruments on which to base an estimate of fair value.
Cash and cash equivalents
The Company considers all highly liquid investments with a maturity of three months or less to be cash equivalents. The Company maintains its accounts primarily at two financial institutions.  At times throughout the year, the Company’s cash and cash equivalents balances, which include money market funds with a maturity of less than three months, may exceed amounts insured by the Federal Deposit Insurance Corporation.  At June 30, 2007 and September 30, 2006, such money market funds approximated $14,722,000 and $10,260,000, respectively. The Company does not believe it is exposed to any significant credit risk on its cash and equivalents.
Revenue Recognition
The Company sells ethanol and related products pursuant to marketing agreements. Revenues from the production of ethanol and the related products are recorded when the customer (the marketing companies as further discussed in Note 9) has taken title and assumed the risks and rewards of ownership, prices are fixed or determinable and collectibility is reasonably assured. The Company’s products are sold FOB shipping point.
In accordance with the Company’s agreements for the marketing and sale of ethanol and related products, marketing fees and commissions due to the marketers are deducted from the gross sales price at the time payment is remitted to the Company. However, in accordance with EITF 01-9, the Company is recording the marketing fees and commissions, gross, in cost of goods sold, based on the fact that this amount is for an identifiable service that marketing companies provide to the Company, of which the fair value of these services has been agreed to between the parties.
The Company records incentives received from federal and state programs related to the production of ethanol, as other income, when the Company has sold the ethanol and completed all the requirements of the applicable incentive program.  Interest income is recognized as earned.
Grants
The Company recognizes grant income as other income for reimbursement of expenses incurred upon complying with the conditions of the grant. For reimbursements of capital expenditures, the grants will be recognized as a reduction of the basis of the asset upon complying with the conditions of the grant. Grant income received for incremental expenses that otherwise would not have been incurred is netted against the related expense.

AMAIZING ENERGY HOLDING COMPANY, LLC
Notes to Consolidated Financial Statements
June 30, 2007 (Unaudited) and September 30, 2006 (Audited)
The Company enrolled in the Commodity Credit Corporation Bioenergy Program, a department of the United States Department of Agriculture. This program enables the Company to receive payments based on increases in the number of bushels of corn used in ethanol production the previous year for up to $7,500,000 per year. The Company recorded other income from the program for the nine months ended June 30, 2006 and the year ended September 30, 2006 of approximately $892,000. Based upon government directive, this program ended in June 2006.
Accounts Receivable
Credit terms are extended to customers in the normal course of business.  The Company performs ongoing credit evaluations of its customers’ financial condition and, generally, requires no collateral.
Accounts receivable are recorded at their estimated net realizable value.  Accounts are considered past due if payment is not made on a timely basis in accordance with the Company’s credit terms.  Accounts considered uncollectible are written off.  The Company’s estimate of the allowance for doubtful accounts is based on historical experience, its evaluation of the current status of receivables, and unusual circumstances, if any.  At June 30, 2007 and September 30, 2006, the Company was of the belief that such amounts would be collectible and thus an allowance was not considered necessary. It is at least possible this estimate will change in the future.
Inventory
Inventory consists of raw materials, work in process, and finished goods. Corn is the primary raw material and along with other raw materials, is stated at the lower of average cost or market. Finished goods consist of ethanol, dried distiller grains and modified wet distiller grains, and are stated at the lower of first in first-out, (FIFO method) cost or market.
Debt Issuance Costs
Debt issuance costs are being amortized over the term of the related debt by the use of the effective interest method.
Deferred Offering Costs
The Company defers costs incurred to raise equity financing until that financing occurs. At the time that the issuance of new equity occurs, these costs will be netted against the proceeds received; or if financing does not occur, they will be expensed.
Property and Equipment
Property and equipment is stated at the lower of cost or estimated fair value. Depreciation is computed by the straight-line method over the following estimated useful lives:

Asset Description	Years
Land improvements	15-20 years
Buildings	15-40 years
Grain handling equipment	15 years
Mechanical equipment	10-15 years
Equipment	5-10 years
Maintenance and repairs are expensed as incurred; major improvements and betterments are capitalized.  Construction in progress expenditures will be depreciated using the straight-line method over their estimated useful lives once the assets are placed into service. The Company has not currently capitalized interest related to the construction in progress, as the amount is immaterial. However, the company will likely begin capitalizing interest during the next fiscal year.
Long-lived Assets
The Company reviews property and equipment for impairment in accordance with Statement of Financial Accounting Standards No. 144 (SFAS No. 144), Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed of. Long-lived assets are reviewed for impairment whenever events or changes in circumstances indicate the carrying amount of an asset may not be

AMAIZING ENERGY HOLDING COMPANY, LLC
Notes to Consolidated Financial Statements
June 30, 2007 (Unaudited) and September 30, 2006 (Audited)
recoverable. Recoverability of these assets is measured by comparison of its carrying amount to future undiscounted cash flows the assets are expected to generate. If property and equipment and certain identifiable intangibles are considered to be impaired, the impairment to be recognized equals the amount by which the carrying value of the assets exceeds its fair market value. The Company has not recognized any long-lived asset impairment charges as of June 30, 2007 or September 30, 2006.
Derivative Instruments
The Company accounts for derivatives in accordance with Statement of Financial Accounting Standards (SFAS) No. 133, Accounting for Derivative Instruments and Hedging Activities. SFAS No. 133 requires the recognition of derivatives in the balance sheet and the measurement of these instruments at fair value.
In order for a derivative to qualify as a hedge, specific criteria must be met and appropriate documentation maintained. Gains and losses from derivatives that do not qualify as hedges, or are undesignated, must be recognized immediately in earnings. If the derivative does qualify as a hedge, depending on the nature of the hedge, changes in the fair value of the derivative will be either offset against the change in fair value of the hedged assets, liabilities, or firm commitments through earnings or recognized in other comprehensive income until the hedged item is recognized in earnings. Changes in the fair value of undesignated derivatives are recorded in cost of goods sold.
Additionally, SFAS No. 133 requires a company to evaluate its contracts to determine whether the contracts are derivatives. Certain contracts that literally meet the definition of a derivative may be exempted as “normal purchases or normal sales”. Normal purchases and normal sales are contracts that provide for the purchase or sale of something other than a financial instrument or derivative instrument that will be delivered in quantities expected to be used or sold over a reasonable period in the normal course of business. Contracts that meet the requirements of normal are documented as normal and exempted from the accounting and reporting requirements of SFAS No. 133, and therefore, are not marked to market in our financial statements.
Cash flows associated with derivative instruments are presented in the same category on the consolidated statement of cash flow as the item being hedged.
Income Taxes
The Company is treated as a partnership for federal and state income tax purposes and generally does not incur income taxes. Instead, the earnings and losses are included in the income tax returns of the members. Therefore, no provision or liability for federal or state income taxes has been included in these consolidated financial statements.
Environmental Liabilities
The Company’s operations are subject to various environmental laws and regulations.  The Company has adopted policies, practices, and procedures in the areas of pollution control, occupational health, and the production, handling, storage and use of hazardous materials to prevent material environmental or other damage, and to limit the liability, if any, which could result from failure in any of these areas.  Environmental liabilities are recorded when the liability is probable and the future costs can reasonably estimated.
Recently Issued Accounting Pronouncements
In September 2006, the FASB issued SFAS No. 157, Fair Value Measurements (SFAS No. 157) to increase consistency and comparability in fair value measurements by defining fair value, establishing a framework for measuring fair value in generally accepted accounting principles, and expanding disclosures about fair value measurements. SFAS No. 157 emphasizes that fair value is a market-based measurement, not an entity-specific measurement and is effective for the fiscal years beginning after November 15, 2007. The Company is in the process of evaluating the effect, if any, that the adoption of SFAS No. 157 will have on its consolidated results of operations and financial condition.
In February 2007, the FASB issued SFAS No. 159, The Fair Value Option for Financial Assets and Financial Liabilities (SFAS No. 159) which included an amendment of FASB Statement 115. This Statement provides companies with an option to report selected financial assets and liabilities at fair value. This Statement is effective for fiscal years beginning after November 15, 2007

AMAIZING ENERGY HOLDING COMPANY, LLC
Notes to Consolidated Financial Statements
June 30, 2007 (Unaudited) and September 30, 2006 (Audited)
with early adoption permitted. The Company is in the process of evaluating the effect, if any, that the adoption of SFAS No. 159 will have on its consolidated results of operations and financial condition.
Reclassification
Certain classifications on the consolidated balance sheets, consolidated statements of operations, and consolidated statements of cash flow for fiscal 2006 have been changed to conform to classifications used as of June 30, 2007. These reclassifications have no effect on net income or members’ equity as previously reported.
NOTE 2. ORGANIZATION OF HOLDING COMPANY
The Company was formed as a holding company with two wholly-owned subsidiaries on January 31, 2007 to have a perpetual life. The Company was formed by a reorganization and merger, whereas the members of Atlantic and Denison received membership units of the Company in exchange for their membership units in Atlantic and Denison.
The Company prepared a Form S-1 Registration Statement with the Securities and Exchange Commission (SEC) for a minimum of $40,000,000 and up to a maximum of $120,000,000. The offering is intended to close twelve months after the offering is declared effective by the SEC.
As specified in the Company’s limited liability company agreement, the Company is authorized to issue additional units as needed. The Company has one class of units, which include certain transfer restrictions as specified in the limited liability company agreement and pursuant to applicable tax and securities laws. Each unit represents a pro rata ownership interest in the Company’s profits, losses and distributions. As part of the merger, each subsidiary’s membership units were converted to $2 units plus each member’s pro rata share of the profit or loss, allocated to the unit price.
In August 2006, CassCo Amaizing Energy, LLC issued units valued at $10,000,000 to NEK-SEN Energy, LLC, in exchange for contractual rights relating to the Company’s design build contract with the general contractor. In addition, prior to the merger, $1,000,000 in units were issued by CassCo Amaizing Energy, LLC to Amaizing Energy, LLC for deposit monies it paid to the related general contractor for a down payment on the build-slot.
Atlantic Energy, LLC’s investment in CassCo Amaizing Energy, LLC of $250,000, net of their share of the accumulated net loss, was distributed to Amaizing Energy Holding Company, LLC in exchange for the issuance of 500,000 units at $0.48 per unit, to the former members of Atlantic Energy, LLC.
Amaizing Energy, LLC’s investment in CassCo Amaizing Energy, LLC of $5,050,000, net of their share of the accumulated net loss, was distributed to Amaizing Energy Holding Company, LLC in exchange for the issuance of 2,800,000 units at a weighted average per unit rate of $1.78 per unit, to the former members of Amaizing Energy, LLC.
In addition to the $5,050,000 allocation mentioned above, Amaizing Energy’s original five members had investments of $50,942,429 which were distributed to Amaizing Energy Holding Company, LLC in exchange for the issuance of 99,568,805 units at $0.51 per unit, to the former members of Amaizing Energy, LLC.
NEK-SEN Energy, LLC’s investment in CassCo Amaizing Energy, LLC of $10,000,000, net of their share of the accumulated net loss, was distributed to Amaizing Energy Holding Company, LLC in exchange for the issuance of 5,000,000 units at $1.98 per unit, to the former members of NEK-SEN Energy, LLC.

AMAIZING ENERGY HOLDING COMPANY, LLC
Notes to Consolidated Financial Statements
June 30, 2007 (Unaudited) and September 30, 2006 (Audited)
NOTE 3. INVENTORY
Inventory consisted of the following:

	June 30, 2007	September 30, 2006
Raw materials	$8,623,427	$1,843,174
Work in process	492,764	433,402
Finished goods	626,695	1,029,518

	$9,742,886	$3,306,094

NOTE 4. DERIVATIVE INSTRUMENTS
In order to reduce the risk caused by market fluctuations, the Company hedges its anticipated corn and natural gas purchases by entering into options, futures contracts, and swap agreements. These contracts are used with the intention to fix the purchase price of the Company’s anticipated requirements of corn and natural gas in production activities. The fair value of these contracts is based on quoted prices in active exchange-traded or over-the-counter markets. The fair value of the derivatives is continually subject to change due to changing market conditions. The Company does not formally designate these instruments as hedges and, therefore, records in earnings adjustments caused from marking these instruments to market on a monthly basis.
At June 30, 2007 and September 30, 2006, the Company had recorded an asset for derivative instruments related to corn and natural gas option and futures positions of approximately $8,573,000 and $2,277,000, respectively.  The Company has recorded a gain of approximately $4,521,000 for the nine month period ended June 30, 2007 and $384,000 for the year ended September 30, 2006, which includes unrealized gains of approximately $5,378,000 for the nine month period ended June 30, 2007 and $1,328,000 for the year ended September 30, 2006, in cost of goods sold.  The Company has recorded a loss of approximately $1,078,000 which includes unrealized gains of approximately $712,000 for the nine month period ended June 30, 2006, in cost of goods sold.
NOTE 5. LINE OF CREDIT
The Company had an available line of credit up to a maximum of $2,000,000 subject to borrowing base limitations at one of the following interest rate options: the weekly quoted variable rate, the quoted fixed rate or a fixed rate of LIBOR plus 3.35%. The quoted fixed or LIBOR rates was fixed in increments of $100,000 or in multiples thereof not to exceed a total of five fixes at one time. The line of credit was secured by substantially all Company assets and expired in October 2006. The line of credit was extended, with essentially the same terms, in December 2006, and expired in February 2007. At September 30, 2006, $0 was outstanding on this line of credit.
In October 2004, the Company issued a $1,700,000 non-revolving letter of credit against the master loan agreement in favor of its natural gas company discussed in Note 9. In April 2007, the Company amended the letter of credit and decreased the amount to $1,543,000. In June 2007, the Company amended the letter of credit requiring the Company to pay interest at a rate of .5% on the unpaid balance. At September 30, 2006, $0 was outstanding on this non-revolving letter of credit. The letter of credit expires on April 1, 2008.

AMAIZING ENERGY HOLDING COMPANY, LLC
Notes to Consolidated Financial Statements
June 30, 2007 (Unaudited) and September 30, 2006 (Audited)
NOTE 6. LONG-TERM DEBT
Long-term debt consisted of the following:

	June 30, 2007	September 30, 2006
Term loan	$21,250,000	$22,950,000

Revolving term loan	—	—

Note payable with monthly installments of $4,708 including interest at 2.27%, maturing May 2009 and secured by equipment.	102,476	145,401

Non-interest bearing note payable due in monthly installments of $2,500, $100,000 forgivable upon production of 40 million gallons of ethanol, maturing March 2011 and secured by substantially all assets of the Company and subordinated to the senior debt.	260,000	385,000

	21,612,476	23,480,401
Current maturities	81,697	9,583,175

	$21,530,779	$13,897,226

In 2004 during the construction of the Denison plant, the Company entered into a credit agreement with a financial institution to partially finance the construction of the plant. Under the credit agreement, the lender provided a term loan for $25,000,000, a revolving term loan of $8,000,000 and a revolving line of credit of $2,000,000. The $2,000,000 line of credit was allowed to expire as further discussed in Note 5. These loan agreements were amended in June 2007, as further discussed below. The Company paid a total of $259,625 for costs related to the acquiring the amended credit agreement. In June 2007, the Company changed their loan agreements. The Company wrote-off approximately $230,500 of net financing costs from the original loan agreements.
The term loan and the revolving term loan described below are subject to a common credit agreement with various financial and non-financial covenants that limit distributions, require minimum debt service coverage, net worth and working capital requirements. Specific terms for each loan are as follows:
Term Loan
The Company was required to make 28 quarterly principal payments of $850,000 plus accrued interest until March 2013 with a final installment in an amount equal to the remaining unpaid balance on June 20, 2013. For fiscal years 2006 to 2008, the Company was required to make additional principal payments equal to 75% of the of the Company’s excess cash flow as defined in the loan agreement not to exceed $6,000,000 per fiscal year. The payments were applied to the principal installments in the inverse order of maturity. The note includes one of the following interest rate options: the agent base variable rate plus .45%, quoted fixed per annum rate, or a fixed rate of LIBOR plus 3.35%. The quoted rate could only be fixed on increments of $500,000 or multiples thereof, and the LIBOR rates could only be fixed in increments of $100,000 or in multiples thereof, both rates were not to exceed a total of ten fixes at any one time. The note included fixed and variable interest with $5,000,000 fixed at 8.13% until February 2009, $2,500,000 fixed at 8.21% until February 2011, and $14,600,000 at a variable rate of 8.70%.
In June 2007, this loan agreement was amended to an amount up to a maximum of $24,750,000 for the purpose of the construction at the Atlantic plant. The interest rate is an agent base rate plus .45%. The loan is to be repaid by February 1, 2009 or a later date as authorized in writing. The Company is required to pay a commitment fee on the average daily unused portion of the commitment at a rate of .75% per year. The note is secured by substantially all assets of the Company
Revolving term loan
The Company had a mortgage note payable revolver for up to a maximum of $8,000,000 with a decreasing commitment to $6 million at December 2013, $4 million at June 2014, $2 million at December 2014, maturing June 2015. The note included one of the following interest rate options: the agent base variable rate, quoted fixed per annum rate, or a fixed rate of LIBOR plus 3.35%. The quoted rate and LIBOR rate only were fixed on increments of $100,000 or multiples thereof, not to exceed a total

AMAIZING ENERGY HOLDING COMPANY, LLC
Notes to Consolidated Financial Statements
June 30, 2007 (Unaudited) and September 30, 2006 (Audited)
of ten fixes at any one time. The note is secured by substantially all assets of the Company. The Company was required to pay a commitment fee on the average daily unused portion of the commitment at a rate of 0.5% per year.
In June 2007, the revolving term loan agreement was amended to an amount up to a maximum of $30,000,000 for the purpose of the construction at the Atlantic plant. The interest rate is an agent base rate plus .45%. The loan is to be repaid by February 1, 2009 or a later date as authorized in writing. The Company is required to pay a commitment fee on the average daily unused portion of the commitment at a rate of .75% per year.
Single advance term loan
In June 2007, the Company entered into a loan commitment in an amount not to exceed $250,000 for the purpose of the construction at the Atlantic plant. The interest rate is an agent base rate plus .45% with interest due each subsequent month. The loan is to be repaid by February 1, 2009 or a later date as authorized in writing.
The non-interest bearing note payable, as discussed above, bears a $100,000 forgivable loan clause. The conditions for forgiveness were met in May 2007.
     Scheduled long-term debt maturities are as follows:

Years Ending June 30,
2008	$81,697
2009	21,330,779
2010	30,000
2011	30,000
2012	30,000
Thereafter	110,000

$21,612,476

NOTE 7.  MEMBERS’ EQUITY
The Company has one class of membership units.  The units have no par value and have identical rights, obligations and privileges. Income and losses are allocated to all members based upon their respective percentage of units held. As of June 30, 2007 and September 30, 2006 (as restated), the Company has 107,868,805 membership units issued and outstanding.
NOTE 8. EMPLOYEE BENEFIT PLANS
The Company has a defined contribution plan available to all of its qualified employees. The Company contributes up to 100% of the contributions of the employee up to 2% of gross wages for 2006 and 3% of gross wages for 2007 of the eligible salary of each employee. Company contributions totaled approximately $45,700 and $17,800 for the nine months ended June 30, 2007 and 2006, respectively and approximately $25,000 for the year ended September 30, 2006.
NOTE 9. COMMITMENTS AND CONTINGENCIES
Grants
In August 2006, the Company was awarded a $250,000 Energy Efficiency Improvements Grant from the United States Department of Agriculture for their Denison location to complete a Dry Mill Ethanol Project Plant-wide Optimization Project. The Company will match the grant funding with an amount equal to the grant, and anticipates total project costs to be approximately $1,865,000. The funding period for the grant was to conclude in June 2007. The Company has received an extension until October 31, 2007. For the nine months ended June 30, 2007 and the year ended September 30, 2006, the Company recognized no income under the grant agreement.
In September 2006, the Company was awarded a $300,000 Value-Added Producer Grant from the United States Department of Agriculture for their Denison location. The grant funds and matching funds shall only be used for the purposes and activities related

AMAIZING ENERGY HOLDING COMPANY, LLC
Notes to Consolidated Financial Statements
June 30, 2007 (Unaudited) and September 30, 2006 (Audited)
to planning activities such as feasibility studies or business plans, or for working capital for marketing value-added agriculture products. The project must be started by January 1, 2007 and be completed by December 31, 2007. For the nine months ended June 30, 2007 and the year ended September 30, 2006, the Company recognized no income under the grant agreement.
Natural Gas Transportation Services – Denison
     The Company has issued a letter of credit as security for construction of facilities and throughput services for natural gas in the amount of $1,543,000 as further discussed in Note 5. The Company also issued a letter of credit in the amount of $80,000 which expired in October 2006 as security to its electrical supplier. There are no amounts drawn against these letters of credit at June 30, 2007 or September 30, 2006. The Company has entered into a transportation agreement to transport a total of approximately 1,306,000 MMBtu through December 31, 2015.
Marketing Agreements — Denison
The Company had entered into a marketing agreement with a marketing company, an unrelated party, for the exclusive right to market all the ethanol produced by the Denison plant. The Company agrees to pay the marketer, generally, a percent of the sales price for certain marketing, storage, and transportation costs, which is recorded in cost of goods sold. The marketing company has a right to return defective product, as defined in the agreement. One of our members is an affiliate of an entity that has an indirect ownership interest in this marketing company. The term of the agreement extends to September 2006 with automatic one year renewals unless terminated by either party. Sales for the year ended September 30, 2006 with this marketer were approximately $87,563,000 with outstanding receivables at September 30, 2006 relating to those sales totaling approximately $5,763,000. The Company could market its ethanol with other marketers without any significant effects on operations. This agreement was terminated December 31, 2006.
In December 2006, the Company entered into a marketing agreement with a marketing company affiliated with the Company’s former marketing company for the exclusive right to market all the ethanol produced by the Denison plant effective January 1, 2007. The Company agrees to pay the marketer, generally, a percent of the sales price for certain marketing, storage, and transportation costs, which is recorded in cost of goods sold. The marketing company has a right to return defective product, as defined in the agreement. One of our members is an affiliate of an entity that has an indirect ownership interest in this marketing company. The term of the agreement is for two years with automatic one year renewals unless terminated by either party with at least a 90 day written notice. Sales through June 30, 2007 with this marketer were approximately $88,205,000 with outstanding receivables relating to those sales totaling approximately $4,150,000. The Company paid approximately $508,000 in marketing, storage and transportation costs for the nine month period ended June 30, 2007. The Company could market its ethanol with other marketers without any significant effects on operations.
The Company had entered into a marketing agreement with a marketing company, an unrelated party, for the exclusive right to market all the distiller’s grains produced by the Denison plant. The Company agrees to pay the marketer, generally, a percent of the sales price for certain marketing, storage, and transportation costs, which is recorded in cost of goods sold. The marketing company has a right to return defective product, as defined in the agreement. One of our members is an affiliate of an entity that has an indirect ownership interest in this marketing company. The term of the agreement extends to September 2006 with automatic one year renewals unless terminated by either party. Sales through June 30, 2007 and September 30, 2006 with this marketer were approximately $11,078,000 and $11,373,000, respectively with outstanding receivables at June 30, 2007 and September 30, 2006 relating to those sales totaling approximately $469,000 and $454,000, respectively. The Company could market its distiller’s grains with other marketers without any significant effects on operations.
Natural Gas, Corn, Ethanol and Denaturant Contracts — Denison
     In the ordinary course of business, the Company enters into forward purchase contracts for its commodity purchases and sales. At June 30, 2007, the Company has forward corn purchase contracts to purchase approximately 6,536,000 bushels at an average price of $3.44 through May 2009.
     As of June 30, 2007, the Company has forward ethanol sales contracts to sell approximately 25,450,000 gallons at an average price of $1.84 through December 2008: the Company has forward dry distiller’s grains contracts to sell approximately 2,440 tons at an average price of $84.82 through September 2007: the Company has forward modified distiller’s grains contracts to sell approximately 60,311 tons at an average price of $36.28 through December 2007: the Company has forward natural gas contracts of 3,400 Mmbtu per day for July through October 2007 physical gas at Index plus 0.0525.

AMAIZING ENERGY HOLDING COMPANY, LLC
Notes to Consolidated Financial Statements
June 30, 2007 (Unaudited) and September 30, 2006 (Audited)
Distributions
In March 2006, prior to the merger, the Board of Directors declared and paid a distribution to the former members of Amaizing Energy, LLC of approximately $0.14 per unit for a total of approximately $2,115,000.
In October 2006, prior to the merger, the Board of Directors of Denison declared a distribution to the former members of Amaizing Energy, LLC of approximately $0.30 per unit, for a total of approximately $4,634,700 to the members on record at October 31, 2006. The dividend was paid in November 2006 except for approximately $60,000 which was paid in March 2007.
In January 2007, the Board of Directors of Denison declared a distribution to the former members of Amaizing Energy, LLC of approximately $0.52 per unit, for a total of approximately $8,033,480 to the members on record at January 30, 2007. The dividend was paid in March 2007.
In January 2007, the Board of Directors of Denison approved the payment of $30,000 to correct the calculation of the October 2006 dividend. The dividend was paid out in March 2007.
Plant Construction — Atlantic
The total cost of the project, including the construction of the ethanol plant and start-up expenses, is expected to approximate $193,917,000. In August 2006, the Company signed a non-binding letter of intent with a related general contractor to design and build the plant at the Atlantic, Iowa location for a total contract price of approximately $119,698,000. Upon execution of the non-binding letter of intent, a $1,000,000 commitment fee was paid to the contractor. The contract price is subject to changes based on corresponding changes to the Construction Cost Index (CCI), published by Engineering News-Record Magazine, from June 2006 (7699.59). Due to increases in the CCI at September 2007 (8049.65), the estimated contract price will be approximately $5,442,000 more than the price as stipulated in the design build agreement. Upon mobilization the Company will be required to pay the general contractor an $8,000,000 mobilization fee. In October 2007, the Company signed a time and material contract for up to $3 million of work to be completed at the Atlantic location in October 2007 which will be applied towards the entire design build contract. The letter of intent will terminate on December 31, 2007, unless otherwise agreed to by the Company and the general contractor.
Plant Expansion Construction – Denison
The total cost of the expansion to the existing plant is expected to approximate $99,520,000. In May 2007, the Company signed a non-binding letter of intent with a related general contractor to build a 40 million gallon per year (MMGY) expansion to the plant at the Denison, Iowa location, for a contract price of approximately $52,160,000 bringing total capacity of ethanol production at the Denison location to 100 MMGY. Upon execution of the letter of intent, the Company paid a $400,000 non-refundable commitment fee to the contractor. The contract price is subject to changes based on corresponding changes to the Construction Cost Index (CCI), published by Engineering News-Record Magazine, from March 2007 (7856.27). Due to increases in the CCI at September 2007 (8049.65), the estimated contract price will be approximately $1,284,000 more than the price as stipulated in the non-binding letter of intent agreement. For each calendar month that has passed between March 2007 and the month the notice to proceed is not given, the contract price will increase by a percentage amount equal to the percentage increase in the CCI, and in addition the general contractor will add a surcharge to the contract price of 0.50% for each calendar month past the notice to proceed date plus a 15% surcharge. As of September 2007, the surcharges have added an estimated additional $9,860,000 to the contract price. Upon mobilization the Company will be required to pay the general contractor a $10,000,000 mobilization fee. The letter of intent will terminate on March 31, 2008, unless otherwise agreed to by the Company and the general contractor.
Land options
The Company entered into options on several adjacent parcels of land in the area of Cass County, Iowa, to build the plant at the Atlantic, Iowa location. In addition, the Company entered into options on adjacent parcels of land in the area of Jasper County, Iowa, to build an expansion at the Denison, Iowa location.
Land Options — Atlantic
In May 2006, the Company entered into an agreement with a not-for-profit organization for the option to purchase land in Cass County, Iowa for the purpose of constructing an ethanol plant. The Company paid $500 for this option. The option

AMAIZING ENERGY HOLDING COMPANY, LLC
Notes to Consolidated Financial Statements
June 30, 2007 (Unaudited) and September 30, 2006 (Audited)
period runs through January 1, 2007 unless a written agreement extends the option period. If the option is exercised during the time permitted, all consideration will be applied to the purchase price. In November 2006, the option was exercised and a down payment of $10,000 was made by the Company. In December 2006, the Company closed on 61.1 acres at $12,000 per acre for a total purchase price of approximately $733,000 for the land.
In May 2006, the Company entered into an agreement with a not-for-profit organization for the option to purchase land in Cass County, Iowa for the purpose of constructing an ethanol plant. The Company paid $500 for this option. The option period runs through January 1, 2007 unless a written agreement extends the option period. If the option is exercised during the time permitted, all consideration will be applied to the purchase price. In December 2006, a down payment of $10,000 was made. In February 2007, the option was exercised on a parcel of 60.44 acres at $8,500 per acre for a total purchase price of approximately $514,000. In April 2007, per the agreement, the Company sold 13.08 acres back to the original owner at $4,000 per acre for a total sales price of $52,470. The Company recorded a loss on the sale of $58,710 for the period ended June 30, 2007.
In May 2006, the Company entered into an agreement with a not-for-profit organization for the option to purchase land in Cass County, Iowa for the purpose of constructing an ethanol plant. The Company paid $500 for this option. The option period runs through January 1, 2007 unless a written agreement extends the option period. If the option is exercised during the time permitted, all consideration will be applied to the purchase price. In January 2007, the Company exercised the option and paid approximately $42,000 for 3.52 acres of land.
In May 2006, the Company entered into two option agreements with a not-for-profit organization for the option to purchase two parcels of land, totaling 125 acres of land, in Cass County, Iowa for the purpose of constructing an ethanol plant. The Company paid $500 for each of these options. The option period runs through January 1, 2007 unless a written agreement extends the option period. If the options are exercised during the time permitted, all consideration will be applied to the purchase price. This option was allowed to expire and the option was expensed.
Land Options — Denison
In January 2007, the Company entered into an agreement with an unrelated party granting the option to purchase up to 115 acres of land in Jasper County, Iowa. Under the terms of the option agreement, the Company paid $20,000 for the option which shall be applied to the purchase price of the land. The Company can purchase 90 acres for $23,222.22 per acre and any additional acres, up to 25 acres, for $20,000 per acre. In addition, regardless of the number of acres purchased by the Company, a $0.125 per bushel premium will be paid quarterly on the first 1,000,000 bushels delivered. The option expires on December 31, 2007. If the Company does not exercise the option the option consideration will be forfeited.
In January 2007, the Company entered into an agreement with an unrelated party granting the option to purchase land in Jasper County, Iowa. Under the terms of the option agreement, the Company paid $1 for the option which shall be applied to the purchase price of the land. The remaining consideration for the land shall be paid in $600,000 in membership units regardless of the number of acres purchased. The option expires on December 31, 2007. If the Company does not exercise the option the option consideration will be forfeited.
Consulting Contracts
In February 2006, the Company entered into a verbal consulting agreement with a related party to assist in negotiating contracts, raising equity, and securing debt financing for the Atlantic location. The agreement terminated in June 2007 but was verbally extended through August 2007. The Company paid the related party $8,333 per month through June 2007 and paid an additional amount of approximately $10,400 for July and August 2007 under the verbal agreement. Through June 30, 2007, the Company incurred consulting services of approximately $133,000 under the agreement with $8,333 included in accounts payable.
In August 2006, the Company entered into a consulting agreement with an unrelated party to provide geotechnical exploration services for the Atlantic location. The scope of services includes subsurface exploration, laboratory evaluations, engineering evaluations and reports, and performance schedules. The total costs of these services are expected to approximate $44,000 to $49,000. For the period ended June 30, 2007, the Company incurred approximately $43,000 under the agreement.

AMAIZING ENERGY HOLDING COMPANY, LLC
Notes to Consolidated Financial Statements
June 30, 2007 (Unaudited) and September 30, 2006 (Audited)
In May 2007, the Company entered into a consulting agreement with an unrelated party to assist in negotiating planning, development, and execution of our business plan and equity marketing effort. The Company will be required to pay a total of $300,000 payable as follows: $60,000 payable upon the execution of the agreement with the remaining $240,000 payable in 8 monthly installments of $30,000 beginning on the one month anniversary of the date of the agreement. The $60,000 payment was made by the Company in June 2007. In addition, the Company will pay a $200,000 bonus within 30 days following financial close of the Atlantic plant project and a $300,000 bonus within 30 days of the financial close of the Denison expansion project. The Company will reimburse the unrelated party for travel expenses after an aggregate of $25,000. Either party may terminate this agreement with or without cause upon 14 days prior written notice. The Company may suspend the obligations of the parties up to a maximum of 90 days subject to a monthly payment of $3,000. If the agreement is extended, the Company is obligated to pay a monthly fee of $30,000.
In October 2007, the Company signed an agreement with an unrelated party for investment banking services for the sale of equity units and any other securities offered for sale by the Company. Per the agreement, the Company paid a retainer of $50,000 upon execution of the agreement and agrees to compensate the service provider a placement fee based on the total transaction amount as outlined in the agreement at the close of the offering. The agreement may be terminated by either party with written notice to the other party.
In October 2007, the Company signed a Placement Agent Agreement whereby the Company agreed to pay a percent of sales commission based on gross proceeds raised in the offering as a direct result of efforts of the placement company.
Construction Contracts
In October 2006, the Company entered into an agreement with an unrelated party to provide design-build services for railroad track construction for the Atlantic location. The agreement consists of three phases: phase 1 for conceptual drawings for a potential track layout estimated at $3,300, phase 2 for drawings of the track construction estimated at $14,600, and phase 3 for the construction of the railroad tracks whereby actual costs plus 10% estimated at approximately $2,680,000. The agreement also includes a rail yard grading plan with estimated costs of $6,200. For the period ended June 30, 2007, the Company incurred approximately $24,000 under the agreement.
In October 2006, the Company entered into an agreement with an unrelated party to provide relocation services for gas lines on the proposed land site for the Atlantic location. The total estimated project cost is approximately $548,000, with one installment of $240,000 due and paid on November 3, 2006, and the remaining amount based on actual costs incurred, was paid on December 15, 2006.
In December 2006, the Company entered into a consulting agreement with an unrelated party to provide engineering services for the water and sewer extension project for the Atlantic location. The project is divided into right-of-way, basic design, bid and construction services. The engineering fees for the right-of-way services is estimated at $3,000; the basic design service fee is a lump sum of $22,500; the bid services fee is a lump sum of $2,000; and an estimated fee of $14,500 for construction services. The agreement may be terminated by either party with a seven days’ written notice. As of June 30, 2007, the Company incurred approximately $49,800 under the agreement.
In December 2006, the Company entered into a consulting agreement with an unrelated party to provide engineering services for a road paving project for the Atlantic location. The project is divided into right-of-way, basic design, bid and construction services. The engineering fees for the right-of-way services is estimated at $7,500; the basic design service fee is a lump sum of $132,500; the bid services fee is a lump sum of $2,500; and an estimated fee of $102,300 for construction services. The agreement may be terminated by either party with a seven days’ written notice. As of June 30, 2007, the Company incurred approximately $166,100 under the agreement.
In February 2007, the Company entered into an agreement with an unrelated party for water treatment services at our Atlantic location. Upon the satisfactory completion of engineering services and analytical support work, the Company will partner with the supplier for long term water treatment services.
In March 2007, the Company entered into an agreement with an unrelated party for earthwork and related services at the Atlantic location. The total contract costs for materials and labor is approximately $2,692,000. As of June 30, 2007, the Company incurred approximately $949,700 under the agreement.

AMAIZING ENERGY HOLDING COMPANY, LLC
Notes to Consolidated Financial Statements
June 30, 2007 (Unaudited) and September 30, 2006 (Audited)
In April 2007, the Company entered into an agreement with an unrelated party for the installation of a soil reinforcing element at the Atlantic location. Total contract costs for materials and labor are $1,225,000.
In June 2007, the Company entered into an agreement with an unrelated party that will provide the electrical service to our Atlantic plant. The Company agreed to reimburse the provider for improvements made to the substation that will handle the electrical needs of the plant. The Company estimates that the improvements could total approximately $1,743,000.
Contractual Obligations
The following table provides information regarding the consolidated contractual obligations of the Company as of June 30, 2007:

			One to Three	Four to Five	More than 5
	Total	Less than One Year	Years	Years	Years

Long-Term Debt Obligations (1)	$25,099,254	$2,189,412	$22,739,842	$60,000	$110,000
Purchase Obligations (2)	34,103,241	28,039,577	6,063,664	—	—

Total Contractual Obligations	$59,202,495	$30,228,989	$28,803,506	$60,000	$110,000

(1)	Long-term debt obligations include estimated debt interest and estimated interest on the unused portion of debt.

(2)	Purchase obligations include obligations related to the Company’s marketing agreements, natural gas, corn and ethanol agreements, and consulting contracts.
NOTE 10. INCOME TAXES
     The differences between financial statement basis and tax basis of assets are as follows:

September 30
2006
Consolidated financial statement basis of assets	$97,968,314
Plus: organization and start-up costs capitalized, net	433,389
Less: accumulated tax depreciation and amortization greater than financial statement basis	(27,986,577)
Less: unrealized gains/losses on derivative instruments	(1,328,000)

Income tax basis of assets	$69,087,126

     There were no differences between the financial statement basis of tax basis of the Company’s liabilities.
NOTE 11. INSURANCE SETTLEMENT
      In December 2005, two grain bins at the Denison location collapsed and were completely destroyed and a third grain bin was damaged. The Company filed a claim with its insurance company for the damages to property. The book value of the grain bins was approximately $1,288,000. The Company has also incurred additional expenses of approximately $673,000. As of June 30, 2007, the Company has received insurance proceeds of $10,191,000. As of June 30, 2007, the Company has recognized a gain for financial statement purposes of approximately $8,230,000 relating to this settlement of which approximately $4,691,000 is included in other income for the nine months ending June 30, 2007. The Company has paid approximately $12,500,000 to repair and replace the grain bins. The bins were placed back into service as of October 2006. As of September 30, 2006, the Company had received insurance proceeds of $5,500,000. As of September 30, 2006, the Company had recognized a gain of approximately $3,540,000 relating to the settlement. As of June 30, 2006, the Company had received insurance proceeds of $4,000,000. As of June 30, 2006, the Company had recognized a gain of approximately $2,129,000 relating to the settlement.

INDEPENDENT AUDITOR’S REPORT
To the Board of Governors
Amaizing Energy, L.L.C.
Denison, Iowa
We have audited the accompanying balance sheets of Amaizing Energy, L.L.C. (an Iowa limited liability company) as of September 30, 2005 and 2004 and the related statements of operations, members’ equity and cash flows for the years then ended. These financial statements are the responsibility of the company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.
We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Amaizing Energy, L.L.C. as of September 30, 2005 and 2004, and the results of its operations and its cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.
CHRISTIANSON & ASSOCIATES, PLLP
Certified Public Accountants and Consultants
October 27, 2005

AMAIZING ENERGY, L.L.C.
BALANCE SHEETS
September 30, 2005 and 2004

	2005	2004
ASSETS

CURRENT ASSETS
Cash and cash equivalents	$474,908	$15,558,797
Receivables
Trade	1,766,132	—
Bioenergy payment	175,000	—
Other	20,660	15,000
Inventories	5,388,243	—
Commodity hedge account	930,380	—
Prepaid expenses	94,929	11,837
Building held for resale	135,978	—

TOTAL CURRENT ASSETS	8,986,230	15,585,634

PROPERTY AND EQUIPMENT
Land and land improvements	3,734,345	147,500
Buildings	13,163,032	126,366
Grain handling equipment	7,158,634	—
Office equipment	106,052	22,809
Mechanical equipment	29,761,335	—
Construction in progress	—	14,227,938

	53,923,398	14,524,613
Less: accumulated depreciation	(460,509)	(10,407)

	53,462,889	14,514,206

FINANCING COSTS, net of amortization	281,060	20,000

TOTAL ASSETS	$62,730,179	$30,119,840

AMAIZING ENERGY, L.L.C.
BALANCE SHEETS
September 30, 2005 and 2004

	2005	2004
LIABILITIES AND MEMBERS’ EQUITY

CURRENT LIABILITIES
Accounts payable — trade	$1,534,388	$41,095
Accounts payable — construction	—	1,600,874
Accounts payable — corn purchases	843,578	—
Accrued expenses Compensation	62,427	—
Taxes and withholding	73,252	—
Real estate taxes	17,217	3,302
Interest	146,738	—
Other	3,912	—
Note payable	1,600,000	—
Current maturities of long-term debt	1,226,439	—

TOTAL CURRENT LIABILITIES	5,507,951	1,645,271

LONG-TERM DEBT, less current maturities	29,003,592	—

MEMBERS’ EQUITY	28,218,636	28,474,569

TOTAL LIABILITIES AND MEMBERS’ EQUITY	$62,730,179	$30,119,840

AMAIZING ENERGY, L.L.C.
STATEMENTS OF OPERATIONS
Years Ended September 30, 2005 and 2004

			to September 30,
	2005	2004	2004
SALES	$6,278,337	$—	$—

COST OF SALES	6,189,794	—	—

GROSS PROFIT	88,543	—	—

OPERATING EXPENSES
Professional fees	139,621	115,058	188,034
Real estate taxes	117,716	3,731	6,182
Wages	91,094	29,531	52,320
Bank charges	64,077	2,532	2,532
Insurance	45,278	12,933	15,025
Employee benefits	33,588	—	—
Utilities	21,931	10,668	18,612
Miscellaneous	21,822	5,126	10,803
Mileage and travel expense	19,788	—	—
Meeting expenses	19,755	—	—
Office expense	39,269	16,547	75,785
Depreciation	4,859	7,515	10,407
Permits and licenses	16,642	—	—
Dues and subscriptions	11,909	—	1,000
Meals and entertainment	7,966	—	—
Payroll taxes	5,257	—	—
Directors expense	4,141	1,750	8,743
Advertising	3,353	5,782	6,802
Consulting fees	—	118,936	267,002

	668,066	330,109	663,247

LOSS FROM OPERATIONS	(579,523)	(330,109)	(663,247)

OTHER INCOME (EXPENSES)
Bioenergy program income	175,000	—	—
Grant income	71,666	80,000	80,000
Interest income	49,805	27,821	32,644
Miscellaneous income	49,447	798	50,431
Interest expense	(22,328)	—	(2,911)

	323,590	108,619	160,164

NET LOSS	$(255,933)	$(221,490)	$(503,083)

AMAIZING ENERGY, L.L.C.
STATEMENTS OF MEMBERS’ EQUITY
Years Ended September 30, 2005 and 2004

Balance — September 30, 2003	$79,696

Contributed capital	28,616,363

Net loss	(221,490)

Balance — September 30, 2004	28,474,569

Net loss	(255,933)

Balance — September 30, 2005	$28,218,636

AMAIZING ENERGY, L.L.C.
STATEMENTS OF CASH FLOWS
Years Ended September 30, 2005 and 2004

	2005	2004
OPERATING ACTIVITIES
Net loss	$(255,933)	$(221,490)
Charges to net loss not affecting cash
Depreciation	454,124	7,515
Loss on hedging activities	48,678	—
Increase in current assets
Receivables	(1,946,792)	(15,000)
Inventories	(5,388,243)	—
Prepaid expenses	(83,092)	(323)
Net cash paid on hedging activities	(979,058)	—
Increase (decrease) in current liabilities
Accounts payable	735,997	(77,905)
Accrued expenses	300,244	(620)

NET CASH USED IN OPERATING ACTIVITIES	(7,114,075)	(307,823)

INVESTING ACTIVITIES
Purchase of property and equipment	(39,538,785)	(12,730,032)

FINANCING ACTIVITIES
Proceeds from long-term debt borrowings	30,234,444	—
Principal payments on long-term debt	(4,413)	—
Net borrowings on short-term note obligations	1,600,000	—
Payment of financing costs	(261,060)	(20,000)
Membership units issued	—	28,616,363

NET CASH PROVIDED BY FINANCING ACTIVITIES	31,568,971	28,596,363

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	(15,083,889)	15,558,508

CASH AND CASH EQUIVALENTS — beginning of period	15,558,797	289

CASH AND CASH EQUIVALENTS — end of period	$474,908	$15,558,797

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
Cash paid for interest (net of capitalized interest of $621,542 and $24,434 in 2005 and 2004, respectively)	$—	$—

SUPPLEMENTAL DISCLOSURE OF NONCASH INVESTING AND FINANCING ACTIVITIES

Construction payable incurred for construction in progress	$—	$1,600,874

NOTE A: SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
PRINCIPAL BUSINESS ACTIVITY — Amaizing Energy, L.L.C. (an Iowa Limited Liability Company) located in Denison, Iowa was organized to pool investors to build and operate a 40 million gallon annual production ethanol plant with distribution to upper Midwest states. The company was formed on June 14, 2001 and was in development stage until production began in September 2005.
FISCAL REPORTING PERIOD — The company has adopted a fiscal year ending September 30 for reporting financial operations.
USE OF ESTIMATES — The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amount of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and revenues and expenses during the reporting period. Actual results could differ from those estimates.
CASH AND CASH EQUIVALENTS — The company considers all highly liquid investments with a maturity of three months or less to be a cash equivalent.
CONCENTRATIONS OF CREDIT RISK — The company performs periodic credit evaluations of its customers and generally does not require collateral and extends credit to its customers in the ordinary course of business. The company’s operations may vary with the volatility of the commodity and ethanol markets. The company’s cash balances are maintained in bank depositories and periodically exceed federally insured limits.
TRADE RECEIVABLES — The company has engaged the services of a national marketer to sell substantially all of its ethanol and distiller grain production. The marketer handles nearly all sales functions including billing, logistics, and sales pricing. Once product is shipped, the marketer assumes the risk of payment from the consumer and handles all delinquent payment issues. Trade receivables are shown net of anticipated uncollectible amounts. As of September 30, 2005 and 2004, the allowance for uncollectible amounts was $0.
INVENTORIES — Inventories are stated at the lower of cost or market using first-in, first-out costing.
PROPERTY AND EQUIPMENT — Property and equipment is stated at the lower of cost or fair value. Significant additions and betterments are capitalized with expenditures for maintenance, repairs and minor renewals being charged to operations as incurred. Depreciation is computed using the straight-line method over the following estimated useful lives:

Land improvements	15-20 years
Buildings	15-40 years
Grain handling equipment	15 years
Mechanical equipment	10-15 years
Office equipment	5-10 years
BUILDING HELD FOR RESALE — The company owns an office building in Denison, Iowa that is being held for resale.
COMMODITY HEDGE ACCOUNT — The company hedges a portion of its future corn and natural gas purchases to the extent considered necessary for minimizing risk from market price fluctuations. The hedge account recorded on the balance sheet includes the current fair market value of the futures and options as determined by the broker. The open positions are analyzed monthly to determine the effectiveness of the strategies in place at that time. When a market value adjustment is necessary, the company records the adjustment directly to current earnings through cost of sales for the corn and natural gas activities. For the years ended September 30, 2005 and 2004, the company recognized a net loss of $48,678 and $0 including an unrealized gain of $620,140 and $0, respectively, which is included in current earnings through cost of sales.
The company has categorized the cash flows related to the hedging activities in the same category as the item being hedged. Management expects all open positions outstanding as of September 30, 2005 to be realized within the next fiscal year.
FINANCING COSTS — Financing costs are recorded at cost. Amortization is computed using straight-line method over the loans’ terms of seven years.

ADVERTISING COSTS — Advertising and promotion costs are expensed when incurred and totaled $3,354 and $5,782 for the years ended September 30, 2005 and 2004, respectively.
INCOME TAXES — The company is treated as a partnership for federal and state income tax purposes and generally does not incur income taxes. Instead, the earnings and losses are included in the income tax returns of the members. Therefore, no provision or liability for federal or state income taxes has been included in these financial statements
FAIR VALUE — The carrying amounts for cash, receivables, accounts payable, and accrued expenses approximate fair value. Management believes the fair value of its long-term debt obligations exceeds the carrying value. However, the company does not consider it practicable to estimate the fair value of its long-term debt due to the unique nature of the obligations.
NOTE B: INVENTORIES

	2005	2004
Corn	$2,599,461	$0
Distilled grains	237,215	0
Ingredients	445,552	0
Parts	231,346	0
Ethanol	1,252,087	0
Ethanol production in progress	622,582	0

	$5,388,243	$0

NOTE C: NOTE PAYABLE
The company has an available line of credit up to a maximum of $2,000,000 subject to borrowing base limitations at a variable interest rate (7.25% at September 30, 2005). The line of credit is secured by substantially all company assets and expires October 2006. As of September 30, 2005 and 2004, $1,600,000 and $0, respectively was outstanding on this line of credit.
NOTE D: LONG-TERM DEBT

	2005	2004
Mortgage note payable due in quarterly payments, including interest, of $350,000 beginning in March 2006, then $850,000 starting June 2006 until maturity in June 2013. For fiscal years 2006 to 2008, the company is required to make an additional payment equal to 75% of the “Free Cash Flow” as defined by the agreement. The note includes variable interest, currently 7.2%. The note is secured by substantially all assets of the company.	$25,000,000	$0

Mortgage revolves up to a maximum of $8,000,000 with a decreasing commitment to $6 million at December 2013, $4 million at June 2014, $2 million at December 2014, maturing June 2015. The note includes variable interest, currently 7.3%. The note is secured by substantially all assets of the company.	4,726,194	0

Note payable with monthly installments of $4,618 including interest at 2.27%, maturing September 2007 and secured by equipment.	103,837	0

Non-interest bearing note payable due in monthly installments of $2,500, $100,000 forgivable upon production of 40 million gallons of ethanol, maturing March 2011 and secured by substantially all assets of the company and subordinated to the senior debt.	400,000	0

	30,230,031	0
Current maturities	(1,226,439)	(0)

	$29,003,592	$0

The loan documents contain restrictive loan covenants on various financial ratios and expenditures. The company is in compliance with these loan covenants at September 30, 2005.
Long-term debt maturities are as follows:

Years Ending September 30,
2006	$1,226,439
2007	1,796,669
2008	1,869,340
2009	2,006,232
2010	2,153,311
Thereafter	21,178,040

$30,230,031

NOTE E: EMPLOYEE BENEFIT PLANS
The company has a defined contribution plan available to all of its qualified employees. The company contributes up to 100% of the contributions of the employee up to 2.0% of gross wages for 2005 and 0% for 2004 of the eligible salary of each employee. The company contributions totaled $2,814 and $0 in 2005 and 2004, respectively.
NOTE F: RELATED PARTY TRANSACTIONS AND CONCENTRATIONS
The company purchases corn from the shareholders of one of its members. The company’s corn supply could be purchased from other suppliers without any significant effect on operations. Corn purchases from this member totaled $1,284,866 and $0 for the years ended September 30, 2005 and 2004, respectively. As of September 30, 2005 and 2004 corn payables related to these purchases were approximately $170,000 and $0, respectively.
The ethanol plant was engineered and constructed by two entities related to the company through common ownership. The total amount paid to these companies was $43,833,875 and $6,432,770 as of 2005 and 2004, respectively, with $0 and $1,077,077 included in construction payables as of September 30, 2005 and 2004, respectively.
NOTE G: GOVERNMENTAL ASSISTANCE
The United States federal government has a Bio-Energy incentive program for companies to expand the production of fuel grade ethanol. Producers of ethanol are reimbursed for approximately 40% of the eligible commodities used to produce the expanded production at the local county United States Department of Agriculture posted market price. Quarterly production is compared to the previous year quarterly production to determine the increased gallons of ethanol that qualify for the program.
Each producer is limited to 5% of the program or $5 million per government fiscal year of October 1 through September 30. Bio-Energy Program payments will be prorated to all eligible producers in the event that reimbursement requests exceed the maximum annual funding of $100 million. The actual program funds available are subject to annual funding and adequate appropriations by the federal government. The company recognized income of $175,000 and $0 under this program for the years ended September 30, 2005 and 2004, respectively with $175,000 and $0 included as a current receivable at September 30, 2005 and 2004, respectively.
NOTE H: COMMITMENTS AND CONTINGENCIES
Substantially all of the company’s facilities are subject to federal, state, and local regulations relating to the discharge of materials into the environment. Other than the items noted above, compliance with these provisions has not had, nor does management expect to have, any material effect upon operations. Management believes that the current practices and procedures for the control and disposition of such wastes will comply with the applicable federal and state requirements.
The company has contracted with an unrelated party for natural gas transportation services under a ten-year agreement expiring December 2015 for a monthly fee of $2,109.
The company has entered into a marketing agreement with a national marketing company for the exclusive right to market all the ethanol produced by the company. The term of the agreement extends to September 2006 with automatic one year renewals unless terminated by either party. Sales for the years ended September 30, 2005 and 2004 with this marketer were $1,536,348 and $0 respectively with receivables relating to these sales totaling $1,380,046 and $0, respectively. The company could market its distiller grains with other marketers without any significant effects on operations.
The company has entered into a marketing agreement with a national marketing company for the exclusive right to market all the distiller’s grains produced by the company. The term of the agreement extends to September 2006 with automatic one year renewals unless terminated by either party. Sales for the years ended September 30, 2005 and 2004 with this marketer were $65,519 and $0 respectively with receivables relating to these sales totaling $65,519 and $0, respectively. The company could market its distillers with other marketers without any significant effects on operations.
In the ordinary course of business, the company enters into forward purchase contracts for its commodity purchases and sales. The company has forward natural gas purchase contracts to purchase approximately 1,034,000 MMBtu through July 2006 at the index price in accordance with the contract provisions. The company has forward corn purchase contracts to purchase approximately 6,068,000 bushels at an average price of $1.89 through December 2007.
The company has forward ethanol sales contracts to sell approximately 30,147,000 gallons at an average price of $1.51 through January 2007. The company has forward dry distiller’s grains contracts to sell approximately 3,000 tons at an average price of $71 through December 2006. The company has forward wet distiller’s grains contracts to sell approximately 131,000 tons under fixed and basis pricing through September 2006.
The company has issued a letter of credit as security for construction of facilities and throughput services for natural gas in the amount of $1,700,000 which expires in April 2006. The company issued a letter of credit in the amount of $80,000 which expires in October 2006 as security to its electrical supplier. There are no amounts drawn against these letters of credit at September 30, 2005.
NOTE I: IOWA GRAIN PURCHASES
The company purchased 4,715,437 and 0 bushels of corn from Iowa producers for the years ended September 30, 2005 and 2004, respectively.
NOTE J: SUBSEQUENT EVENTS
Subsequent to year end, two grain bins owned by the company collapsed and were destroyed and a third grain bin was damaged. The company filed notice of a claim with its insurance company for the damages to property. Management expects the casualty loss to be approximately $350,000 which represents the deductible under the insurance policy. Because the casualty event occurred after September 30, 2005, no loss was recognized by the company for the year ended September 30, 2005.

MINIMUM                      UNITS
MAXIMUM                      UNITS
AMAIZING ENERGY HOLDING COMPANY, LLC
Prospectus
October 2, 2007
     You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus. We are offering to sell, and seeking offers to buy, units only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of our units.
     No action is being taken in any jurisdiction outside the United States to permit a public offering of the units or possession or distribution of this prospectus in that jurisdiction. Persons who come into possession of this prospectus in jurisdictions outside the United States are required to inform themselves about and to observe any restrictions as to this offering and the distribution of this prospectus applicable to that jurisdiction.
     Through and including                     , 2007 (the 90th day after the effective date of this prospectus), all dealers effecting transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

PART II — INFORMATION NOT REQUIRED IN PROSPECTUS
ITEM 13. — OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

	Minimum	Offering	Maximum
	Offering	Midpoint	Offering

Securities and Exchange Commission registration fee	$9,210	$9,210	$9,210
Legal fees and expenses	250,000	250,000	250,000
Consulting Fees	80,000	80,000	80,000
Accounting fees	95,000	95,000	95,000
Printing expenses	50,000	50,000	50,000
Blue Sky Filing Fees	20,000	20,000	20,000
Advertising expenses	150,000	150,000	150,000
Miscellaneous Expenses(1)	1,610,000	3,210,000	4,910,000

Total Expenses(2)	$2,264,210	$3,864,210	$5,564,210

Allocated to Atlantic Project	$2,264,210	$3,864,210	$4,115,155
Allocated to Denison Plant Expansion Project	—	—	1,449,055

Total Expenses(2)	$2,264,210	$3,864,210	$5,564,210

(1)	Includes contingency amounts for any equity or debt placement fees that may be incurred if we decide such services are necessary.

(2)	The selling security holders will not incur any of the offering expenses.
ITEM 14 — INDEMNIFICATION OF DIRECTORS AND OFFICERS
     Directors and officers of Amaizing Energy Holding Company, LLC may be entitled to benefit from the indemnification provisions contained in the company’s operating agreement and the Iowa Limited Liability Company Act. The general effect of these provisions is summarized below.
     Our operating agreement provides that to the maximum extent permitted under the Iowa Limited Liability Company Act and any other applicable law, no member, director or officer of Amaizing Energy Holding Company shall be personally liable for any debt, obligation or liability of the company merely by reason of being a member, director or officer. No director or officer of the company shall be personally liable to the company or its members for monetary damages for a breach of fiduciary duty by such director; provided that the provision shall not eliminate or limit the liability of a director or officer for any of the following: (i) receipt of an improper financial benefit to which the director is not entitled; (ii) intentional infliction of harm on the company or its members; (iii) liability for receipt or payment of distributions in violation of the company’s articles of organization, the company’s operating agreement or the Iowa Limited Liability Company Act; or (iv) an intentional violation of criminal law. To the maximum extent permitted under the Iowa Limited Liability Company Act and other applicable law, the company, its receiver, or its trustee (however in the case of a receiver or trustee only to the extent of Company property) is required to indemnify, save, and hold harmless and pay all judgments and claims against each director or officer relating to any liability or damage incurred by reason of any act performed or omitted to be performed by such director or officer in connection with the business of the company. The indemnification includes reasonable attorneys’ fees incurred by a director or officer in connection with the defense of any action based on covered acts or omissions. Attorneys’ fees may be paid as incurred, including those for liabilities under federal and state securities laws, as permitted by law. To the maximum extent permitted by law, in the event of an action by a unitholder against any director or officer, including a derivative suit, we must indemnify, hold harmless and pay all costs, liabilities, damages and expenses of the director or officer, including attorneys’ fees incurred in the defense of the action. Notwithstanding the foregoing provisions, no director or officer shall be indemnified by the company in contradiction of the Iowa Limited Liability Company Act. The company may purchase and maintain insurance on behalf of any person in his or her official capacity against any liability asserted against and incurred by the person arising from the capacity, regardless of whether the company would otherwise be required to indemnify the person against the liability.
     Generally, under Iowa law, a member or manager is not personally obligated for any debt or obligation of the company solely because they are a member or manager of the company. However, Iowa law allows a member or manager to agree to become personally liable for any or all debts, obligations, and liabilities if the operating agreement provides. Our operating agreement does not impose personal liability on our members.
     The principles of law and equity supplement the Iowa Limited Liability Company Act, unless displaced by particular provisions of the Act.
     There is no pending litigation or proceeding involving a director, officer, employee or agent of the company as to which indemnification is being sought. The company is not aware of any other threatened litigation that may result in claims for indemnification by any director, officer, member, manager, employee or agent.
ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES
     Amaizing Energy, L.L.C. and CassCo Amaizing Energy, LLC formed Amaizing Energy Holding Company, LLC on December 27, 2006 and entered into a merger agreement on January 31, 2007 to reorganize both Amaizing Energy, L.L.C. and CassCo Amaizing Energy, LLC as subsidiaries of Amaizing Energy Holding Company, LLC. Amaizing Energy Holding Company has one class of membership units.
     Amaizing Energy, L.L.C. was an Iowa limited liability company that owned and operated a 55 million gallon per year fuel-grade ethanol production plant in Denison, Iowa. Amaizing Energy had 15,449,000 membership units of various classes of membership interests issued and outstanding prior to the reorganization.
     CassCo Amaizing Energy, LLC was a development-stage Iowa limited liability company formed to develop, own and operate a 100 million gallon per year fuel-grade ethanol production plant near Atlantic, Iowa. CassCo Amaizing Energy, LLC had 560 units of Class A membership interests and 1,100 units of Class B membership interests issued and outstanding prior to the reorganization. Amaizing Energy, L.L.C. owned all of CassCo Amaizing Energy, L.L.C.’s outstanding units of Class A membership interests prior to the reorganization.
     CassCo Amaizing Energy, LLC units were originally issued at $10,000 per unit, whereas Amaizing Energy, L.L.C. units were initially issued at $2.00 per unit. In connection with the proposed merger transactions, CassCo Amaizing Energy, LLC units were converted to $2.00 units in order to make the exchange of each CassCo Amaizing Energy, LLC unit for Amaizing Energy Holding Company, LLC units equivalent to the pre-exchange value of each Amaizing Energy, L.L.C. unit. Therefore, prior to the reorganization and merger transactions, Amaizing Energy, L.L.C.’s 560 units of Class A membership interests were converted into 2,800,000 units of Class A membership interests of CassCo Amaizing Energy, LLC and the 1,100 units of Class B membership interests held by other members of CassCo Amaizing Energy, LLC were converted to 5,500,000 units of Class B membership interests in CassCo Amaizing Energy, LLC (the “post-conversion units”).
     The reorganization of Amaizing Energy, L.L.C. and CassCo Amaizing Energy, LLC into subsidiaries of Amaizing Energy Holding Company, LLC occurred through a triangular merger of each of Amaizing Energy, L.L.C. and CassCo Amaizing Energy, LLC with and into a separate wholly owned subsidiary of Amaizing Energy Holding Company. Amaizing Energy merged with and into Amaizing Energy Denison, LLC, a wholly owned subsidiary of Amaizing Energy Holding Company organized for the purposes of the merger, with Amaizing Energy Denison, LLC as the surviving entity. Similarly, CassCo Amaizing Energy, LLC merged with and into Amaizing Energy Atlantic, LLC, a wholly owned subsidiary of Amaizing Energy Holding Company organized for purposes of the merger, with Amaizing Energy Atlantic, LLC as the surviving entity. Following the reorganization and merger, all of the real property and personal property owned by Amaizing Energy, L.L.C. and CassCo Amaizing Energy, LLC immediately prior to the merger vested in and continued with Amaizing Energy Denison, LLC and Amaizing Energy Atlantic, LLC, respectively.
     Amaizing Energy Holding Company, LLC has only one class of membership units. As part of the merger, members of Amaizing Energy, L.L.C. received membership units of Amaizing Energy Holding Company, LLC. in exchange for their respective membership units in Amaizing Energy, L.L.C. Members of Amaizing Energy, L.L.C. received 6.445 membership units of Amaizing Energy Holding Company, LLC in exchange for each of the 15,449,000 units of membership interest of Amaizing Energy, L.L.C. Similarly, members of CassCo Amaizing Energy, LLC received membership units of Amaizing Energy Holding Company, LLC in exchange for their respective membership units in CassCo Amaizing Energy, LLC. Members of CassCo Amaizing Energy, LLC, including Amaizing Energy, L.L.C., received one (1) membership unit of Amaizing Energy Holding Company, LLC in exchange for each of the 8,300,000 post-conversion units of membership interest of CassCo Amaizing Energy, LLC.

     The following charts illustrate the number of units owned by the members of CassCo Amaizing Energy, LLC and Amaizing Energy, L.L. C. prior to the consummation of the merger transaction.
PRE-MERGER
Members of CassCo Amaizing Energy, LLC
Pre-Conversion of $10,000 units into $2 units
As of January 11, 2007

Name	Units Held	Class of Units
Amaizing Energy, L.L.C.	560	Class A
NEK-SEN Energy, LLC	1,000	Class B
Atlantic Energy, LLC	100	Class B
Members of CassCo Amaizing Energy, LLC
Post-Conversion of $10,000 units into $2 units

Name	Units Held	Class of Units
Amaizing Energy, L.L.C.	2,800,000	Class A
NEK-SEN Energy, LLC	5,000,000	Class B
Atlantic Energy, LLC	500,000	Class B
Members of Amaizing Energy, L.L.C.
As of January 11, 2007

Name	Units Held	Class of Units
Amaizing Energy Cooperative	9,174,000	Class A
Fagen Energy, Inc.	775,000	Class B
Energy Partners, LLC	3,250,000	Class C
Capitaline Renewable Energy, LP	1,500,000	Class D
ICM, Inc.	750,000	Class E
     The following charts indicate the number of units owned by the respective former members of CassCo Amaizing Energy, LLC and Amaizing Energy immediately following the consummation of the merger agreement.
POST-MERGER
Members of CassCo Amaizing Energy, LLC
$2 units

Name	Units Held	Class of Units
Amaizing Energy, L.L.C.	2,800,000	Class A
NEK-SEN Energy, LLC	5,000,000	Class B
Atlantic Energy, LLC	500,000	Class B

Members of Amaizing Energy, L.L.C.

Name	Units Held	Class of Units
Amaizing Energy Cooperative	59,126,430	Class A
Fagen Energy, Inc.	4,994,875	Class B
Energy Partners, LLC	20,946,250	Class C
Capitaline Renewable Energy, LP	9,667,500	Class D
ICM, Inc.	4,833,750	Class E
     The following chart indicates the number of units held by all of our members following the consummation of the reorganization and merger transaction.
POST-MERGER
HOLDING COMPANY OWNERSHIP INTERESTS

Name	Units Held
Amaizing Energy Cooperative	60,789,140
Fagen Energy, Inc.	5,135,337
Energy Partners, LLC	21,535,285
Capitaline Renewable Energy, LP	9,939,362
ICM, Inc.	4,969,681
NEK-SEN Energy, LLC	5,000,000
Atlantic Energy, LLC	500,000
Total	107,868,825
     For this exchange offering, we relied on Rule 506 of Regulation D of the Securities Act of 1933 for our exemption from federal registration. We were able to rely on this exemption from federal registration because we privately sold our membership units only to accredited investors, as that term is defined in Rule 501 of Regulation D, and the recipients of our membership units in this transaction represented their intention to acquire the securities for investment purposes only and not with a view to, or for sale in connection with, any distribution thereof, and appropriate legends were affixed to unit certificates and instruments issued in such transactions. We gave each investor information about the company and gave them the opportunities to ask questions regarding the terms and conditions of the offering.
ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

Exhibit No.	Description	Method of Filing
2.1	Articles of Merger between Amaizing Energy Denison, LLC and Amaizing Energy, L.L.C. dated January 31, 2007.	1

2.2	Articles of Merger between Amaizing Energy Atlantic, LLC and CassCo Amaizing Energy, LLC dated January 31, 2007.	1

3.1	Articles of Organization of Amaizing Energy Holding Company, LLC dated December 27, 2006.	1

3.2	Operating Agreement of Amaizing Energy Holding Company, LLC.	1

3.3	Form of Amended and Restated Operating Agreement of Amaizing Energy Holding Company.	3

4.1	Form of membership unit certificate.	1

4.2	Form of Subscription Agreement.	3

Exhibit No.	Description	Method of Filing
4.3	Form of Escrow Agreement I	*

4.4	Form of Escrow Agreement II	*

5.1	Opinion of Brown, Winick, Graves, Gross, Baskerville & Schoenebaum, P.L.C. as to certain
	securities matters.	*

8.1	Opinion of Brown, Winick, Graves, Gross, Baskerville & Schoenebaum, P.L.C. as to certain
	tax matters.	2

10.1	Distillers Grains Marketing Agreement between United Bio Energy Ingredients, LLC and
	Amaizing Energy, L.L.C. dated August 9, 2004. +	1

10.2	Agreement for Electric Service between Harrison County Rural Electric Cooperative and
	Amaizing Energy, L.L.C. dated October 29, 2004.	1

10.3	Aquila, Inc. d/b/a Aquila Networks Large Volume Transportation Service Agreement between
	Aquila Networks and Amaizing Energy Corporation, L.L.C. dated December 6, 2004.	1

10.4	Assignment and Pledge Agreement between CoBank, ACB and Amaizing Energy, L.L.C. dated
	February 11, 2005.	1

10.5	Assignment and Pledge Agreement between CoBank, ACB and Amaizing Energy, L.L.C. dated
	February 11, 2005.	1

10.6	Assignment and Pledge Agreement between CoBank, ACB and Amaizing Energy, L.L.C. dated
	February 11, 2005.	1

10.7	Base Contract for Sale and Purchase of Natural Gas between Cornerstone Energy, Inc. and
	Amaizing Energy, L.L.C. dated August 8, 2005.	1

10.8	Letter Agreement between NEK-SEN Energy, LLC and Amaizing Energy, LLC dated August 16,
	2006.	1

10.9	Agreement for Services between ICM, Inc. and Amaizing Energy, L.L.C. dated August 9, 2005.	1

10.10	Independent Contractor Agreement between Ken Argo and Amaizing Energy, L.L.C. dated May
	1, 2006.	1

10.11	Proposal for Geotechnical and Environmental Services between Terracon Consultants, Inc.
	and CassCo Amaizing Energy, LLC dated May 4, 2006.	1

10.12	Letter of Intent between Fagen, Inc. and CassCo Amaizing Energy, LLLP dated July 25, 2006.	1

10.13	Railroad Track Design-Build Agreement between Volkmann Railroad Builders, Inc. and CassCo
	Amaizing Energy, LLC dated September 29, 2006.	1

10.14	Industry Track Agreement between Chicago, Central and Pacific Railroad Company and
	Amaizing Energy, L.L.C. dated October 19, 2006.	1

10.15	Letter Agreement between Northern Natural Gas and CassCo Amaizing Energy, L.L.C. dated
	November 7, 2006.	1

10.16	Ethanol Sales and Marketing Agreement between Provista Renewable Fuels Marketing, LLC and
	Amaizing Energy Denison, LLC dated December 8, 2006.+	1

Exhibit No.	Description	Method of Filing
10.17	Professional Services Agreement between Snyder Associates, Inc. and CassCo Amaizing
	Energy, LLC dated December 28, 2006.	1

10.18	Professional Services Agreement Northwest Water and Sewer Extension between Snyder
	Associates, Inc. and CassCo Amaizing Energy, LLC dated December 28, 2006.	1

10.19	U.S. Water Services Agreement with Amaizing Energy dated February 26, 2007.	1

10.20	Agreement between JB Holland Construction, Inc. and Amaizing Energy Atlantic, LLC dated
	March 28, 2007.	1

10.21	Contract Agreement between Peterson Contractors, Inc and Amaizing Energy Atlantic, LLC
	dated April 5, 2007.	1

10.22	Letter of Understanding between Cass County Board of Supervisors and Amaizing Energy
	Atlantic, LLC dated April 10, 2007.	1

10.23	Novation of CassCo Amaizing Energy, LLLP Letter of Intent with Fagen, Inc. dated April
	18, 2007.	1

10.24	CoBank Letter of Credit Amendment with Amaizing Energy, LLC dated April 25, 2007	1

10.25	Addendum to Letter of Understanding between Cass County Board of Supervisors and Amaizing
	Energy Atlantic, LLC dated April 25, 2007.	1

10.26	Letter of Intent between Fagen, Inc. and Amaizing Energy Denison, LLC dated May 1, 2007	1

10.27	Letter Agreement between Amaizing Energy Holding Company, LLC and Fagen, Inc. dated May
	9, 2007.	1

10.28	Engagement Agreement between Business Capital Corporation and Amaizing Energy Holding
	Company, LLC dated April 2, 2007.	2

10.29	Project Development Agreement between TH Partners, LLC and Amaizing Energy Holding
	Company, LLC dated May 31, 2007.	2

10.30	Amendment to the Master Loan Agreement between CoBANK, ACB and Amaizing Energy Denison,
	LLC dated June 11, 2007.	2

10.31	Non-Revolving Credit Supplement Letter of Credit between CoBANK, ACB and Amaizing Energy
	Denison, LLC dated June 11, 2007.	2

10.32	Revolving Term Loan Supplement between CoBANK, ACB and Amaizing Energy Denison, LLC dated
	June 11, 2007.	2

10.33	Multiple Advance Term Loan Supplement between CoBANK, ACB and Amaizing Energy Denison,
	LLC dated June 11, 2007.	2

10.34	Single Advance Term Loan Supplement between CoBANK, ACB and Amaizing Energy Denison, LLC
	dated June 11, 2007.	2

10.35	Letter Agreement between Atlantic Municipal Utilities and Amaizing Energy Holding
	Company, LLC dated June 26, 2007.	2

Exhibit No.	Description	Method of Filing
10.36	Employment Agreement between Amaizing Energy Holding Company, LLC and Al Jentz dated October 3, 2007.	*

10.37	Employment Agreement between Amaizing Energy Holding Company, LLC and Connie Jensen dated October 3, 2007.	*

10.38	Placement Agent Agreement between Amaizing Energy Holding Company, LLC and Smith Hayes Financial Services Corporation dated October 3, 2007.	*

16.1	Change in Accountants Letter from Christianson & Associates dated October 26, 2007.	*

21.1	Articles of Organization of Amaizing Energy Denison, LLC subsidiaries of Amaizing Energy Holding Company, LLC	1

21.2	Articles of Organization of Amaizing Energy Atlantic, LLC subsidiaries of Amaizing Energy Holding Company, LLC	1

23.1	Consent of auditors — Amaizing Energy Holding Company	*

23.2	Consent of auditors — Christianson	*

23.3	Consent of PRX	1

23.4	Consent of Brown, Winick, Graves, Gross, Baskerville & Schoenebaum, P.L.C. (contained in	*
	Exhibit 5.1).

23.5	Consent of Brown, Winick, Graves, Gross, Baskerville & Schoenebaum, P.L.C. (contained in	2
	Exhibit 8.1).

(*)	Filed herewith.

(+)	Confidential treatment requested. Certain portions of the exhibit have been omitted based upon such request; however, the non-public information has been filed.

(1)	Filed as part of Registrant’s Registration Statement on Form S-1 filed with the SEC on May 10, 2007 and incorporated by reference.

(2)	Filed as part of Registrant’s Pre-Effective Amendment No. 3 to the Registration Statement on Form S-1 filed with the SEC on August 10, 2007.

(3)	Filed as part of Registrant’s Pre-Effective Amendment No. 4 to the Registration Statement on Form S-1 filed with the SEC on October 3, 2007.

ITEM 17. UNDERTAKINGS.
     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes:
(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to:
(i)	To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or together, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.
(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the registered securities which remain unsold at the end of the offering.

(4)	To determine the liability of the undersigned registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of the securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned small business issuer will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:
i.	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

ii.	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

iii.	The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

iv.	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.
(5)	That, for the purpose of determining liability under the Securities Act to any purchaser, each prospectus filed pursuant to Rule 424 (b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

SIGNATURES
     In accordance with the requirements of the Securities Act of 1933, the registrant has duly caused this pre-effective amendment No. 5 to the registration statement to be signed on its behalf by the undersigned, in the City of Denison, State of Iowa on October 29, 2007.

AMAIZING ENERGY HOLDING COMPANY, LLC

Date: October 29, 2007	/s/ Sam Cogdill Sam Cogdill
Chief Executive Officer
(Principal Executive Officer)

Date: October 29, 2007	/s/ Connie Jensen Connie Jensen
Chief Financial Officer
(Principal Financial and Accounting Officer)

Date: October 29, 2007	/s/ Al Jentz
Al Jentz
President and General Manager

Date: October 29, 2007	/s/ Bill Hammitt
Bill Hammitt
Treasurer and Director
     In accordance with the requirements of the Securities Act of 1933, this registration statement was signed by the following persons in their capacities and on the dates stated:

Date: October 29, 2007	/s/ Sam Cogdill Sam Cogdill
Chief Executive Officer
(Principal Executive Officer)

Date: October 29, 2007	/s/ Becky Constant
Becky Constant
Vice President and Director

Date: October 29, 2007	/s/ Bill Hammitt Bill Hammitt
Treasurer and Director

Date: October 29, 2007	/s/ Nick Cleveland Nick Cleveland
Secretary and Director

Date: October 29, 2007	/s/ Craig Brodersen Craig Brodersen, Director

Date: October 29, 2007	/s/ Mark A. Edelman Dr. Mark A. Edelman, Director

Date: October 29, 2007	/s/ Chuck Edwards Chuck Edwards, Director

Date: October 29, 2007	/s/ Eugene Gochenour Eugene Gochenour, Director

Date: October 29, 2007	/s/ Steve Myers Steve Myers, Director

Date: October 29, 2007	/s/ Garry Pellett Garry Pellett, Director

Date: October 29, 2007	/s/ Bill Preston Bill Preston, Director

Date: October 29, 2007	/s/ Dave Reinhart Dave Reinhart, Director

Date: October 29, 2007	/s/ David Reisz David Reisz, Director

Date: October 29, 2007	/s/ Tom Smith Tom Smith, Director

Date: October 29, 2007	/s/ Don Sonntag Don Sonntag, Director

Date: October 29, 2007	/s/ David Stevens David Stevens, Director

Date: October 29, 2007	/s/ Dave VanderGriend Dave VanderGriend, Director